       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION JULY 26, 1996

                                                      REGISTRATION NO. 333-05099
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CROWN PACIFIC PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)
                            ------------------------

            DELAWARE                               0800                             93-1161833
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)        Classification Code Number)              Identification No.)

                            ------------------------

                      121 S.W. MORRISON STREET, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 274-2300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 ROGER L. KRAGE
                      121 S.W. MORRISON STREET, SUITE 1500
                             PORTLAND, OREGON 97204
                                 (503) 274-2300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        ANDREWS & KURTH L.L.P.                    BAKER & BOTTS, L.L.P.
      4200 TEXAS COMMERCE TOWER                       910 LOUISIANA
         HOUSTON, TEXAS 77002                      HOUSTON, TEXAS 77002
            (713) 220-4200                            (713) 229-1234
     ATTENTION: ROBERT V. JEWELL                ATTENTION: JOSHUA DAVIDSON

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 26, 1996

PROSPECTUS

                          CROWN PACIFIC PARTNERS, L.P.
   [LOGO]
                            10,297,800 COMMON UNITS

                     REPRESENTING LIMITED PARTNER INTERESTS
                             ---------------------

    Of the 10,297,800 Common Units representing limited partner interests in Crown Pacific Partners, L.P., a Delaware limited partnership (the "Partnership"), offered hereby, 7,455,330 Common Units are being offered by the Partnership and 2,842,470 Common Units are being offered by the Selling Unitholders identified herein. The Partnership will not receive any of the proceeds from the sale of Common Units by the Selling Unitholders. See "Selling Unitholders and Security Ownership" and "Underwriting."

    The Partnership distributes to its partners, on a quarterly basis, all of its Available Cash. During the Subordination Period, which will generally not end prior to January 1, 2000, each holder of Common Units will be entitled to receive distributions of $0.51 per Common Unit per quarter (the "Minimum Quarterly Distribution"), or $2.04 per Common Unit on an annualized basis, before any distributions are made on the outstanding Subordinated Units. The Partnership has paid a quarterly distribution equal to the Minimum Quarterly Distribution on all outstanding Common Units and Subordinated Units with respect to each quarter in 1995. For the quarter ended March 31, 1996, the Partnership distributed $0.524 per Unit (the "First Target Distribution"). On July 10, 1996, the Partnership declared a distribution for the quarter ended June 30, 1996 equal to the First Target Distribution on all Common Units and Subordinated Units outstanding on July 19, 1996, which will be paid on August 14, 1996. There can be no assurance, however, that future distributions by the Partnership will equal or exceed the Minimum Quarterly Distribution. A portion of such distributions may constitute a return of an investor's capital. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Ratio of Taxable Income to Distributions." The first distribution on the Common Units purchased in this offering will be paid with respect to the quarter ending September 30, 1996 on or about November 14, 1996 to holders of record on or about November 1, 1996.


    The Common Units are traded on the New York Stock Exchange under the symbol "CRO." The last reported sale price of the Common Units on the New York Stock Exchange on July 25, 1996 was $19.75 per Common Unit.


    PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 20 IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. SUCH FACTORS INCLUDE THE FOLLOWING:

    - THE PARTNERSHIP'S OPERATIONS ARE SUBJECT TO FLUCTUATIONS IN PRICES AND DEMAND FOR FOREST PRODUCTS AND SUPPLIES OF TIMBER.

    - THE PARTNERSHIP'S ABILITY TO HARVEST ITS TIMBER MAY BE AFFECTED BY VARIOUS FACTORS, INCLUDING ENVIRONMENTAL AND ENDANGERED SPECIES CONCERNS, DAMAGE BY FIRE, INSECT INFESTATION, DISEASE, DROUGHT AND OTHER NATURAL DISASTERS.

    - THE ACTUAL AMOUNT OF CASH DISTRIBUTIONS DEPENDS ON PARTNERSHIP OPERATING PERFORMANCE AND IS AFFECTED BY THE FUNDING OF RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE MANAGING GENERAL PARTNER.

    - CONFLICTS OF INTEREST COULD ARISE BETWEEN THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP OR ANY PARTNER THEREOF, ON THE OTHER. THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY DUTIES OF THE GENERAL PARTNERS. HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER STATE LAW.

    - HOLDERS OF COMMON UNITS HAVE LIMITED VOTING RIGHTS, AND THE MANAGING GENERAL PARTNER MANAGES AND CONTROLS THE PARTNERSHIP.
                            ------------------------
THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND    EXCHANGE   COMMISSION   OR    ANY   STATE   SECURITIES   COMMISSION
      NOR  HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE
        SECURITIES    COMMISSION   PASSED    UPON   THE    ACCURACY   OR
            ADEQUACY  OF   THIS   PROSPECTUS.   ANY   REPRESENTATION
                TO   THE   CONTRARY  IS   A   CRIMINAL  OFFENSE.

                                                 Underwriting                       Proceeds to
                                  Price to       Discounts and     Proceeds to        Selling
                                   Public       Commissions (1)  Partnership (2)    Unitholders
Per Common Unit..............         $                $                $                $
Total (3)....................         $                $                $                $

(1) The Partnership, the Operating Partnership and the General Partners have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2)  Before deducting expenses payable by the Partnership estimated at $      .
(3) The Partnership has granted the Underwriters a 30-day option to purchase up to 1,544,670 additional Common Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
     Commissions and Proceeds  to Partnership  will be $         , $         and
     $      , respectively. See "Underwriting."

                          ---------------------------

    The Common Units offered by this Prospectus are being offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Common Units will be made at the offices of Smith Barney Inc., 333 West 34th Street,
New York, New York 10001 on or about            , 1996.
                            ------------------------

SMITH   BARNEY   INC.      LEHMAN   BROTHERS      DEAN   WITTER   REYNOLDS  INC.

        A.G. EDWARDS & SONS, INC.                PAINEWEBBER INCORPORATED

           , 1996

    Map of northwest United States indicating location of Crown Pacific's existing timber holdings, lumber facilities, lumber remanufacturing and woodchip facilities, corporate offices and Cavenham Acquisition timberlands.

    The Common Units offered by the Partnership hereby will represent an aggregate 28.6% limited partner interest in the Partnership (32.5% if the Underwriters' over-allotment option is exercised in full). The General Partners own an aggregate 2% general partner interest in the Partnership. In addition, upon the closing of this offering, the General Partners and their affiliates will own an aggregate 24.7% limited partner interest in the Partnership (23.3% if the Underwriters' over-allotment option is exercised in full), of which 22.1% will be represented by Subordinated Units and 2.6% will be represented by Common Units. The Common Units and the Subordinated Units are collectively referred to herein as the "Units." Holders of the Common Units and the Subordinated Units are collectively referred to herein as "Unitholders."

    During the Subordination Period, holders of Common Units will be entitled to receive the Minimum Quarterly Distribution, plus arrearages thereon, before holders of Subordinated Units receive the Minimum Quarterly Distribution and, after the Minimum Quarterly Distribution has been paid on all Units, will be entitled to receive, before holders of Subordinated Units receive, the applicable target distribution level. The Subordination Period will generally extend until the first day of any quarter beginning on or after January 1, 2000 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded $0.538 per quarter (the "Second Target Distribution") for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. Prior to the end of the Subordination Period, 50% of the outstanding Subordinated Units will convert into Common Units on the first day of any quarter beginning on or after January 1, 1999 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the applicable target distribution level for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. For purposes of the foregoing sentences, in determining the amount of Available Cash distributed in any four-quarter period, there will be excluded any positive balance in cash from operations at the beginning of such four-quarter period and any net increase in working capital borrowings in such four-quarter period and, with respect to the third of three consecutive four-quarter periods only, any net decrease in reserves. Upon the expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units, and Available Cash will generally be distributed 98% to all Unitholders, pro rata, and 2% to the General Partners, except that if distributions of Available Cash exceed certain target distribution levels, the General Partners will receive a percentage of such excess distributions that will range from 15% to 50%. See "Cash Distribution Policy."

    Concurrently with the closing of this offering, the Partnership intends to enter into a new bank acquisition facility and will redeem the special allocation limited partner interests (the "SAUs") for an aggregate payment of $4.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness" and "Prospectus Summary
- -- The Partnership -- SAU Redemption."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
AVAILABLE INFORMATION...........................           5
INCORPORATION OF CERTAIN DOCUMENTS..............           5
PROSPECTUS SUMMARY..............................           7
  The Partnership...............................           7
  Recent Developments...........................          13
  Summary Historical Financial and Operating
   Data.........................................          14
  The Offering..................................          16
  Cash Distributions............................          16
  Risk Factors..................................          18
  Summary of Tax Considerations.................          19
RISK FACTORS....................................          20
  Risks Inherent in the Partnership's
   Business.....................................          20
  Risks Inherent in an Investment in the
   Partnership..................................          23
  Conflicts of Interest and Fiduciary Duties....          25
  Tax Consequences..............................          27
USE OF PROCEEDS.................................          30
CAPITALIZATION..................................          31
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS...          31
CASH DISTRIBUTION POLICY........................          32
  Quarterly Distributions of Available Cash.....          33
  Distributions of Cash from Operations During
   the Subordination Period.....................          34
  Distributions of Cash from Operations After
   the Subordination Period.....................          35
  Incentive Distributions and Hypothetical
   Annualized Yield.............................          35
  Distributions of Cash from Interim Capital
   Transactions.................................          36
  Adjustment of Minimum Quarterly Distribution
   and Target Distribution Levels...............          37
  Distributions of Cash Upon Liquidation........          37
  Ability to Make the First and Second Target
   Distributions................................          39
SELECTED HISTORICAL FINANCIAL AND OPERATING
 DATA...........................................          41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS.....................................          43
  General.......................................          43
  Supply and Demand Factors.....................          43
  Results of Operations.........................          46
  Effect of Inflation...........................          49
  Liquidity and Capital Resources...............          49
  Partnership Indebtedness......................          50
BUSINESS AND PROPERTIES.........................          55
  Overview......................................          55
  The Timberlands...............................          56
  Cavenham Acquisition..........................          59
  Other Recent Acquisitions and Dispositions....          61
  Sources of Raw Material for Manufacturing
   Facilities...................................          61
  Competition and Products......................          62
  Manufacturing Facilities......................          64
  Timber Resource Management....................          66
  Federal and State Regulation..................          67
  Litigation....................................          71

                                                     PAGE
                                                     -----
  Employees.....................................          71
MANAGEMENT......................................          73
  Partnership Management........................          73
  Directors and Executive Officers of the
   Managing General Partner.....................          73
  Employment Agreements.........................          74
SELLING UNITHOLDERS AND SECURITY OWNERSHIP......          75
CONFLICTS OF INTEREST AND FIDUCIARY
 RESPONSIBILITY.................................          76
  Conflicts of Interest.........................          76
  Fiduciary Duties of the General Partners......          78
DESCRIPTION OF THE COMMON UNITS.................          80
  The Units.....................................          80
  Transfer Agent and Registrar..................          80
  Transfer of Units.............................          80
THE PARTNERSHIP AGREEMENT.......................          81
  Organization and Duration.....................          82
  Purpose.......................................          82
  Capital Contributions.........................          82
  Power of Attorney.............................          82
  Restrictions on Authority of the Managing
   General Partner..............................          82
  Withdrawal or Removal of the General
   Partners.....................................          83
  Transfer of General Partner Interests.........          84
  Reimbursement for Services....................          84
  Change of Management Provisions...............          85
  Transfer Restrictions.........................          85
  Non-citizen Assignees; Redemption.............          85
  Issuance of Additional Securities.............          86
  Limited Call Right............................          86
  Amendment of Partnership Agreement............          87
  Meetings; Voting..............................          88
  Indemnification...............................          89
  Limited Liability.............................          89
  Books and Reports.............................          90
  Right to Inspect Partnership Books and
   Records......................................          91
  Termination and Dissolution...................          91
  Liquidation and Distribution of Proceeds......          91
  Registration Rights...........................          91
TAX CONSIDERATIONS..............................          92
  Legal Opinions and Advice.....................          92
  Tax Consequences of Unit Ownership............          93
  Tax Treatment of Operations...................          98
  Disposition of Units..........................         102
  Uniformity of Units...........................         104
  Administrative Matters........................         105
  Other Tax Considerations......................         108
INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE
 BENEFIT PLANS..................................         109
UNDERWRITING....................................         110
VALIDITY OF THE COMMON UNITS....................         111
EXPERTS.........................................         111
INDEX TO FINANCIAL STATEMENTS...................         F-1
FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF
 LIMITED PARTNERSHIP............................         A-1
FORM OF APPLICATION FOR TRANSFER OF COMMON
 UNITS..........................................         B-1
GLOSSARY........................................         C-1

                             AVAILABLE INFORMATION

    The Partnership has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. Such reports and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from, the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048 or may be obtained on the Internet at http://www.sec.gov. In addition, the Common Units of the Partnership are traded on the New York Stock Exchange, and such reports and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                       INCORPORATION OF CERTAIN DOCUMENTS

    The Partnership's Annual Report on Form 10-K (Commission file No. 0-24976) for the fiscal year ended December 31, 1995, as amended by the Form 10-K/A dated July 12, 1996, Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and Current Report on Form 8-K dated May 30, 1996 are hereby incorporated herein by reference.

    All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

    The Partnership  undertakes  to  provide  without  charge  to  each  person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Crown Pacific Partners, L.P., 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204, Attention: Mr. Kelly Lang, Assistant Treasurer and Director of Investor Relations, telephone (503) 274-2300.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

    THE  FOLLOWING SUMMARY  IS QUALIFIED  IN ITS  ENTIRETY BY  THE MORE DETAILED
INFORMATION AND FINANCIAL AND OPERATING DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "PARTNERSHIP" OR "CROWN PACIFIC" REFERS TO CROWN PACIFIC PARTNERS, L.P. AND ITS PREDECESSORS, TOGETHER WITH ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS BY THE PARTNERSHIP IS NOT EXERCISED AND, EXCEPT FOR FINANCIAL STATEMENTS AND RELATED OPERATING DATA, INCLUDES INFORMATION RELATING TO THE ASSETS ACQUIRED FROM CAVENHAM FOREST INDUSTRIES INC. FOR EASE OF REFERENCE, A GLOSSARY OF CERTAIN TERMS USED IN THIS PROSPECTUS IS INCLUDED AS APPENDIX C HERETO.

                                THE PARTNERSHIP

GENERAL

    Crown Pacific Partners, L.P. (the "Partnership") is a publicly held Delaware limited partnership that owns and operates timberland properties and wood product manufacturing operations in the northwest United States. The Partnership's business consists of the growing and harvesting of timber for sale as logs in domestic and export markets and the manufacture and sale of lumber and other wood products. Lumber and other wood products are used principally in new residential home construction, home remodeling and repair and for general industrial uses. The Partnership currently owns and/or controls approximately 724,000 acres of timberland in the Pacific Northwest (the "Timberlands"), containing a total merchantable timber inventory of approximately 4,875 million board feet ("MMBF"). In addition to its Timberlands, the Partnership has significant manufacturing assets consisting of four lumber mills in Oregon and Idaho and a remanufacturing facility and a chip mill in Oregon (collectively, the "Manufacturing Facilities").

BUSINESS STRATEGY

    The Partnership believes that its extensive private timber inventory, the maturity and diversity of its timber holdings, the integration of its Timberlands and mill operations and its demonstrated success in buying and selling forestry assets give it a competitive advantage in its markets. The Partnership's business strategy is to pursue growth through strategic acquisitions of timber and timberlands while continuing to improve the efficiency of its existing operations. The Partnership intends to focus on acquisitions that would be expected to increase per Unit distributable cash.
Historically, the Partnership has been successful in acquiring timber and manufacturing operations from third parties and integrating them into its operations on a financially attractive basis. The key elements of the Partnership's strategy include (i) identifying and acquiring undervalued timber assets on a wholesale basis, (ii) reviewing opportunities for simultaneous or subsequent resales of smaller, non-strategic portions of acquired assets at a profit, (iii) enhancing timber management and marketing practices and (iv) improving operating efficiencies at its Manufacturing Facilities. Since April 1988, the Partnership has completed ten significant acquisitions with an aggregate purchase price of approximately $920 million (after $145 million of simultaneous sales of certain assets arranged by Crown Pacific to third parties). There can be no assurance, however, that general economic conditions will be conducive to this acquisition strategy, that the Partnership will be able to identify attractive acquisition candidates in the future, that the
Partnership will be able to acquire any such assets or businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributable cash per Unit or that any additional debt incurred to finance an acquisition will not adversely affect the ability of the Partnership to make distributions to Unitholders.

    In order to enhance its ability to finance future acquisitions, the Partnership intends to enter into a new bank credit facility concurrently with the offering made hereby, initially providing for borrowings of up to $125 million (the "Acquisition Facility"). Under certain circumstances described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness," the amount available to be borrowed under the Acquisition Facility will be reduced. In addition to using borrowings available under the Acquisition Facility, the Partnership may fund future acquisitions from internal cash flow and additional sales of Common Units. Upon completion of this offering, however, the Partnership will be unable under the terms of the Partnership Agreement to issue more than 1,544,670 Common Units (zero Common Units if the Underwriters' over-allotment option is exercised in full) during the Subordination Period without the requisite approval of the holders of outstanding Common Units. See "The Partnership Agreement -- Issuance of Additional Securities."

CAVENHAM ACQUISITION

    On May 15, 1996, the Partnership completed the purchase of approximately 207,000 acres of timberland in Oregon and Washington, containing approximately 1,485 MMBF of predominantly second growth merchantable timber, from Cavenham Forest Industries Inc. ("Cavenham") for $205 million (the "Cavenham Acquisition"). The Cavenham properties are located in close proximity to the Partnership's existing operations, requiring only minimal additional administrative cost. The Partnership believes that the Cavenham Acquisition will benefit the Partnership in several ways. First, the majority of the logs harvested from the newly-acquired Oregon timberlands (the "Eastside Timberlands") will be processed by the Partnership's existing Oregon
Manufacturing Facilities and will be used to offset higher cost external log purchases, which is anticipated to improve the operating margin of the Partnership's Oregon operations. Second, the Partnership believes the additional volume available from the newly-acquired Olympic Peninsula timberlands in Washington (the "Olympic Timberlands") will give the Partnership (i) more log volume that can be sold in the export market (which has historically commanded a premium over the domestic market), (ii) more flexibility in harvest planning with the Partnership's existing northwest Washington timberlands (the "Hamilton Timberlands"), which are approximately 60 miles away by water and (iii) the ability to negotiate more favorable terms for sales in both the export and domestic markets from the Washington region. Third, due to the high growth rates in the Olympic Timberlands, the Cavenham Acquisition has increased the average growth rate of the Partnership's Timberlands. See " -- The Timberlands."

    The Eastside Timberlands consist of approximately 124,000 acres, containing approximately 474 MMBF of merchantable timber consisting of appearance-grade lodgepole pine (61%) and Ponderosa pine (16%), as well as true firs (13%) and other conifers (10%). The Eastside Timberlands have estimated annual growth rates of 2.5% to 3.25% and contain significant volumes of mature timber greater than 80 years old. The Eastside Timberlands are located in two discrete areas, one of which is a 91,000 acre tract in Klamath County in south central Oregon called the Mazama Tract. The Mazama Tract's northern point is approximately 20 miles south of the southern boundary of the Partnership's existing Oregon tree farm and in close proximity to the Partnership's Gilchrist sawmill, which is already a producer of appearance-grade pine lumber. The remaining approximately 33,000 acres of the Eastside Timberlands are made up of several small tracts located in Baker, Union and Umatilla counties in northeast Oregon that contain a high percentage of fir species. The Partnership plans to sell approximately 20% of the Eastside Timberlands' harvest to third party mills and to use the balance in its Prineville and Gilchrist sawmills located in central Oregon.

    The Olympic Timberlands consist of approximately 83,000 acres, containing approximately 1,011 MMBF of merchantable timber consisting of hemlock (71%), Douglas fir (10%), hardwoods (11%) and other conifers (8%) in one of the most productive timber growth sites in the nation. Growth rates on the Olympic Timberlands average an estimated 7% per year because of the combination of rainfall quantity and soil types. The Olympic Timberland operations will be combined with the Partnership's existing Hamilton Timberland operations for minimal additional administrative cost. Logs harvested from both Washington tracts will be sold to domestic and export log buyers or may be processed in a sawmill the Partnership is considering purchasing or constructing in northwest Washington. The Olympic Timberlands tract is uneven aged (resulting in stable annual harvest levels) and well managed. Intensive silvicultural practices typically applied at the Olympic Timberlands include reforestation, competing vegetation control, pre-commercial thinning and commercial thinning.

THE TIMBERLANDS

    The Partnership's Timberlands include substantial holdings of mature, premium-quality timber. The Partnership believes it is one of the largest nongovernmental holders of mature Ponderosa pine in the United States. The Partnership's Ponderosa pine, as well as substantial quantities of export-quality Douglas fir and hemlock located on the Hamilton and Olympic Timberlands, have historically commanded premium prices over other softwood species. The Partnership also has significant holdings of other species, including white fir, lodgepole pine, cedar and sugar pine. The Timberlands are comprised principally of mature stands, with over 50% of the Partnership's merchantable timber in the Oregon and Inland Regions (defined below) being at least 80 years old. In northwest Washington, where timber is harvested at a much earlier age because of high growth rates, over 70% of the Partnership's merchantable timber is at least 40 years old.

    The Partnership's Timberlands are geographically divided into three principal regions: the Oregon region, including the Eastside Timberlands (the "Oregon Region"), encompassing approximately 333,000 acres and approximately 1,200 MMBF of merchantable timber; the northwest Washington region, including the Olympic Timberlands (the "Washington Region"), encompassing approximately 185,000 acres and approximately 1,871 MMBF of merchantable timber; and the inland region in eastern Washington, Idaho and northwest Montana (the "Inland Region"), encompassing approximately 206,000 acres and approximately 1,804 MMBF of merchantable timber. Timber harvested from the Oregon and Inland Regions is used principally as raw material for the operation of the Manufacturing Facilities, with the remainder sold to third parties. In contrast, between 24% and 34% of the timber harvested from the Washington Region has historically been sold as logs in the export market (principally Japan) at premium prices, with the remainder sold to unaffiliated domestic mills. The Partnership's substantial timber resources reduce its reliance on third-party log sources to supply its Manufacturing Facilities, which the Partnership believes gives it a significant competitive advantage over lumber manufacturers without a supply of fee timber. See " -- Industry Conditions."

MANUFACTURING FACILITIES

    The Partnership manufactures a wide variety of lumber and remanufactured wood products in its Manufacturing Facilities. The Manufacturing Facilities are operated to add value to logs harvested from the Partnership's Timberlands or acquired from third parties. Due to the quality and quantity of the Partnership's mature pine timber, the Partnership believes it is one of the largest producers in the Pacific Northwest of industrial-grade pine lumber, which is sold at premium prices to manufacturers of doors, windows and other specialty wood products. Lumber produced in the Inland Region Manufacturing Facilities is sold principally to distributors of dimension or structural lumber products, which are used primarily for residential construction. The Partnership's remanufactured wood products customers include window and door manufacturers and retail home centers.

    The Partnership employs modern technology in its Manufacturing Facilities in order to implement its strategy of maximizing efficiency and utilization of its timber resources, reducing labor costs and maintaining high-quality standards of production. Since January 1, 1993, the Partnership and its predecessors have invested more than $20 million to upgrade the Manufacturing Facilities. In addition, approximately $9.0 million is anticipated to be spent during 1996 to upgrade and reconfigure the Manufacturing Facilities to process more efficiently the species that can be supplied from the Timberlands and from other reliable sources in proximity to the mills. The most tangible benefits of these upgrades are expected to be increased recovery rates (the ratio of the volume of lumber produced at a facility to the volume of logs utilized at such facility), reduced operating costs, increased flexibility to process the species that are most readily available and increased product quality. The Partnership recently sold a sawmill in the Inland Region that has been closed since December 1995 and has closed another, nonstrategic, Inland Region sawmill. In addition, the Partnership plans to close its plywood manufacturing facility during the third quarter of 1996, which will leave the Partnership with a total of six Manufacturing Facilities. The closure and sale of these facilities are expected to increase the Partnership's raw material self-sufficiency. The Partnership is considering purchasing or constructing a sawmill in northwest Washington to process non-export quality logs from the Washington Region into dimension lumber. The Partnership believes that the efficiency of its Manufacturing Facilities, in combination with a highly productive work force and the ability to meet a substantial portion of its raw material needs from its Timberlands, make the Partnership competitive in the production of its lumber and other wood products.

INDUSTRY CONDITIONS

    The Partnership's ability to implement its business strategy over the long term and its results of operations will depend upon a number of factors, many of which are beyond its control. These factors include general industry conditions, domestic and international prices and supply and demand for logs, lumber and other wood products, seasonality and competition from other supplying regions and substitute products.

    SUPPLY. Environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from federal lands. Federal timber under contract in the Pacific Northwest decreased 86% from approximately 11,000 MMBF in January 1988 to 1,500 MMBF in January 1996. The resulting supply decrease caused prices for logs and lumber to increase significantly, reaching peak levels during late 1993 and early 1994. Even though prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from federal lands, which is expected to continue for the foreseeable future, has benefited forest products companies with private timber holdings such as the Partnership through higher stumpage and log prices. Additionally, many manufacturing facilities without a sufficient supply of fee timber were forced to close, including three Crown Pacific sawmills that were closed promptly after their acquisition and two others in the Inland Region that have recently been closed or sold. See "Business and Properties -- Manufacturing Facilities." Increased supplies of logs harvested from private lands and logs imported from foreign countries have only partially offset the lost volume from federal lands and have not replaced the mature, high-quality timber found in greater quantities on federal lands. The Partnership believes that, because of its sizeable holdings of fee timber and efficient Manufacturing Facilities, it will continue to benefit from these price levels and market conditions.

    Historically, Canada has been a significant source of lumber for the U.S. market. For example, during the four-year period ended December 31, 1993, Canadian softwood lumber imports into the U.S. averaged 13,025 MMBF per year, representing, on average, approximately 29% of U.S. softwood lumber consumption. This increased to 16,100 MMBF (33%) in 1994 and to an historic high of 17,000 MMBF (36%) in 1995. The increase in Canadian softwood lumber imports has been due in part to the reduced production levels of U.S. lumber manufacturers in the Pacific Northwest (resulting from the reduced availability of timber from U.S. federal lands), as well as to the large increase during 1995 in the price of residual wood chips (a by-product of lumber production), which are used in pulp and paper manufacturing. This price increase caused Canadian lumber producers to increase lumber production even though Canadian housing starts and Asian lumber demand were relatively low during 1995. The combination of these factors caused an increase in Canadian lumber imports into the U.S. in 1995, which contributed to a decline in U.S. lumber prices. In 1996, unusually high wood chip inventories have slowed the production of Canadian lumber and reduced its importation into the U.S.

    In 1996, the U.S. and Canadian governments announced a five-year lumber trade agreement effective April 1, 1996. This agreement is intended to reduce the volume of Canadian lumber exported into the U.S. through the assessment of an export tariff on annual lumber exports to the U.S. in excess of 14,700 MMBF from the four major Canadian producing provinces. This 14,700 MMBF figure is approximately 10% lower than 1995 import levels from those provinces, but still exceeds the 1994 Canadian lumber exports to the U.S. from those provinces. The lumber trade agreement has only recently been enacted and its effect is therefore uncertain. However, the agreement may limit the amount of lumber imported from Canada and could result in increased prices for logs and lumber.

    DEMAND. Changes in general economic and demographic factors, including the strength of the economy and interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and in turn in demand (and therefore prices) for lumber and other wood products. Domestic demand for lumber and manufactured wood products is primarily affected by the level of new residential construction activity. In addition to housing starts, demand for wood products is also significantly affected by repair and remodeling activities and industrial uses, demand for which has historically been less cyclical. Domestic demand for logs, lumber and other wood products is seasonal. In the winter, demand generally subsides, increasing in the spring as construction activity resumes. Severe weather conditions, storms and natural disasters can also affect demand. The Partnership is also affected by international demand factors, which are cyclical and seasonal as well. The strength of the economy in Japan and other Asian countries and the relative strength of the United States dollar directly affect the demand for exported logs from the Partnership's Washington Region. In late 1994 and throughout 1995, demand for lumber and plywood was adversely affected by declines in housing starts, competition from substitute wood products such as oriented strand board ("OSB") and changes in purchasing by distributors and retailers to a just-in-time inventory system. Lumber prices have begun to increase in 1996 due to an increase in new housing starts and increased demand from lumber wholesalers who were unable to replenish their inventories because of the recent severe winter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PARTNERSHIP STRUCTURE AND MANAGEMENT

    Crown Pacific Management Limited Partnership, a Delaware limited partnership, is the managing general partner of the Partnership (the "Managing General Partner"), and Crown Pacific, Ltd., an Oregon corporation ("CPL"), is the special general partner of the Partnership (in such capacity, the "Special General Partner"). The Managing General Partner and the Special General Partner are together referred to herein as the "General Partners." Both of the General Partners are owned by Fremont Investors, Inc. (formerly Fremont Group, Inc.) and its affiliates ("Fremont") and by Mr. Peter W. Stott and Mr. Roger L. Krage (collectively, the "Sponsors"). Mr. Stott and Mr. Krage have had preliminary discussions with Fremont regarding the purchase of all of Fremont's remaining interest in the Partnership and the General Partners. These discussions are only preliminary, however, and price and other significant terms have not been established. There can be no assurance that such a purchase will occur.

    The  operations  of  the  Partnership  are  carried  out  through,  and  the
Timberlands and operating assets are owned by, Crown Pacific Limited Partnership, a Delaware limited partnership, and other subsidiary operating partnerships and corporations (collectively, the "Operating Partnership" unless the context otherwise requires). The Partnership owns a 98.9899% limited partner interest in the Operating Partnership. The Managing General Partner is the general partner of the Operating Partnership with a 1.0101% general partner interest. The General Partners own an aggregate 2% general partner interest in the Partnership and the Operating Partnership. References herein to the General Partners' 2% interest or to distributions to the General Partners of 2% of "Available Cash," as defined in the Glossary, are references to the amount of the General Partners' combined percentage interest in the Partnership and the Operating Partnership. Unless the context otherwise requires, references herein to the Partnership include the Partnership, the Operating Partnership and any other subsidiary operating partnerships and corporations.

    The activities of the Managing General Partner are limited by the Partnership Agreement to the management of the activities and operations of the Partnership. The Managing General Partner receives no management fee in connection with its management of the Partnership and receives no remuneration for its services as managing general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner in connection with the operation of the Partnership's business. See "Management."

    The principal executive offices of the Partnership, the Operating Partnership and the General Partners are located at 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204. The telephone number at such offices is
(503) 274-2300.

    The following chart depicts the organization and ownership of the Partnership and the Operating Partnership immediately after giving effect to the sale of the Common Units offered hereby (assuming that the Underwriters' over-allotment option is not exercised). The percentages reflected in the following chart represent the ownership interest in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the effective ownership interest of the Unitholders in the Partnership and the Operating Partnership on a combined basis.

                      DESCRIPTION OF ORGANIZATIONAL CHART

     1. PUBLIC UNITHOLDERS (17,625,300 Common Units) have a 68.1% limited partner interest in Crown Pacific Partners, L.P. (the "Partnership").

     2. PRIOR INVESTORS (OTHER THAN SPONSORS) (2,162,393 Common Units) have a 8.4% limited partner interest in the Partnership.

     3. SPONSORS (3,061,770 Subordinated Units and 28,076 Common Units) have a 12.0% limited partner interest in the Partnership, have 100% ownership of CROWN PACIFIC, LTD. (the "Special General Partner"), and have 100% ownership of CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP (the "Managing General Partner").

     4.  The Special General Partner (2,711,318  Subordinated Units) has a 0.01%
general  partner  interest  and  a   10.5%  limited  partner  interest  in   the
Partnership.

     5. The Managing General Partner has a 0.99% general partner interest in the Partnership and a 1.0101% general partner interest in CROWN PACIFIC LIMITED PARTNERSHIP (the "Operating Partnership").

     6. The Partnership has a 98.9899% limited partner interest in the Operating Partnership.

SAU REDEMPTION

    Effective upon the closing of the offering made hereby, all of the outstanding SAUs will be redeemed from the net proceeds of this offering for an aggregate of $4.1 million. Under the terms of the Partnership Agreement, the SAUs were entitled to receive aggregate distributions, through the end of 1997, of up to $80 million, subject to annual limitations, only after the Partnership distributed to all Common Units and Subordinated Units $0.51 per Unit with respect to each quarter during 1995 (and a proportionate amount with respect to
1994), $0.524 per Unit with respect to each quarter during 1996 and $0.538 per Unit with respect to each quarter during 1997. The Partnership Agreement has been amended (the "SAU Amendment"), with the approval of the SAU holders, to redeem the SAUs in exchange for a one-time cash payment equal to $4.1 million in the aggregate, which represents the present value of the future cash distributions that the Managing General Partner anticipates the SAU holders could have received from the Partnership with respect to the periods ending on or before December 31, 1997. The terms of the SAU Amendment were proposed by the Managing General Partner and approved by an independent committee of the Board of Control and by the holders of the SAUs. The SAU holders received an opinion from a financial advisor that the SAU Amendment was fair to the SAU holders from a financial point of view. Dillon, Read & Co. Inc., as a financial advisor to the Partnership, has delivered its opinion that, from a financial point of view, the SAU Amendment will not adversely affect the limited partners in any material respect, which under the Partnership Agreement is the requisite standard for amending the Partnership Agreement without the approval of the holders of Common Units. Upon redemption, the SAUs will cease to exist and any Partnership cash that would have been available for distribution to the holders of SAUs will be available for distribution to the partners as provided in the Partnership Agreement. See "Cash Distribution Policy."

                              RECENT DEVELOPMENTS

    On July 10, 1996, the Partnership reported its results of operations for the quarter ended June 30, 1996. Net income for the quarter was approximately $4.4 million on revenues of approximately $96.1 million, compared to approximately $4.2 million on revenues of approximately $88.7 million for the 1995 second quarter. The increased revenues in the second quarter of 1996 were primarily attributable to improving lumber prices and to higher log sales volumes resulting from the Cavenham Acquisition. In addition, second quarter 1995 sales were lower due to a labor strike at the Thompson Falls, Montana sawmill and the Redmond, Oregon plywood facility.

    During the quarter ended June 30, 1996, the Partnership completed the sale of the sawmill at Thompson Falls and permanently closed the sawmill at Albeni Falls, Idaho. These two Inland Region sawmills could not be supplied with competitively priced externally purchased logs. The Managing General Partner has also decided to close the plywood facility during the third quarter of 1996. This decision was based upon a sharp decline in plywood prices, which resulted from increased competition from lower cost panel substitutes such as OSB. The Partnership believes that the combination of the Cavenham Acquisition and the facility closures will improve the Partnership's raw material self-sufficiency, which should result in improved margins.

                          SUMMARY HISTORICAL FINANCIAL
                               AND OPERATING DATA

    The following table sets forth for the periods and at the dates indicated, summary historical financial and operating data for the Partnership and its predecessors, on a combined historical basis. The summary historical financial data for the three years ended December 31, 1993, 1994 and 1995 are derived from the audited historical consolidated financial statements of the Partnership and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The related historical consolidated financial data for the three-month periods ended March 31, 1995 and 1996 are derived from the unaudited historical consolidated financial statements of the Partnership included elsewhere in this Prospectus, which in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for the interim periods are not necessarily indicative of the results that can be expected for a full year. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The comparability of results of operations among the periods presented is affected by the acquisitions of DAW Forest Products Company, L.P. and W-I Forest Products Limited Partnership ("DAW/ W-I") in September and October 1993, which were accounted for under the purchase method of accounting. The results shown do not include any information with respect to the assets acquired from Cavenham in May 1996.

                                                                                        FOR THE QUARTER ENDED
                                                                                              MARCH 31,
                                                 FOR THE YEAR ENDED DECEMBER 31,       ------------------------
                                             ----------------------------------------     1995         1996
                                               1993 (A)      1994 (A)        1995      (UNAUDITED)  (UNAUDITED)
                                             ------------  ------------  ------------  -----------  -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Revenues (b).............................   $  220,586    $  397,326    $  383,383    $  97,834    $  84,555
  Operating costs:
    Cost of products sold (c)..............      151,379       328,882       313,490       80,995       66,882
    Selling, general and administrative
     expenses..............................       10,379        21,148        21,653        5,309        5,312
                                             ------------  ------------  ------------  -----------  -----------
  Operating income.........................       58,828        47,296        48,240       11,530       12,361
  Interest expense.........................       14,201        23,894        31,053        7,522        8,245
  Amortization of debt issuance costs......          997         2,184           508          116          126
  Other (income) expense, net..............        3,208        (1,034)         (599)        (224)        (174)
                                             ------------  ------------  ------------  -----------  -----------
  Income before provision for income
   taxes...................................       40,422        22,252        17,278        4,116        4,164
  Provision for income taxes...............        1,501         2,514        --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Income before extraordinary item.........       38,921        19,738        17,278        4,116        4,164
  Extraordinary item -- loss on
   extinguishment of debt (d)..............       --           (16,178)       --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Net income...............................       38,921         3,560        17,278        4,116        4,164
  Accretion and income relative to
   mandatorily redeemable partnership
   interests...............................       (3,243)       (8,624)       --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Net income (loss) allocated to
   partnership and shareholders'
   interests...............................   $   35,678    $   (5,064)   $   17,278    $   4,116    $   4,164
                                             ------------  ------------  ------------  -----------  -----------
                                             ------------  ------------  ------------  -----------  -----------
  Earnings per Unit (e):
    Income before extraordinary item.......                 $     1.07    $     0.94    $    0.22    $    0.23
    Extraordinary item (d).................                      (0.88)       --           --           --
                                                           ------------  ------------  -----------  -----------
    Net income per Unit....................                 $     0.19    $     0.94    $    0.22    $    0.23
                                                           ------------  ------------  -----------  -----------
                                                           ------------  ------------  -----------  -----------

                                                                                        FOR THE QUARTER ENDED
                                                                                              MARCH 31,
                                                 FOR THE YEAR ENDED DECEMBER 31,       ------------------------
                                             ----------------------------------------     1995         1996
                                               1993 (A)      1994 (A)        1995      (UNAUDITED)  (UNAUDITED)
                                             ------------  ------------  ------------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOW AND OTHER DATA:
  EBITDDA (f)..............................   $   85,852    $   87,016    $   83,290    $  17,899    $  21,414
  Depletion, depreciation and amortization
   (c).....................................       31,229        40,870        34,959        6,261        9,005
  Additions to timber and timberlands......       11,230        15,794        31,211        3,988       15,766
  Additions to equipment...................        1,885        14,799        10,437        3,425        2,456
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................   $    2,291    $   51,684    $   66,737    $  59,500    $  66,025
  Total assets (g).........................      738,363       461,547       476,505      457,641      490,315
  Long-term debt (g).......................      480,362       300,000       326,000      303,000      340,000
  Partners' and shareholders' equity.......       98,632       119,397       107,056      123,259      101,781
OPERATING DATA:
  Fee timber harvested (MMBF)..............          152           215           202           46           75
  External log sourcing (MMBF).............          106           269           251           53           46
  Lumber production (MMBF).................          199           421           390          111           97
  Plywood production (MMSF) (3/8" basis)...           45           142           113           37           12

- ------------------------------
(a) Effective December 22, 1994, the Partnership completed an initial public offering of 9,850,000 Common Units. Since fewer than 80% of the limited partner interests were sold to the public and because the General Partners (or their affiliates) were also the general partners of the companies/partnerships that preceded the Partnership, the assets were not recorded as a purchase and therefore remain at their historical cost. The financial information for the periods prior to December 22, 1994 represents the financial results of the Partnership's predecessors. Results of operations for the 10-day period ended December 31, 1994 were not significant compared to the results of the combined predecessors taken as a whole. The operations of the Partnership for such 10-day period have been combined with the results of the predecessors for the year ended December 31, 1994. For additional information about the Partnership's predecessors and the results of the Partnership for the period from December 22, 1994 through December 31, 1994, see Note 1 of Notes to Consolidated Financial Statements.

(b) Total revenues from Inland Region sawmills acquired in the fourth quarter of 1993 that were closed in the first quarter of 1994 were $9.1 million in the year ended December 31, 1993 and $13.8 million in the year ended December 31, 1994. Total revenues from Inland Region sawmills that are or will be closed in 1996 were $9.1 million in the quarter ended March 31, 1996, $15.2 million in the quarter ended March 31, 1995 and $48.8 million in the year ended December 31, 1995. Total revenues from the Partnership's plywood manufacturing facility, scheduled to be closed during the third quarter of 1996, were $2.8 million in the quarter ended March 31, 1996, $9.8 million in the quarter ended March 31, 1995 and $31 million in the year ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(c) In the first quarter of 1995, the Partnership completed a periodic update of its timber inventory system to reflect the timber it owned. The update resulted in an increase in timber volumes, which reduced the estimated depletion rates and decreased the depletion costs for the year ended December 31, 1995 by $7.4 million or $0.41 per Unit. This change in estimate had no impact on prior periods or on the Partnership's cash flow. See Note 5 of Notes to Consolidated Financial Statements.

(d) Prior to and in conjunction with the formation of the Partnership in 1994, borrowings of the Partnership's predecessors were refinanced and certain of the deferred issuance costs were written off as an extraordinary, non-cash charge.

(e) The determination of earnings per Unit for 1994 was made as if the initial public offering had been completed on January 1, 1994.

(f) EBITDDA is defined as net income before interest, amortization of debt issuance costs, income taxes, depreciation, depletion and amortization and extraordinary items. EBITDDA is provided because management believes EBITDDA provides useful information for evaluating the Partnership's ability to make the First and Second Target Distributions. EBITDDA should not be construed as an alternative to operating income (as an indicator of the Partnership's operating performance) or as an alternative to cash flows from operating activities (as a measure of liquidity).

(g) Included in total assets and long-term debt for the year ended December 31, 1993 was $220 million related to the purchase of certain timberlands in 1989. The Partnership's predecessors issued twenty-two $10 million installment notes to the seller secured by unconditional letters of credit. The deposited funds were restricted such that they could be used only to repay the notes. As a result, both the assets and liabilities remained on the predecessors' balance sheets.

                                  THE OFFERING

Securities offered................  10,297,800 Common Units (11,842,470 if the Underwriters'
                                    over-allotment  option is  exercised in  full), of which
                                    7,455,330  are   being   offered  by   the   Partnership
                                    (9,000,000 if the Underwriters' over-allotment option is
                                    exercised  in full)  and 2,842,470 are  being offered by
                                    the Selling Unitholders. Of the Common Units being  sold
                                    by  the Selling Unitholders, 2,500,000 were purchased by
                                    the Sponsors in the initial public offering in  December
                                    1994  for a  purchase price  of $20.05  per Common Unit,
                                    representing the  initial  public  offering  price  less
                                    underwriting discounts and commissions.
Units to be outstanding after this
 offering.........................  19,815,769  Common Units representing an aggregate 75.9%
                                    limited partner interest in the Partnership  (21,360,439
                                    Common  Units, representing  an aggregate  77.1% limited
                                    partner   interest   in   the   Partnership,   if    the
                                    Underwriters'  over-allotment  option  is  exercised  in
                                    full) and 5,773,088  Subordinated Units representing  an
                                    aggregate   22.1%  limited   partner  interest   in  the
                                    Partnership (20.9% if  the Underwriters'  over-allotment
                                    option is exercised in full).
Use of proceeds...................  The  net  proceeds from  the  sale of  the  Common Units offered by  the  Partnership  hereby  (estimated  to  be
                                    approximately   $136.1   million  after   deducting  the
                                    underwriting discounts and  commissions and expenses  of
                                    the offering), together with $2.8 million contributed by
                                    the  General Partners  to maintain their  2% interest in
                                    the Partnership  and  borrowings  of  $115.2  under  the
                                    Acquisition  Facility, will  be used  by the Partnership
                                    (i)  to  repay  $250.0  million  of  indebtedness   (the
                                    "Cavenham  Debt"),  plus accrued  interest,  incurred to
                                    finance the Cavenham Acquisition and other recent timber
                                    purchases and (ii)  to pay  $4.1 million  to redeem  the
                                    SAUs.  See  "Use  of  Proceeds"  and  "Cash Distribution
                                    Policy."  The  proceeds   from  any   exercise  of   the
                                    Underwriters'  over-allotment  option  will  be  used to
                                    repay indebtedness of  the Partnership. The  Partnership
                                    will  not receive any of the  net proceeds from the sale
                                    of Common Units by the Selling Unitholders.
NYSE symbol.......................  CRO

                               CASH DISTRIBUTIONS

GENERAL

    The Partnership distributes all of its Available Cash within 45 days after the end of each calendar quarter to the Unitholders of record on the applicable record date and to the General Partners. Available Cash for any quarter consists generally of the sum of all of the cash received by the Partnership from all sources plus reductions to reserves less all cash disbursements of the Partnership and additions to reserves. The full definition of Available Cash is set forth in the Glossary. The Managing General Partner has broad discretion in making cash disbursements and establishing reserves, thereby affecting the amount of Available Cash. There can be no assurance that the Partnership will have sufficient Available Cash with respect to any quarter to distribute the Minimum

Quarterly Distribution or any other amount to Unitholders. A portion of the Partnership's distributions may constitute a return of an investor's capital. The tax consequences of an investment in the Partnership are complex. See "-- Summary of Tax Considerations -- Ratio of Taxable Income to Distributions."

    Distributions by the Partnership of its Available Cash are generally made 98% to the Unitholders and 2% to the General Partners, subject to the payment of incentive distributions to the Managing General Partner after certain target levels of cash distributions to the Unitholders in excess of the Second Target Distribution are achieved. See "Cash Distribution Policy -- Incentive Distributions and Hypothetical Annualized Yield."

    For each quarter during the Subordination Period, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution ($0.51 per Unit) with respect to such quarter and any arrearages for prior quarters before any distributions may be made on the Subordinated Units. Then, the holders of the Subordinated Units will have the right to receive the Minimum Quarterly Distribution with respect to such quarter, but no arrearages for prior quarters. Next, first the holders of Common Units and then the holders of Subordinated Units will have the right to receive additional cash until they have received the First Target Distribution of $0.524 per Unit with respect to each quarter in 1996 and the Second Target Distribution of $0.538 per Unit with respect to each quarter in each subsequent year during the Subordination Period.

    After the holders of Common Units and the holders of Subordinated Units have each received the First Target Distribution (in 1996) and the Second Target Distribution (in 1997), cash distributions will be shared among the holders of Common Units, the holders of Subordinated Units and the General Partners in proportion to the total amount of Available Cash constituting Cash from Operations distributed to each such class of partners during such year (up to and including the quarter with respect to which such distribution is being made) up to the applicable Target Distribution level.

    In 1998 and thereafter, cash distributions in excess of the Second Target Distribution level ($0.538 per Unit) will be shared between the General Partners and all Unitholders pro rata, with the General Partners' share increasing as higher Target Distribution levels on the Units are met. Specifically, the General Partners will be entitled to 15% of all quarterly distributions after the Unitholders have received $0.566 per Unit, 25% after the Unitholders have received $0.679 per Unit and 50% after the Unitholders have received $0.904 per Unit.

    The Minimum Quarterly Distribution and Target Distribution levels are subject to adjustment under certain circumstances such as unfavorable tax legislation or upon distributions of Cash from Interim Capital Transactions, as defined in the Glossary. At the expiration of the Subordination Period, which will generally occur no sooner than January 1, 2000 and then only upon the satisfaction of certain tests, all Subordinated Units will convert into an equal number of Common Units and will participate pro rata with all other Common Units in distributions of Available Cash. Under certain circumstances, 50% of the Subordinated Units will convert into an equal number of Common Units after January 1, 1999 if certain Target Distribution levels have been met for a specified time period. See "Cash Distribution Policy." Common Units will not accrue any arrearages for any quarter after the Subordination Period.

ABILITY TO MAKE THE FIRST AND SECOND TARGET DISTRIBUTIONS

    The Partnership has paid a quarterly distribution equal to the Minimum Quarterly Distribution on all outstanding Common Units and Subordinated Units with respect to each quarter in 1995 (and a proportionate amount thereof with respect to the period from the inception of the Partnership on December 22, 1994 through December 31, 1994). For the quarter ended March 31, 1996, the Partnership distributed the First Target Distribution of $0.524 per Unit. For the quarter ended June 30, 1996, the Partnership has declared a distribution of $0.524 per Unit. Purchasers of Common Units in this offering will not receive this distribution.

    Based on the amount of working capital that the Partnership is expected to have at the closing of this offering, the availability of the Working Capital Facility and the assumptions set forth below, the Partnership believes that it should have Available Cash constituting Cash from Operations sufficient to allow the Partnership to distribute the First Target Distribution of $0.524 per Unit on all Units with respect to each quarter during 1996 and the Second Target Distribution of $0.538 per Unit on all Units with respect to each quarter during 1997, although no assurance can be given in respect of such distributions. This belief is based on the Partnership's assumptions regarding the future business prospects of the Partnership and other assumptions that it believes are within a range of reasonableness. Some of these assumptions are beyond the control of the Partnership and cannot be predicted with certainty, including assumptions concerning market and economic conditions and other factors, such as log and lumber prices, attainment of projected timber harvest schedules, availability of non-fee timber, export and environmental restrictions and other factors that affect the availability of timber and the level of lumber production. If the Partnership's assumptions, particularly with respect to prices, prove to be incorrect, Available Cash constituting Cash from Operations could be insufficient to permit the Partnership to make the distributions estimated as described above. Accordingly, no assurances can be given that distributions at those levels will be made. See "Risk Factors -- Risks Inherent in an Investment in the Partnership --Partnership Assumptions Concerning Future Operations May Not Be Realized." The Partnership does not intend to update the expression of belief set forth above.

    The Partnership's estimates of Available Cash constituting Cash from Operations are based in part on the following specific assumptions: (i) the rate of inflation will be 3.0% for each year; (ii) prices for logs, lumber and plywood in 1996 will approximate 1995 prices and prices for logs and lumber will increase by the rate of inflation in 1997; (iii) the Partnership will harvest timber in accordance with its harvest plan, which is based on projections of demand, price, availability of timber and other factors beyond the control of the Partnership and which contemplates the harvest of 270 MMBF in 1996 and 256 MMBF in 1997; (iv) purchases of logs from private sellers will decrease beginning in 1996 in the Oregon and Inland Regions; (v) purchases of logs from federal sources will be substantially reduced in the Inland Region and will be minimal in the Oregon Region in 1996 and 1997; (vi) purchases of logs from state sources will remain relatively constant through 1997; (vii) manufacturing productivity will improve in 1996 and 1997 at the Prineville, Oregon Manufacturing Facility due to, among other factors, certain anticipated capital expenditures at such facility; and (viii) capital expenditures for maintenance will average approximately $3.0 million per year in 1996 and 1997. The Partnership's performance for future years is difficult to predict, and the realization of the assumptions underlying the projected performance is uncertain.

    When used in this Prospectus the words "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS.

    - The Partnership's operations are subject to fluctuations in prices and demand for forest products and supplies of timber.

    - The Partnership's ability to harvest its timber may be affected by various factors, including environmental and endangered species concerns, damage by fire, insect infestation, disease, drought and other natural disasters.

    - The actual amount of cash distributions depends on Partnership operating performance and is affected by the funding of reserves, expenditures and other matters within the discretion of the Managing General Partner.

    - Conflicts of interest could arise between the Managing General Partner and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other. The Partnership Agreement limits the liability and modifies the fiduciary duties of the General Partners. Holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law.

    - Holders of Common Units have limited voting rights, and the Managing General Partner manages and controls the Partnership.

    See "Risk Factors" for a more detailed discussion of these and other risk factors.

                         SUMMARY OF TAX CONSIDERATIONS

    THE TAX CONSEQUENCES OF AN INVESTMENT IN COMMON UNITS TO A PARTICULAR INVESTOR WILL DEPEND IN PART ON THE INVESTOR'S OWN TAX CIRCUMSTANCES. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN COMMON UNITS.

    For a discussion of the principal federal income tax consequences associated with the operations of the Partnership and the ownership and disposition of Common Units, see "Tax Considerations."

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

    The General Partners estimate that a purchaser of Common Units in this offering who holds such Common Units through the record date for the last quarter of 1997 will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be approximately 20% of cash distributed with respect to that period. Substantially all of such taxable income will be treated as Section 1231 income, which may be treated as capital gains, depending upon an investor's particular tax circumstances, as a result of an election made pursuant to Section 631(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result of transactions qualifying for treatment under Section 631(b) of the Code. The General Partners further estimate that after 1997 the taxable income allocable to the Unitholders will constitute an increasing percentage of cash distributed to Unitholders. These estimates are based upon the assumption that Available Cash will approximate an amount required to make the applicable First and Second Target Distributions with respect to the Common and the Subordinated Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the General Partners, especially the assumed prices for logs and lumber. Further, the estimates are based on current tax law and certain tax reporting positions that the General Partners have adopted or intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and that difference could be material. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Ratio of Taxable Income to Distributions."

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS

    An investment in Units by tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors."

                                  RISK FACTORS

    A PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING A DECISION TO INVEST IN THE COMMON UNITS.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

    CYCLICALITY OF FOREST PRODUCTS INDUSTRY WILL AFFECT THE PARTNERSHIP'S RESULTS OF OPERATIONS. The Partnership's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity, which is subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. In addition to housing starts, demand for wood products is also significantly affected by repair and remodeling activities and industrial uses, demand for which has historically been less cyclical. Decreases in the level of residential construction activity will be reflected in reduced demand for logs and wood products, resulting in lower prices for the Partnership's log and wood products and lower revenues, profits and cash flows.

    FEDERAL TIMBER SUPPLY. Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Federal timber under contract in the Pacific Northwest decreased 86% from approximately 11,000 MMBF in January 1988 to 1,500 MMBF in January 1996. Although the Partnership intends to supply its Manufacturing Facilities primarily with logs harvested from its Timberlands, additional timber and log purchases are contemplated. The Partnership cannot rely on purchases of federal timber and must therefore rely more heavily on the acquisition of timber from other sources (including domestic private timber owners, state agencies and foreign sellers) to supplement its supply of fee timber. There can be no assurance that sales of timber from such other sources may not be reduced or that the Partnership will be able to procure sufficient logs at favorable prices in order to continue operation of the Manufacturing Facilities at current levels of production or that suspension of operations at, or closure of, one or more Manufacturing Facilities may not be required in the future. The decrease in federal timber sales has forced many conversion facilities to close, including three Crown Pacific sawmills that were closed promptly after their acquisition and two others in the Inland Region that have been closed or sold during 1996.

    Although the Partnership believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, lumber and other wood products, which could have a material adverse effect on the Partnership. For instance, in July 1995, Congress passed the Emergency Salvage Timber Sale Program (the "Salvage Act"), which authorized an increased harvest of timber by December 31, 1996 from certain U.S. government lands on which logging had been restricted because of environmental limitations. Although to date only limited sales have been consummated under the Salvage Act, substantial sales pursuant to the Salvage Act or an extension of the time period available under the Salvage Act could have a material adverse effect on prices of logs, lumber and other wood products.

    THE PARTNERSHIP'S ABILITY TO HARVEST TIMBER WILL BE SUBJECT TO LIMITATIONS. Revenues, net income and cash flow from the Partnership's future operations will be dependent to a significant extent on its ability to harvest timber pursuant to its harvest plan from its approximately 724,000 acres of timberlands. The ability of the Partnership to harvest significant amounts of timber in excess of its harvest plan is limited by the terms of the Partnership's indebtedness. There can be no assurance that the Partnership will in the future achieve the levels contemplated by its current harvest plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Harvesting of the Timberlands may be affected by various factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters. Although damage from such causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting the Timberlands will, in fact, be so limited. As is typical in the forest products industry, the Partnership does not maintain insurance coverage with respect to damage to the Timberlands. Even if such insurance were available, the cost would be prohibitive. The Partnership also does not maintain insurance on its log inventories. The Partnership does, however, maintain insurance for loss of lumber and other wood products due to fire and other occurrences. The risk of fire affecting the Timberlands is greatest in the Oregon and Inland Regions and is less significant in the Washington Region.

    Weather conditions, access limitations and regulatory requirements associated with proximity to streams and other water courses may also restrict harvesting of the Timberlands. The risks posed by these factors are greatest in the Washington Region, which is characterized by heavy rainfall, rough terrain and numerous streams; somewhat reduced in the Inland Region, where the thawing of frozen ground in the spring generally delays the commencement of harvesting; and least significant in the Oregon Region, which features relatively even terrain and few waterways.

    THE PARTNERSHIP'S ABILITY TO SELL LOGS FOR EXPORT MAY BE LIMITED. The Partnership engages in the sale of logs for export, which business is substantially dependent on market conditions in the major Asian economies, particularly Japan, and is affected by fluctuations in exchange rates. The
Partnership derived approximately 3% of its revenues during the year ended December 31, 1995 (prior to the Cavenham Acquisition) from the sale of logs for export. As a result of the Cavenham Acquisition, the percentage of logs exported by the Partnership is expected to increase. Historically, export-grade logs have been sold at a premium over the prices that would have been received for the logs if sold in the domestic market. The lack of supply of high-quality logs for export to Japan, however, due primarily to decreased sales from public lands, has caused a shift in Japanese demand away from logs to lumber.

    From time to time, legislation has been unsuccessfully introduced in the United States House of Representatives to prohibit the export of logs originating from private lands. There can be no assurance that similar legislation will not be introduced in subsequent sessions of Congress or that such legislation will not become law. United States, Oregon and Washington laws already prohibit the export of logs originating from government lands. If a prohibition on log exports were enacted, the Managing General Partner anticipates that the Partnership would respond by selling those logs currently marketed for export to domestic customers at a lower price, which could have an adverse effect on the Partnership.

    Under the Forest Resources Conservation and Shortage Act of 1990 and the regulations promulgated thereunder, no person may purchase unprocessed timber from federal lands west of the 100th meridian in the contiguous 48 states if such timber is to be used in substitution for unprocessed timber originating from private lands that has been exported or such person has, during the preceding 24-month period, exported unprocessed timber from private lands. This prohibition does not apply to a person who acquires unprocessed timber from federal lands within an approved sourcing area and who does not export unprocessed timber from private lands within the sourcing area. Since the Partnership is engaged in the export of logs from the Washington Region, it is required to have, and has been granted, a sourcing area for its acquisition of federal timber. Various parties, including one of Crown Pacific's competitors, instituted litigation in July 1995 in U.S. District Court in Idaho seeking to overturn the government's approval of Crown Pacific's sourcing areas. In addition, a new, more restrictive federal regulation regarding sourcing areas has been promulgated by the United States Forest Service. See "Business and Properties -- Federal and State Regulation."

    THE PARTNERSHIP EXPERIENCES SIGNIFICANT COMPETITION. The forest products industry is highly competitive in terms of price and quality. Many of the Partnership's competitors have substantially greater financial and operating resources than the Partnership. Wood products are subject to increasing competition from a variety of non-wood and "laminated" or engineered wood products. In addition, the Partnership is subject to competition from lumber products and logs imported from foreign sources to the United States as well as to the export markets served by the Partnership. To the extent there is a significant increase in competitive pressures from substitute products or other domestic or foreign suppliers, it could have a material adverse effect on the Partnership. See "Business and Properties -- Competition and Products."

    THE PARTNERSHIP IS DEPENDENT ON KEY PERSONNEL. The Managing General Partner believes the Partnership's success depends in part upon the efforts and abilities of its senior management team, in particular Mr. Peter Stott and Mr. Roger Krage. The failure of the Managing General Partner to retain such personnel could adversely affect the Partnership's operations. Mr. Stott and Mr. Krage have entered into employment agreements with the Managing General Partner. In addition, an event of default will occur under the Partnership's bank credit agreements if, without lender consent, Mr. Stott at any time is not either the Chief Executive Officer (as he now serves) or the Chairman of the Board of the Managing General Partner.

    THE PARTNERSHIP IS SUBJECT TO FEDERAL AND STATE ENVIRONMENTAL REGULATION. The Manufacturing Facilities emit air contaminants, discharge industrial wastewater and stormwater and generate and dispose of both hazardous and nonhazardous wastes. The Partnership is subject to regulation under federal and state statutes, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund"), as well as similar state laws and regulations. There can be no assurance that future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Partnership or the operation of the Manufacturing Facilities.

    The regulations applicable to the Partnership's operations include certain regulations governing the storage and handling of materials, controlling the discharge of materials into the environment, requiring removal and/or remediation and imposing civil and criminal penalties for violations. Each of the primary statutory and regulatory programs that apply to the Partnership's operations imposes civil penalties for violation of the requirements of the programs as well as potential remediation expenses, natural resource damages, potential injunctions, cease and desist orders and criminal penalties. Such laws and regulations may expose the Partnership to liability for the conduct of, or conditions caused by, others or for acts of the Partnership that were in compliance with all applicable laws at the time such acts were performed. Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person.

    THE PARTNERSHIP'S OPERATIONS ARE SUBJECT TO ENDANGERED SPECIES REGULATION. The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered and threatened species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species. A number of species indigenous to the Pacific Northwest have been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, mountain caribou, grizzly bear, bald eagle and various anadromous fish species.

    Based on independent consulting reports and management's knowledge of the Timberlands, the Managing General Partner does not believe that there are any species protected under the Endangered Species Act and counterpart state legislation that would have a material adverse effect on the Partnership's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species on or around the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers on or around the Timberlands. Any such changes could materially and adversely affect the Partnership's operations.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

    CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP PERFORMANCE. Although the Partnership will distribute 100% of Available Cash, there can be no assurance regarding the amounts of Available Cash to be distributed by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including the Partnership's profitability, required principal and interest payments on the Partnership's debt, restrictions contained in the Partnership's debt agreements, the effect of acquisitions, fluctuations in working capital, capital expenditures, reserves, prevailing economic conditions and financial, business and other factors, some of which are beyond the control of the Partnership and the Managing General Partner. The Partnership Agreement gives the Managing General Partner broad discretion in establishing reserves that affect the amount of Available Cash. Because the business of the Partnership is seasonal, the Managing General Partner anticipates that it may make additions to reserves during certain of the Partnership's fiscal quarters in order to fund operating expenses, interest payments and cash distributions with respect to other fiscal quarters. In addition, the Partnership is required to establish reserves in respect of future payments of principal and interest on the Partnership's indebtedness. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the Partnership, and the Partnership's ability to distribute cash may also be limited during the existence of any events of default under any of the Partnership's debt agreements.

    THE PARTNERSHIP HAS INCURRED SUBSTANTIAL INDEBTEDNESS. Upon the closing of the offering made hereby, the Partnership will have approximately $415.2 million in indebtedness (excluding amounts borrowed under the Working Capital Facility) and the amount of such indebtedness as a percentage of total capitalization would have been 63.7% on a pro forma basis as of March 31, 1996. As a result, the Partnership will have indebtedness that is substantial in relation to partners' equity. The ability of the Partnership to make principal and interest payments will depend on future performance, which is subject to many factors, some of which will be outside the Partnership's control. In addition, the agreements governing the Partnership's indebtedness contain restrictive covenants that limit the ability of the Partnership to incur additional indebtedness. Payment of principal and interest on the Partnership's indebtedness, as well as compliance with the requirements and covenants of the agreements governing such indebtedness, may limit the Partnership's ability to make distributions to Unitholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness."

    PARTNERSHIP ASSUMPTIONS CONCERNING FUTURE OPERATIONS MAY NOT BE REALIZED. In assessing the ability of the Partnership to distribute Available Cash, the Partnership has relied on certain assumptions concerning its operations through the quarter ending December 31, 1997, including assumptions concerning market and economic conditions and other factors, such as log and lumber prices, attainment of projected timber harvest schedules, availability of non-fee timber, export and other environmental restrictions and other factors that affect the availability of timber and the level of lumber production. See "Cash Distribution Policy -- Ability to Make the First and Second Target Distributions." Although the Partnership believes its assumptions are within a range of reasonableness, many of the assumptions are beyond the Partnership's control and cannot be predicted with any degree of certainty. If the
Partnership's assumptions, particularly with respect to prices or harvest volumes, prove to be incorrect, Available Cash constituting Cash from Operations could be insufficient to permit the Partnership to make distributions at the levels anticipated.

    HOLDERS OF COMMON UNITS HAVE LIMITED VOTING RIGHTS; THE MANAGING GENERAL PARTNER WILL MANAGE AND CONTROL THE PARTNERSHIP. The Managing General Partner will manage and control the activities of the Partnership. Unlike the holders of common stock in a corporation, holders of Common Units will have only limited voting rights on matters affecting the Partnership's business. Holders of

Common Units will have no right to elect the General Partners on an annual or other continuing basis. The Managing General Partner may not be removed at any time unless the approval of the holders of at least 66 2/3% of the outstanding Units (excluding Units owned by the General Partners and their affiliates) is received. As a result, holders of Common Units will have limited influence on matters affecting the operation of the Partnership and third parties may find it difficult to attempt to gain control from the Managing General Partner or influence the activities of the Partnership.

    ABILITY OF THE PARTNERSHIP TO ISSUE ADDITIONAL UNITS. Subject to certain exceptions, the Partnership may issue an unlimited number of additional Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner, in its sole discretion without the approval of any limited partners. After this offering and prior to the end of the Subordination Period, however, the Partnership may not issue in excess of 1,544,670 Common Units (zero Common Units if the Underwriters' over-allotment option is exercised in full) (excluding Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units and may not issue any equity securities of the Partnership ranking prior or senior to the Common Units without the approval of the holders of at least 66 2/3% (a majority in the case of a merger) of the outstanding Common Units at such time (excluding Common Units held by the General Partners and their affiliates). After the end of the Subordination Period, the Partnership may issue limited partner interests of any type without the approval of the Unitholders. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Units may dilute the value of the interests of the then-existing Unitholders in the net assets of the Partnership. See "The Partnership Agreement -- Issuance of Additional Securities."

    Due to the Partnership's limited ability to issue additional Common Units without the requisite approval of the holders of Common Units during the Subordination Period, it may be difficult to finance subsequent acquisitions through the issuance of additional equity securities prior to the end of the Subordination Period.

    ISSUANCE OF ADDITIONAL COMMON UNITS WILL REDUCE DISTRIBUTION SUPPORT PROVIDED BY SUBORDINATED UNITS. During the Subordination Period, holders of Common Units will have certain preferences as to distributions over holders of Subordinated Units, thereby enhancing the Partnership's ability to pay the Minimum Quarterly Distribution and First and Second Target Distributions on the Common Units. The issuance of Common Units in this offering (including upon the exercise of the Underwriters' over-allotment option) or future issuances of Common Units effectively reduce the support provided by the subordination feature of the Subordinated Units by increasing the aggregate Minimum Quarterly Distribution and First and Second Target Distributions on the Common Units.

    PROVISIONS OF THE PARTNERSHIP AGREEMENT MAY DISCOURAGE REMOVAL OF THE MANAGING GENERAL PARTNER OR MANAGEMENT. The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the current Managing General Partner or otherwise change the management of the Partnership. If the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing arrearages on the Common Units will be extinguished. If any person or group (other than the General Partners or their affiliates or successors or persons who acquire 20% or more of the Common Units from Fremont, Fremont's affiliates or subsequent transferees of the Units owned by Fremont or its affiliates) acquires beneficial ownership of 20% or more of the Common Units, such person or group will lose its voting rights with respect to all of its Common Units. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

    THE MANAGING GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH RESPECT TO THE COMMON UNITS. If at any time less than 10% of the then issued and outstanding Common Units are held by persons other than the General Partners and their affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons at specified prices. See "The Partnership Agreement -- Limited Call Right." As a consequence of the Managing General Partner's right to purchase outstanding Common Units, a Unitholder may have his Common Units purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the Unitholder would desire to receive upon a sale of his Common Units.

    UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN CIRCUMSTANCES. The limitations on the liability of holders of Common Units for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the holders of Common Units as a group to remove or replace either of the General Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the holders of Common Units could be held liable for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of distribution. See "The Partnership Agreement -- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a holder of Common Units.

    POSSIBLE CHANGE OF GENERAL PARTNER OWNERSHIP. Mr. Stott and Mr. Krage have had preliminary discussions with Fremont regarding the purchase of all of Fremont's remaining interest in the Partnership and the General Partners. These discussions are only preliminary, however, and price and other significant terms have not been established. There can be no assurance that such a purchase will occur.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

    THE GENERAL PARTNERS AND THEIR AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH THE PARTNERSHIP AND THE HOLDERS OF COMMON UNITS. Conflicts of interest could arise as a result of the relationships between the Partnership on the one hand and the General Partners and their affiliates on the other hand. The partners, directors and officers of each of the General Partners have fiduciary duties to manage such General Partners in a manner beneficial to the partners or stockholders of such General Partners. At the same time, the General Partners have fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the limited partners of the Partnership. The Partnership Agreement permits the General Partners to consider, in resolving conflicts of interest, the interests of other parties in addition to the interests of holders of Common Units, thereby limiting the General Partners' fiduciary duties to such holders. The duties of the General Partners, as general partners, to the Partnership and the limited partners of the Partnership, therefore, may come into conflict with the duties of the directors and officers of the General Partners to their partners or stockholders.

    Such conflicts of interest might arise in the following situations, among others:

        (i) Decisions of the Managing General Partner with respect to the amount and timing of timber harvests, property sales, cash expenditures, borrowings, issuance of additional Units and reserves may affect whether, or the extent to which, there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution and Target Distributions on all Units in a given quarter. In addition, actions by the Managing General Partner may have the effect of enabling the Managing General Partner to receive incentive distributions or hastening the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The General Partners and their affiliates own all of the outstanding Subordinated Units.

        (ii) Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates will be reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing staff and support services to the Partnership.

       (iii) Whenever possible, the Managing General Partner may seek to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the Managing General Partner, the Special General Partner or their respective assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

       (iv) Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from paying itself or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership), or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

        (v) The Partnership Agreement provides that it will not constitute a breach of fiduciary duty if the Managing General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assigns such right to one of its affiliates or to the Partnership.

       (vi) Any agreements between the Partnership and a General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of such General Partner and its affiliates in favor of the Partnership. Therefore, the Managing General Partner, in its capacity as a general partner of the Partnership, will be primarily responsible for enforcing such obligations.

       (vii) The General Partners and their affiliates are restricted from engaging in any business activities in the timber industry that are in competition with the Partnership. Notwithstanding the foregoing, Fremont, its affiliate Sequoia Ventures Inc. and their subsidiaries may compete with the Partnership under certain circumstances described in "Conflicts of Interest and Fiduciary Responsibility -- Conflicts of Interest -- Affiliates of the General Partners May Compete with the Partnership." There can be no assurance that there will not be competition between the Partnership and Fremont, Sequoia or their subsidiaries.

    THE PARTNERSHIP AGREEMENT MODIFIES THE FIDUCIARY DUTIES OF THE GENERAL PARTNERS. Certain provisions of the Partnership Agreement contain exculpatory language purporting to limit the liability of the General Partners to the Partnership and the holders of Common Units. For example, the Partnership Agreement provides as follows: (i) borrowings by the Partnership or the approval thereof by the Managing General Partner shall not constitute a breach of any duty of the Managing General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to permit distributions on the Units or to enable the Managing General Partner to receive incentive distributions; (ii) any actions taken by the Managing General Partner consistent with the standards of reasonable discretion set forth in the definition of Available Cash and Cash from Operations will be deemed not to constitute a breach of any duty of the Managing General Partner to the Partnership or the Unitholders; and (iii) in the absence of bad faith by the Managing General
Partner, the resolution of any conflict of interest by the Managing General Partner will not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty. See "Conflicts of Interest and Fiduciary Responsibility -- Conflicts of Interest." The General Partners will not be in breach of their obligations under the Partnership Agreement or their duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution will conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) is fair to the Partnership, taking into account the totality of the relationship between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner will not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act (as defined in the Glossary) or other applicable law. The Partnership Agreement also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards. See "Conflicts of Interest and Fiduciary Responsibility."

TAX CONSEQUENCES

    For a general discussion of the expected federal income tax consequences of owning and disposing of Units, see "Tax Considerations."

    TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS. The availability to a holder of Common Units of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations made by the General Partners, Andrews & Kurth L.L.P., special counsel to the Partnership ("Counsel"), is of the opinion that, under current law, the Partnership is classified as a partnership for federal income tax purposes. However, except as described in "Tax Considerations," no ruling from the IRS as to such status has been or will be requested or received, and the opinion of Counsel is not binding on the IRS. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Partnership Status."

    If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates, distributions would generally be taxed to the holders of Common Units as corporate distributions, and no income, gains, losses or deductions would flow through to the holders of Common Units. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Partnership Status."

    There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to taxation as a corporation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the Minimum Quarterly Distribution and the Target Distributions will be subject to change, including a decrease in the amounts thereof to reflect the impact of such law on the Partnership. See "Cash Distribution Policy -- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES. No ruling has been requested or received from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership except as described in "Tax Considerations." Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or judicial proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any such proceeding will be borne directly or indirectly by the holders of Common Units and the General Partners.

    PASSIVE LOSS RULES/LIMITATIONS ON PASSIVE INCOME GENERATORS. In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused passive losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net income from the Partnership (other than certain portfolio income) may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Limitations on Deductibility of Partnership Losses."

    TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS OR PROCEEDS FROM DISPOSITIONS OF COMMON UNITS. A holder of Common Units will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions from the Partnership equal to his allocable share of taxable income of the Partnership or even the tax liability to him relating to that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations -- Other Tax Considerations" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

    OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS. An investment in Common Units by certain tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived from the ownership of a Unit by organizations exempt from federal income tax will be unrelated business taxable income and thus may be taxable to such a Unitholder. See "Tax Considerations -- Uniformity of Units -- Tax-Exempt Organizations and Certain Other Investors."

    TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT. The Partnership has been registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a partner owning less than a 1% profits interest in the Partnership to participate in the federal income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the partners' returns and may lead to audits of partners' returns and adjustments of items unrelated to the Partnership. Each partner would bear the cost of any expenses incurred in connection with an examination of his personal tax return.

    PROPOSED CHANGES IN FEDERAL INCOME TAX LAWS. Legislation passed by Congress in 1995 (the "1995 Proposed Legislation") as part of the Revenue Reconciliation Act of 1995 would have altered the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) such as the Partnership and would have made certain additional changes to the treatment of large partnerships. The 1995 Proposed Legislation was generally intended to simplify the administration of the tax rules governing large partnerships. President Clinton vetoed the 1995 Proposed Legislation on December 6, 1995. See "Tax Considerations -- Tax Consequences of Unit Ownership."

    The proposed Revenue Reconciliation Act of 1996 (the "1996 Proposed Legislation") currently pending in Congress would affect the taxation of certain financial products, including partnership interests. The 1996 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). See "Tax Considerations -- Disposition of Common Units."

    As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 Proposed Legislation or the 1996 Proposed Legislation or any other changes in the federal income tax laws that would impact the Partnership and the Common Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

    UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPLETION, DEPRECIATION AND AMORTIZATION CONVENTIONS. Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity and for other reasons, the Partnership has adopted and will adopt certain depletion, depreciation and amortization conventions that may not conform with all aspects of certain proposed and final Treasury Regulations. Although these conventions are commonly used by publicly traded partnerships, the IRS may challenge those conventions and, if such a challenge were sustained, the uniformity of Common Units could be affected. Non-uniformity could adversely affect the amount of tax depletion, depreciation and amortization available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations -- Uniformity of Units."

    STATE, LOCAL AND OTHER TAX CONSIDERATIONS. In addition to federal income taxes, Unitholders will generally be subject to other taxes, such as state and local taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder may be required to file state income tax returns and to pay state income taxes in some or all of such jurisdictions and may be subject to penalties for failure to comply with those requirements. It is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations -- State, Local and Other Tax Considerations."

    PARTNERSHIP TAX INFORMATION AND AUDITS. The Partnership furnishes each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depletion, depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                                USE OF PROCEEDS

    The net proceeds to the Partnership from the sale of Common Units offered hereby will be approximately $136.1 million, after deducting underwriting discounts and commissions and offering expenses and assuming an offering price of $19.50 per Common Unit. The following table sets forth the sources and uses of funds from the offering and related transactions, in thousands:

SOURCES OF FUNDS:
  Gross proceeds received by the Partnership from this offering..................  $ 145,379
  General partner contributions..................................................      2,831
  Borrowings under the Acquisition Facility......................................    115,159
                                                                                   ---------
  Total..........................................................................  $ 263,369
                                                                                   ---------
                                                                                   ---------
USES OF FUNDS:
  Repayment of Cavenham Debt, including accrued interest (1).....................  $ 250,000
  Payment of fees and expenses related to this offering (including underwriting
   discounts and commissions)....................................................      9,269
  SAU redemption (2).............................................................      4,100
                                                                                   ---------
  Total..........................................................................  $ 263,369
                                                                                   ---------
                                                                                   ---------

- ------------------------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness" for a description of the Cavenham Debt. The Cavenham Debt bears interest at either (i) one, two, three or six month LIBOR plus 2.5%, or (ii) the higher of (a) Bank of America's reference rate or (b) the federal funds rate plus 0.5%, plus 1.5%. As of July 1, 1996, the interest rate on the Cavenham Debt was approximately 8.0% per annum. The final maturity date of the Cavenham Debt is June 30, 2002. In connection with the placement and closing of the Cavenham Debt, the Partnership incurred fees and expenses totalling approximately $5.0 million.

(2) See "Cash Distribution Policy" for a description of the terms of the SAU redemption.

    The net proceeds from any exercise of the Underwriters' over-allotment option ($28.6 million if exercised in full) will be used to repay indebtedness of the Partnership. The Partnership will not receive any portion of the net proceeds from the sale of Common Units by the Selling Unitholders.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Partnership at March 31, 1996 and the adjusted capitalization of the Partnership after giving effect to (i) the Cavenham Acquisition and (ii) the sale by the Partnership of the Common Units offered hereby (assuming an offering price of $19.50 per Common
Unit), the  redemption of  the SAUs  and the  borrowings under  the  Acquisition
Facility. The table should be read in conjunction with the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                MARCH 31, 1996
                                                          (UNAUDITED, IN THOUSANDS)
                                          ----------------------------------------------------------
                                                                     OFFERING AND
                                                        CAVENHAM       RELATED           PARTNERSHIP
                                          HISTORICAL   ACQUISITION   TRANSACTIONS        AS ADJUSTED
                                          ----------   -----------   ------------        -----------
Long-term debt:
  Senior Notes..........................   $ 300,000       --             --              $300,000
  Cavenham Debt.........................      40,000    $  210,000    $  (250,000)(a)       --
  Acquisition Facility..................      --           --             115,159          115,159
                                          ----------   -----------   ------------        -----------
Total long-term debt....................     340,000       210,000       (134,841)         415,159
Partners' capital:
  General partners......................        (204)                       2,831            2,627
  Limited partners......................     101,985                      132,010(b)       233,995
                                          ----------                 ------------        -----------
Total partners' capital.................     101,781                      134,841          236,622
                                          ----------   -----------   ------------        -----------
Total capitalization....................   $ 441,781    $  210,000    $   --              $651,781
                                          ----------   -----------   ------------        -----------
                                          ----------   -----------   ------------        -----------

- ------------------------------
(a) Reflects the payment of $205.0 million to Cavenham, $5.0 million in related fees and expenses and $40.0 million of previously existing debt incurred to acquire other Timberlands.

(b) Reflects the gross proceeds received by the Partnership from the sale of Common Units in this offering ($145.4 million), reduced by fees and expenses related to the offering ($9.3 million) and the SAU redemption ($4.1 million).

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

    The Partnership's Common Units are traded principally on the New York Stock Exchange. As of December 31, 1995, there were approximately 10,000 beneficial owners of 12,360,439 outstanding Common Units. The Subordinated Units are not publicly traded. As of December 31, 1995, there were five beneficial owners of 5,773,088 outstanding Subordinated Units.

    Trading price data for the Common Units, as reported by the New York Stock Exchange, and declared distribution information for 1994, 1995 and 1996 are as follows:

                                                                                                           CASH
                                                                                                        DISTRIBUTION
                                                                                    HIGH        LOW      PER UNIT
                                                                                  ---------  ---------  -----------
December 22, 1994 through December 31, 1994.....................................  $   21.63  $   21.50   $  0.055
Year ended December 31, 1995
  First quarter.................................................................  $   21.50  $   18.00   $  0.51
  Second quarter................................................................      20.00      17.00      0.51
  Third quarter.................................................................      21.13      19.38      0.51
  Fourth quarter................................................................      20.25      17.38      0.51
Year ending December 31, 1996
  First quarter.................................................................  $   20.88  $   18.13   $  0.524
  Second quarter................................................................      21.19      19.63      0.524 (a)

- ------------------------------
(a) The Partnership has declared the distribution for the quarter ended June 30, 1996, which is payable to holders of Common Units and Subordinated Units of record on July 19, 1996.

    Cash distributions, if any, are expected to be paid quarterly from Available Cash as defined by the Partnership Agreement. In addition, the Partnership's debt agreements have certain restrictive covenants limiting cash distribution amounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Partnership Indebtedness."

                            CASH DISTRIBUTION POLICY

    The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any fiscal quarter of the Partnership, the sum of all of the cash received by the Partnership from all sources plus reductions to reserves less all cash disbursements of the
Partnership and additions to reserves. There can be no assurance that the Partnership will have sufficient Available Cash with respect to any quarter to distribute the Minimum Quarterly Distribution or any other amount to Unitholders. A portion of the Partnership's distributions may constitute a return of an investor's capital. The tax consequences of an investment in the Partnership are complex. See "Tax Considerations -- Tax Consequences of Unit Ownership -- Ratio of Taxable Income to Distributions."

    The Managing General Partner's decisions regarding amounts to be placed in or released from reserves will have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The Managing General Partner may establish cash reserves in such amounts as it determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the
Partnership's business, (ii) to provide funds for distributions to the Unitholders and the General Partners in respect of any one or more of the next four quarters and (iii) to comply with applicable law or any Partnership loan agreement or other agreement.

    Cash distributions will be characterized as either distributions of Cash from Operations or distributions of Cash from Interim Capital Transactions. This distinction affects the amounts distributed to Common Unitholders and Subordinated Unitholders relative to the General Partners. See "-- Distributions of Cash From Interim Capital Transactions."

    Cash from Operations is defined in the Glossary and generally refers to the cash balance of the Partnership on the date the Partnership commenced operations, plus all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves, debt service and certain other items.

    Cash from Interim Capital Transactions is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business). To date the Partnership has not generated any Cash from Interim Capital Transactions.

    To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly.

    If Cash from Interim Capital Transactions is distributed in respect of each Common Unit (including the Common Units offered hereby) and Subordinated Unit in an aggregate amount per Unit equal to the initial public offering price of the Common Units ($21.50, the "Initial Unit Price"), plus any arrearages with respect to the Common Units, the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of Available Cash will be treated as Cash from Operations. The Managing General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions generated.

    The Subordinated Units constitute a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the

General Partners and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, whether or not the Subordination Period has ended, and other factors discussed below.

    Effective upon the closing of the offering made hereby, all of the outstanding SAUs will be redeemed from the net proceeds of this offering for an aggregate of $4.1 million. Under the terms of the Partnership Agreement, the SAUs were entitled to receive aggregate distributions, through the end of 1997, of up to $80 million, subject to annual limitations, only after the Partnership distributed to all Common Units and Subordinated Units of $0.51 per Unit with respect to each quarter during 1995 (and the proportionate amount during 1994), $0.524 per Unit with respect to each quarter during 1996 and $0.538 per Unit with respect to each quarter during 1997. The SAU Amendment provides for the redemption of the SAUs in exchange for a one-time cash payment equal to $4.1 million in the aggregate, which represents the present value of the future cash distributions that the Managing General Partner anticipates the SAU holders could have received from the Partnership with respect to the periods ending on or before December 31, 1997. The terms of the SAU Amendment were proposed by the Managing General Partner and approved by an independent committee of the Board of Control and by the holders of the SAUs. The SAU holders received a fairness opinion from a financial advisor that the SAU Amendment was fair to the SAU holders from a financial point of view. Dillon, Read & Co. Inc., as a financial advisor to the Partnership, has delivered its opinion that, from a financial point of view, the SAU Amendment will not adversely affect the limited partners in any material respect, which under the Partnership Agreement is the requisite standard for amending the Partnership Agreement without the approval of the holders of Common Units. Upon redemption, the SAUs will cease to exist and any Partnership cash that would have been available for distribution to the holders of SAUs will be available for distribution to the Partners as provided in the Partnership Agreement.

    The discussion below indicates the percentages of cash distributions required to be made to the General Partners and the Common Unitholders and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

    The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to dissolution of the Partnership in an amount equal to 100% of its Available Cash for such quarter. The Managing General Partner has, and expects to, make distributions of all Available Cash within 45 days after the end of each fiscal quarter ending March 31, June 30, September 30 and December 31, to holders of record on the applicable record date, which will generally be between 30 and 35 days after the end of such quarter. The first distribution on the Common Units purchased in this offering will be paid with respect to the quarter ending September 30, 1996 on or about November 14, 1996 to holders of record on or about November 1, 1996. The Minimum Quarterly Distribution and each of the Target Distribution levels are subject to certain adjustments as described below under "-- Distributions of Cash from Interim Capital Transactions" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

    The references below to the 2% of Available Cash constituting Cash from Operations distributed to the General Partners are references to the amount of the General Partners' percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The Managing General Partner owns a .99% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership, and the Special General Partner owns a .01% general partner interest in the Partnership. Other references in this Prospectus to the General Partners' 2% interest or to distributions of 2% of Available Cash to the General Partners are also references to the General Partners' combined percentage interest in the Partnership and the Operating Partnership.

DISTRIBUTIONS OF CASH FROM OPERATIONS DURING THE SUBORDINATION PERIOD

    Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during 1996 and 1997 will be made in the following manner:

    FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages with respect to any prior quarter;

    THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    FOURTH, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit (in addition to any distribution to Common Unitholders with respect to Common Unit Arrearages) (i) with respect to any quarter in 1996, an amount equal to the First Target Distribution and (ii) with respect to any quarter in 1997, an amount equal to the Second Target Distribution;

    FIFTH, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit (i) with respect to any quarter in 1996, an amount equal to the First Target Distribution and (ii) with respect to any quarter in 1997, an amount equal to the Second Target Distribution; and

    SIXTH, 100% to the Common Unitholders, the Subordinated Unitholders and the General Partners in proportion to the total amount of Available Cash constituting Cash from Operations previously distributed to such class of partner, as specified in clauses FIRST through FIFTH above with respect to the current and all preceding quarters during the calendar year ending December 31, 1996 or December 31, 1997, as the case may be.

    Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any of the four quarters in the calendar year ending December 31, 1998 and any other subsequent quarter during the Subordination Period, will be made in the following manner:

    FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages with respect to any prior quarter;

    THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    FOURTH, 98% to all Common Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Common Unit (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) an aggregate amount equal to the Second Target Distribution for such quarter;

    FIFTH, 98% to all Subordinated Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Subordinated Unit an aggregate amount equal to the Second Target Distribution for such quarter; and

    THEREAFTER, in the manner described under "-- Incentive Distributions and Hypothetical Annualized Yield" below.

DISTRIBUTIONS OF CASH FROM OPERATIONS AFTER THE SUBORDINATION PERIOD

    The Subordination Period will continue until the Conversion Date, which will be the first day of any quarter beginning on or after January 1, 2000 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the Second Target Distribution for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. Notwithstanding the foregoing, 50% of the outstanding Subordinated Units will convert into an equal number of Common Units on the first day of any quarter beginning on or after January 1, 1999 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the applicable Target Distribution (the First Target Distribution with respect to any quarter during 1996 and the Second Target Distribution with respect to any quarter during each subsequent year) for each of the three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units. For purposes of the foregoing sentences, in determining the amount of Available Cash constituting Cash from Operations distributed in any four-quarter period, there will be excluded any positive balance in Cash from Operations at the beginning of such four-quarter period and any net increase in working capital borrowings in such four-quarter period and, with respect to the third of three consecutive four-quarter periods only, any net decrease in reserves. Upon the expiration of the Subordination Period, the outstanding Subordinated Units will automatically convert into an equal number of Common Units, and the Common Units will no longer accrue distribution arrearages. In addition, if the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Unit Arrearages will be extinguished.

    Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter after the Subordination Period will be made in the following manner:

    FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and THEREAFTER, in the manner described under "-- Incentive Distributions and Hypothetical Annualized Yield" below.
INCENTIVE DISTRIBUTIONS AND HYPOTHETICAL ANNUALIZED YIELD
    For any quarter in 1998 and thereafter for which Available Cash constituting Cash from Operations is distributed in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution and, with respect to any such quarter during the Subordination Period, Available Cash constituting Cash from Operations has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Common Unit Arrearages, then any additional Available Cash constituting Cash from Operations will be distributed among the Unitholders and the General Partners in the following manner:
    FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.566 for such quarter in respect of each Unit (the "Third Target Distribution");
    SECOND, 85% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 13% to the Managing General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.679 for such quarter in respect of each Unit (the "Fourth Target Distribution");

    THIRD, 75% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 23% to the Managing General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages for any quarter during the Subordination Period) a total of $0.904 for such quarter in respect of each Unit (the "Fifth Target Distribution"); and
    THEREAFTER, 50% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 48% to the Managing General Partner.
    As noted, as the amount of Available Cash constituting Cash from Operations distributed exceeds certain Target Distribution levels, the percentage interests of the General Partners and the Unitholders in distributions in excess of such levels will change. The following table illustrates how the allocations of distributions between the General Partners and the Unitholders will change based on hypothetical distribution amounts, showing per Unit distribution amounts equal to the Third, Fourth and Fifth Target Distributions. For purposes of the table, the annualized percentage yield is calculated on a hypothetical basis as the annual pretax yield on an investment in a Common Unit assuming that (i) the Common Unit was purchased at an amount equal to $19.50 per Unit in this offering, (ii) the Partnership issued no partnership interests other than the General Partner interests and the Units outstanding after the closing of this offering and (iii) the Partnership distributed each quarter during the first year following this offering the amount set forth under the column "Quarterly Distribution Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Percentage Interest in Distributions" are the percentage interests of the General Partners and the Unitholders in any Available Cash constituting Cash from Operations distributed up to and including the corresponding amount in the column "Quarterly Distribution Amount," until Available Cash distributed reaches the next Target Distribution level, if any.

                                                                                                PERCENTAGE INTEREST IN
                                                                                                    DISTRIBUTIONS
                                                                                              --------------------------
                                        QUARTERLY DISTRIBUTION     HYPOTHETICAL ANNUALIZED                     GENERAL
                                                AMOUNT                      YIELD              UNITHOLDERS    PARTNERS
                                        -----------------------  ---------------------------  -------------  -----------
Third Target Distribution (1).........  up to $0.566             up to 11.61%                         98%            2%
Fourth Target Distribution............  $0.566 up to $0.679      11.61% up to 13.93%                  85%           15%
Fifth Target Distribution.............  $0.679 up to $0.904      13.93% up to 18.54%                  75%           25%
Above Fifth Target Distribution.......  $0.904 and above         18.54% and above                     50%           50%

- ------------------------
(1) The Minimum Quarterly Distribution amount is $0.51 per Unit per quarter. The First and Second Target Distributions are $0.524 and $0.538 per Unit per quarter, respectively. The incentive distributions to the Managing General Partner do not commence until 1998 and then only to the extent the Third Target Distribution is exceeded.

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

    Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions will be made in the following manner:

    FIRST, 98% to the holders of Common Units and Subordinated Units, pro rata, and 2% to the General Partners, pro rata, until the Partnership has distributed, in respect of each Unit, during the period from December 22, 1994 through the date of distribution, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount equal to the Initial Unit Price ($21.50 per Unit);

    SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, pro rata, until the Partnership has distributed, in respect of each Common Unit, Available Cash constituting Cash from Interim Capital Transactions in an aggregate amount equal to any Common Unit Arrearages; and

    THEREAFTER, all distributions  of Available Cash  that constitute Cash  from
    Interim   Capital  Transactions  will  be   distributed  as  Available  Cash
    constituting Cash from Operations.

    As Cash from Interim Capital Transactions is distributed, it is treated as if it were a repayment of the Initial Unit Price. To reflect such a repayment of the Initial Unit Price, the Minimum Quarterly Distribution and each of the Target Distribution levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. The Unrecovered Initial Unit Price for all Units, including the Common Units offered hereby, is $21.50 per Unit (which was the initial public offering price of the Common Units). Assuming Cash from Interim Capital Transactions of $10.75 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and each of the Target Distribution levels would be reduced to 50% of its initial level.

    When "payback" of the Initial Unit Price has occurred, I.E., when the Unrecovered Initial Unit Price is zero (and accrued arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution levels will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were Cash from Operations.

    Distributions of Cash from Interim Capital Transactions will not reduce the Minimum Quarterly Distribution or Target Distribution for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

    The Minimum Quarterly Distribution and each of the Target Distribution levels will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution and each of the Target Distribution levels would each be reduced to 50% of its initial level.

    In addition, as noted above under " -- Distributions of Cash from Interim Capital Transactions" if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and each of the Target Distribution levels will be adjusted in the manner described therein.

    The Minimum Quarterly Distribution and each of the Target Distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and each of the Target Distribution levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution levels, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

    Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Common Unitholders, the Subordinated Unitholders (if the Subordinated Units are outstanding at the time of liquidation) and the General Partners in accordance with their respective capital account balances, as so adjusted.

    Although operating losses are allocated to all holders of Units pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Common Unit
Arrearages. However, no assurance can be given that the gain or loss upon liquidation of the Partnership will be sufficient to achieve this result. The manner of such adjustment is as provided in the Partnership Agreement.


    With respect to a liquidation of the Partnership, any net gain (or unrealized gain attributable to assets distributed in kind) will generally be allocated to the partners as follows:


    FIRST, to the General Partners and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balances;

    SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, pro rata, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus any Common Unit Arrearages (including the amount of the Minimum Quarterly Distribution for the fiscal quarter during which dissolution of the Partnership occurs) in respect of such Common Unit;

    THIRD, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partners, pro rata, until the capital account for each Subordinated Unit is equal to the Unrecovered Initial Unit Price in respect of such Subordinated Unit plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which dissolution of the Partnership occurs;

    FOURTH, 98% to all Unitholders, pro rata, and 2% to the General Partners, pro rata, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter during the existence of the Partnership, less (b) the cumulative amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed 98% to the Unitholders, pro rata, and 2% to the General Partners, pro rata, for each quarter during the existence of the Partnership;

    FIFTH, 85% to the Unitholders, pro rata, 2% to the General Partners, pro rata, and 13% to the Managing General Partner, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Fourth Target Distribution per Unit over the Third Target Distribution per Unit for each quarter during the existence of the Partnership, less (b) the cumulative amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Third Target Distribution per Unit that was distributed 85% to the Unitholders, pro rata, 2% to the General Partners, pro rata, and 13% to the Managing General Partner for each quarter during the existence of the Partnership;

    SIXTH, 75% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 23% to the Managing General Partner, until there has been allocated an amount per Unit equal to (a) the sum of the excess of the Fifth Target Distribution per Unit over the Fourth Target Distribution per Unit for each quarter during the existence of the Partnership, less (b) the cumulative amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Fourth Target Distribution per Unit that was distributed 75% to the Unitholders, pro rata, 2% to the General Partners, pro rata, and 23% to the Managing General Partner for each quarter during the existence of the Partnership; and

    THEREAFTER, 50% to all Unitholders, pro rata, 2% to the General Partners, pro rata, and 48% to the Managing General Partner.

    Any net loss or unrealized loss will generally be allocated to the General Partners and the Unitholders as follows: FIRST, 98% to the Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in the Common Unitholders' respective capital accounts have been reduced to the amount of the Unrecovered Initial Unit Price plus any arrearages; SECOND, 98% to the Subordinated Unitholders in proportion to the positive balances in such
Subordinated Unitholders' respective capital accounts and 2% to the General Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in such Subordinated Unitholders' respective capital accounts have been reduced to zero; THIRD, 98% to the Common Unitholders in proportion to the positive balances in such Common Unitholders' respective capital accounts and 2% to the General Partners, in proportion to the positive balances in their respective capital accounts, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and THEREAFTER, to the General Partners, in proportion to their respective percentage interests.

    Notwithstanding the discussion above regarding the allocation of net gains and net losses upon dissolution of the Partnership, in certain circumstances, items of gross income or gain will be first allocated to the Managing General Partner in order to provide it, to the extent possible, the full amount allocable to the Managing General Partner upon liquidation; PROVIDED, HOWEVER, that no such allocations will be made to the Managing General Partner to the extent that such allocations would cause the Common Unitholders to receive in liquidation less than the Unrecovered Initial Unit Price plus the amount of any Common Unit Arrearages.

ABILITY TO MAKE THE FIRST AND SECOND TARGET DISTRIBUTIONS

    The Partnership has paid a quarterly distribution equal to the Minimum Quarterly Distribution on all outstanding Common Units and Subordinated Units with respect to each quarter in 1995 (and a proportionate amount thereof with respect to the period from the inception of the Partnership on December 22, 1994 through December 31, 1994). For the quarter ended March 31, 1996, the Partnership distributed the First Target Distribution of $0.524 per Unit. For the quarter ended June 30, 1996, the Partnership has declared a distribution of $0.524 per Unit. Purchasers of Common Units in this offering will not receive this distribution.

    Based on the amount of working capital that the Partnership is expected to have at the closing of this offering, the availability of the Working Capital Facility and the assumptions discussed below, the Partnership believes it should have Available Cash constituting Cash from Operations sufficient to allow the Partnership to distribute the First Target Distribution on all Units with respect to each quarter during 1996 and the Second Target Distribution on all Units with respect to each quarter during 1997, although no assurance can be given in respect of such distributions. This belief is based on the Partnership's assumptions regarding the future business prospects of the Partnership and other assumptions that it believes are within a range of reasonableness. Some of these assumptions are beyond the control of the Partnership and cannot be predicted with certainty, including assumptions concerning market and economic conditions and other factors, such as log and lumber prices, attainment of projected timber harvest schedules, availability of non-fee timber, export and environmental restrictions and other factors that affect the availability of timber and the level of lumber production. If the Partnership's assumptions, particularly with respect to prices, prove to be incorrect, Available Cash constituting Cash from Operations could be insufficient to permit the Partnership to make the distributions estimated as described above. Accordingly, no assurances can be given that distributions at those levels will be made. See "Risk Factors -- Risks Inherent in an Investment in the Partnership -- Partnership Assumptions Concerning Future Operations May Not Be Realized." The Partnership does not intend to update the expression of belief set forth above.

    The Partnership's estimates of Available Cash constituting Cash from Operations are based in part on the following specific assumptions: (i) the rate of inflation will be 3.0% for each year; (ii) prices for logs, lumber and plywood in 1996 will approximate 1995 prices and prices for logs and lumber will increase by the assumed rate of inflation in 1997; (iii) the Partnership will harvest timber in accordance with its harvest plan, which is based on projections of demand, price, availability of timber and other factors beyond the control of the Partnership and which contemplates the harvest of 270 MMBF in 1996 and 256 MMBF in 1997; (iv) purchases of logs from private sellers will decrease beginning in 1996 in the Oregon and Inland Regions; (v) purchases of logs from federal sources will be substantially reduced in the Inland Region and will be minimal in the Oregon Region in 1996 and 1997; (vi) purchases of logs from state sources will remain relatively constant through 1997; (vii) manufacturing productivity will improve in 1996 and 1997 at the Prineville Manufacturing Facility due to, among other factors, certain anticipated capital expenditures at such facility; and (viii) capital expenditures for maintenance will average approximately $3.0 million per year in 1996 and 1997. The Partnership's performance for future years is difficult to predict, and the realization of the assumptions underlying the projected performance is uncertain.

    When used in this Prospectus the words "expect," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

    The following table sets forth for the periods and at the dates indicated, selected historical financial and operating data for the Partnership and its predecessors, on a combined historical basis. The selected historical financial data for the three years ended December 31, 1993, 1994 and 1995 are derived from the audited historical consolidated financial statements of the Partnership and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The related historical consolidated financial data for the three-month periods ended March 31, 1995 and 1996 are derived from the unaudited historical consolidated financial statements of the Partnership included elsewhere in the Prospectus, which in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for the interim periods are not necessarily indicative of the results that can be expected for a full year. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The comparability of results of operations among the periods presented is affected by the acquisitions of DAW/W-I in September and October 1993, which were accounted for under the purchase method of accounting. The results shown do not include any information with respect to the assets acquired from Cavenham in May 1996.

                                                                                        FOR THE QUARTER ENDED
                                                                                              MARCH 31,
                                                 FOR THE YEAR ENDED DECEMBER 31,       ------------------------
                                             ----------------------------------------     1995         1996
                                               1993 (A)      1994 (A)        1995      (UNAUDITED)  (UNAUDITED)
                                             ------------  ------------  ------------  -----------  -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
INCOME STATEMENT DATA:
  Revenues (b).............................   $  220,586    $  397,326    $  383,383    $  97,834    $  84,555
  Operating costs:
    Cost of products sold (c)..............      151,379       328,882       313,490       80,995       66,882
    Selling, general and administrative
     expenses..............................       10,379        21,148        21,653        5,309        5,312
                                             ------------  ------------  ------------  -----------  -----------
  Operating income.........................       58,828        47,296        48,240       11,530       12,361
  Interest expense.........................       14,201        23,894        31,053        7,522        8,245
  Amortization of debt issuance costs......          997         2,184           508          116          126
  Other (income) expense, net..............        3,208        (1,034)         (599)        (224)        (174)
                                             ------------  ------------  ------------  -----------  -----------
  Income before provision for income
   taxes...................................       40,422        22,252        17,278        4,116        4,164
  Provision for income taxes...............        1,501         2,514        --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Income before extraordinary item.........       38,921        19,738        17,278        4,116        4,164
  Extraordinary item -- loss on
   extinguishment of debt (d)..............       --           (16,178)       --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Net income...............................       38,921         3,560        17,278        4,116        4,164
  Accretion and income relative to
   mandatorily redeemable partnership
   interests...............................       (3,243)       (8,624)       --           --           --
                                             ------------  ------------  ------------  -----------  -----------
  Net income (loss) allocated to
   partnership and shareholders'
   interests...............................   $   35,678    $   (5,064)   $   17,278    $   4,116    $   4,164
                                             ------------  ------------  ------------  -----------  -----------
                                             ------------  ------------  ------------  -----------  -----------
  Earnings per Unit (e):
    Income before extraordinary item.......                 $     1.07    $     0.94    $    0.22    $    0.23
    Extraordinary item (d).................                      (0.88)       --           --           --
                                                           ------------  ------------  -----------  -----------
    Net income per Unit....................                 $     0.19    $     0.94    $    0.22    $    0.23
                                                           ------------  ------------  -----------  -----------
                                                           ------------  ------------  -----------  -----------
CASH FLOW AND OTHER DATA:
  EBITDDA (f)..............................   $   85,852    $   87,016    $   83,290    $  17,899    $  21,414
  Depletion, depreciation and amortization
   (c).....................................       31,229        40,870        34,959        6,261        9,005
  Additions to timber and timberlands......       11,230        15,794        31,211        3,988       15,766
  Additions to equipment...................        1,885        14,799        10,437        3,425        2,456

                                                                                        FOR THE QUARTER ENDED
                                                                                              MARCH 31,
                                                 FOR THE YEAR ENDED DECEMBER 31,       ------------------------
                                             ----------------------------------------     1995         1996
                                               1993 (A)      1994 (A)        1995      (UNAUDITED)  (UNAUDITED)
                                             ------------  ------------  ------------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................   $    2,291    $   51,684    $   66,737    $  59,500    $  66,025
  Total assets (g).........................      738,363       461,547       476,505      457,641      490,315
  Long-term debt (g).......................      480,362       300,000       326,000      303,000      340,000
  Partners' and shareholders' equity.......       98,632       119,397       107,056      123,259      101,781
OPERATING DATA:
  Fee timber harvested (MMBF)..............          152           215           202           46           75
  External log sourcing (MMBF).............          106           269           251           53           46
  Lumber production (MMBF).................          199           421           390          111           97
  Plywood production (MMSF) (3/8" basis)...           45           142           113           37           12

- ------------------------------
(a) Effective December 22, 1994, the Partnership completed an initial public offering of 9,850,000 Common Units. Since fewer than 80% of the limited partner interests were sold to the public and because the General Partners (or their affiliates) were also the general partners of the companies/partnerships that preceded the Partnership, the assets were not recorded as a purchase and therefore remain at their historical cost. The financial information for the periods prior to December 22, 1994 represents the financial results of the Partnership's predecessors. Results of operations for the 10-day period ended December 31, 1994 were not significant compared to the results of the combined predecessors taken as a whole. The operations of the Partnership per Unit for such 10-day period have been combined with the results of the predecessors for the year ended December 31, 1994. For additional information about the Partnership's predecessors and the results of the Partnership for the period from December 22, 1994 through December 31, 1994, see Note 1 of Notes to Consolidated Financial Statements.

(b) Total revenues from Inland Region sawmills acquired in the fourth quarter of 1993 that were closed in the first quarter of 1994 were $9.1 million in the year ended December 31, 1993 and $13.8 million in the year ended
     December 31, 1994. Total revenues from Inland Region sawmills that are or will be closed in 1996 were $9.1 million in the quarter ended March 31, 1996, $15.2 million in the quarter ended March 31, 1995 and $48.8 million in the year ended December 31, 1995. Total revenues from the Partnership's plywood manufacturing facility, scheduled to be closed during the third quarter of 1996, were $2.8 million in the quarter ended March 31, 1996, $9.8 million in the quarter ended March 31, 1995 and $31 million in the year ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

(c) In the first quarter of 1995, the Partnership completed a periodic update of its timber inventory system to reflect the timber it owned. The update resulted in an increase in timber volumes, which reduced the estimated depletion rates and decreased the depletion costs for the year ended December 31, 1995 by $7.4 million or $0.41 per Unit. This change in estimate had no impact on prior periods or on the Partnership's cash flow. See Note 5 of Notes to Consolidated Financial Statements.

(d) Prior to and in conjunction with the formation of the Partnership in 1994, borrowings of the Partnership's predecessors were refinanced and certain of the deferred issuance costs were written off as an extraordinary, non-cash charge.

(e) The determination of earnings per Unit for 1994 was made as if the initial public offering had been completed on January 1, 1994.

(f) EBITDDA is defined as net income before interest, amortization of debt issuance costs, income taxes, depreciation, depletion and amortization and extraordinary items. EBITDDA is provided because management believes EBITDDA provides useful information for evaluating the Partnership's ability to make the First and Second Target Distributions. EBITDDA should not be construed as an alternative to operating income (as an indicator of the Partnership's operating performance) or as an alternative to cash flows from operating activities (as a measure of liquidity).

(g) Included in total assets and long-term debt for the year ended December 31, 1993 was $220 million related to the purchase of certain timberlands in 1989. The Partnership's predecessors issued twenty-two $10 million installment notes to the seller secured by unconditional letters of credit. The deposited funds were restricted such that they could be used to only repay the notes. As a result, both the assets and liabilities remained on the predecessors' balance sheets.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Partnership was formed in 1994 to acquire, own and operate the business and assets of its predecessors. The following discussion addresses the consolidated results of operations of the Partnership. This discussion should be read in conjunction with the "Selected Historical Financial and Operating Data" and the consolidated financial statements appearing elsewhere in this Prospectus. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

    The first of the Partnership's predecessors was formed in 1988 and, either directly or through its affiliated partnerships, has completed a number of significant timberland and other asset acquisitions since that time. In addition, Crown Pacific historically has engaged in the sale or disposal of timberland and other properties not integral to its forest products operations, although such sales have been on a significantly lesser scale than its acquisitions. As a result, and as described in greater detail below, Crown Pacific has seen substantial growth since inception. See "Business and Properties -- Cavenham Acquisition" and "Business and Properties -- Other Recent Acquisitions and Dispositions."

    Each acquisition by Crown Pacific has been accounted for using the purchase method of accounting. Accordingly, the historical financial and operating data from one period to the next are not necessarily comparable and are not indicative of future results of operations. The following table identifies Crown Pacific's significant acquisitions:

           ACQUISITION                   DATE                      SELLER                CONSIDERATION
- ----------------------------------  ---------------  ----------------------------------  --------------
Central Oregon Timberlands          April 1988       Diamond Group Inc./Diamond Priest    $35.6 million
                                                      Lake Corporation
Prineville, Oregon sawmill          November 1988    Prineville Sawmill Company, Inc.      $6.3 million
Hamilton Timberlands                July 1989        Scott Paper Company/Three Rivers    $237.8 million
                                                      Timber Company
Central Oregon Timberlands and      October 1991     Gilchrist Timber Co.                $131.5 million
 Gilchrist, Oregon sawmill
Central Oregon Timberlands          June 1992        Pine Products Corporation             $8.8 million
Eastern Washington Timberlands      December 1992    Omak Wood Products, Inc.             $10.1 million
Redmond, Oregon plywood and         September 1993   DAW                                  $29.4 million
 remanufacturing facilities
Inland Region Timberlands and       October 1993     DAW/W-I                             $238.0 million
 sawmills
Northwest Washington, Tract 17      July 1995        Mutual of New York                   $18.0 million
 Timberlands
Olympic Timberlands and Eastside    May 1996         Cavenham Forest Industries          $205.0 million
 Timberlands

SUPPLY AND DEMAND FACTORS

    Crown Pacific's principal operations consist of the growing and harvesting of timber, the sale of logs and the processing and sale of lumber and other wood products. See "Business and Properties -- Overview." Results of operations are affected by various factors, which include general industry conditions, domestic and international prices and supply and demand for logs, lumber, and other wood products, seasonality and competition from other supplying regions and substitute products. Domestic demand for lumber and manufactured wood products is primarily affected by the level of new residential construction activity. In addition to housing starts, demand for wood products is also significantly affected by repair and remodeling activities and industrial uses, demand for which has historically been less cyclical. These fluctuations are reflected in changes in prices for logs, lumber and other manufactured wood products. The supply of logs available for purchase has been most affected in recent years by reductions in timber harvesting from United States federal lands, which imposed upward pressure on prices for logs and lumber and resulted in a number of sawmill and plywood facility closings in the Pacific Northwest.

    SUPPLY. Since 1988, the supply of timber for sale to domestic wood products manufacturing facilities has been most directly affected by the reduced availability of federal timber. Environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from federal lands. Federal timber under contract in the Pacific Northwest decreased 86% from approximately 11,000 MMBF in January 1988 to 1,500 MMBF in January 1996. The resulting supply decrease caused prices for logs and lumber to increase significantly, reaching peak levels during late 1993 and early 1994. Even though prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from federal lands, which is expected to continue for the foreseeable future, has benefited forest products companies with private timber holdings such as the Partnership through higher stumpage and log prices. Additionally, many manufacturing facilities without a sufficient supply of fee timber were forced to close, including three Crown Pacific sawmills that were closed promptly after their acquisition and two others in the Inland Region that have been closed or sold in 1996.

    The following chart demonstrates the declining amount of federal timber under contract to be harvested and the declining number of operating mills since January 1988 in the states of Oregon and Washington.

          FEDERAL TIMBER UNDER CONTRACT COMPARED WITH OPERATING MILLS
                             WASHINGTON AND OREGON

                                     VOLUME UNDER CONTRACT        NUMBER
                                      (MMBF) (USFS & BLM)     OPERATING MILLS
                                    -----------------------  -----------------
Jan-88                                         11000                   498
Jan-89                                          9200                   471
Jan-90                                          6500                   451
Jan-91                                          7500                   412
Jan-92                                          5500                   375
Jan-93                                          3700                   349
Jan-94                                          2300                   333
Jan-95                                          1600                   319
Jan-96                                          1500                   296

         Volume Under Contract data from Timber Data Company/USFS/BLM
            Operating Mills data from Paul F. Ehinger & Associates

    As a result of the declining availability of federal timber, the Partnership has pursued and is pursuing the acquisition of additional timberlands to increase its inventory of fee timber. During 1995 and 1994, Crown Pacific's Timberlands provided the Oregon Manufacturing Facilities with 35% and 44%, respectively, and the Inland Manufacturing Facilities with 40% and 34%, respectively, of their log requirements. These percentages are expected to increase significantly as a result of the acquisition of the Eastside Timberlands, the closure of two Inland Region manufacturing facilities and the plywood manufacturing facility and capital improvements to the Manufacturing Facilities that are expected, through more efficient processing, to reduce log supply requirements. The Partnership also purchases timber from numerous private landowners, from the States of Idaho, Montana and Washington and from the Bureau of Indian Affairs (the "BIA"). The Partnership believes that it has good relationships with these third-party suppliers and expects that it will continue to be able to purchase such supplies at current levels. For example, the Partnership believes that the supply of timber from the State of Idaho will be relatively constant as the State of Idaho uses revenues from timber sales for school funding. In addition, many private landowners depend upon the cash flow from regular sales of timber. As a result of the foregoing, the Partnership believes that it will have adequate supplies of timber in the foreseeable future for all of its remaining Manufacturing Facilities.

    Historically, Canada has been a significant source of lumber for the U.S. market. For example, during the four-year period ended December 31, 1993, Canadian softwood lumber imports into the U.S. averaged 13,025 MMBF per year, representing, on average, approximately 29% of U.S. softwood lumber consumption. This increased to 16,100 MMBF (33%) in 1994 and to an historic high of 17,000 MMBF (36%) in 1995. The increase in Canadian softwood lumber imports has been due in part to the reduced production levels of U.S. lumber manufacturers in the Pacific Northwest (resulting from the reduced availability of timber from U.S. federal lands), as well as to the large increase during 1995 in the price of residual wood chips. This price increase caused Canadian lumber producers to increase lumber production even though Canadian housing starts and Asian lumber demand were relatively low during 1995. The combination of these factors caused an increase in Canadian lumber imports into the U.S. in 1995, which contributed to a decline in U.S. lumber prices. In 1996, unusually high wood chip inventories have slowed the production of Canadian lumber and reduced its importation in to the U.S.

    In 1996, the U.S. and Canadian governments announced a five-year lumber trade agreement effective April 1, 1996. This agreement is intended to reduce the volume of Canadian lumber exported into the U.S. through the assessment of an export tariff on annual lumber exports to the U.S. in excess of 14,700 MMBF from the four major producing provinces. This 14,700 MMBF figure is approximately 10% lower than 1995 import levels from those provinces, but still exceeds the 1994 Canadian lumber exports to the U.S. from those provinces. A tariff of $50 per MBF will be assessed on the first 650 MMBF of lumber exported to the U.S. from the provinces above the 14,700 MMBF level. The tariff increases to $100 per MBF for any exports in excess of 15,350 MMBF. The lumber trade agreement has only recently been enacted and therefore its effect is uncertain. However, the agreement may limit the amount of lumber imported from Canada and could result in increased prices for logs and lumber.

    DEMAND. The domestic demand for lumber and manufactured wood products is directly affected by the level of residential construction activity. Changes in general demographic and economic factors, including interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and in turn in demand (and therefore prices) for lumber and commodity wood products. The market for repair and remodeling activities and industrial uses (as opposed to new construction) is also affected, although in a less volatile manner, by changes in economic conditions. As a result of the record prices in late 1993 and early 1994, distributors have shifted to reduced inventory levels, maintaining only enough inventory to provide supplies "just-in-time." The resulting decrease in demand contributed to lower prices in 1995, although the inability to replenish inventory during the recent, severe winter contributed to increased prices in 1996.

    Crown Pacific is also affected by international demand factors. Specifically, a portion of the Partnership's revenues is derived from the sale of logs for export, demand for which comes largely from Japan and other Asian countries. In these markets, residential construction styles have historically emphasized large, exposed beams and other wood surfaces of premium quality and species. The Partnership's logs sold for export are sold to export dealers, who take title to the logs at a United States port for resale to customers in Asian countries. The strength of the Japanese and other Asian economies and the relative strength of the United States dollar directly affect the demand for exported logs from the Partnership's Washington Region Timberlands.

    In addition to being susceptible to cyclical demand factors, demand for lumber and other wood products is seasonal. In the winter, demand for most lumber products generally subsides, increasing in the spring as construction activity resumes. Revenues from sales of exported logs are also seasonal, determined in part by variations in inventory in the countries that import those logs. Severe weather conditions, storms and natural disasters can also affect demand.

    The following table demonstrates the pricing trends for lumber  manufactured
from   Ponderosa  pine,  Douglas  fir/larch  and  hemlock/fir,  the  three  most significant timber species in the Partnership's Timberlands.

                          SELECTED SPECIES PRICES (1)
                       DECEMBER 31, 1988 - JUNE 30, 1996
                            (AVERAGE PRICE BY MONTH)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           PONDEROSA PINE   HEMLOCK/FIR   DOUGLAS FIR/LARCH
Jan-89              393.54        226.01              234.76
Feb-89              419.47        235.95              239.89
Mar-89              445.30        244.52              249.49
Apr-89              459.91        257.35              258.73
May-89              458.15        257.42              268.13
Jun-89              434.50        257.35              271.35
Jul-89              419.40        260.17              275.80
Aug-89              405.47        255.51              270.72
Sep-89              401.14        249.59              262.33
Oct-89              394.59        243.77              262.26
Nov-89              389.65        236.49              247.56
Dec-89              394.29        234.00              237.45
Jan-90              399.58        235.70              242.27
Feb-90              412.31        244.24              249.76
Mar-90              424.70        252.73              257.60
Apr-90              431.04        254.35              260.02
May-90              424.56        253.55              258.27
Jun-90              393.28        246.76              244.67
Jul-90              376.91        243.12              247.47
Aug-90              370.72        233.54              240.62
Sep-90              368.95        229.10              239.27
Oct-90              370.65        215.87              226.67
Nov-90              371.05        213.36              223.82
Dec-90              384.92        211.62              222.60
Jan-91              395.74        211.99              225.59
Feb-91              401.10        207.72              220.05
Mar-91              384.31        210.12              222.65
Apr-91              381.61        220.89              230.86
May-91              398.23        244.57              253.06
Jun-91              427.34        279.87              290.28
Jul-91              462.90        285.09              294.94
Aug-91              469.14        243.80              252.53
Sep-91              470.05        239.23              252.15
Oct-91              480.11        237.32              244.60
Nov-91              494.92        234.32              242.53
Dec-91              522.77        248.10              249.47
Jan-92              552.73        256.34              259.39
Feb-92              576.73        288.00              292.60
Mar-92              593.19        312.00              303.92
Apr-92              609.77        322.47              318.39
May-92              610.41        309.93              304.41
Jun-92              575.24        293.41              290.94
Jul-92              533.68        274.89              285.97
Aug-92              502.17        261.44              279.00
Sep-92              498.26        271.57              292.30
Oct-92              506.37        268.43              286.76
Nov-92              508.91        275.18              296.06
Dec-92              546.88        300.68              320.32
Jan-93              504.81        333.05              342.93
Feb-93              676.94        389.58              390.32
Mar-93              772.07        480.40              460.71
Apr-93              813.33        486.89              481.17
May-93              760.56        421.60              441.37
Jun-93              683.57        361.40              403.55
Jul-93              619.92        327.94              383.02
Aug-93              585.53        334.07              374.94
Sep-93              613.15        372.30              403.99
Oct-93              637.65        398.77              418.28
Nov-93              648.34        414.87              424.11
Dec-93              685.32        447.62              457.78
Jan-94              727.51        472.03              483.43
Feb-94              741.51        451.98              470.05
Mar-94              730.84        458.14              466.61
Apr-94              701.71        417.66              416.90
May-94              637.48        382.94              392.87
Jun-94              636.95        416.25              418.74
Jul-94              630.75        404.38              401.52
Aug-94              609.09        411.85              403.07
Sep-94              615.80        412.12              411.50
Oct-94              631.92        373.94              384.40
Nov-94              652.29        382.14              389.39
Dec-94              668.05        373.99              383.80
Jan-95              668.31        372.48              375.30
Feb-95              668.77        381.70              373.32
Mar-95              658.88        375.22              376.01
Apr-95              643.66        354.86              361.91
May-95              626.91        345.72              354.49
Jun-95              607.49        324.16              334.35
Jul-95              572.73        339.15              347.28
Aug-95              568.45        351.66              360.65
Sep-95              563.86        373.85              381.56
Oct-95              554.15        382.73              376.42
Nov-95              532.21        338.79              356.74
Dec-95              533.57        322.98              355.88
Jan-96              535.91        320.64              354.72
Feb-96              534.71        329.48              362.31
Mar-96              535.52        344.85              372.78
Apr-96              544.01        361.48              380.87
May-96              554.80        387.37              404.21
Jun-96              584.51        407.86              425.94

(1) Source: Western Wood Products Association.

RESULTS OF OPERATIONS

    The Partnership's predecessors were formed as a result of a series of acquisitions, either directly or through affiliated partnerships, beginning in 1988. Accordingly, the historical financial and operating data from one period to the next are not necessarily comparable and are not indicative of future results of operations. The largest of these acquisitions since January 1, 1993 occurred in September and October 1993, with the acquisition of the Timberlands and Manufacturing Facilities in the Inland Region. In addition, the Partnership's predecessors engaged in the sale or disposal of timberlands and other properties not integral to their forest products operations, although such sales were on a significantly lesser scale than their acquisitions. The acquisitions are listed and discussed under " -- General," "Business and Properties -- Overview," "-- Cavenham Acquisition," and "-- Other Recent Acquisitions and Dispositions."

    RECENT DEVELOPMENTS. On July 10, 1996, the Partnership reported its results of operations for the quarter ended June 30, 1996. Net income for the quarter was approximately $4.4 million on revenues of approximately $96.1 million, compared to approximately $4.2 million on revenues of approximately $88.7 million for the 1995 second quarter. The increased revenues in the second quarter of 1996 were primarily attributable to improving lumber prices and to higher log sales volumes resulting from the Cavenham Acquisition. In addition, second quarter 1995 sales were lower due to a labor strike at the Thompson Falls, Montana sawmill and the Redmond, Oregon plywood facility.

    During the quarter ended June 30, 1996, the Partnership completed the sale of the sawmill at Thompson Falls and permanently closed the sawmill at Albeni Falls, Idaho. These two Inland Region sawmills could not be supplied with competitively priced externally purchased logs. The Managing General Partner has also decided to close the plywood facility during the third quarter of 1996. This decision was based upon a sharp decline in plywood prices, which resulted from increased competition from lower cost panel substitutes such as OSB. The Partnership believes that the combination of the Cavenham Acquisition and the facility closures will improve the Partnership's raw material self-sufficiency, which should result in improved margins.

    FIRST QUARTER 1996 COMPARED TO FIRST QUARTER 1995. The Partnership's Thompson Falls, Montana sawmill effectively closed in December 1995 and was sold in June 1996. In order to enhance the comparability of the quarters' results, the Thompson Falls 1995 operations have been excluded from the comparison of results of operations for the quarters ended March 31, 1995 and 1996.

    Revenues totaled $84.6 million and $92.4 million for the quarters ended March 31, 1996 and 1995, respectively. The $7.8 million decrease in revenues was primarily caused by generally lower prices and lower sales volumes of plywood and lumber. The lower plywood sales volume was a result of a temporary curtailment of plywood production due to low prices. Lumber sales volumes were 5% lower in the first quarter of 1996 as compared to the prior year quarter due to unusually severe winter weather slowing construction activity and mill production levels. Prices were generally lower in 1996 compared to 1995 across all product lines due primarily to lower demand caused by the severe 1996 winter weather conditions across much of the U.S. Prices for lumber sold from the Partnership's Oregon and Inland Manufacturing Facilities were 15% and 10% lower, respectively, than in the first quarter of 1995. The lower prices and volumes were offset in part by a $4.0 million timber sale in the Partnership's Inland Region.

    Cost of products sold totaled $66.9 million and $75.0 million for the quarters ended March 31, 1996 and 1995, respectively. The $8.1 million decrease in cost of products sold was primarily due to lower sales volumes of lumber and plywood. Also, in response to the low product prices in the first quarter 1996, the Partnership increased its harvest volumes of low-cost fee timber and reduced the volume of higher cost externally purchased logs. As a result, first quarter 1996 gross margins increased to 21% from 19% in the first quarter of 1995.

    Interest expense totaled $8.2 million and $7.5 million for the quarters ended March 31, 1996 and 1995, respectively. First quarter 1996 interest expense was $0.7 million higher than the 1995 quarter due primarily to additional borrowings related to recent purchases of timberland and timber cutting rights.

    YEARS 1993, 1994 AND 1995. As part of the Inland Region acquisition strategy, in the first half of 1994 the Partnership's predecessors closed three of the newly acquired Manufacturing Facilities that were not considered strategic. The Partnership has recently closed two more of the Inland Region manufacturing facilities and has decided to close the plywood manufacturing facility by the end of 1996. See "Business and Properties -- Manufacturing Facilities." Included in the results for the years ended December 31, 1994 and 1993 were $13.8 million and $9.1 million, respectively, of revenues and $1.0 million of operating losses and $1.1 million of operating income, respectively, related to the facilities closed in 1994.

    The Partnership completed its initial public offering on December 22, 1994. As a result, the Partnership's 1994 financial results include only ten days of operations. In order to enhance discussion of the 1994 results, the
Partnership's 1994 operations have been combined with the Partnership's predecessors' herein. The Partnership's results for the ten days ended December 31, 1994 have been included in Note 1 to the Notes to the Consolidated Financial Statements.

    1995 COMPARED TO 1994. The Partnership's revenues totaled $383.4 million and $397.3 million for the years ended December 31, 1995 and 1994, respectively. The $13.9 million decrease in revenues was primarily due to lower lumber prices and lower sales volumes of external logs and stumpage, offset in part by higher by-product sales and by the $10.2 million sale of non-strategic central Washington timberland property. Lumber prices in the Oregon and Inland Regions were 9% and 13% lower, respectively, than 1994 resulting from lower demand caused by lower residential construction activity and increased Canadian lumber exports to the United States. External log and stumpage sales volumes were 29% lower during 1995 as compared to 1994 primarily due to higher harvest volumes of lower quality commercially thinned logs in 1994. In addition, fee harvest levels were 6% lower in 1995 as compared to 1994 primarily due to reductions in the commercial thinning program.

    Cost of products sold totaled $313.5 million and $328.9 million for the years ended December 31, 1995 and 1994, respectively. The $15.4 million decrease in cost of products sold was primarily due to lower sales volumes of logs and stumpage coupled with a lower fee harvest and lower depletion costs. Also included in the 1995 cost of products sold was the $6.5 million cost basis related to the sale of the non-strategic central Washington timberland property.

    Selling, general and administrative costs remained flat, increasing only 2.3% in 1995 over 1994.

    Interest expense totaled $31.1 million and $23.9 million for the years ended December 31, 1995 and 1994, respectively. The higher 1995 interest expense was primarily due to generally higher interest rates caused by a larger portion of fixed rate borrowings in 1995 as compared to the prior year.

    The Partnership's policy is to capitalize all direct costs incurred in connection with new financing and to amortize those costs over the term of the related loan. Deferred financing costs are written off as an extraordinary non-cash loss upon early retirement of the debt to which such costs relate. Amortization of debt issuance costs was $0.5 million and $2.2 million for the years ended December 31, 1995 and 1994, respectively. The 1995 amortization relates to financings that have occurred since the Partnership's initial public offering. The 1994 amortization relates to the various debt financings of the Partnership's predecessors, for which significantly higher financing costs were incurred. The Partnership's predecessors' capitalized financing costs were written off either prior to or simultaneous with the Partnership's initial public offering. As a result, the Partnership and the Partnership's predecessors reported, in 1994, a $16.2 million non-cash extraordinary charge to record the write-off of certain debt issuance costs.

    Beneficial owners of Units in the Partnership are generally considered partners for income tax purposes. Accordingly, the Partnership pays no income taxes and does not include a provision for income taxes in its financial statements. Certain of the Partnership's predecessors were taxable entities and accordingly provided for income taxes in their financial statements.

    The capital structure of the Partnership's predecessors included mandatorily redeemable preferred equity interests. During 1994, $8.6 million of accretion and income were allocated to these interests. These interests were redeemed simultaneously with the Partnership's initial public offering of Units.

    1994 COMPARED TO 1993. Crown Pacific's revenues totaled $397.3 million and $220.6 million for the years ended December 31, 1994 and 1993, respectively. The $176.7 million increase in revenues was due primarily to the acquisition of DAW/W-I in September and October 1993. This acquisition increased the number of the Partnership's Manufacturing Facilities from two to eight (excluding the three mills closed shortly after the acquisition) and increased the amount of fee owned timberland by over 55%. The volume of lumber sold in 1994 increased by 113% over 1993, from 196 MMBF to 418 MMBF, as a result of the added Manufacturing Facilities. Lumber prices decreased in 1994 as compared to 1993 by 12% and 6% for the Oregon and Inland Regions, respectively. The decrease in lumber prices was caused primarily by lower demand that resulted from higher interest rates that slowed residential construction activity. External log sales revenues increased by 120% in 1994 over 1993 due primarily to the DAW/W-I acquisition. External log sales volumes totaled 193.5 MMBF and 70 MMBF for the years ended December 31, 1994 and 1993. respectively. Partially offsetting the higher sales volumes of wood products and logs was a $7.6 million decrease in sales of properties that have a higher and/or better use than for the production of timber.

    Cost of products sold totaled $328.9 million and $151.4 million for the years ended December 31, 1994 and 1993, respectively. The $177.5 million increase in cost of products sold is directly attributable to the higher sales volumes of lumber, plywood and external logs. Cost of sales as a percent of revenues increased from 69% to 83% primarily due to the increased sales from the Manufacturing Facilities, which generally have lower margins than sales of logs and timber and, to a lesser extent, the decline in lumber prices. In addition, five of the Partnership's manufacturing facilities were temporarily closed for three to four weeks during April 1994 due to unusually low lumber prices.

    A major component of the cost of products sold is a non-cash charge for depreciation, depletion and amortization ("DD&A"). DD&A increased by 31% during 1994 as compared to 1993 primarily due to a 41% increase in the fee timber harvest, which is directly attributed to the DAW/W-I acquisition.

    Selling, general and administrative expenses increased by 104% or $10.8 million, which was primarily due to the DAW/W-I acquisition in the fall of 1993.

    Interest expense during this period increased by 68%, from $14.2 million to $23.9 million, primarily as a result of the additional indebtedness incurred to finance the acquisition of the Inland operations and to a lesser extent because of higher interest rates.

    Amortization of debt issuance costs totaled $2.2 million during the year ended December 31, 1994, as compared to $997,000 for the same period in 1993. This increase resulted from the new financing incurred in connection with the DAW/W-I acquisition. The 1994 results included a $16.2 million non-cash charge to record the write-off of certain debt issuance costs. These costs were previously capitalized on the Partnership's predecessors' balance sheet.

    Other income and expense, net, includes certain non-recurring items which do not directly affect Crown Pacific's ongoing operations. Other income for 1994 was $1.0 million, which compares to $3.2 million of expense in 1993. In 1993, other income and expense included certain costs associated with the unfavorable resolution of two stumpage contracts as well as certain nonrecurring costs associated with upgrading the newly acquired DAW/W-I mills.

EFFECT OF INFLATION

    The Partnership has experienced increased costs in recent years due to the effect of inflation on the cost of labor, materials, supplies, energy, plant and equipment. Certain of these increases directly affect income through increased operating costs. During the period from 1992 through early 1994, raw material (primarily logs) prices increased significantly and exceeded inflation. Conversely, raw material prices have generally decreased since early 1994 and operating costs have increased at approximately the same rate as inflation. Improved operating efficiencies as a result of the recent capital expenditures, however, have partially offset these cost increases.

LIQUIDITY AND CAPITAL RESOURCES

    The Partnership's primary source of liquidity has been cash from operations. Net cash provided by operating activities was $23.0 million, $57.5 million and $59.7 million for 1995, 1994 and 1993, respectively. Cash from operations, which includes changes in working capital, was $34.5 million lower in 1995 primarily due to the unusual cash requirements related to the initial public offering on December 22, 1994. The 1995 working capital balances are more representative of the Partnership's normal working capital level. In addition, notes receivable increased by $5.5 million in 1995 primarily due to the sale and exchange of 10,400 acres of timberland ("Tract 17") adjacent to its Hamilton Timberlands. At March 31, 1996, the Partnership had $13.7 million of cash and cash equivalents.

    In April 1996, the Board of Control of the Managing General Partner declared the first quarter 1996 distribution of $0.524 per Unit. The distribution was paid on May 14, 1996 to Unitholders of record on May 3, 1996. The Board of Control of the Managing General Partner has declared a second quarter distribution of $0.524 per Unit. Purchasers of Common Units in this offering will not receive this distribution. For the year ended December 31, 1995, the Partnership paid an aggregate distribution of $2.04 per Unit.

    Cash required to meet the Partnership's quarterly cash distributions, capital expenditures and interest and principal payments on indebtedness will be significant. The Managing General Partner expects that debt service will be funded from current operations. The Partnership expects to make cash distributions from current funds and cash generated from operations. Capital expenditures are expected to be funded by current funds, cash generated from operations, sales of non-strategic properties and/or bank borrowings.

    Timber and timberland capital expenditures were $31.2 million, $15.8 million and $11.2 million (which exclude the acquisition of timberlands in connection with the purchase of the DAW/W-I business) in the years ended December 31, 1995, 1994 and 1993, respectively. The expenditures were primarily for the purchase of timberlands, cutting contracts, construction of logging roads and reforestation. In addition, during 1995, the Partnership completed the tax-deferred exchange and purchase of the Tract 17 timberlands for approximately $18.0 million. The exchange portion of the transaction was funded from the proceeds obtained from the disposition of certain other non-strategic timberlands and the balance was financed with borrowings under the existing credit facilities.

    Property, plant and equipment capital expenditures were $10.4 million, $14.8 million, and $1.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. The expenditures were primarily made to increase the efficiency of the Manufacturing Facilities by decreasing production costs and increasing recovery rates and for replacing older machinery and equipment. The Partnership funded its capital expenditures primarily from internally generated funds and bank borrowings.

    Capital expenditures were $18.2 million and $7.4 million for the quarters ended March 31, 1996 and 1995, respectively. For the quarter ended March 31, 1996, timber and timberland capital expenditures of $15.8 million were primarily for the purchase of additional timber cutting rights and timberlands, the construction and repair of logging roads and the reforestation of the Timberlands. Plant and equipment capital expenditures of $2.5 million for the first quarter of 1996 were primarily made to increase the efficiency and operating capacity of the Manufacturing Facilities, to purchase logging machinery and to replace and retire older machinery and equipment. The Partnership funded its capital expenditures from internally generated funds, property sales, bank borrowings and cash and cash equivalents.

    The Managing General Partner anticipates that the Partnership will spend approximately $8.0 million in 1996 on the construction of logging roads, purchase of logging equipment and reforestation of its Timberlands. In addition, 1996 capital expenditures of approximately $9.0 million are planned for the Manufacturing Facilities. These capital expenditures will be for improvement in product recovery, diversification of the product mix, reduction in production costs and computer software. It is anticipated that the planned 1996 capital expenditures will be funded primarily from current funds and cash generated from operations. The Partnership is considering purchasing or constructing a sawmill in northwest Washington to process non-export quality logs from the Hamilton and Olympic Timberlands and, to a lesser extent, logs purchased from other parties into dimension lumber.

PARTNERSHIP INDEBTEDNESS

    Upon the completion of this offering and the related transactions, the Partnership will have (i) the $125 million revolving credit Acquisition Facility, (ii) a $40 million revolving credit facility (the "Working Capital Facility") and (iii) an aggregate of $300 million in Senior Notes (the "Senior Notes"). In addition, the Partnership contemplates the sale of up to an additional $125 million in Senior Notes (the "New Senior Notes") after the closing of this offering, the proceeds of which will be used to repay other indebtedness. As described below, the amount available to be borrowed under the Acquisition Facility will be affected by the amount of New Senior Notes issued.

    THE ACQUISITION FACILITY. The Operating Partnership intends to enter into the Acquisition Facility concurrently with the closing of this offering. The facility will be provided by a syndicate of banks for which Bank of America National Trust and Savings Association ("Bank of America") acts as agent. At closing, the Operating Partnership expects to borrow $115.2 million under the Acquisition Facility in order to repay a portion of the Cavenham Debt. See "Use of Proceeds." The following is a summary of the anticipated terms of the agreement governing the Acquisition Facility (the "Acquisition Facility Credit Agreement"), the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Acquisition Facility Credit Agreement.

    The Acquisition Facility will be a three-year unsecured revolving credit facility to finance the acquisition of timberlands and related assets and will provide for maximum borrowings outstanding under this facility at any time of $125 million. However, to the extent the Partnership elects to issue more than $75 million in New Senior Notes and other long-term indebtedness, the maximum amount available under the Acquisition Facility will be reduced by an equivalent amount.

    The Acquisition Facility will be nonrecourse to the Managing General Partner and will not be subject to any cross-default in respect of indebtedness of the Managing General Partner or its affiliates, except in the event of the bankruptcy of the Managing General Partner. However, an event of default under certain other agreements governing indebtedness for borrowed money of the Operating Partnership would constitute a default under the Acquisition Facility.

    At the option of the Operating Partnership, amounts borrowed under the Acquisition Facility will bear interest at either (i) one, two, three or six month LIBOR plus a margin ranging from 0.75% to 2.0% or (ii) the higher of (a) Bank of America's reference rate or (b) the federal funds rate plus 0.5%, plus a margin ranging up to 1.0%. The applicable margin will be adjusted quarterly based on the Operating Partnership's ratio of interest-bearing debt to EBITDA (as defined in the Acquisition Facility Credit Agreement and which includes cash proceeds from the sale of properties), computed on a rolling historical four-quarter basis as of the last day of the immediately preceding quarter. Interest will be payable quarterly. The Operating Partnership will have the option upon the expiration of the three-year revolving term to convert the facility into a four-year term loan, in which case the principal amount then outstanding will be amortized in 16 equal quarterly installments.

    The Acquisition Facility Credit Agreement will require the Operating Partnership to deposit the net cash proceeds from any timber harvest in excess of:

       150% of a specified base volume (250 MMBF per year) in any one year; 140% of the specified base volume over any two-year period;
       130% of the specified base volume over any three-year period; or 120% of the specified base volume over any four-year period into an escrow account for (i) repayment of senior indebtedness of the Operating Partnership or (ii) the purchase within 180 days of additional timber or timberlands at fair market value. The base volume will be adjusted to reflect future acquisitions and dispositions of timberlands.

    The Acquisition Facility Credit Agreement will contain covenants prohibiting the Operating Partnership from creating, incurring, assuming, suffering to exist or guaranteeing any indebtedness other than (i) the Senior Notes, (ii) borrowings under the Working Capital Facility, (iii) borrowings under the Acquisition Facility, the New Senior Notes and additional indebtedness of up to $1.0 million if, in each case, (a) the ratio of pro forma operating cash flow of the Operating Partnership during the four quarters immediately preceding the date of such incurrence to the pro forma interest expense associated with all consolidated indebtedness of the Partnership (including only actual interest payments under the Working Capital Facility) during the period of four consecutive quarters immediately preceding the incurrence is at least 2.50 to 1 and (b) the ratio of pro forma operating cash flow of the Operating Partnership during the four quarters immediately preceding the date of such incurrence to the maximum pro forma interest and principal payments due during any future period of four consecutive quarters (prior to final maturity of the Acquisition Facility) associated with all consolidated indebtedness of the Partnership is at least 1.25 to 1 (including only actual interest payments under the Working Capital Facility) and (iv) additional unsecured indebtedness of the Partnership up to $10 million owing to a General Partner or an affiliate of a General Partner, provided that such indebtedness is expressly subordinated to borrowings under the Acquisition Facility.

    Other covenants in the Acquisition Facility Credit Agreement will prohibit the Operating Partnership from (i) creating, incurring or suffering to exist any lien for borrowed money, subject to certain exceptions, including liens on inventory and receivables to secure the Working Capital Facility in a principal amount of up to $40 million and purchase money mortgages for up to 85% of the purchase price of property acquired by the Operating Partnership (subject to certain annual and cumulative limitations); (ii) making cash distributions in any quarter in excess of Available Cash (substantially as defined under "Cash Distribution Policy" except that the determination of Available Cash for any quarter must include (a) a reserve equal to 25% of the principal amount to be paid on the Senior Notes during the nine-month period following such quarter,
(b) a reserve equal to 50% of the interest to be paid on the Senior Notes on the next interest payment date following such quarter and (c) a reserve equal to the total unpaid accrued interest on the Acquisition Facility and the Working Capital Facility as of the date of determination) for the preceding quarter;
(iii) making cash distributions while an event of default under the Acquisition Facility Credit Agreement exists or if, after giving effect to such distribution, an event of default would exist; (iv) entering into certain transactions with affiliates; (v) purchasing or owning any securities of any person or making loans or capital contributions to or guaranteeing the obligations of any person, subject to certain exceptions, including investments in the ordinary course of business in partnerships, joint ventures and subsidiaries engaged in a permitted business; (vi) merging or consolidating with, or liquidating, dissolving, conveying, selling, leasing or otherwise disposing of all or substantially all of its property, assets or business as an entirety to any other person, subject to certain exceptions; or (vii) selling or otherwise disposing of assets (other than certain dispositions of property in the ordinary course of business) unless the net proceeds from such sales or dispositions in excess of $10 million per calendar year and $51.5 million over the life of the Senior Notes are spent or committed to be expended within 180 days for productive assets in a permitted line of business or for the making of principal payments on senior indebtedness of the Operating Partnership.

    In addition to the covenants described above, an event of default will occur under the Acquisition Facility Credit Agreement if, among other things, (i) there is a material adverse change in, or an event occurs that would have a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Partnership or the Operating Partnership or (ii) without the consent of lenders of 66 2/3% in principal amount of the indebtedness outstanding under the Acquisition Facility, Peter W. Stott at any time is not either the Chief Executive Officer (as he now serves) or the Chairman of the Managing General Partner. Also, the Acquisition Facility Credit Agreement will require the Operating Partnership to maintain a ratio of cash flow to interest expense of not less than 2.5 to 1.0 and a ratio of cash flow to debt service of not less than 1.25 to 1.0.

    THE WORKING CAPITAL FACILITY. The Operating Partnership will enter into the Working Capital Facility concurrently with the closing of this Offering. Like the Acquisition Facility, the Working Capital Facility will be provided by a syndicate of banks for which Bank of America acts as agent. The following is a summary of the anticipated terms of the agreement governing the Working Capital Facility (the "Working Capital Facility Agreement"), the form of which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Working Capital Facility Agreement.

    The Working Capital Facility will be a three-year revolving credit facility, will be secured by the inventory and accounts receivable of the Operating Partnership and will provide for maximum borrowings outstanding at any time of $40 million. The facility will be nonrecourse to the Managing General Partner and will not be subject to any cross-default in respect of indebtedness of the Managing General Partner or its affiliates, except in the event of the bankruptcy of the Managing General Partner. However, an event of default under certain other agreements governing indebtedness for borrowed money of the Operating Partnership would constitute a default under the Working Capital Facility Agreement.

    At the option of the Operating Partnership, amounts borrowed under the Working Capital Facility will bear interest at either (i) one, two, three, or six month LIBOR plus a margin ranging from 0.625% to 1.75% or (ii) the higher of
(a) Bank of America's reference rate or (b) the federal funds rate plus 0.5%, plus a margin ranging up to 0.75%. The applicable margin will be adjusted quarterly based on the Operating Partnership's ratio of interest-bearing debt to EBITDA (as defined in the Working Capital Facility Agreement and which includes cash proceeds from the sale of properties) computed on a rolling historical four-quarter basis as of the last day of the immediately preceding quarter. Interest will be payable quarterly. There must be no amount outstanding under the Working Capital Facility for at least 30 consecutive days not less often than once every 12 months.

    The material covenants contained in the Working Capital Facility Agreement are expected to be substantially the same as those in the Acquisition Facility Credit Agreement, except that the Working Capital Facility Agreement will require the Operating Partnership to maintain a ratio of cash flow to interest expense of not less than 1.5 to 1.0 and will not impose a requirement with respect to the ratio of cash flow to debt service. The Working Capital Facility Agreement will be cross-defaulted with the Acquisition Facility Credit Agreement.

    THE SENIOR NOTES. In December 1994 and March 1995, the Operating Partnership consummated the sale of the Senior Notes. The following is a summary of the terms of the agreements governing the Senior Notes (the "Senior Note Agreements"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. This debt is unsecured and consists of two issuances of notes, each with a maturity of 15 years (with an average life of 10.5 years). Principal is payable in eight equal installments in each of the years 2002 through 2009 and interest is payable semi-annually. An aggregate $275 million of the Senior Notes have an interest rate of 9.78%; the remaining $25 million of the Senior Notes have an interest rate of 9.60%.

    The Operating Partnership is permitted to make additional prepayments of principal of the Senior Notes at any time at a price equal to the greater of (i) 100% of the principal amount of the Senior Notes being prepaid plus accrued interest thereon or (ii) the future debt service on such Senior Notes discounted to present value at a rate equal to 50 basis points in excess of the rate on U.S. Treasury securities of a maturity comparable to the remaining weighted average life of all outstanding Senior Notes plus accrued interest.

    The Senior Notes are nonrecourse to the Managing General Partner and its affiliates and are not subject to any cross-default in respect of indebtedness of the Managing General Partner or its affiliates, except in the event of the bankruptcy of the Managing General Partner. However, an event of default under certain other agreements governing indebtedness for borrowed money of the Operating Partnership would constitute a default under the Senior Notes.


    The material covenants contained in the Senior Note Agreements are substantially the same as those described above with respect to the Acquisition Facility Credit Agreement and Working Capital Facility Agreement, except that
(i) the Operating Partnership is permitted to incur any additional indebtedness so long as after giving effect to any such incurrence it complies with the pro forma cash flow to pro forma interest expense and pro forma cash flow to maximum pro forma interest expense tests described above, (ii) the Senior Note
Agreements do not contain a default provision based upon a material adverse change in, or the occurrence of an event that would have a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Partnership or the Operating Partnership, (iii) the Senior Note Agreements do not contain a default provision based upon the failure of Peter W. Stott at any time to serve as either the Chief Executive Officer or the Chairman of the Managing General Partner and (iv) the base harvest volume under the Senior Note Agreements (with respect to which excess harvest proceeds must be deposited in an escrow account for application in the manner described above) is, as a result of the Cavenham Acquisition, currently higher than the base harvest volume under the Acquisition Facility Credit Agreement. This increase in base harvest volume resulting from the Cavenham Acquisition will expire in December 2002, at which time the base harvest volume under the Senior Note Agreements will be substantially less than that under the Acquisition Facility Credit Agreement. Thereafter, unless the Senior Note Agreements have been amended to incorporate a base harvest volume comparable to that set forth in the Acquisition Facility Credit Agreement, the Senior Note Agreements will require that the proceeds from a substantial portion of the Partnership's planned harvest be applied either to the repayment of senior indebtedness of the Operating Partnership or to the purchase within 180 days of additional timber or timberlands. The Partnership intends to seek such an amendment.


    Although the Senior Note Agreements do not contain the covenants described in the preceding paragraph, a breach of these covenants in the Acquisition Facility Credit Agreement or Working Capital Facility Agreement that leads to an event of default thereunder will constitute an event of default under the Senior Note Agreements.

    DEBT TO BE REPAID. In order to finance the Cavenham Acquisition and refinance certain acquisition-related debt incurred by the Operating Partnership during 1995 pending the closing of this offering, in May 1996 the Operating Partnership converted its previous acquisition facility into the $250 million term loan Cavenham Debt. The Cavenham Debt is expected to be repaid in full from the proceeds of this offering, borrowings under the Acquisition Facility and capital contributions from the General Partners. See "Use of Proceeds."

    The Cavenham Debt, which is nonrecourse to the Managing General Partner, consists of an acquisition loan in the principal amount of $150 million and a bridge loan in the principal amount of $100 million. Both loans bear interest at either (i) one, two, three or six month LIBOR plus 2.5%, or (ii) the higher of
(a) Bank of America's reference rate or (b) the federal funds rate plus 0.5%, plus, 1.5%. Interest is payable quarterly. The acquisition loan requires quarterly principal payments in varying amounts beginning on September 30, 1998 and matures on June 30, 2002. The bridge loan requires principal payments in the amount of $12,500,000 each on December 31, 1996 and March 31, 1997 and $37,500,000 each on June 30, 1997 and January 1, 1998. The credit agreement governing the Cavenham Debt provides that an event of default will occur if the Partnership fails to raise at least $100 million through the sale of additional Common Units by June 30, 1997. In addition, if the Partnership has not raised at least $125 million through the sale of additional Common Units by December 31, 1996, the interest rate margins on these loans will increase by 1.0%. As a result of the consummation of this offering, these provisions will not be included in the Acquisition Facility Credit Agreement.

    Under the terms of the Cavenham Debt, the Operating Partnership is also required to comply with several financial covenants that will not be imposed, or will be modified, under the Acquisition Facility Credit Agreement. These covenants include a requirement that the Operating Partnership maintain a ratio of cash flow to interest expense of not less than (i) 1.5 to 1.0 through December 31, 1996, (ii) 2.0 to 1.0 from January 1, 1997 through December 31, 1997 and (iii) 2.25 to 1.0 thereafter. In addition, the ratio of total debt to cash flow may not exceed (i) 5.75 to 1.0 through September 30, 1996, (ii) 5.5 to
1.0 from October 1, 1996 through June 30, 1997, (iii) 4.5 to 1.0 from July 1, 1997 through December 31, 1997 and (iv) 4.25 to 1.0 thereafter. Finally, the ratio of cash flow to the sum of distributions to limited partners plus debt service may not be less than 1.0 to 1.0.

    Concurrently with the closing of the Cavenham Debt, the Operating Partnership restructured its $40 million working capital facility to incorporate the financial covenants described above. This facility will be replaced with the Working Capital Facility.

    THE NEW SENIOR NOTES. Within not more than six months after the consummation of this Offering, the Operating Partnership is expected to complete the issuance and sale of the New Senior Notes on terms similar to those contained in the Senior Notes (except that the timber harvest limitations are expected to be similar to those contained in the Acquisition Facility Credit Agreement). The net proceeds from the New Senior Notes will be applied in full to repayment of amounts then outstanding under the Acquisition Facility. The Managing General Partner anticipates that following this repayment, the full amount of the Acquisition Facility (I.E., up to $125 million) will be available to finance future acquisitions. However, there can be no assurance that the sale of the New Senior Notes will be completed. If it is not, approximately $115.2 million will initially remain outstanding under the Acquisition Facility.

                            BUSINESS AND PROPERTIES

OVERVIEW

    The Partnership is engaged in the growing and harvesting of timber for sale as logs in domestic and export markets and the manufacture and sale of lumber and other wood products. The Partnership believes that its extensive private timber inventory, the maturity and diversity of its timber holdings, the integration of its Timberlands and mill operations and its demonstrated success in buying and selling forestry assets give it a competitive advantage in its markets.

    Crown Pacific has pursued a strategy of growth through strategic acquisitions of timber and timberlands while continuing to improve the efficiency of its existing operations. The Partnership now owns and/or controls approximately 724,000 acres of timberland, including what the Partnership believes is one of the largest nongovernmental holdings of mature Ponderosa pine in the United States. Crown Pacific's timberland holdings are a significant source of wood fiber supply for its six Manufacturing Facilities. Crown Pacific has made substantial capital investments in its existing Manufacturing Facilities and has closed unprofitable mills in order to lower its overall cost of production, reduce its purchases of logs from third parties (which cost more than logs harvested from its Timberlands) and improve the efficiency of its manufacturing operations.

    Crown Pacific's Timberlands contain a total merchantable timber inventory of 4,875 MMBF located in Oregon, Washington, Idaho and Montana:

TIMBERLANDS                                                                             VOLUME (MMBF)    ACREAGE
- -------------------------------------------------------------------------------------  ---------------  ---------
Central Oregon.......................................................................           726       209,000
Eastside (former Cavenham, south and northeast Oregon)...............................           474       124,000
Hamilton (northwest Washington)......................................................           860       102,000
Olympic (former Cavenham, northwest Washington)......................................         1,011        83,000
Inland (Idaho, east Washington and northwest Montana)................................         1,804       206,000
                                                                                             ------     ---------
                                                                                              4,875       724,000

    The Central Oregon and Eastside Timberlands are collectively referred to as the "Oregon Timberlands." The Hamilton and Olympic Timberlands are collectively referred to as the "Washington Timberlands."

    One of Crown Pacific's competitive advantages is its favorable species mix of mature timber. On its Central Oregon Timberlands, 69% of its merchantable timber inventory consists of Ponderosa pine. The Timberlands are also comprised principally of mature stands, with over 50% of the Partnership's merchantable timber in the Oregon and Inland Regions being at least 80 years old. In the Washington Region, where timber is harvested at a much earlier age because of high growth rates, over 70% of the Partnership's merchantable timber is at least 40 years old.

    TIMBERLAND MANAGEMENT. Crown Pacific actively manages its timber operations based on biological information and other relevant data to maximize the value of its timber assets over time. These management practices start with the development of harvest plans for each of its tree farms that are continuously reviewed and updated to reflect forestry considerations, market conditions, contractual and financing obligations and regulatory limitations. Harvest plans are designed to maximize the long-term volume of timber that can be grown efficiently on each tract within a tree farm, which generally would call for trees to be harvested when their growth rate has peaked. Crown Pacific utilizes "thinning" (a process by which smaller trees are selectively removed from among larger trees or where the number of trees of equal size on a tract is reduced) to increase the overall growth rate of a stand of trees. Crown Pacific typically chooses to thin its timber when the trees that are harvested produce merchantable timber (referred to as commercial thinning), but pre-commercial thinning is also practiced. Although the vast majority of Crown Pacific's Timberlands regenerate naturally due to selective harvesting practices, Crown Pacific is engaged in an active reforestation program with seedling spacing that generally exceeds reforestation requirements applicable to the Timberlands in order to achieve better health and growth rates and to facilitate future harvest flexibility.

    MANUFACTURING FACILITIES. Crown Pacific harvests timber from its Timberlands in accordance with its harvest plans and either sells logs in the export or domestic market or converts the timber to lumber or other wood products in its six Manufacturing Facilities located in central Oregon and northern Idaho. The Manufacturing Facilities are operated to add value to logs harvested from Crown Pacific's Timberlands or logs acquired from third parties. The Partnership employs modern technology in its Manufacturing Facilities to implement its strategy of maximizing efficiency and utilization of its timber resources, reducing labor costs and maintaining high-quality standards of production. Since January 1, 1993, the Partnership and its predecessors have invested more than $20 million to upgrade the Manufacturing Facilities. In addition, approximately $9 million is anticipated to be spent during 1996 to upgrade and reconfigure the Manufacturing Facilities to process more efficiently the species that can be supplied from the Timberlands and from other reliable sources in proximity to the mills. The most tangible benefits of these upgrades are expected to be increased recovery rates (the ratio of the volume of lumber produced at a facility to the volume of logs utilized at that facility), reduced operating costs, increased flexibility to process the species that are most readily available and increased product quality. There can be no assurance that these improvements can be achieved.

    In order to focus investment in its profitable Manufacturing Facilities, Crown Pacific has acted aggressively to close unprofitable facilities. Since the DAW/W-I acquisition in late 1993, as part of its strategy Crown Pacific has closed five of the mills that it acquired (including the Thompson Falls, Montana mill, which was closed in December 1995, and the Albeni Falls, Idaho mill, which was closed in June 1996). These mills were closed primarily because of concern over the availability of competitively priced wood fiber supply for these facilities. In addition, the Partnership plans to close the plywood manufacturing facility during the third quarter of 1996. This decision was based upon a sharp decline in plywood prices, which resulted from increased competition from lower cost panel substitutes such as OSB. These closures are expected to enable Crown Pacific to utilize its timber resource base more efficiently and to lower its overall cost of production.

    The Partnership is considering purchasing or constructing a sawmill in northwest Washington to process non-export quality logs from the Washington Region into dimension lumber.

    PRODUCTS. Crown Pacific manufactures a wide variety of lumber and remanufactured wood products. Lumber produced in Crown Pacific's Oregon Manufacturing Facilities is sold primarily to wood product remanufacturers who produce doors, windows and other specialty wood products. Lumber produced in Crown Pacific's Inland Manufacturing Facilities is sold principally to distributors of dimensional or structural lumber products, which are used primarily for residential construction. Customers of Crown Pacific's remanufactured wood products include window and door manufacturers and retail home centers. Crown Pacific utilizes an established distribution network for its products, but is responding to recent industry distribution trends toward "just-in-time" purchasing and the maintenance of lower inventories by forming strategic alliances with wholesalers that ship directly to retail dealers. See "-- Competition and Products."

THE TIMBERLANDS

    Crown Pacific's timber holdings include the Central Oregon, Eastside, Hamilton, Olympic and Inland Timberlands.

    TIMBER INVENTORY. Based on timber cruises of the Timberlands performed by Mason, Bruce & Girard, Inc., an independent regional timber appraisal firm ("MBG"), other timber consultants (regarding the recently acquired Eastside and Olympic Timberlands), and Crown Pacific's own cruise personnel, the Managing General Partner estimates that total merchantable timber on the Timberlands is 4,875 MMBF. This represents an increase in Crown Pacific's merchantable timber inventory of more than 3,300 MMBF over the past three years, primarily as a result of the DAW/W-I and Cavenham acquisitions. Timber cruises involve estimates of timber volume, age class and species, and the actual amount of Crown Pacific's inventories may vary.

    The Partnership believes it is one of the largest nongovernmental holders of mature Ponderosa pine in the United States. The Partnership believes this is a significant competitive advantage, as Ponderosa pine produces particularly high-quality appearance grade lumber that can be sold at premium prices. The highest concentration of mature timber on the Timberlands is the Ponderosa pine located on the Central Oregon Timberlands.

    Most of the timber on the Timberlands is softwood which, due to its long fiber, strength, flexibility and other characteristics, is generally preferred over hardwood for construction lumber and plywood. The timber is primarily Ponderosa and lodgepole pine on the Oregon Timberlands, Douglas fir and hemlock on the Washington Timberlands and Douglas fir, larch, white fir/hemlock, and various pine species on the Inland Timberlands.

    The following table demonstrates the estimated merchantable timber by species within the Timberlands (including the Eastside and Olympic Timberlands) as of January 1, 1996 (all volumes are as estimated by MBG and are based, in some cases, on cruise information from other consultants):

                    MERCHANTABLE TIMBER INVENTORY BY SPECIES
                                     (MMBF)

                                                OREGON TIMBERLANDS           WASHINGTON TIMBERLANDS
                                          ------------------------------   ---------------------------        INLAND
                                           CENTRAL OREGON     EASTSIDE      HAMILTON        OLYMPIC         TIMBERLANDS
                                          ----------------   -----------   -----------   -------------   -----------------
Ponderosa Pine..........................  505(a)      (69%)   76    (16%)  --     --      --      --       112         (6%)
Lodgepole Pine..........................  166         (23%)  290    (61%)  --     --      --      --        95         (5%)
Hemlock.................................  --          --     --     --     386    (45%)    714    (71%)    523(b)     (29%)
Douglas Fir.............................    5          (1%)   38     (8%)  211    (24%)     99    (10%)    666(c)     (37%)
True Firs...............................   41          (6%)   63    (13%)  --     --      --      --      --          --
Hardwoods...............................  --          --     --     --     180    (21%)    109    (11%)     34         (2%)
Other Conifers (d)......................    9          (1%)    7     (2%)   83    (10%)     89     (8%)    374        (21%)
                                          -------   ------   ---  ------   ---  ------   -----  ------   -----      ------
                                          726        (100%)  474   (100%)  860   (100%)  1,011   (100%)  1,804       (100%)

- ------------------------
(a) Includes 285 MMBF in excess of 12" DBH.

(b) Refers to true firs/hemlock.

(c) Refers to Douglas fir/larch.

(d) Includes sugar pine, spruce, cedar and Idaho white pine.

    TIMBER GROWTH. Timber growth rate is an important variable for a forest products company as it ultimately determines how much timber can be harvested over the long term. A higher growth rate permits larger annual harvests as replacement timber regenerates and unharvested timber grows more quickly. Growth rates vary depending on species, location, age and forestry practice. For example, the annual growth rate for Crown Pacific's Oregon Timberlands, which include both young, vibrant growth lodgepole and mature Ponderosa pine, is estimated by MBG at between 2.5% and 3.25% per annum of standing inventory. The comparable rate for Crown Pacific's Washington Timberlands, much of which are located in one of the most productive timber growing regions in the United States, is estimated by MBG to be 7.0% per annum of standing inventory. The growth rate for the Inland Region's timber holdings, which are characterized by second growth timber dating from 1910 (the date of a major fire in the region), is estimated by MBG at 3.25% per annum of standing inventory. The addition of properties with high growth rates in the Olympic Timberlands has increased the average annual growth rate of the Partnership's Timberlands.

    AGE DISTRIBUTION OF MERCHANTABLE TIMBER. Crown Pacific's Timberlands are well diversified, not only by species mix but also by age distribution. A significant portion of the Timberlands contains mature timber that is ready to be harvested in the next several years. Due to rain, site and soil conditions, softwood timber in the Pacific Northwest maintains a relatively high growth rate in early years, which permits management on a comparatively short rotation, or harvest cycle, of 40 to 60 years (40 to 50 years on the Washington Timberlands). The Managing General Partner considers a 55-year rotation optimal for most of the Timberlands, although shorter rotations are expected on the Washington Timberlands due to the higher growth rates. Timber under 20 years of age is generally considered pre-merchantable. The following table describes the estimated volume distribution of merchantable timber on the Timberlands by age class (based on information provided by MBG) as of January 1, 1996:

                    TIMBER VOLUME DISTRIBUTION BY AGE CLASS
                                     (MMBF)

                                   OREGON        WASHINGTON        INLAND          TOTAL      % OF TOTAL
     AGE CLASS IN YEARS          TIMBERLANDS     TIMBERLANDS     TIMBERLANDS      VOLUME        VOLUME
- -----------------------------  ---------------  -------------  ---------------  -----------  -------------
20 - 39......................            51             529              90            670           14%
40 - 59......................           249           1,142             271          1,662           34%
60 - 79......................           270             126             541            937           19%
80 - 99......................           205              13             631            849           17%
100+.........................           425              61             271            757           16%

    ACCESS. The majority of the Timberlands are accessible by a system of low-maintenance roads. Crown Pacific uses third-party road crews to conduct construction and maintenance on its Timberlands. Crown Pacific regularly exchanges access easements with the United States Forest Service (the "USFS") and cooperates with the USFS in numerous cost-sharing arrangements regarding jointly-used roads.

    REFORESTATION. Although the vast majority of the Timberlands regenerate naturally due to Crown Pacific's selective harvesting practices, Crown Pacific engages in an active reforestation program. Reforestation activity is greatest on the Washington Timberlands because of the use of even age forestry, a management approach that is necessary there (given the difficult logging conditions, the uniform ages and species of the trees being harvested and the more rapid growth cycles). This harvest practice is rarely utilized elsewhere in the Timberlands. During 1995 and 1994, the Partnership and its predecessors planted 2.5 million and 2.4 million seedlings, respectively.

    Crown Pacific generally exceeds the reforestation requirements applicable to the Timberlands. In Washington, for example, the Washington Forest Practices Act requires approximately 110 new plantings per acre following harvesting, while Crown Pacific typically plants 435 seedlings per acre within its Hamilton Timberlands (one approximately every 10 feet). In other parts of the Timberlands where the ages and species of the trees are more diverse, harvest decisions are typically made on a tree-by-tree basis. Regeneration for the most part occurs naturally on such tracts, but Crown Pacific will selectively replant, especially where it is possible to improve the species mix on a tract.

    Crown Pacific maintains a 40-acre seed orchard on Whidbey Island, Washington to support its reforestation program. The seed orchard enables Crown Pacific to produce high quality seeds for its Washington Timberlands. Seedlings from these seeds are typically grown at cooperative nurseries, including those run by competitors such as Weyerhaeuser Company. Seedlings are often purchased from sources such as Weyerhaeuser Company and other forestry companies to provide for the remainder of Crown Pacific's reproduction needs.

    During 1995, Crown Pacific began the process of reclaiming forest lands within the Central Oregon Timberlands by removing unnecessary roads that had been constructed decades earlier. As the old roads are removed, the area is replanted to increase the productivity of the Timberlands.

    HARVEST PLANS. The Managing General Partner views the Timberlands as assets with substantial inherent value apart from the Manufacturing Facilities and intends to manage the Timberlands on a basis that permits regeneration of the Timberlands over time. Crown Pacific is pursuing an active management approach, including pre-commercial and commercial thinning, in order to enhance productivity on a long-term basis. In comparison, certain of the previous owners of the Timberlands did not actively manage the tree farms.

    During 1995 and 1994, 85% and 69%, respectively, of the timber harvested from the Central Oregon Timberlands was supplied to Crown Pacific's Oregon Manufacturing Facilities. The comparable percentages for the Inland Timberlands and the Inland Manufacturing Facilities were 71% and 66%, respectively.

    Crown Pacific has harvested the Central Oregon and Inland Timberlands at accelerated levels during the past several years in response to contractual obligations, timber management considerations and depressed lumber prices. Crown Pacific plans to gradually reduce the harvest on these Timberlands to more sustainable levels beginning in 1997 in response to the expiration of the contractual obligations, the completion of commercial thinning on certain of these Timberlands, the availability of logs from the Eastside Timberlands to supply the Oregon Manufacturing Facilities and the reduced consumption of logs due to mill closures at the Inland Manufacturing Facilities. Harvest levels on the Hamilton Timberlands are also expected to be gradually reduced. Crown Pacific expects harvest levels to remain relatively constant on its Eastside and Olympic Timberlands.

    Harvest levels on the Mazama Tract included in the recently acquired Eastside Timberlands are subject to limits contained in an agreement negotiated by the prior owner with the USFS. The Partnership believes that this agreement will not adversely affect its ability to harvest timber from the Mazama Tract in accordance with its harvest plan.

    Since harvest plans are based on projections of demand, price, availability of timber from other sources and other factors that may be outside of Crown Pacific's control, actual harvesting levels may vary. The Managing General Partner believes that Crown Pacific's harvest plans are sufficiently flexible to permit modification in response to short-term fluctuations in the markets for logs and lumber.

CAVENHAM ACQUISITION

    On May 15, 1996, the Partnership completed the purchase of approximately 207,000 acres of timberland in Washington and Oregon from Cavenham for $205 million. The Cavenham properties are located in close proximity to the Partnership's existing operations, requiring only minimal additional administrative costs. The Partnership believes that the Cavenham Acquisition will benefit the Partnership in several ways. First, the majority of the logs from the Eastside Timberlands will be processed by the Partnership's existing Oregon Manufacturing Facilities and will be used to replace higher cost external log purchases, which is anticipated to improve the operating margin of the Partnership's Oregon operations. Second, the Partnership believes that the additional volume available from the Olympic Timberlands will give the Partnership (i) more log volume that can be sold in the export market (which has historically commanded a premium over the domestic market), (ii) more flexibility in harvest planning with the Partnership's Hamilton Timberlands, which are approximately 60 miles away by water, and (iii) the ability to negotiate more favorable terms for sales in both the export and domestic markets from the Washington Region. Third, due to the high growth rates in the Olympic Timberlands, the Cavenham Acquisition has increased the average growth rate of the Partnership's Timberlands.

    The acquired Timberlands contain approximately 1,485 MMBF of merchantable timber. Approximately 1,011 MMBF of the acquired merchantable timber is located on approximately 83,000 acres in the Olympic Timberlands, in northwest Washington. The remaining approximately 474 MMBF is located on several tracts in the Eastside Timberlands, in south central and northeast Oregon. In both cases, the new properties are adjacent to or near the Partnership's existing properties. Although the benefits expected to be derived from the Olympic Timberlands and the Eastside Timberlands differ in certain respects, the Managing General Partner anticipates that by applying the Partnership's active resource management practices, including pre-commercial and commercial thinning, to all of the acquired properties, the Partnership will enhance both near term cash flow and the long term value of its Timberlands. In addition, the proximity of the acquired properties to the Partnership's existing operations is expected to provide opportunities for operating and administrative savings. The Partnership's employee base has increased by only ten people as a result of the Cavenham Acquisition.

    The  Partnership  estimates the  average  annual harvest  from  the Cavenham
Acquisition will approximate 60 MMBF (50 MMBF in 1996) from the Olympic Timberlands and 25 MMBF from the Eastside Timberlands. The actual amount of the harvest may vary depending on prevailing market conditions and other factors beyond the control of the Partnership.

    The primary direct cash costs incurred in the harvesting of timber are logging (cutting of the timber), hauling (transporting the timber to a manufacturing facility), harvest taxes and road building.

    THE OLYMPIC TIMBERLANDS. The Olympic Timberlands consist of approximately 83,000 acres containing approximately 1,011 MMBF of merchantable timber consisting of hemlock (71%), Douglas fir (10%), hardwoods (11%) and other conifers (8%) in one of the most productive timber growth sites in the nation. Growth rates on the Olympic Timberlands average an estimated 7% per year, because of the combination of rainfall quantity and soil types. Timber on the Olympic Timberlands is uneven aged (resulting in stable annual harvest levels) and the timberlands have been well-managed by the prior owner. Elevation ranges from 100 to 2,000 feet, but is generally below 1,300 feet, permitting the use of economical harvest methods. Intensive silvicultural practices typically applied on the Olympic Timberlands include reforestation, competing vegetation control and pre-commercial and commercial thinning. Access is provided by a well-developed road system.

    The Olympic Timberlands will be managed from the Partnership's existing offices in Hamilton, Washington, in conjunction with the Partnership's Hamilton Timberlands. The Partnership has added only seven employees to its Washington work force in connection with the acquisition of the Olympic Timberlands. Initially, logs harvested from the Olympic Timberlands, like those from the Hamilton Timberlands, will be sold to domestic and export log buyers. During the second quarter of 1996, the Partnership's Hamilton Timberlands, which are in close proximity to the Olympic Timberlands, received an average of $507/MBF and $768/MBF for the sale of logs in the domestic and export markets, respectively. The Partnership expects that the prices to be realized from the Olympic Timberlands will be lower, on average, than prices received from the Hamilton Timberlands primarily due to the lower value species mix on the Olympic Timberlands. Log prices depend upon various factors including species, grade, age, demand for finished wood products, and exchange rates. Depending on market conditions, the Partnership estimates that between 35% and 50% of the logs harvested from the Olympic Timberlands will be sold into export markets. Although the level of the Partnership's export activities is dependent in part on relative pricing in the export and domestic markets, the Partnership anticipates that as a result of the acquisition of the Olympic Timberlands, the Partnership will increase export volumes over those exported during 1995. This increased presence in the export market is expected to enhance the Partnership's bargaining position in product sales negotiations. In addition to selling logs from the Olympic Timberlands, the Partnership is considering purchasing or constructing a sawmill in northwest Washington to process non-export quality logs from the Washington Region into dimension lumber.

    THE EASTSIDE TIMBERLANDS. The Eastside Timberlands consist of approximately 124,000 acres containing approximately 474 MMBF of merchantable timber, consisting of appearance-grade lodgepole pine (61%) and Ponderosa pine (16%), as well as true firs (13%) and other conifers (10%). The Eastside Timberlands have estimated annual growth rates of 2.5% to 3.25% and contain significant volumes of timber greater than 80 years old. Selective harvesting with natural reforestation is the general timber management practice on these properties.

    The Eastside Timberlands are located in two discrete areas. The Mazama Tract, an approximately 91,000 acre tract in Klamath County, Oregon, contains approximately 289 MMBF of primarily appearance-grade pine. The northern point of the Mazama Tract is approximately 20 miles south of the southern boundary of the Partnership's existing Oregon tree farm and is in close proximity to the Gilchrist sawmill which is already a producer of appearance grade pine lumber. The remaining 33,000 acres of the Eastside Timberlands are comprised of several smaller tracts located in Baker, Umatilla and Union Counties in northeast Oregon which contain approximately 185 MMBF of merchantable timber, a high percentage of which is fir species. The Eastside Timberlands will be managed from the Partnership's central Oregon office in Bend. The Partnership added only three employees to its Oregon workforce in connection with the acquisition of the Eastside Timberlands.

    The primary benefit expected to be realized from the acquisition of the Eastside Timberlands is a significant enhancement of the Partnership's ability to supply its sawmills at Gilchrist and Prineville, Oregon from its own
Timberlands. Approximately 80% of the logs harvested from the Eastside Timberlands will be processed by the Partnership's existing Oregon Manufacturing Facilities and will be used to partially offset higher cost external log purchases, which is anticipated to reduce the Partnership's overall production cost. Pine harvested from the Mazama Tract will be processed primarily at the Gilchrist mill, which is already a producer of industrial-grade pine lumber. The Prineville mill, which historically has also been a processor of pine lumber, will be reconfigured in 1996 to enable it to process both pine and fir from the Eastside Timberlands.

OTHER RECENT ACQUISITIONS AND DISPOSITIONS

    During 1995, the Partnership acquired (through purchase or exchange) approximately 20,800 acres of timberlands containing approximately 126 MMBF of merchantable timber for a total price of approximately $22.3 million. Of these totals, the acquisition of the Tract 17 timberlands in northwest Washington in July 1995 contributed about 10,400 acres containing about 73 MMBF of merchantable timber for a price of $18 million. This property is adjacent to the Partnership's Hamilton Timberlands. Other miscellaneous acquisitions contributed 10,400 acres with approximately 53 MMBF of merchantable timber for an aggregate price of approximately $4.3 million. Dispositions of non-strategic timberlands (either by sale or exchange) during 1995 totaled 44,300 acres with approximately 106 MMBF of merchantable timber for a total sales price of approximately $10.6 million. In addition to these timberland transactions, in June 1995 the Partnership acquired a whole-log chipping facility located in La Pine, Oregon for approximately $1.3 million. The log chipping facility enables the Partnership to produce wood chips from dead or diseased timber and smaller logs produced by thinning activities in the Oregon Region for sale to regional pulp and paper mills. Also, during the first quarter of 1996, the Partnership acquired approximately 42 MMBF of standing timber in eastern Oregon intended for short-term harvest (over approximately the next three years).

SOURCES OF RAW MATERIAL FOR MANUFACTURING FACILITIES

    Primarily as a result of environmental regulations and endangered species concerns (see "-- Federal and State Regulation"), the Pacific Northwest timber supply from federal lands has dramatically decreased from levels achieved during the late 1980s. This major supply reduction has resulted in a number of regional mill closures (including closures by the Partnership and its predecessors) in the past several years. As a result of the reduced availability of federal timber for harvesting, Crown Pacific believes that its supply of fee timber is a significant competitive advantage. During 1995 and 1994, Crown Pacific's Timberlands provided the Oregon Manufacturing Facilities with 35% and 44%, respectively, and the Inland Manufacturing Facilities with 40% and 34%, respectively, of their log requirements. These percentages are expected to increase significantly as a result of the acquisition of the Eastside Timberlands, the closure of two Inland Region manufacturing facilities and the plywood manufacturing facility and capital improvements to the Manufacturing Facilities that are expected, through more efficient processing, to reduce log requirements. See "-- Manufacturing Facilities." The balance of the logs used by the Manufacturing Facilities (approximately 157 MMBF in 1995) has come from Crown Pacific's external log sourcing program, which draws primarily on domestic log sources.

    Crown Pacific supplements logs from its Timberlands with logs purchased from third parties, including private landowners, the States of Idaho, Montana and Washington, certain United States government agencies and foreign sources for use in its Manufacturing Facilities. Crown Pacific selects logs for processing in its Manufacturing Facilities based on species and prevailing market prices. Crown Pacific also exchanges logs with other forest products companies in order to obtain logs of size and species more suitable for processing by its Manufacturing Facilities and to reduce transportation costs.

    DOMESTIC LOG SOURCES. Crown Pacific plans to continue to purchase rights to cut timber from the States of Idaho, Montana and Washington and from the BIA. Crown Pacific expects that the harvest volumes from these states and the BIA will continue to be stable, as these timber programs have been operating profitably on a sustained yield basis for a number of years. Crown Pacific has not purchased a significant quantity of timber from the State of Oregon.

    In developing plans to supply its Manufacturing Facilities, Crown Pacific has not assumed the availability of any federal timber (other than from the
BIA). Crown Pacific did, however, purchase approximately 84 MMBF of merchantable timber from the USFS during 1995. Approximately one-third of this volume was attributable to purchases made pursuant to the Salvage Act, which required the USFS and the United States Bureau of Land Management (the "BLM") to increase their harvesting and sale of fire and insect-damaged timber in certain federal forests. The Salvage Act, which has been challenged by environmental groups, includes some legal protection for the salvage sales and mandates the release for harvest of federal timber sales which had been suspended due to environmental litigation.

    As a result of the reduced availability of federal timber, demand and price for privately owned fee timber has increased. A number of these private timber sources are farmers or landowners who only occasionally sell their timber commercially, but who may be motivated to do so by price levels for logs as well as concerns over potential limitations on future harvests as a result of environmental laws. See "-- Federal and State Regulation." Due to the non-contiguous nature of the Inland Timberlands, there is a substantial amount of other private timber acreage in proximity to the Inland Manufacturing
Facilities. In 1995, the Partnership was party to approximately 500 timber purchase contracts with private landowners of which approximately 60% were generally active. As of December 31, 1995, Crown Pacific had approximately 157 MMBF of timber under contract from external sources, including the USFS, which is expected to be harvested over the next three years.

    The acquisition of the Eastside Timberlands and the closure of the plywood manufacturing facility are expected to reduce significantly Crown Pacific's reliance in the Oregon Region on more expensive logs purchased from third parties. In the Inland Region, the anticipated decrease in Crown Pacific's overall log requirements due to mill closures and increased mill efficiencies is also expected to result in a reduction of its non-fee timber program. These reductions are expected to have a favorable impact on operating margins.

    FOREIGN LOG SOURCES. In response to the declining availability of federal timber, Crown Pacific has pursued foreign sources of timber, primarily from New Zealand. During the last two years, Crown Pacific has successfully processed and sold a small amount of New Zealand Radiata pine as an alternative to the Ponderosa pine used in its Oregon sawmills for certain window and door markets. Although it has gained increasing acceptance in the lumber market, Radiata pine is considered to be a lower quality substitute for Ponderosa pine and as a result, sells at a discount to Ponderosa pine. During 1995, Crown Pacific imported approximately 6 MMBF of Radiata pine logs from two New Zealand suppliers.

    The importation of timber may subject Crown Pacific to certain risks not associated with the purchase of logs from domestic sources, such as fluctuations in exchange rates, import limitations that may be imposed by the United States government, and potential opposition within the source country to the export of natural resources.

COMPETITION AND PRODUCTS

    The forest products market is highly competitive with respect to price and quality of products. In addition, the Partnership expects its products to experience increasing competition from engineered wood products and other substitute products. The Partnership believes it is able to compete effectively due to its extensive private timber inventory, the maturity and diversity of its timber holdings, the integration of its timberland and mill operations and its demonstrated success in buying and selling forestry assets, in addition to its efficient manufacturing processes and highly motivated work force.

    LOGS. Most of the timber harvest of Crown Pacific is utilized by the Manufacturing Facilities. The exception is timber harvested from the Washington Timberlands. During 1995 (prior to the acquisition of the Olympic Timberlands), approximately 28% by fee harvest volume and 40% by revenue, respectively, of the harvest from the Hamilton Timberlands was sold for export. The remainder of the harvest from the Hamilton Timberlands was sold to other Washington forest products companies. Export logs have historically commanded a premium over domestic prices for comparable logs, although this premium has recently decreased due to reduced Asian demand. See "-- The Timberlands -- Harvest Plans."

    Crown Pacific's log sales to third parties accounted for approximately 22% of its revenues during 1995 (prior to the acquisition of the Eastside and Olympic Timberlands). The percentage of Crown Pacific's revenues attributable to export log sales during this period was 3%. The volume of logs sold for export is expected to increase as a result of the Cavenham Acquisition.

    Crown Pacific competes in the domestic log market with numerous private industrial and non-industrial land and timber owners in the northwestern United States, many of whom have significantly greater financial resources than Crown Pacific, as well as with the States of Idaho, Montana and Washington and United States government agencies, principally the USFS, BLM and BIA. Competitive factors with respect to the domestic log market generally include price, species and grade, proximity to wood processing facilities and ability to meet delivery requirements.

    In the export log market, Crown Pacific competes with other United States companies, as well as Chile, New Zealand, Mexico, Russia and Scandinavia, many of which have abundant timber resources. Principal competitive factors in the export market are quality, size and species. In Japan, for example, residential construction styles have historically emphasized large, exposed beams and other wood surfaces, for which premium quality species are in high demand. Timber supplied from United States government lands is often higher quality timber due to longer rotation cycles and may therefore command higher prices than private timber supplies. Timber supplied from United States government lands, however, may not be sold in the export market. As a result, federal timber from the Pacific Northwest that is of export quality typically sells for lower prices than private timber that can be exported.

    Crown Pacific expects to realize sales and marketing benefits in the log export market as a result of its acquisition of the Olympic Timberlands. The additional volume available from the Olympic Timberlands should give the Partnership more log volume that can be sold in the export market (which has historically commanded a premium over the domestic market), more flexibility in harvest planning with the Hamilton Timberlands and the ability to negotiate more favorable terms for sales in both the export and domestic markets from the Washington region.

    LUMBER. Crown Pacific produces an array of lumber products at four mills in Oregon and Idaho, including dimension lumber, studs and boards. Crown Pacific's mills in Prineville and Gilchrist, Oregon produce industrial-grade pine lumber (in a variety of widths), shop and various grades of common. The primary customers of the industrial-grade pine lumber are Oregon remanufacturers who produce windows, doors and other specialty products, including Bright Wood Corporation, Andersen Windows, Marvin Windows, Pella Corporation and Jeld-Wen, Inc. and Crown Pacific's own remanufacturing facility. These remanufacturers are generally sizable and well-established companies with a substantial presence in several markets. Crown Pacific believes the Prineville and Gilchrist mills together are among the largest producers of shop pine lumber in the Pacific Northwest. Due to its high quality, the majority of Crown Pacific's shop pine lumber has historically commanded a premium over the price for this product published in "Random Lengths," a leading industry publication. The Prineville mill is being modified to enable it to produce dimension lumber products from fir species harvested on the Eastside Timberlands, in addition to the pine it already processes. See "-- Manufacturing Facilities."

    The Manufacturing Facilities in Idaho produce 2" dimension lumber (generally Douglas fir/larch or white fir/hemlock), 1" boards (typically various pine species, spruce and cedar), and Ponderosa pine shop lumber. The ultimate end uses of these products in the construction industry include stud walls, roof trusses and joists. Other uses include decks, laminated beams and remanufactured items. Of the 243 MMBF of lumber produced by the Inland Manufacturing Facilities in 1995, 68% were dimension lumber products, 25% were board products and 7% was shop lumber.

    Competition in the commodity-grade lumber market in which the Inland Region operations compete is primarily based on price, while sales in the remanufactured lumber market are strongly influenced by product quality, customer service and efficiency of distribution. The Partnership continues to enjoy strong relationships with its distributors. Since 1994, however, distribution trends in the Partnership's markets have significantly changed, with distributors adopting "just-in-time" purchasing patterns and reducing inventories. The Partnership has responded by pursuing strategic alliances with wholesalers who ship directly to retail dealers.

    During 1995, lumber sales, including remanufactured lumber, accounted for approximately 55% of Crown Pacific's revenues.

    REMANUFACTURED PRODUCTS. Crown Pacific's remanufacturing facility is located in Redmond, Oregon. The remanufacturing facility takes high-quality lumber, frequently in much smaller pieces than is readily marketable, saws the lumber into smaller pieces to eliminate defects and glues or otherwise attaches the resulting pieces together into defect-free strips of lumber. The resulting product is stronger than raw lumber, is blemish-free and can be sawed or milled into desired sizes, such as for molding and door frames.

    In addition to extensive production of solid and finger joint millwork, including veneered frames and jambs, for sale to window and door manufacturers, the remanufacturing facility supplies high-quality edge-glued products to the export furniture market and domestic home centers. Specialty export products include items manufactured from alder, a hardwood also grown on certain of the Timberlands. This facility's product line also includes machined outside door frames with weather-stripping installed. A quality priming line provides primed or tinted finishes for many of this facility's finger jointed moldings.

    Major customers include Lacy Forest Products Company, Home Depot, Andersen Windows and Western Building Products, Inc. Among this facility's primary competitors are Sierra Pacific Industries, Bright Wood Corporation and Huttig Sash and Door Company. During 1995, sales of remanufactured products were approximately 7% of Crown Pacific's revenues.

    CHIPS. All of the Manufacturing Facilities produce wood chips as a by-product of the applicable conversion process. Chips are typically sold to regional pulp mills and paper mills. During 1995, the Manufacturing Facilities produced 182,300 BDU of chips which represented approximately 6% of Crown Pacific's revenues for this period. In June 1995, Crown Pacific purchased a whole log chipping facility in Central Oregon that produces wood chips from dead or diseased timber and from smaller logs produced by thinning activities in the Oregon Region.

MANUFACTURING FACILITIES

    Crown Pacific's Manufacturing Facilities consist of four sawmills in Oregon and Idaho and a remanufacturing facility and a chipping facility in Oregon. Crown Pacific employs modern technology in its Manufacturing Facilities in order to implement its strategy of maximizing efficiency and utilization of its timber resources, reducing labor costs, and maintaining high-quality standards of production. Crown Pacific owns all of the Manufacturing Facilities except the land on which the remanufacturing facility is located, which is leased from a third party.

                            MANUFACTURING FACILITIES

                                        YEAR                             ANNUAL CAPACITY
             LOCATION                 ACQUIRED     TYPE OF FACILITY            (1)            SPECIES PROCESSED
- -----------------------------------  ----------  ---------------------  ------------------  ----------------------
                                                                                            Various pine and fir
                                                                                             species
Prineville, Oregon                      1988            Sawmill                  58 MMBF
                                                                                            Primarily Ponderosa
                                                                                             pine
Gilchrist, Oregon                       1991            Sawmill                  84 MMBF
                                                                                            Various pine species,
                                                                                             alder
Redmond, Oregon                         1993        Remanufacturing              20 MMBF
                                                                                            Douglas fir/larch,
                                                                                             white fir/ hemlock
Coeur d'Alene, Idaho                    1993            Sawmill                 104 MMBF
                                                                                            Douglas fir/larch,
                                                                                             white fir/ hemlock,
                                                                                             spruce
Bonners Ferry/Colburn, Idaho            1993            Sawmill                  78 MMBF
                                                                                            Various pine species
La Pine, Oregon                         1995           Chipping                  60 MBDU

- ------------------------
(1) Design capacity is based on two 8-hour shifts, operating five days per week.

    The Prineville mill was extensively upgraded during the 1989-1993 period, including enhancements to the facility's planer, modifications in its headrig combination, saw and saw kerf (saw blade widths) upgrades and improvements in kiln controls and the log yard. Significant capital expenditures at the Gilchrist facility have included the addition of a sorter and upgrading of the existing planer.

    Crown Pacific plans to spend an additional $7.0 million on improvements to the Prineville and Gilchrist mills in 1996. Among these enhancements will be the equipping of the Prineville mill to process both pine and fir species (on an anticipated 60%/40% volume basis), which will enable it to more efficiently cut fir logs which can be supplied from the Eastside Timberlands. While the dimension grade lumber produced from fir logs generally generates lower prices than the pine products that have been produced at Prineville to date, the increased raw material self sufficiency resulting from the expected reductions in pine log purchases is anticipated to increase Crown Pacific's net cash flow.

    Other upgrades planned for the Prineville mill include modifications to the headrig, addition of different edgers and acquisition of a new automated stacker and bin sorter. Improvements that are currently planned for the Gilchrist mill include improved computerization of the large headrig, changes in the overhead carriage system and addition of state-of-the-art edgers, which will enable this facility to process smaller logs more efficiently.

    In response to the planned reductions in harvest volumes from the Central Oregon Timberlands, Crown Pacific intends to reduce production capacity at both the Prineville and Gilchrist mills. This operating strategy is expected to lower production costs, as the mills will continue to reduce their reliance on more expensive purchased logs. The Gilchrist facility will also be able to increase productivity by eliminating one of the two shifts currently operating at the mill.

    Crown Pacific acquired its Manufacturing Facilities in Coeur d'Alene and Bonners Ferry/Colburn, Idaho in October 1993. Crown Pacific's predecessors from 1988 to 1993 undertook an extensive modernization program that had not been completed at the time of the acquisition of these facilities. Crown Pacific has benefited substantially from these prior capital expenditures and has invested approximately $5.0 million since acquisition in improvements to these facilities. Crown Pacific has capitalized on the proximity of the Bonners Ferry and Colburn Manufacturing Facilities (17 miles apart) by integrating the operations of these two mills. The initial debarking and sawing of the logs into green lumber occur at Colburn, after which the lumber is transferred to Bonners Ferry for drying and planing. Crown Pacific also expects to invest $1.8 million in capital improvements at its Inland Manufacturing Facilities in 1996, which are expected to result in improved recovery rates and lower labor costs, and an additional $400,000 at its other Manufacturing Facilities.

    Crown Pacific recently closed and sold the mill in Thompson Falls, Montana and closed the mill in Albeni Falls, Idaho. Operations had previously been interrupted at the Thompson Falls facility due to a strike in March-April 1995 and a fire in December 1995. Damage caused by the fire, including losses due to business interruption, is covered by insurance. The Partnership believes that these closures, coupled with improvements at the remaining Inland Manufacturing Facilities, will more closely align log consumption at its mills with production from its Timberlands. The price of purchasing logs to supply the Albeni Falls mill was high in comparison to other mills in the Inland Region. Closure of this facility will reduce Crown Pacific's overall cost of production. Reducing its production capacity will also enable Crown Pacific to be more selective in the quality of log that it acquires for processing, which is expected, in turn, to improve product quality and profitability. Closure of these facilities will also reduce demand on Crown Pacific's fee timber inventory, facilitating sound long-term management of these resources. A sale of the Albeni Falls mill and a portion of the mill equipment is scheduled to close in July 1996, and the remaining mill equipment at Albeni Falls is scheduled to be sold at auction in September 1996. The Albeni Falls mill represented 17% of Crown Pacific's 1995 lumber production and 9% of its 1995 revenues; the corresponding percentages for the Thompson Falls mill were 7% and 4%, respectively.

    Crown Pacific also plans to close the plywood facility in Redmond, Oregon during the third quarter of 1996. The decision to close this facility was based upon a sharp decline in plywood prices, which resulted from increased competition from lower cost panel substitutes such as OSB.

    The Partnership is not currently anticipating any other interruption of operations at the Manufacturing Facilities, but no assurance can be given that market conditions or other factors will not render such an action economically advisable in the future.

    All of the Manufacturing Facilities are serviced by either or both of the Burlington Northern and Union Pacific Railways, with the exception of the Prineville mill, which is served by a rail link owned by the City of Prineville that connects to the Burlington Northern, and the Gilchrist mill, which is served by a short-line rail link (owned by Crown Pacific) that connects to the Southern Pacific.

    Crown Pacific practices "zero waste" management in its Manufacturing Facilities. Sawdust, shavings and wood chips are usually sold to paper mills, and bark is frequently sold to cogeneration plants for use as fuel. Bark, sawdust, shavings and wood chips that cannot be sold are used as "hog fuel" to fire the boilers that heat the drying kilns.

TIMBER RESOURCE MANAGEMENT

    Crown Pacific's timber operations involve harvesting operations, general forest management and ongoing reforestation. These activities are based on biological information and other data concerning species. Relevant information includes site indices, classification of soils, the types and number of trees by size and age classification and stocking per acre, as well as information on forest management costs. From this data, Crown Pacific develops its annual harvest plans, which are based upon silvicultural considerations and existing and expected future economic and market conditions, with a view toward maximizing the value of its timber and timberland assets over time.

    Crown Pacific's harvest plans are generally designed to project harvest schedules for ten-year periods. In addition, harvest plans are updated at least annually and reviewed on a monthly basis to monitor performance and to make any necessary modifications to the plans in response to changing forestry conditions, market conditions, contractual and financing obligations, regulatory limitations

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and other  relevant  conditions.  Development of  annual  harvest  plans  begins approximately one year in advance and is completed by mid-October of the calendar year preceding the period covered by the plans.

    Particular forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stocking. Forest stands are thinned periodically to improve growth and stand quality until they are harvested. Different areas within a forest may be planted or seeded in successive years to provide a distribution of age classes within the forest. A distribution of age classes will tend to provide a regular source of cash flow, as the various timber stands reach harvestable age.

    The timing of harvest of merchantable timber depends in part on growth cycles and in part on economic conditions. Growth cycles for timber tend to change over time as a result of technological, biological and genetic advances that improve forest management practices. Crown Pacific will continue to develop its forest management operations to take advantage of such advances and to improve timber yields.

    Certain forestry practices, such as clear-cutting and controlled burning, are subject to legislation on either the federal or state level. The Managing General Partner does not consider the current regulatory requirements to be materially burdensome to its operations. It is possible, however, that future regulation will cause forest management practices to change.

    Crown Pacific actively utilizes pre-commercial and commercial thinning timber management practices, which were not generally employed by the previous owners of the Timberlands. Pre-commercial thinning occurs when the timber harvested is not merchantable. In the context of long-term value maximization, pre-commercial thinning can be a worthwhile investment. Crown Pacific has found that such thinning improves the overall productivity of the Timberlands by enhancing the growth of the remaining trees. Because of recent strong markets for wood chips, posts and poles, pre-commercial thinning has also generated revenues. In 1995, approximately 4,800 acres of the Central Oregon Timberlands, 2,500 acres of the Hamilton Timberlands and 400 acres of the Inland Timberlands benefited from pre-commercial or commercial thinning.

    Crown Pacific emphasizes ecosystem management through selective harvesting. No clear-cutting or even age harvesting is performed in Oregon, Idaho or Montana other than in connection with insect infestation, disease or fire. The only even age harvesting conducted by Crown Pacific is undertaken on the Washington Timberlands. All such harvesting is performed in accordance with the strict standards of the Washington Forest Practices Act.

    Because of the proximity of the newly acquired Eastside and Olympic Timberlands to the Central Oregon and Hamilton Timberlands, respectively, Crown Pacific expects to realize operating and administrative savings in the management of these Timberlands as a result of the acquisition. The Managing General Partner believes that Crown Pacific's employee base will increase by only ten people as a result of the acquisition of these Timberlands.

FEDERAL AND STATE REGULATION

    GENERAL. Crown Pacific's operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment, including laws relating to water, air, solid waste and hazardous substances. Although the Managing General Partner believes that Crown Pacific is in material compliance with these requirements, there can be no assurance that significant costs, civil and criminal penalties, and liabilities will not be incurred, including those relating to claims for damages to property or natural resources resulting from Crown Pacific's operations. Crown Pacific maintains environmental and industrial safety and health compliance programs and periodically conducts internal regulatory audits of the Manufacturing Facilities to monitor compliance with such laws and regulations. In addition, extensive due diligence with respect to environmental compliance was conducted in connection with the acquisition of the various Manufacturing Facilities. The Manufacturing Facilities have been, are currently, and may in the future be the subject of compliance

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or  enforcement  proceedings  under  environmental  laws  and  regulations.  The
Managing General Partner  anticipates that  pending compliance  matters will  be
satisfactorily   resolved  without  any   material  expenditure  or  substantial
impairment of activities or operations.

    Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and the Managing General Partner anticipates there will be continuing changes. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for Crown Pacific and it is possible that the costs of compliance with environmental laws and regulations will continue to increase.

    Crown Pacific's activities are also subject to federal and state laws and regulations regarding forestry operations. In addition, the operations of the Manufacturing Facilities and the Timberlands are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes relating to the health and safety of their respective employees. Crown Pacific conducts internal safety audits to identify potential violations of law or unsafe conditions. The Managing General Partner believes that Crown Pacific is in material compliance with safety and health laws and regulations.

    There can be no assurance that future legislative, administrative or judicial actions, which are becoming increasingly stringent, will not adversely affect Crown Pacific or its ability to continue its activities and operations as currently conducted. As of the date of this Prospectus, the Managing General Partner is not aware of any pending legislative, administrative or judicial action that could materially and adversely affect the Partnership.

    TIMBERLANDS. In addition to federal environmental laws, the operation of the Timberlands is subject to specialized statutes and regulations in the States of Washington, Oregon, Idaho and Montana. These states have enacted laws which regulate forestry operations, including (except for Montana) their respective Forest Practices Acts, which address many growing, harvesting and processing activities on forest lands. Among other requirements, these acts impose certain reforestation obligations on the owners of forest lands. The States of Oregon, Idaho and Montana require prior notification before beginning harvesting activity. The State of Washington is more restrictive, requiring a rigorous regulatory review taking from 15 to 30 days or more prior to harvesting, depending upon the environmental and other sensitivities of the proposed logging site.

    Other state laws and regulations control timber slash burning, operations during fire hazard periods, logging activities affecting or utilizing water courses or in proximity to certain ocean and inland shore lines, water anti-degradation and certain grading and road construction activities.

    AIR QUALITY. The Manufacturing Facilities emit regulated substances that are subject to the requirements of the federal Clean Air Act, as amended, and comparable state statutes. Most of the Manufacturing Facilities are required to obtain federal operating permits under Title V of the 1990 Clean Air Act Amendments. Title V requires that major industrial sources of air pollution obtain federally enforceable permits which contain all of the applicable air quality restrictions for the facility. All of the applications for Title V permits have been or will be timely filed. The Managing General Partner believes that the cost of obtaining all of the required permits will not exceed a total cost of $175,000, approximately $100,000 of which remains to be spent.

    WATER QUALITY AND WASTEWATER. The federal Clean Water Act and comparable state statutes regulate discharges of process wastewater, and require National Pollutant Discharge Elimination System ("NPDES") permits for discharge of industrial wastewater and stormwater into regulated public waters. The Prineville Manufacturing Facility requires an NPDES wastewater permit for discharge of compressor water, boiler blowdown water and log yard water. Crown Pacific's environmental consultant has been discussing with the Oregon Department of Environmental Quality the appropriate NPDES permit or permits to cover these discharges. The Managing General Partner

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expects that the permit or permits will be granted without adverse  consequences to Crown Pacific at a total cost not exceeding $10,000. The other Manufacturing Facilities are materially in compliance with NPDES wastewater and stormwater requirements, where applicable.

    The Manufacturing Facilities (as well as Crown Pacific's common carrier subsidiary, Yellowstone Trucking and the maintenance shop at Hamilton, Washington) will be required under the Clean Water Act to install equipment that separates oil and water contained within the runoff resulting from the washing of vehicles. Crown Pacific has obtained estimates with respect to the expense of installing such equipment which indicate that the total cost should not exceed $500,000.

    SOLID AND HAZARDOUS WASTE DISPOSAL. Crown Pacific's Manufacturing Facilities generate both hazardous and nonhazardous solid wastes, including wood waste and boiler ash, which are subject to the RCRA and comparable state statutes. Crown Pacific periodically reviews its waste disposal practices to ensure compliance with applicable laws. The Manufacturing Facilities have in the past utilized on-site and off-site facilities for the disposal of hazardous and nonhazardous wastes, including landfills. While the Managing General Partner is unaware of any problems associated with disposal sites, there can be no assurance that Crown Pacific will not incur future environmental expenditures for remedial activities associated with these disposal sites.

    SUPERFUND. CERCLA, also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at a site. Those statutes also authorize government environmental authorities such as the U.S. Environmental Protection Agency and, in some instances, third parties, to take actions in response to threats to the public health or the environment and to seek recovery of the costs incurred from the responsible persons. In the course of its ordinary operations, the Manufacturing Facilities have in the past disposed of, and are expected to continue to dispose of, wastes at various on-site and off-site disposal facilities. Crown Pacific has not received any notification that it may be potentially responsible for any cleanup costs under Superfund. Based on environmental compliance auditing programs, the Managing General Partner is not aware of any activities by Crown Pacific or any conditions on the Timberlands or at the Manufacturing Facilities that would be likely to result in Crown Pacific being named a potentially responsible party.

    REMEDIATION AND COMPLIANCE ACTIVITY. While Crown Pacific maintains a comprehensive environmental program designed to prevent the discharge of materials that could cause contamination to soil or water, contamination of soil and water has occurred in the past and may occur in the future. As Crown Pacific becomes aware of these sites, it cooperates with the appropriate environmental agencies to design and implement the necessary response measures. All known contamination sites at the facilities have been or are being voluntarily addressed.

    Crown Pacific's maintenance shop adjoining the Hamilton Timberlands is currently under the Washington Department of Ecology Independent Remedial Action Program. The Managing General Partner believes that the actual cost of remediation at this site will not exceed $25,000. Crown Pacific has had a Phase I Environmental Site Assessment ("ESA") and a Phase II ESA prepared for the Eastside and Olympic Timberlands acquired from Cavenham. Based on the Phase II ESA, Crown Pacific believes the cost of necessary remediation on these properties will not exceed $25,000. The Phase II ESA did not, however, cover several long-abandoned mining sites located on or adjacent to the Timberlands acquired from Cavenham. The Partnership is presently conducting additional environmental assessments relating to these sites to evaluate any potential liabilities, but the Partnership has no reason to believe that these sites will require any significant environmental remediation or involve any material environmental exposure.

    LOG EXPORTS. Federal law prohibits the export of unprocessed timber acquired from federal lands in the western United States, or the substitution of unprocessed federal timber from the western United States for unprocessed private timber that is exported. Persons owning timber-processing

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facilities  may  seek  authorization  from  the  United  States  Department   of
Agriculture for a "sourcing area" within which the person may purchase federal timber while exporting unprocessed private timber originating from outside the sourcing area. A sourcing area must be geographically and economically separate from any geographic areas where the person or its affiliates harvest private timber for export. Crown Pacific has been granted sourcing areas which allow it
to  purchase  available  federal  timber   to  supply  its  Oregon  and   Inland
Manufacturing Facilities while selling logs for export from its Washington Timberlands.

    Various parties, including one of Crown Pacific's competitors, instituted litigation in July 1995 in U.S. District Court in Idaho seeking to overturn the government's approval of Crown Pacific's sourcing areas. These parties' principal contention is that the sourcing areas are not geographically and economically separate from the region from which Crown Pacific sells logs for export. Although not named as a defendant, Crown Pacific has intervened in the proceeding and the Partnership believes that the action will be favorably resolved. Even if the litigation were resolved against Crown Pacific, the resulting inability of Crown Pacific to acquire federal timber would have a limited impact on Crown Pacific's financial results or operations, as it has already assumed that federal timber would not be available in significant quantities to supply its Manufacturing Facilities.

    A new, more restrictive federal regulation regarding sourcing areas has been promulgated by the USFS. Legislation has been implemented, however, that bars the USFS from expending any funds to enforce or implement this regulation prior to September 30, 1996. Congress has also prohibited the USFS from adopting any policies that would restrain domestic transportation or processing of timber from private lands. If the new regulation is subsequently adopted in its current form, it would restrict Crown Pacific's ability to bring logs harvested from private lands outside its sourcing areas into the sourcing areas for conversion. Even if the regulation is subsequently enacted in its current form, the Managing General Partner does not expect it to materially adversely affect Crown Pacific's financial results or operations. In addition, while the export of logs harvested from state land is generally prohibited, proposals made from time to time either to ban or tax the export of unprocessed logs harvested from private lands have been unsuccessful.

    ENDANGERED SPECIES. The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species may include restrictions on timber harvesting, road building and other silvicultural activities in areas containing the affected species. A number of species indigenous to the Pacific Northwest have been protected under the Endangered Species Act, including the northern spotted owl (the "Owl"), marbled murrelet, mountain caribou, grizzly bear, bald eagle and various anadromous fish species.

    During 1994, Crown Pacific received reports from an independent consulting firm regarding certain endangered species in the Inland Timberlands and regarding the Owl on the Hamilton and Central Oregon Timberlands. The reports indicated that the Owl was unlikely to be found on the Inland Timberlands, that only 3,500 acres of the Central Oregon Timberlands were potentially suitable Owl habitat and that the likelihood of the Owl inhabiting these lands was very low, and that only 2,065 acres of the Hamilton Timberlands were suitable habitat for the Owl, of which some 425 acres had already been designated for non-timber uses. Only one Owl nest, affecting approximately 800 acres in the Hamilton Timberlands, has been discovered within these Timberlands. An eagle management plan will be required for the Olympic Timberlands, but this is not expected to significantly affect Crown Pacific's operations.

    Approximately 175 acres of the Hamilton Timberlands that were acquired in 1995 are believed to be suitable habitat for marbled murrelets. Crown Pacific's inability to harvest this portion of the acquired property was reflected in the appraisal used by Crown Pacific to negotiate the purchase price. Crown Pacific is engaged in negotiations to sell a portion of the affected Timberlands to a local Indian tribe.

    During 1995, Crown Pacific began the process of developing a Habitat Conservation Plan (the "HCP") for the Hamilton Timberlands in conjunction with the United States Fish and Wildlife

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Service  (the "USFWS"). Crown Pacific  was not required to  develop the HCP, but acted on its own initiative in order to allow for a more predictable harvest in the area. Once the HCP is complete and accepted by the USFWS, it will serve as the basis for regulating Crown Pacific's harvesting activities in this region. The Partnership anticipates that the HCP will be obtained by the end of 1996 at a cost not exceeding $500,000. Crown Pacific is not currently considering the development of HCPs with respect to its other Timberlands.

    Anadromous fish species which have been listed as endangered or threatened are found in rivers or streams which cross or border the Timberlands, particularly in Washington, but the presence of these species has not materially affected, and is not expected materially to affect, Crown Pacific's operations. The Partnership anticipates that the listing of anadromous or other fish species as threatened or endangered will primarily affect the availability of timber from federal lands, a resource the Partnership has already assumed will be in decline. See "Risk Factors -- Risks Inherent in the Partnership's Business."

    Based on the reports described above, and on management's knowledge of the Timberlands, the Partnership does not believe that there are any species protected under the Endangered Species Act that would materially and adversely affect Crown Pacific's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species within the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered within the Timberlands.

    SAFETY AND HEALTH. The Manufacturing Facilities are subject to the requirements of OSHA and comparable state statutes. The Partnership believes that the Manufacturing Facilities are in general compliance with OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals (including wood dust and formaldehyde) and record-keeping requirements.

    PRODUCT LIABILITY AND REGULATION. All of the states in the United States and many foreign jurisdictions in which Crown Pacific sells its products have, through some combination of legislation and judicial decision, provided for the liability of the manufacturer and supplier of defective materials for resulting personal injury and property damage. The operations of Crown Pacific entail exposure to product liability in connection with both the export and domestic sale of logs and lumber products. Crown Pacific has not been subject to any litigation relating to products liability, and one products liability action resulting from the operations of a predecessor, for which Crown Pacific assumed liability, is expected to be settled for a small amount.

LITIGATION

    There is no pending litigation, and to the knowledge of the Partnership, there is no threatened litigation, the unfavorable resolution of which could have a material adverse effect on the business or financial condition of Crown Pacific.

EMPLOYEES

    Crown Pacific has approximately 200 salaried and 1,100 hourly employees (excluding any employees of the Albeni Falls and Thompson Falls manufacturing facilities that have been closed but including approximately 200 hourly employees at the plywood manufacturing facility scheduled to be closed during the third quarter of 1996). The Partnership believes that employee relations are good.

    Crown Pacific has developed a Production Incentive Program to reward employees for improvements in productivity. This program has resulted in as much as $2.00 per hour in additional compensation to eligible employees. An individual employee loses his incentive if he has unexcused absences, tardiness or safety infractions. In addition, members of an employee team lose a portion of their incentive if a member of the team is responsible for a safety infraction. Since its institution in the Manufacturing Facilities, the program has resulted in increased production, lower manufacturing costs, reduced absenteeism and tardiness, declining incidence of substance abuse and decreasing workers' compensation claims. The Partnership has also implemented a drug testing program for all employees.

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    Of  the  approximately  1,300  Crown  Pacific  employees,  approximately 400
(including  the  approximately  200  employees  at  the  plywood   manufacturing
facility) are represented by unions (either the Western Council of Industrial Workers or the Woodworkers Local Lodge W10, Woodworker District Lodge 1,
International   Association  of  Machinists  and  Aerospace  Workers,  AFL-CIO).
Following the acquisition of the Manufacturing Facilities in the Inland Region in late 1993, Crown Pacific successfully negotiated agreements with both unions. The agreements in most respects represented a formal adoption of the personnel practices of Crown Pacific. The same wage structure prevails for both union and non-union employees. These agreements are due for renewal in January 1997, and collective bargaining is expected to begin in late 1996. The Partnership does not believe that unionization of its non-union employees is likely. The Redmond plywood mill was closed for approximately two months in early 1995 due to a strike instituted to force Crown Pacific to participate in the union's health insurance trust. This strike was resolved (as was a companion strike at the Thompson Falls mill), with the return of the labor force to work under the existing terms of employment. As a result of the closure of the Thompson Falls sawmill and the plywood facility, none of Crown Pacific's employees will be represented by the Western Council of Industrial Workers.

    Crown Pacific's employee benefits include a 401(k) savings plan for all employees, a defined contribution profit sharing plan for all non-union employees, a defined benefit pension plan for union employees, a health insurance plan (including co-payments and deductibles) for all employees and an employee assistance program for all employees.

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
                                   MANAGEMENT

PARTNERSHIP MANAGEMENT

    The Managing General Partner manages the activities and operations of the Partnership, and the Managing General Partner's activities are limited to such management. Holders of Common Units do not directly or indirectly participate in the management of the Partnership. The Managing General Partner owes a fiduciary duty to the holders of Common Units, subject to certain limitations described in "Conflicts of Interest and Fiduciary Responsibility."

    As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ any of the persons responsible for managing the Partnership's operations, but instead reimburses the Managing General Partner for the services of such persons.

    The key executives and operating managers of the Partnership have many years of experience in all aspects of the forest products industry.

DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGING GENERAL PARTNER

    Set forth below is certain information concerning the directors and executive officers of the Managing General Partner. As the general partners of the Managing General Partner, Fremont and a corporation owned by Messrs. Stott and Krage elect directors of the Managing General Partner on an annual basis. All officers of the Managing General Partner serve at the discretion of the directors of the Managing General Partner.

    ROBERT JAUNICH II, 56, Chairman of the Board of Control of the Managing General Partner since its formation. Mr. Jaunich has been Chairman of the Board of Directors of the Special General Partner since 1991. Mr. Jaunich is a member of the Managing General Partners' Executive Committee. Since 1991, he has been Managing Director of direct investments of Fremont. From 1986 until he joined Fremont, Mr. Jaunich was a member of the chief executive office and Executive Vice President of Swiss-based Jacob Suchard AG, one of the world's top four chocolate, sugar confectionery and coffee companies. Mr. Jaunich currently serves on the board of directors of Consolidated Freightways, Inc., the board of control of Petro Stopping Centers, L.P. (a leading operation of large, multi-service truck stops in the United States in which Fremont has a substantial equity investment) and on the boards of directors of various private companies.

    PETER W. STOTT, 52, Director of the Board of Control since its formation and a member of the Executive Committee. He has been President and Chief Executive Officer of the Managing General Partner since its inception in 1994. Mr. Stott served as Chief Executive Officer and in various other capacities for predecessors of the Partnership from 1988 until 1994. Mr. Stott is also Chairman and founder of Market Transport, Ltd., a temperature controlled regional motor carrier company located in Portland, Oregon, which employs over 350 people. Mr. Stott has been involved in the ownership and operations of timberlands since 1983. Mr. Stott is a member of the Board of Trustees for the Nature Conservancy and a member of the Board of Directors for Liberty Northwest Insurance Company.

    JAMES A. BONDOUX, 56, Director of the Board of Control since its formation and of the Special General Partner since 1991. Mr. Bondoux is a member of the Managing General Partner's Executive Committee and Compensation Committee. He has been a managing principal of Fremont since December 1984 concentrating on private ventures and special situation equity investments. Mr. Bondoux currently serves on the board of control of Petro Stopping Centers, L.P.

    RICHARD B. KELLER, 67, was elected Director of the Board of Control in January 1995 and is a member of the Compensation Committee. Mr. Keller has been President of Keller Enterprises, Inc. since 1975. He was Senior Vice President of Western Kraft Corporation, a division of Willamette Industries, Inc. from 1970 to 1975 and held various positions with Western Kraft from 1954. Mr. Keller started his career in the forest products industry at Georgia-Pacific Corporation where he served as an Assistant to the Vice Chairman.

    JOHN W. LARSON, 58, was elected Director of the Board of Control in January 1995 and is a member of the Audit Committee. He was Chief Operating Officer of Chronicle Publishing from 1990 to 1993.

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Since  1993, Mr. Larson has been a private investor. He was a General Partner in
J.H. Whitney and Company from 1984 to 1989. Mr. Larson served as Director of McKinsey and Company from 1965 to 1984.

    CHRISTOPHER G. MUMFORD, 50, was elected Director of the Board of Control in January 1995 and is a member of the Audit Committee. He has been a General Partner of Scarff, Sears & Associates in San Francisco since 1986. In addition to his duties with this private investment partnership, Mr. Mumford was Executive Vice President and Chief Financial Officer of Arcata Corporation from 1982 to June 1994, and has served as a director of several other privately owned companies.

    WILLIAM L. SMITH, 54, was elected Director of the Board of Control in January 1995 and is a member of the Compensation Committee. Mr. Smith is President of William Smith Properties, Inc., which he founded in 1983. Mr. Smith has 20 years of experience managing timberland and developing recreational properties, including his service as President of Brooks Resources Corporation from 1973 to 1983. Mr. Smith also served as Planning Director of Brooks Scanlon, Inc.

    ROGER L. KRAGE, 48, has been Secretary and General Counsel of the General Partners since 1994 and served in comparable capacities for the Partnership's predecessors from 1988 to 1994. Mr. Krage has been involved in the legal, administrative, financial and risk management aspects of the forest products business for over 15 years. In addition to overseeing the legal affairs of Crown Pacific, he is closely involved with corporate planning and execution.

    G.P. ("PAT") HANNA, 67, Senior Vice President of the Managing General Partner, oversees Crown Pacific's timberland and manufacturing operations. Mr. Hanna, who joined Crown Pacific in 1989 from Willamette Industries, Inc., has over 35 years experience in managing timberlands. He was the Raw Materials Manager for Willamette Industries, Inc. from 1974 to 1989; and from 1969 until 1974, he was the Timber Contract Supervisor and Resident Forester for that company.

    P.A. ("TONY") LEINEWEBER, 51, Vice President of the Managing General Partner, joined Crown Pacific in 1990 to oversee its administrative, personnel, risk management and public relations functions. Mr. Leineweber has over 16 years experience in managing these corporate functions.

    RICHARD D. SNYDER, 49, Vice President and Interim Chief Financial Officer and Treasurer of the Managing General Partner. Mr. Snyder joined Crown Pacific in November 1992 as Treasurer and Chief Financial Officer. In September 1994, Mr. Snyder assumed the duties of Assistant to the President. Subsequently, Mr. Snyder temporarily reassumed the duties of the Chief Financial Officer and Treasurer in September 1995. Mr. Snyder has over 25 years experience in the accounting profession focusing primarily on the forest products industry. He worked for seven years as a CPA with Arthur Andersen & Co. before serving five years at Georgia-Pacific as Director of Corporate Finance. From 1981 through 1992, he was Vice President of Finance for Gregory Forest Products.

EMPLOYMENT AGREEMENTS

    The Managing General Partner entered into employment agreements with Mr. Stott and Mr. Krage in December 1994. Each agreement has a term of three years and includes confidentiality provisions and, in the case of Mr. Stott's agreement, noncompete provisions and an involuntary termination provision pursuant to which the executive officer will receive severance pay equal to up to six months base salary. In Mr. Stott's agreement, the confidentiality provisions continue for 18 months following the later to occur of Mr. Stott's termination of employment or his resignation or removal from the Board, and, unless Mr. Stott is terminated without cause, the noncompete provisions continue until the earlier to occur of (i) December 31, 1999 or (ii) the later to occur of December 31, 1998 or the date on which Fremont and its affiliates dispose of substantially all of their Subordinated Units to an unaffiliated third party. In the case of Mr. Krage's agreement, the confidentiality provisions continue for 18 months following Mr. Krage's termination of employment.

                   SELLING UNITHOLDERS AND SECURITY OWNERSHIP

    Of the 10,297,800 Common Units being offered hereby, 7,455,330 are being offered by the Partnership. The remaining 2,842,470 Common Units being offered by this Prospectus are being offered by the Selling Unitholders identified in the table below in the amounts indicated. Of the Common Units offered hereby, 2,500,000 constitute Common Units purchased by the Selling Unitholders in connection with the Partnership's initial public offering in December 1994.

    Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership agreed to register for resale under the Act and applicable state securities laws the Common Units proposed to be sold by the Selling Unitholders if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registrations, excluding underwriting discounts and commissions. The Selling Unitholders' Common Units are included herein pursuant to such obligation.

    The following table identifies the Selling Unitholders and the number of Common Units being offered by each Selling Unitholder. None of the Selling Unitholders will retain any Common Units after the offering.

                                                                                      COMMON UNITS
                                                                                      BENEFICIALLY        COMMON
                                SELLING UNITHOLDER                                        OWNED        UNITS OFFERED
- ----------------------------------------------------------------------------------  -----------------  -------------
Fremont Crown Partners (a)(b).....................................................        1,865,000       1,865,000
Fremont CPL Partners, L.P. (a)(b).................................................           17,329          17,329
Sequoia Ventures Inc. (a)(b)......................................................           17,385          17,385
SK Partners (c)(d)................................................................          635,000         635,000
Arbeit & Co.......................................................................          157,452         157,452
Hillside Master Retirement Trust..................................................           51,431          51,431
Banque Paribas....................................................................           36,001          36,001
Sahara Enterprises, Inc...........................................................           28,454          28,454
VIRG & Co.........................................................................           15,431          15,431
Lynn F. Alandt....................................................................            3,163           3,163
Henry Ford II 1990 Trust..........................................................            3,163           3,163
Charitable Lead Trust I...........................................................            3,163           3,163
Mousseteek Free, L.P..............................................................            3,162           3,162
Gerald Rauenhorst Family Foundation...............................................            1,583           1,583
John N. Irwin III.................................................................            1,480           1,480
John N. Irwin II..................................................................            1,447           1,447
Garco B...........................................................................              633             633
Nine Pines & Co...................................................................              319             319
Sieben Investment Co..............................................................              319             319
Sieben Foundation.................................................................              319             319
Mrs. John N. Irwin II.............................................................              236             236

- ------------------------
(a) Current address is 50 Fremont Street, Suite 3700, San Francisco, California 94105.

(b) After the offering, affiliated entities of Fremont Crown Partners will own no Common Units but will continue to own 5,029,583 Subordinated Units, including 2,711,318 Subordinated Units owned by SVE II, Inc., a wholly owned subsidiary of the Special General Partner.

(c) Current address is 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204.

(d) Mr. Stott and Mr. Krage are general partners of SK Partners. After the offering Mr. Stott will continue to beneficially own 27,694 Common Units and 692,586 Subordinated Units; Mr. Stott disclaims beneficial ownership with respect to an additional 2,711,318 Subordinated Units owned by SVE II, Inc. of which Mr. Stott is a director. After the offering Mr. Krage will continue to own 382 Common Units and 50,919 Subordinated Units.

               CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

CONFLICTS OF INTEREST

    Certain conflicts of interest may arise as a result of the General Partners' relationships with their stockholders or partners, on the one hand, and the Partnership, on the other hand. The directors and officers of the general partners of the Managing General Partner and of the Special General Partner have fiduciary duties to manage such General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its stockholders or limited partners. In general, as general partners of the Partnership, the General Partners have a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the Managing General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting the fiduciary duties of the General Partners to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the general partners of the Managing General Partner and of the Special General Partner to the stockholders or limited partners of such General Partner may, therefore, come into conflict with their duties to the Partnership and the Unitholders.

    Conflicts of interest may arise in the situations described below, among others:

    CERTAIN ACTIONS TAKEN BY THE MANAGING GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR HASTEN THE CONVERSION OF SUBORDINATED UNITS. Decisions of the Managing General Partner with respect to the amount and timing of timber harvests, property sales, cash expenditures, participation in capital expansions and acquisitions, borrowings, issuance of additional Units and reserves may affect whether, or the extent to which, there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution and Target Distributions on all Units in such quarter or subsequent quarters. The Partnership Agreement provides that any such actions by the Partnership or the approval thereof by the Managing General Partner will not constitute a breach of any duty owed by the Managing General Partner to the Partnership or the Unitholders, including actions that have the purpose or effect, directly or indirectly, of enabling the Managing General Partner to receive incentive distributions or hastening the expiration of the Subordination Period and the conversion of the Subordinated Units into Common Units; provided that the Managing General Partner may not use increases in working capital borrowings to hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership may borrow funds from the Managing General Partner and its affiliates on terms no less favorable to the Partnership than would be obtained from an unrelated third party lender. The General Partners and their affiliates may not borrow funds from the Partnership. Further, any actions taken by the Managing General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Cash from Interim Capital Transactions will be deemed not to constitute breaches of any duties of the Managing General Partner to the Partnership or the Unitholders.

    THE PARTNERSHIP REIMBURSES THE MANAGING GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES. Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing staff and support services to the Partnership. See "Management."

    THE MANAGING GENERAL PARTNER MAY SEEK TO LIMIT THE LIABILITY OF THE GENERAL PARTNERS WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS. Whenever possible, the Managing General Partner may seek to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the Managing General Partner, the Special General Partner or their respective assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

    CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS. Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from paying itself or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership), or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All such transactions must be on terms which are fair and reasonable to the Partnership. Any such transaction will be deemed fair and reasonable if (i) approved by the Audit Committee, (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The Managing General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the Managing General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor will the Managing General Partner and its affiliates have any obligation to enter into any such contracts.

    COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNERS AND THEIR AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP. Any agreements between the Partnership and a General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of such General Partner and its affiliates in favor of the Partnership. Therefore, the Managing General
Partner, in its capacity as a general partner of the Partnership, will be primarily responsible for enforcing such obligations.

    AFFILIATES OF THE GENERAL PARTNERS MAY COMPETE WITH THE PARTNERSHIP. The General Partners and their affiliates are restricted from competing with the Partnership by engaging in the following activities ("Restricted Activities"): the (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber, a principal purpose of which is producing logs or other forest products, (ii) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products,
(iii) sale, exchange or purchase of logs other than sales, exchanges or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iv) acquisition or sale of any facilities used to convert logs into lumber, plywood or other wood products, (v) conversion of logs into lumber, plywood or other wood products, (vi) marketing and sale of lumber, plywood or other wood products, (vii) import or export of logs, lumber, plywood or other wood products to or from the United States, (viii) manufacture, marketing or sale of manufactured, engineered or substitute wood products to the extent such products compete with products produced by the Partnership or the Operating Partnership and (ix) any and all other activities relating to the United States forest products industry to the extent such activities compete with activities of the Partnership or the Operating Partnership; provided, however, that (a) the sale, lease, exchange, transfer or other disposition by the Special General Partner of (1) any timber-producing real property owned by the Special General Partner on December 22, 1994, and (2) any timber-producing real property subsequently acquired by the Special General Partner in exchange for or utilizing the proceeds from the sale of the property described in the foregoing clause (1) or (b) the harvesting of timber by the Special General Partner from any real property described in the foregoing clause (a), is permitted so long as the resulting logs are sold to the Operating Partnership on terms and conditions permitted under the Partnership Agreement. Affiliates of the General Partners and the Special General Partner may, however, engage in any other activity in competition with the Partnership. Notwithstanding the foregoing, Fremont, Sequoia and their subsidiaries may make or maintain (i) a non-controlling investment in any entity that engages in Restricted Activities and (ii) a controlling investment in any entity that engages in Restricted Activities (A) if such Restricted Activities do not directly and materially compete with the Partnership, (B) if such Restricted Activities (except as provided in clause (C) below) are conducted in North America and directly and materially compete with the Partnership, provided that prior to making such investment Fremont, Sequoia or their subsidiaries first offer the Partnership the opportunity to make such investment or (C) if such entity conducts all of its operations outside of North America except for the marketing and sale of logs, lumber, plywood or other wood products (including manufactured, engineered or substitute wood products) in North America. None of Fremont, Sequoia or their subsidiaries will be so restricted if and when none of them any longer own an interest in either of the General Partners. As a result, conflicts of interest may arise between Fremont, Sequoia and their subsidiaries on the one hand, and the Partnership, on the other. There can be no assurance that there will not be competition between the Partnership and Fremont, Sequoia or their subsidiaries. Although Bechtel Group, Inc., Bechtel Enterprises, Inc. and their subsidiaries (collectively, the "Bechtel Entities") may be within the definition of "affiliates" (as defined in the Partnership Agreement) of the General Partners by virtue of the overlapping equity ownership among these entities and Fremont and Sequoia, the foregoing competition restrictions do not apply to the Bechtel Entities.

    COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNER'S LIMITED CALL RIGHT. The Partnership Agreement provides that it does not constitute a breach of the Managing General Partner's fiduciary duties if the Managing General Partner exercises its right to call for and purchase Common Units as provided in the Partnership Agreement or assign this right to its affiliates or to the Partnership. The Managing General Partner thus may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased even though he may not desire to sell them, and even though the price paid may be less than the amount he would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement -- Limited Call Right."

FIDUCIARY DUTIES OF THE GENERAL PARTNERS

    The General Partners are accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the General Partners must exercise good faith and integrity in handling the business and affairs of the Partnership. In contrast to the relatively well developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. The Delaware Act does not define with particularity the fiduciary duties owed by general partners, but fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard duty owed by general partners to limited partners. In order to induce the Managing General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the Managing General Partner to the Partnership and its partners and waiving or consenting to conduct by the Managing General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

    The Partnership Agreement provides that whenever a conflict of interest arises between the General Partners or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the Managing General Partner will resolve such conflict. The General Partners will not be in breach of their obligations under the Partnership Agreement or their duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution will conclusively be deemed to be fair and reasonable to the Partnership if (i) approved by the Audit Committee, (ii) such resolution is on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) is fair to the Partnership, taking into account the totality of the relationship between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner will not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

    The Delaware Act provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute a legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

    The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation is modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partners and officers and directors acting on their behalf (or on behalf of any general partner thereof) will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions of the General Partners if such other persons acted in good faith. In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partners and the officers, directors, employees, affiliates, partners, agents and trustees acting on their behalf, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partners or other such persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Partnership Agreement -- Indemnification." Thus, the General Partners may be indemnified for their negligent acts if they meet such requirements concerning good faith and the best interests of the Partnership.

    The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partners have not obtained an opinion of counsel covering the provisions of the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partners. Holders of Units should consult their own legal counsel concerning the fiduciary responsibilities of the General Partners and the officers and directors acting on their behalf and the remedies available to such holders.

                        DESCRIPTION OF THE COMMON UNITS

    The Common Units are registered under the Exchange Act, and the rules and regulations promulgated thereunder.

    Purchasers of Common Units in this public offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix B to this Prospectus. Purchasers in this offering may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

    Generally, the Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and holders of Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

    DUTIES. American Stock Transfer & Trust Company acts as a registrar and transfer agent (the "Transfer Agent") for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units are borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There is no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

    RESIGNATION OR REMOVAL. The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Managing General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Managing General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

    Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such Common Units. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of

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which is set forth as Appendix B to this Prospectus and which is also set  forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a
substitute  limited  partner,  (ii)   automatically  requests  admission  as   a
substituted  limited partner in the Partnership, (iii) agrees to be bound by the
terms  and  conditions  of,  and  executes,  the  Partnership  Agreement,   (iv)
represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the Managing General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the Managing General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Managing General Partner.

    Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement -- Transfer Restrictions."

                           THE PARTNERSHIP AGREEMENT

    The following paragraphs are a summary of certain provisions of the Partnership Agreement. The form of Partnership Agreement is included in this Prospectus as Appendix A. The Partnership will provide prospective investors with a copy of the Limited Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreement. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The Managing General Partner and the Special General Partner serve as the general partners of the Partnership, owning a 0.99% and 0.01% general partner interest, respectively, in the Partnership. The Managing General Partner is the sole general partner of the Operating Partnership, owning a 1.0101% general partner interest in the Operating Partnership. The General Partners collectively own a 2% general partner interest in the business and properties owned by the
Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.

    Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partners and their affiliates, see "Conflicts of Interest and Fiduciary Responsibility."

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With  regard to distributions of Available Cash, see "Cash Distribution Policy."
With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

    The Partnership and the Operating Partnership are Delaware limited partnerships. The Managing General Partner and the Special General Partner are the general partners of the Partnership, and the Managing General Partner is the sole general partner of the Operating Partnership. The General Partners holds an effective 2% interest as general partners, and the Unitholders hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on December 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

    The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or that is approved by the Managing General Partner. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by its predecessors immediately prior to the formation of the Operating Partnership in 1994, any activities that are, in the sole judgment of the Managing General Partner, reasonably related thereto and any other activity approved by the Managing General Partner. The Managing General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

CAPITAL CONTRIBUTIONS

    The  holders  of  Units  are  not  obligated  to  make  additional   capital
contributions to the Partnership, except as described below under "-- Limited Liability."

POWER OF ATTORNEY

    Each limited partner, and each person who acquires a Unit from the holder thereof and executes and delivers a Transfer Application with respect thereto, grants to the Managing General Partner and, if a liquidator of the Partnership has been appointed, to such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE MANAGING GENERAL PARTNER

    The authority of the Managing General Partner is limited in certain respects under the Partnership Agreement. The Managing General Partner is prohibited, without the prior approval of holders of record of at least a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates), from, among other things, selling, exchanging or otherwise disposing of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event. Except as otherwise provided in the Partnership Agreement, any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of at least a majority of the outstanding Units. See "-- Amendment of Partnership Agreement" below.

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    In general, the Managing General Partner may not take any action, or  refuse to take any reasonable action, without the consent of the holders of at least a majority of each class of outstanding Units (excluding, during the Subordination Period, Units owned by the General Partners and their affiliates), the effect of which would be to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNERS

    The Managing General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Operating Partnership prior to December 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66 2/3% of the outstanding Units (excluding Units held by the General Partners and their affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor managing general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after December 31, 2004, the Managing General Partner may withdraw as a general partner (without first obtaining approval from the Unitholders) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the Managing General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partners and their affiliates). The Special General Partner may withdraw as a general partner of the Partnership at any time upon 90 days' written notice and furnishing an Opinion of Counsel.

    In addition, the Partnership Agreement permits the General Partners (in certain limited instances) to sell all of their general partner interests in the Partnership without the approval of the Unitholders. See "-- Transfer of General Partner Interests." The Special General Partner shall withdraw as a general partner of the Partnership at any time after a transfer of its general partner interest in the Partnership upon obtaining the consent of the Managing General Partner. If the Special General Partner is removed or withdraws and no successor is appointed, the Managing General Partner will continue the business of the Partnership.

    Upon the withdrawal or removal of the Managing General Partner under any circumstances (other than as a result of a transfer by the Managing General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding Units held by the General Partners and their affiliates) may select a successor to such withdrawing or removed Managing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a majority of the Unitholders (excluding Units held by the General Partners and their affiliates) agree in writing to continue the business of the Partnership and to the appointment of a successor managing general partner. See "-- Termination and Dissolution."

    Neither the Managing General Partner nor the Special General Partner may be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (excluding Units held by the General Partners and their affiliates) and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the appointment of a successor managing general partner in the manner described above. The Partnership Agreement also provides that if the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Units Arrearages will be extinguished.

    Withdrawal or removal of the Managing General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the Managing General Partner as general partner of the Operating Partnership.

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
    In the event of withdrawal of a General Partner where such withdrawal violates the Partnership Agreement or removal of a General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where a General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will also be required to reimburse the Departing Partner for all
amounts   due  the   Departing  Partner,   including  without   limitation,  all
employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

    If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the Partnership will be converted into Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTERESTS

    Except for a transfer by either General Partner of all, but not less than all, of its general partner interest in the Partnership to an affiliate or in connection with the merger or consolidation of either General Partner with or into another entity or the transfer by either of the General Partners of all or substantially all of its assets to another person or entity, the General Partners may not transfer all or any part of their general partner interests in the Partnership to another person or entity prior to December 31, 2004, without the approval of holders of at least a majority of the outstanding Units (excluding, during the Subordination Period, any Units held by the General Partners or their affiliates); provided that, in each case, such transferee assumes the rights and duties of the General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and, in the case of the Managing General Partner, agrees to purchase all (or the appropriate portion thereof, as applicable) of the Managing General Partner's interest in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. At any time, the partners or shareholders of the General Partners may sell or transfer their interests in the General Partners to a third party without the approval of the Unitholders.

REIMBURSEMENT FOR SERVICES

    The Partnership Agreement provides that the General Partners are not entitled to receive any compensation for their services as general partners of the Partnership; PROVIDED, HOWEVER, that Fremont is paid a semi-annual fee of $50,000 by the Managing General Partner for management services and is reimbursed for its out-of-pocket expenses incurred in the provision of such services. In addition, the General Partners are entitled to be reimbursed on a monthly basis (or such other basis as the Managing General Partner may reasonably determine in its sole discretion) for all direct and indirect expenses they incur or payments they make on behalf of the Partnership, including the fee paid to Fremont, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partners in connection with the operation of the Partnership's business. The Partnership Agreement provides that the Managing General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion.

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
CHANGE OF MANAGEMENT PROVISIONS

    The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the Managing General Partner as managing general partner of the Partnership or otherwise change management of the Partnership. If the Managing General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will convert into Common Units and any existing Common Unit Arrearages will be extinguished. If any person or group other than the General Partners and their affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group loses voting rights with respect to all of its Common Units; provided, that any person who, directly or indirectly, acquires beneficial ownership of 20% or more of the Common Units from Fremont, Fremont's affiliates or subsequent transferees of the Common Units owned by Fremont or its affiliates will not lose its voting rights with respect to any Common Units beneficially owned by such person.

TRANSFER RESTRICTIONS

    Except as described below under "-- Limited Liability," the Units will be fully paid, and holders of Units will not be required to make additional contributions to the Partnership.

    Each purchaser of Common Units in this offering or in the open market who wishes to become a holder of record must execute and deliver to the Partnership a Transfer Application (the form of which is attached as Appendix B to this Prospectus) whereby such recipient requests admission as a substituted limited partner in the Partnership, makes certain representations and agrees to certain provisions. If such action is not taken, a recipient will not be registered as a record holder of Common Units or issued a Common Unit certificate. Purchasers may hold Common Units in nominee accounts. See "Description of the Common Units."

    An assignee of a Common Unit, after executing and delivering a Transfer Application, but pending its admission as a substitute limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The Managing General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute limited partner at the written direction of such assignee. See "-- Meetings; Voting." A transferee who does not execute and deliver a Transfer Application will be treated neither as an assignee nor as a record holder of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. The only right such a transferee will have is the right to negotiate such Common Units to a purchaser or other transferee and the right to transfer the right to request admission as a substitute limited partner or a substitute special limited partner in respect of the transferred Common Units to a purchaser or other transferee who executes and delivers a Transfer Application in respect of the Common Units. A nominee or broker who has executed a Transfer Application with respect to Common Units held in street name or nominee accounts will receive the distributions, allocations and reports pertaining to such Common Units. An assignee will become a substitute limited partner only with the Managing General Partner's consent, which consent may be given or withheld in its absolute and sole discretion.

NON-CITIZEN ASSIGNEES; REDEMPTION

    If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the Common Units held by such limited partner or assignee at their Current Market Price. In order to avoid any such cancellation or forfeiture, the Managing General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee (a "Non-citizen Assignee"). In addition to

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other  limitations on the rights of an  assignee who is not a substitute limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Common Units and may not receive distributions in kind upon liquidation of the Partnership. See "-- Transfer Restrictions."

ISSUANCE OF ADDITIONAL SECURITIES

    Subject to certain exceptions, the Partnership may issue an unlimited number of additional Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion without the approval of any limited partners. After this offering and prior to the end of the Subordination Period, however, the Partnership may not issue (a) in excess of 1,544,670 Common Units (zero Common Units if the Underwriters' over-allotment option is exercised in full) (excluding Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units or (b) any equity securities of the Partnership with rights as to distributions and allocations or in liquidation ranking prior or senior to the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units (excluding Common Units held by the General Partners and their affiliates); PROVIDED, HOWEVER, that if Units are to be issued in connection with a merger or consolidation requiring the approval of a majority of the outstanding Common Units, the required vote shall be a majority of the outstanding Common Units (excluding, during the Subordination Period, Common Units held by the General Partners and their affiliates).

    After the end of the Subordination Period, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional limited or general partner interests having rights to distributions or rights in liquidation on a parity with or senior to the Common Units. Therefore, after the Subordination Period, the Managing General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. In addition, in accordance with Delaware law and the provisions of the Partnership Agreement, the Managing General Partner may cause the Partnership to issue additional partnership interests that, in the Managing General Partner's sole discretion, have special voting rights to which the Common Units are not entitled. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time.

    The General Partners will have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities to persons other than the General Partners and their affiliates, to the extent necessary to maintain the percentage interest of the General Partners and their affiliates in the Partnership that existed immediately prior to each such issuance.

    Additional issuances of Units, including Subordinated Units or other equity securities of the Partnership ranking junior to the Common Units, may reduce the likelihood of, and the amount of, any distributions above the Minimum Quarterly Distribution or Target Distributions.

LIMITED CALL RIGHT

    If at any time less than 10% of the then issued and outstanding Common Units are held by persons other than the General Partners and their affiliates, the Managing General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons as of a record date to be selected by the Managing General Partner, on at least 30 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (a) the highest price paid by either of the General Partners or any of their affiliates for any Common Units purchased within the 90 days preceding the date on which the Managing General Partner first mails notice of its election to purchase such Common Units and (b) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Managing General Partner's right to

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purchase outstanding Common Units, a holder of Common Units may have his  Common
Units purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his Common Units.

AMENDMENT OF PARTNERSHIP AGREEMENT

    Amendments to the Partnership Agreement may be proposed only by or with the consent of the Managing General Partner. In order to adopt a proposed amendment, the Managing General Partner is required to obtain written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of at least a majority of the outstanding Units, except that no amendment may be made which would (i) enlarge the obligations of any limited partner without its consent, (ii) enlarge the obligations of either of the General Partners, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the Managing General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partners, (v) change the term of the Partnership or (vi) give any person the right to dissolve the Partnership other than the Managing General Partner's right to dissolve the Partnership with the approval of at least a majority of the outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates) or change such right of the Managing General Partner in any way.

    The Managing General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee to reflect (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership or the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the Managing General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or to ensure that the Partnership and the Operating Partnership will not be treated as associations taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partners (or any general partner thereof) or their directors, officers or managers acting on their behalf (or on behalf of any general partner thereof) from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the Managing General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Managing General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the Managing General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto and (x) any other amendments substantially similar to any of the foregoing.

    In addition, the Managing General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if such amendments (i) do not (in the sole discretion of the Managing General Partner) adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or

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contained in any federal or state  statute, (iii) are necessary or desirable  to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

    The Managing General Partner is not required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement may become effective without the approval of holders of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

    Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or the general partner interests requires the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partners and their affiliates).

MEETINGS; VOTING

    Except as described below with respect to a person or group owning 20% or more of all Common Units, Unitholders or assignees who are record holders of Common and Subordinated Units on the record date set pursuant to the Partnership Agreement are entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the Managing General Partner will be deemed to be the limited partner with respect thereto and will, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the Managing General Partner on behalf of Non-citizen Assignees, the Managing General Partner will distribute the votes in respect of such Common Units in the same ratios as the votes of limited partners in respect of other Common Units are cast).

    Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing waiving notice and setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners may be called by the Managing General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. A majority (or two-thirds, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the General Partners and their affiliates) represented in person or by proxy constitutes a quorum at a meeting of limited partners of the Partnership.

    Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Managing General Partner. See "-- Issuance of Additional Securities." However, Common Units owned beneficially by any person and its affiliates (other than the General Partners and their affiliates, including without limitation Fremont or its affiliates) that own beneficially 20% or more of all Common Units may not be voted on any matter and will not be considered to be outstanding when

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sending  notices of a  meeting of limited  partners, calculating required votes, determining the presence of a quorum or for other similar purposes; PROVIDED, that the Common Units beneficially owned by any person who acquires, directly or indirectly, from Fremont, Fremont's affiliates or subsequent transferees of the Units owned by Fremont or its affiliates on December 22, 1994 will be considered to be outstanding for such purposes. The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

    Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

    The Partnership Agreement provides that the Partnership will indemnify and hold harmless each General Partner, any departing General Partner, any general partner of a General Partner or a departing General Partner, any person who is or was an officer, director, employee, agent or trustee of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, any person who is or was an affiliate of a General Partner, a departing General Partner, or a general partner of a General Partner or a departing General Partner, and any person who is or was serving at the request of a General Partner or a departing General Partner as an officer, director, employee, agent, trustee or partner of another person (collectively,
"Indemnitees" and individually each an "Indemnitee"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase and maintain (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

    Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the General Partners, or the rights of the limited partners to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partners.

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
    Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that are unknown to him at the time he became a limited partner and could not be ascertained from the partnership agreement.

    The Operating Partnership conducts business in the States of Washington, Oregon, Idaho and Montana and may conduct business in other states. Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partners, or the rights of the limited partners or the special limited partners to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partners. The Partnership will operate in such manner as the Managing General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

    The Managing General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is the calendar year.

    As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner will furnish each record holder of Units (as of a record date selected by the Managing General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the fourth quarter), the Managing General Partner will furnish each record holder of Units (as of a record date selected by the Managing General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

    The Managing General Partner will use all reasonable efforts to furnish each record holder of Units information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Managing General Partner's ability to furnish such summary information to holders of Units will depend on the cooperation of such holders in supplying certain information to the Managing General Partner. Every holder of Units

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(without regard to whether he supplies such information to the Managing  General
Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

    The Partnership Agreement provides that a limited partner can for a purpose reasonably related to such person's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Managing General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the Managing General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

    The Partnership will continue until December 31, 2084, unless sooner dissolved pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Managing General Partner to dissolve the Partnership, if approved by at least a majority of the outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates), (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the Managing General Partner or the occurrence of any other event that results in its ceasing to be the Managing General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission to the Partnership of a successor). Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates) may elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as managing general partner an entity approved by at least the holders of a majority of the Units (excluding, during the Subordination Period, Units held by the General Partners and their affiliates), subject to receipt by the Partnership of an Opinion of Counsel.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

    Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the Managing General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation first to the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and then to all partners in accordance with the positive balances in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REGISTRATION RIGHTS

    Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Act and applicable state securities

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laws  any Common  Units proposed  to be sold  by certain  investors who received
Units in the offering by the Partnership in 1994 or by the General Partners (or their affiliates) if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registrations, excluding underwriting discounts and commissions. See "Selling Unitholders and Security Ownership."

                               TAX CONSIDERATIONS

    This section is a summary of all material tax considerations that may be relevant to prospective unitholders and, to the extent set forth below under "Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., special counsel to the General Partners and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Code, existing regulations and, to the extent noted, proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change with and without retroactive effect. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below.

LEGAL OPINIONS AND ADVICE

    Counsel has expressed its opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership, the Operating Partnership and the other subsidiary partnerships ("Subsidiary Partnerships") will each be treated as a partnership, (ii) owners of Units (with certain exceptions, as described in "-- Tax Consequences of Unit Ownership -- Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership or any Subsidiary Partnership), (iii) distributions by the Partnership generally will not be taxable to the Unitholder to the extent of his basis in his Units immediately before the distribution, and
(iv) with the exception of the allocation of recapture income (discussed below), allocations under the Partnership Agreement will be given effect in determining a partner's distributive share of items of income, gain, loss or deduction. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

    Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective unitholders, Counsel has advised the General Partners that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Units, insofar as it relates to matters of law and legal conclusions, which addresses all material tax consequences to prospective unitholders of the ownership and disposition of Units. The discussion focuses on prospective unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the ownership or disposition of Units.

    For the reasons hereinafter described, counsel has not rendered an opinion with respect to the following federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units (see "-- Tax Treatment of Operations -- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Units in separate transactions must maintain a single aggregate adjusted tax basis in his Units (see "-- Disposition of Units
- -- Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "-- Disposition of Units -- Allocations between Transferors and Transferees"), and (iv) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "-- Uniformity of Units").

    Except as set forth below under "-- Tax Consequences of Unit Ownership -- Partnership Status," no ruling has been received or requested from the IRS with respect to the foregoing issues or any other matter affecting the Partnership or prospective Unitholders. Instead, the Partnership will

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
rely on an opinion of Counsel as to the matters set forth above. It should be noted that an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. The costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partners. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

TAX CONSEQUENCES OF UNIT OWNERSHIP

    CURRENT TAX RATES; CHANGES IN FEDERAL INCOME TAX LAWS. The top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $256,500 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. The net capital gain of an individual remains subject to a maximum 28% tax rate.

    The 1995 Proposed Legislation would have altered the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as electing partnerships with more than 100 partners) and would have made certain additional changes to the treatment of large partnerships. Certain of the proposed changes are discussed later in this section. The 1995 Proposed Legislation was generally intended to simplify the administration of the tax rules governing large partnerships. In addition, the 1995 Proposed Legislation contained provisions which would have reduced the maximum tax rate applicable to net capital gains of an individual to 19.8%. President Clinton vetoed the 1995 Proposed Legislation on December 6, 1995.

    The 1996 Proposed Legislation, currently pending in Congress, would affect the taxation of certain financial products, including partnership interests. The 1996 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if the taxpayer or related persons enter into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Certain of these proposed changes are also discussed later in this section under "Disposition of Common Units."

    As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1995 Proposed Legislation or the 1996 Proposed Legislation or any other changes in the federal income tax laws that would impact the Partnership and the Common Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

    PARTNERSHIP STATUS. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the Partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

    Other than as described below, no ruling has been sought or received from the IRS as to the status of the Partnership, the Operating Partnership or any subsidiary partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership, the Operating Partnership and each existing subsidiary partnership will be classified as a partnership for federal income tax purposes.

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
    In rendering its opinion, Counsel has relied on the accuracy of the  factual
matters   set  forth  below   as  to  which  the   General  Partners  have  made
representations. Such factual matters are as follows:


        (a) The Special General Partner, at all times while acting as a general partner of the Partnership, will have a net worth, computed on a fair market value basis, excluding its interests in, and any notes or receivables due from, the Partnership, the Operating Partnership and any subsidiary partnership, of not less than $25 million;


        (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the Partnership Agreement;

        (c) The Operating Partnership and each subsidiary partnership will be operated in accordance with (i) all applicable partnership statutes and (ii) the applicable partnership agreement; and

        (d)  For each  taxable year, more  than 90%  of the gross  income of the
    Partnership will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including timber or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

    Regulations recently proposed by the IRS (the "Check the Box Regulations") may, if adopted as final, make certain of these representations unnecessary. The Check the Box Regulations generally allow entities such as the Partnership to choose partnership or corporate treatment for federal income tax purposes. It cannot be predicted whether the Check the Box Regulations will become final or the form they will take if they become final.

    Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to a publicly-traded partnership if 90% or more of its gross income for every taxable year consists of "qualifying income." Qualifying income includes income from the processing, refining, marketing or transportation of timber. The Partnership's principal sources of income include income from the sale of timber, the transportation of timber and the operation of sawmills. The IRS has issued a ruling to CPL, on behalf of the Partnership, that income from the operation of sawmills (and the production of plywood) is qualified for this purpose.

    The Managing General Partner, based upon the above ruling and analysis, believes that more than 90% of the Partnership's gross income will be qualified income. The Managing General Partner believes that less than 5% of the Partnership's gross income will not be qualified income. The Managing General Partner will use its best efforts to ensure that more than 90% of the Partnership's gross income will be qualified income.

    If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

    If the Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed at the Partnership level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) as a nontaxable return of capital (to the extent of the Unitholder's basis in his Common Units) or taxable capital gain (after the Unitholder's basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership, the Operating Partnership or any subsidiary partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

    The discussion below is based on the assumption that the Partnership, the Operating Partnership and each existing subsidiary partnership will each be classified as a partnership for federal income tax purposes.

    LIMITED PARTNER STATUS. Unitholders who have become limited partners will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by such a Unitholder, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units.

    A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "-- Tax Treatment of Operations -- Treatment of Short Sales."

    FLOW-THROUGH OF TAXABLE INCOME. No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by him. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution.

    TREATMENT OF PARTNERSHIP DISTRIBUTIONS. Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "-- Disposition of Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partners, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. A decrease in a Common Unitholder's limited partner interest in the Partnership because of the issuance by the Partnership of additional Common Units could decrease such Common Unitholder's share of nonrecourse liabilities of the Partnership, and thus could result in a corresponding deemed distribution of cash. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

    RATIO OF TAXABLE INCOME TO DISTRIBUTIONS. The General Partners estimate that a purchaser of Common Units in this offering who holds such Common Units from the date of the closing of this offering to the record date for the last quarter of 1997 will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be approximately 20% of cash distributed with respect to that period. Substantially all of such taxable income will be treated as Section 1231 income which may be treated as capital gains, depending upon a Unitholder's particular tax circumstances, as a result of an election made pursuant to Section 631(a) of the Code, and as a result of transactions qualifying for treatment under Section 631(b) of the Code. The General Partners further estimate that after 1997 the taxable income allocable to the Unitholders will constitute an increasing percentage of cash distributed to Unitholders. These estimates are based upon the assumption that Available Cash will approximate an amount required to make the First and Second Target Distributions with respect to the Common and the Subordinated Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the General Partners, especially the assumed prices for logs and lumber. Further, the estimates are based on current tax law and certain tax reporting positions that the General Partners have adopted or intend to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower and that difference could be material.

    BASIS OF UNITS. A Unitholder's initial tax basis for his Units will be the amount he paid for the Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to a partner, but will have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "-- Disposition of Units -- Recognition of Gain or Loss."

    LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership other than certain portfolio income and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Common Unitholder's income (other than certain portfolio income) generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation, described below.


    In addition to the passive loss limitations, the deduction by a Common Unitholder of his share of Partnership losses will be limited to the tax basis in his Common Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount which the Common Unitholder is considered to be "at risk" with respect to the Partnership's activities. A Common Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Common Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Common Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Common Unitholder's basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Common Unit, any gain recognized by a Common Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

    LIMITATIONS ON INTEREST DEDUCTIONS. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated under Treasury Regulations which are to be issued as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income of the Partnership. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

    ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION. In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and the Unitholders in accordance with their respective interest in the Partnership. A class of Unitholders (such as Common Unitholders) that receives more cash than another class, on a per Unit basis, with respect to a year will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the General Partners and the Unitholders in accordance with their respective interests in the Partnership to the extent of their positive capital accounts; and (2) second, to the General Partners.

    As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of certain property held by the Partnership ("Contributed Property"). Under the Code, the partners in a partnership cannot be allocated more depletion, depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Recently released Regulations under Section 704(c) of the Code permit a Partnership to make reasonable allocations to reduce or eliminate book-tax disparities.

    In addition, certain items of recapture income will be allocated, to the extent possible, to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Common Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Common Unitholder will not change, but a change in the character of the income allocated to a Common Unitholder would result.

    Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that the allocations of recapture income in the Partnership Agreement may be successfully challenged by the IRS.

TAX TREATMENT OF OPERATIONS

    ACCOUNTING METHOD AND TAXABLE YEAR. The Partnership uses December 31 as the end of its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on other than December 31 and who disposes of all his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Disposition of Units -- Allocations Between Transferors and Transferees."

    INITIAL TAX BASIS, DEPLETION, DEPRECIATION AND AMORTIZATION. The tax basis of the assets of the Partnership will be used for purposes of computing depletion, depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets initially had a tax basis equal to the tax basis of the assets in the hands of the Partnership's predecessors immediately prior to the formation of the Partnership plus the amount of gain recognized by partners in the Partnership's predecessors as a result of the formation of the Partnership. The federal income tax burden associated with the difference between the fair market value of property held by the Partnership and its tax basis immediately prior to this offering will be borne by partners holding interests in the Partnership prior to this offering.

    If the Partnership disposes of depreciable property (which would not include timber assets) by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions upon a sale of his interest in the Partnership. See "-- Tax Consequences of Unit Ownership -- Allocation of Partnership Income, Gain, Loss and Deduction" and "-- Disposition of Units -- Recognition of Gain or Loss."

    Costs incurred in organizing the Partnership are being amortized over a period of 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

    TIMBER INCOME. Section 631 of the Code provides special rules by which gains or losses on the sale of timber, cut logs or the products into which cut logs are converted, which would otherwise be taxable as ordinary income or loss, may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Code. For a discussion of the treatment of Section 1231 gains and losses, see "-- Sales of Timberlands."

    Section 631(a) of the Code provides that, if an election is made, the cutting of timber during the year by a taxpayer who owns the timber or a contract right to cut the timber shall be treated as the sale of that timber for an amount equal to the fair market value of the timber as of the first day of the taxable year in which the timber is cut. In computing the amount of gain or loss, the taxpayer is entitled to offset his basis in the timber against its fair market value. The gain or loss is recognized in the year the timber is cut and is treated under Section 1231 of the Code as gain or loss from the sale of property used in a trade or business. For a discussion of the treatment of
Section 1231 gains and losses, see "-- Sales of Timberlands." The fair market value of the standing timber as of the first day of the taxable year in which the timber is cut will become the tax basis of the cut timber (or the product into which it is converted) for purposes of determining gain or loss on a subsequent sale, which gain or loss would be ordinary income or loss in the year of sale. The election under Section 631(a) is available only with respect to timber or contract rights to cut timber that the taxpayer held for a period of more than one year before such cutting. The election applies to all timber that the taxpayer owns or has the right to cut, and once made cannot be revoked without the consent of the IRS. The Partnership has made the election provided by
Section 631(a).

    Section 631(b) of the Code provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of such timber under any contract by virtue of which he "retains an economic interest in such timber," the gain or loss realized will be treated under
Section 1231 of the Code as gain or loss from property used in a trade or business. For a discussion of the treatment of Section 1231 gains and losses, see "-- Sales of Timberlands." In computing such gain or loss, the amount realized is reduced by the adjusted basis in such timber, determined as described in "-- Timber Depletion." For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

    Although the Partnership is not aware of any pending or proposed legislation which would amend Section 631 of the Code, that Section could be amended in a manner which causes timber income to be treated as other than Section 1231 income and any such amendment could have an adverse impact on Unitholders.

    Gains  from sale  of timber  by the  Partnership that  do not  qualify under
Section 631 generally will be taxable as ordinary income in the year of sale.

    TIMBER DEPLETION. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber "block") and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes of determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

    If a Section 631(a) election is in effect, the taxpayer will be entitled to a depletion allowance as discussed above. Thereafter, the taxpayer's adjusted basis with respect to such timber will be the fair market value of the timber as of the first day of the taxable year in which the timber is cut. As the cut timber (or the product into which it was converted) is sold, the taxpayer's adjusted basis will be taken into account for purposes of determining gain or loss on the sale. In the case of an outright sale of timber or a disposition of timber treated as a sale under Section 631(b) of the Code, the amount realized for the timber is reduced by the adjusted basis in such timber. A taxpayer disposing of timber with a retained economic interest in a transaction which fails to qualify under Section 631(b) also reduces the amount realized from such disposition by the adjusted basis in the timber.

    SALES OF TIMBERLANDS. If any tract of timberland is sold or otherwise disposed of in a taxable transaction, the Partnership will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of such property. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the tract of timberland (i) is held for sale to customers in the ordinary course of business (I.E., the Partnership is a "dealer" with respect to such property), (ii) is held for "use in a trade or business" within the meaning of Section 1231 of the Code or (iii) is held by the Partnership as a "capital asset" within the meaning of Section 1221 of the Code. In determining dealer status with respect to timberlands and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

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    The Partnership  intends  to  hold  its  Timberlands  for  the  purposes  of generating cash flow from the periodic harvesting and sale of timber and achieving long-term capital appreciation. Although the Managing General Partner may consider strategic sales of timberlands consistent with achieving long-term capital appreciation, the Managing General Partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sale of timberland. However, in light of the factual nature of this question, there can be no assurance that the purposes of the Partnership will not change and that future activities of the Partnership will not cause it to be a "dealer" in timberlands.

    In addition, were the IRS successfully to contend that any of the Partnership's predecessors was a dealer with respect to any tracts of timberland distributed to the Partnership, gains from sales of these tracts within a five-year period from the date of contribution would be taxable as ordinary income. The Managing General Partner, however, believes that none of the Partnership's predecessors was a dealer with respect to any of its timberland holdings.

    If the Partnership is not a dealer with respect to a particular tract of timberland and the Partnership has held the timberland for a one-year period primarily for use in its trade or business, the character of any gain or loss realized from the disposition of such timberland will be determined under
Section 1231 of the Code. If the Partnership has not held a timberland tract for more than one year at the time of sale, gain or loss from the sale thereof will be ordinary.

    A Unitholder's distributive share of any Section 1231 gain or loss of the Partnership will be aggregated with any other gains and losses realized by such Unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Capital gains of individual taxpayers are currently taxed at a maximum rate of 28%; ordinary income of individual taxpayers is currently taxed at a maximum marginal rate of 39.6%. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years beginning after December 31, 1981, to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

    If the Partnership is not a dealer with respect to a particular tract of timberland, and the timberland is not used in a trade or business, that tract will be a "capital asset" within the meaning of Section 1231 of the Code. Gain or loss recognized from the disposition of that timberland will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon the Partnership's holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

    Because amounts realized upon the sale, exchange or other disposition of a tract of timberland by the Partnership may be used to reduce any liability to which the tract of timberland is subject, it is possible, although not anticipated, that the Partnership's gain on the sale of such a tract could exceed the distributive proceeds of the sale, and the income taxes payable on the sale by the Unitholders could exceed their distributive share of any such proceeds.

    SECTION  754 ELECTION.   The Partnership has made  the election permitted by
Section 754 of the Code, which election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of Common Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit price). The Section 743(b) adjustment is attributed solely to a purchaser of Common Units and is not added to the

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bases of the Partnership's assets associated  with all of the Unitholders.  (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment allocated to each such asset.)

    Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of depreciable Contributed Property (to the extent of any unamortized book-tax disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with certain proposed and final Treasury regulations and certain legislative history (none of which is expected to directly apply to a material portion of the Partnership's assets). See "-- Uniformity of Units."

    The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, may be amortizable over a longer period of time than the Partnership's tangible depletable or depreciable assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the underwriters' discount as if it were allocable to a non-deductible syndication cost.

    A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depletion and depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Unit's share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Common Units may be affected either favorably or adversely by the election.

    The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different basis adjustment to be made, and should, in the Managing General Partner's opinion, the expense of compliance exceed the benefit of the election, the Managing General Partner may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

    ALTERNATIVE MINIMUM TAX. Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax applicable to his alternative minimum taxable income. A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The 1993 Budget Act increased the minimum tax rate applicable to noncorporate Unitholders from 24% to 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and to 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

    VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES. The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the Managing General Partner of the relative fair market values, and determinations of the initial tax

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basis, of the assets of the  Partnership. Although the Managing General  Partner
may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the Managing General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts.
If   the  estimates  of  fair  market  value  or  determinations  of  basis  are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

    TREATMENT OF SHORT SALES. It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units will be considered as having transferred beneficial ownership of those Units and would, thus, no longer be a partner with respect to those Units during the period of the loan. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would appear not to be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, the lending Unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify any brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See "-- Current Tax Rates; Changes in Federal Income Tax Laws."

DISPOSITION OF UNITS

    RECOGNITION OF GAIN OR LOSS. Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will generally be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

    Prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at or above original cost (and may partially become taxable income even if the Unit is sold below original cost.)

    Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under
Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

    The IRS has ruled that a partner acquiring interests in a partnership in separate transactions must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of that tax basis must be allocated to the interests sold on the basis of some equitable apportionment method not specified by the IRS. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Units, the aggregation of tax bases of a holder of Units effectively prohibits him from

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choosing among Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as the Partnership, the interests in which are evidenced by separate certificates. Accordingly Counsel is unable to opine as to the effect such ruling will have on the Unitholders. In addition, under the financial product provisions of the 1996 Proposed Legislation, in the case of interests in publicly traded partnerships which are substantially identical, the basis of such interests and any adjustments to basis would be determined on an average basis. A Unitholder considering the purchase of additional Units or a sale of Units purchased at differing prices should consult his tax advisor as to the possible consequences of such ruling and subsequent legislation.

    ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES. In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders of record as of the opening of the NYSE on the first business day of the month in which that gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

    The use of this monthly convention may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Managing General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

    A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to that quarter will be allocated items of Partnership income and gain attributable to the quarter during which those Units were owned but will not be entitled to receive that cash distribution.

    NOTIFICATION REQUIREMENTS. A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days of the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects that sale through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

    CONSTRUCTIVE TERMINATION. The Partnership and the Operating Partnership (and any Subsidiary Partnership) will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. Under the 1995 Proposed Legislation, termination of a large partnership would not occur by reason of the sale or exchange of interests in the partnership. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder

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reporting  on a taxable  year other than  a fiscal year  ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or
subject  the  Partnership  to,  any   tax  legislation  enacted  prior  to   the
termination.

    Under current regulations, a termination of the Partnership would result in a deemed distribution of the Partnership's assets to the Unitholders followed by a deemed reconveyance of the assets to the Partnership, and the Partnership would be treated as a new partnership. As a result of the deemed distribution, each Unitholder would realize taxable gain to the extent that any money deemed to have been distributed to him exceeds the adjusted basis of his Units. Moreover, the deemed distribution and reconveyance could result in a loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. Under recently proposed regulations, which will apply only to terminations occurring after the proposed regulations are adopted in final form, a termination of the Partnership would result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership. Consequently, the tax consequences that would result from the deemed distribution and reconveyance of assets upon a termination subject to current regulations would not occur upon a Partnership termination subject to the proposed regulations.

    ENTITY-LEVEL COLLECTIONS. If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or the General Partners or any former Unitholder, the Managing General Partner is authorized to pay those taxes from Partnership funds. Such payments, if made, will be treated as current distributions of cash to the Unitholders and the General Partners. The Managing General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

    Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained.

    Although Counsel is unable to opine as to the validity of such an approach, in order to maintain uniformity, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of depreciable Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with certain proposed and final Treasury Regulations and legislative history (none of which is expected to directly apply to a material portion of the Partnership's assets). See "-- Tax Treatment of Operations -- Section 754 Election." These positions are commonly taken by publicly traded partnerships. Nevertheless, the IRS may challenge any method of depreciating the Section
743(b) adjustment adopted by the Partnership. If such a challenge were sustained, the uniformity of Units might be affected.

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    TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS.  Ownership of Units by
employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

    Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts (or IRAs) and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

    Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

    Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on that income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in law may require the Partnership to change these procedures.

    Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder will be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

    Under an IRS ruling, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. The Partnership does not expect that any material portion of any such gain will avoid United States taxation. If less than all of any such gain is so taxable, then Section 897 of the Code may increase the portion of any gain which is recognized by a foreign Unitholder which is subject to United States income tax if that foreign Unitholder has held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units are not regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

    PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES. The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Managing General Partner will use various

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accounting  and reporting conventions, some of  which have been mentioned in the previous discussion, to determine the respective Unitholders' allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Managing General Partner cannot assure prospective Unitholders that the IRS will not successfully
contend   in  court   that  such   accounting  and   reporting  conventions  are
impermissible.

    The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

    Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the Managing General Partner as the Tax Matters Partner.

    The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless such Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

    A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1995 Proposed Legislation, partners in electing large partnerships, such as the Partnership, would have been required to treat all partnership items in a manner consistent with the partnership return.

    The U.S House of Representatives version of the 1995 Proposed Legislation would also have made a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would have been required that each partner in a large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1995 Proposed Legislation, a partnership could have elected to or, in some circumstances, could have been required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Common Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Common Units.

    It cannot be predicted whether or in what form the 1995 Proposed Legislation, or other tax legislation that might affect Common Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Common Unitholder might experience a reduction in cash distributions.

    NOMINEE REPORTING. Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and
(d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

    REGISTRATION AS A TAX SHELTER. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad and the Managing General Partner has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the
Partnership: 95074000266. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

    ACCURACY-RELATED PENALTIES. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

    A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters,"a term that in this context, does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

    A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

    In addition to federal income taxes, Unitholders will generally be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership currently owns property and conducts substantially all of its business in Oregon, Idaho, Washington and Montana. A Unitholder will generally be required to file state income tax returns and to pay taxes in all these states other than Washington and may be subject to penalties for failure to comply with those requirements. Taxable income of the Partnership in other jurisdictions has historically been de minimis, and filing requirements with respect to such jurisdictions have generally been met by the Partnership. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the General Partners anticipate that any amounts required to be withheld will not be material. There can be no assurance that in the future the Partnership will not conduct material business operations in jurisdictions other than those described above.

    Each Unitholder should investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

                         INVESTMENT IN THE PARTNERSHIP
                           BY EMPLOYEE BENEFIT PLANS

    An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment
return.  See  "Tax   Considerations  --  Uniformity   of  Units  --   Tax-Exempt
Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

    Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

    In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partners also would be fiduciaries of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

    The Department of Labor issued final regulations on November 13, 1986 providing guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities -- I.E., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company" -- I.E., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partners, their affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

    Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Partnership and the Selling Unitholders agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Smith Barney Inc., Lehman Brothers Inc., Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc. and PaineWebber Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Partnership, the respective number of Common Units set forth opposite its name below:

                                                                                  NUMBER OF
UNDERWRITER                                                                      COMMON UNITS
- ------------------------------------------------------------------------------  --------------
Smith Barney Inc..............................................................
Lehman Brothers Inc...........................................................
Dean Witter Reynolds Inc......................................................
A.G. Edwards & Sons, Inc......................................................
PaineWebber Incorporated......................................................

                                                                                --------------
    Total.....................................................................     10,297,800
                                                                                --------------
                                                                                --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to the approval of certain legal matters by counsel and various other conditions. The nature of the Underwriters' obligations is such that they are committed to take and pay for all of the Common Units offered hereby if any are purchased.

    The Underwriters propose to offer the Common Units in part directly to the public at the public offering price set forth on the cover of this Prospectus, and in part to certain securities dealers at such price, less a concession of $ per Common Unit. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per Common Unit to certain other brokers and dealers. After completion of the initial offering of Common Units, the offering price and other selling terms may be changed by the Representatives.

    The Partnership has agreed that it will not, directly or indirectly, offer, sell or otherwise dispose of any Common Units or Subordinated Units, or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Units or Subordinated Units (other than the grant of options to purchase Common Units pursuant to option plans existing on the date hereof), for a period of 120 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., Lehman Brothers Inc. and Dean Witter Reynolds Inc. In addition, the Selling Unitholders, the directors and officers of the Managing General Partner and certain other holders of Common Units have agreed that they will not, directly or indirectly offer, sell or otherwise dispose of any Common Units for a period of 120 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., Lehman Brothers Inc. and Dean Witter Reynolds Inc.

    The Partnership has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 1,544,670 additional Common Units solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Common Units to be purchased by each of them, as shown in the foregoing table, bears to the number of Common Units offered.

    Because the National Association of Securities Dealers, Inc. ("NASD") views the Common Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability of the Common Units should be judged similarly to the suitability of other securities which are listed for trading on a national securities exchange.

    The Partnership, the Operating Partnership and the General Partners have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Certain of the Representatives have performed investment banking and other financial advisory services for the Partnership in the past, for which they have received customary compensation.

                          VALIDITY OF THE COMMON UNITS

    The validity of the Common Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., Houston, Texas. Certain legal matters in connection with the Common Units will be passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

    The financial statements included in this Prospectus or incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended
December 31, 1995 of Crown Pacific Partners, L.P. and the December 31, 1995 balance sheets of Crown Pacific, Ltd. and Crown Pacific Management Limited Partnership have been so included or incorporated in this Prospectus in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Information relating to the Partnership's timber inventory and age and species of the Partnership's timber included herein has been reviewed by Mason, Bruce & Girard, Inc., independent timber appraisers, and are included herein in reliance upon the authority of such firm as an expert in timber appraisals.

                          CROWN PACIFIC PARTNERS, L.P.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CROWN PACIFIC PARTNERS, L.P. CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Accountants........................................................................        F-2
  Consolidated Statement of Income -- Years Ended December 31, 1993, 1994 and 1995 and Three Months Ended
   March 31, 1995 and 1996 (unaudited).....................................................................        F-3
  Consolidated Balance Sheet -- December 31, 1994 and 1995 and March 31, 1996 (unaudited)..................        F-4
  Consolidated Statement of Cash Flows -- Years Ended December 31, 1993, 1994 and 1995 and Three Months
   Ended March 31, 1995 and 1996 (unaudited)...............................................................        F-5
  Consolidated Statement of Changes in Partners' and Shareholders' Equity -- Years Ended December 31, 1993,
   1994 and 1995 and Three Months Ended March 31, 1996 (unaudited).........................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7

CROWN PACIFIC, LTD. CONSOLIDATED BALANCE SHEET:
  Report of Independent Accountants........................................................................       F-20
  Consolidated Balance Sheet -- December 31, 1995 and March 31, 1996 (unaudited)...........................       F-21
  Notes to Consolidated Balance Sheet......................................................................       F-22

CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP BALANCE SHEET:
  Report of Independent Accountants........................................................................       F-27
  Balance Sheet -- December 31, 1995 and March 31, 1996 (unaudited)........................................       F-28
  Notes to Balance Sheet...................................................................................       F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Control of
Crown Pacific Management Limited Partnership and the Partners of Crown Pacific Partners, L.P.:

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in partners' and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Crown Pacific Partners, L.P. and its subsidiaries and affiliates at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Portland, Oregon
January 23, 1996

                          CROWN PACIFIC PARTNERS, L.P.

                        CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                     FOR THE YEAR ENDED DECEMBER 31,      FOR THE QUARTER ENDED
                                                  -------------------------------------         MARCH 31,
                                                                  1994                   ------------------------
                                                     1993       PRE-IPO &      1995         1995         1996
                                                    PRE-IPO    PARTNERSHIP  PARTNERSHIP  PARTNERSHIP  PARTNERSHIP
                                                  -----------  -----------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
Revenues........................................  $   220,586   $ 397,326    $ 383,383    $  97,834    $  84,555
Operating costs:
  Cost of products sold.........................      151,379     328,882      313,490       80,995       66,882
  Selling, general and administrative
   expenses.....................................       10,379      21,148       21,653        5,309        5,312
                                                  -----------  -----------  -----------  -----------  -----------
Operating income................................       58,828      47,296       48,240       11,530       12,361
Interest expense................................       14,201      23,894       31,053        7,522        8,245
Amortization of debt issuance costs.............          997       2,184          508          116          126
Other (income) expenses, net....................        3,208      (1,034)        (599)        (224)        (174)
                                                  -----------  -----------  -----------  -----------  -----------
Income before provision for income taxes........       40,422      22,252       17,278        4,116        4,164
Provision for income taxes......................        1,501       2,514       --           --           --
                                                  -----------  -----------  -----------  -----------  -----------
Income before extraordinary item................       38,921      19,738       17,278        4,116        4,164
Extraordinary item -- loss on extinguishment of
 debt...........................................      --          (16,178)      --           --           --
                                                  -----------  -----------  -----------  -----------  -----------
Net income......................................       38,921       3,560       17,278        4,116        4,164
Accretion and income relative to mandatorily
 redeemable partnership interests...............       (3,243)     (8,624)      --           --           --
                                                  -----------  -----------  -----------  -----------  -----------
Net income (loss) allocated to partnership and
 shareholders' interests........................  $    35,678   $  (5,064)   $  17,278    $   4,116    $   4,164
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Earnings per Unit (pro forma for 1994):
  Income before extraordinary item..............                $    1.07    $    0.94    $    0.22    $    0.23
  Extraordinary item............................                    (0.88)      --           --           --
                                                               -----------  -----------  -----------  -----------
  Net income per Unit...........................                $    0.19    $    0.94    $    0.22    $    0.23
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CROWN PACIFIC PARTNERS, L.P.

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                                1994         1995
                                                                             -----------  -----------   MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents................................................  $     6,421  $    10,292   $  13,676
  Accounts receivable......................................................       22,267       32,576      32,845
  Notes receivable.........................................................           64        5,571       9,443
  Inventories..............................................................       47,439       46,747      44,476
  Deposits on timber cutting contracts.....................................       12,194        9,399       8,190
  Prepaid and other current assets.........................................        5,449        5,395       5,723
                                                                             -----------  -----------  -----------
    Total current assets...................................................       93,834      109,980     114,353
Property, plant and equipment, net.........................................       37,505       40,920      41,656
Timber, timberlands and roads, net.........................................      325,311      320,063     328,005
Other assets...............................................................        4,897        5,542       6,301
                                                                             -----------  -----------  -----------
    Total assets...........................................................  $   461,547  $   476,505   $ 490,315
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Notes payable............................................................  $     3,508  $    19,100   $  15,100
  Accounts payable.........................................................       24,645       10,938       9,614
  Accrued expenses.........................................................       13,348       10,469      13,507
  Accrued interest.........................................................          649        2,736      10,107
                                                                             -----------  -----------  -----------
    Total current liabilities..............................................       42,150       43,243      48,328
Long-term debt.............................................................      300,000      326,000     340,000
Other non-current liabilities..............................................      --               206         206
                                                                             -----------  -----------  -----------
                                                                                 342,150      369,449     388,534
                                                                             -----------  -----------  -----------
Commitments and contingent liabilities

Partners' capital:
  General partners.........................................................          (35)        (152)       (204)
  Limited partners (18,133,527 Units outstanding)..........................      119,432      107,208     101,985
                                                                             -----------  -----------  -----------
    Total partners' capital................................................      119,397      107,056     101,781
                                                                             -----------  -----------  -----------
    Total liabilities and partners' capital................................  $   461,547  $   476,505   $ 490,315
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CROWN PACIFIC PARTNERS, L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED DECEMBER 31,      FOR THE QUARTER ENDED
                                                           -------------------------------------         MARCH 31,
                                                                           1994                   ------------------------
                                                              1993       PRE-IPO &      1995         1995         1996
                                                             PRE-IPO    PARTNERSHIP  PARTNERSHIP  PARTNERSHIP  PARTNERSHIP
                                                           -----------  -----------  -----------  -----------  -----------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................  $    38,921   $   3,560    $  17,278    $   4,116    $   4,164
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Extraordinary item -- loss on extinguishment of
     debt................................................      --           16,178       --           --           --
    Depletion, depreciation and amortization.............       31,229      40,870       34,959        6,261        9,005
    Gain on sale of property.............................       (8,652)     (3,278)      (6,816)        (224)      (2,073)
    Other................................................        1,685      (4,995)       5,034           35            1
  Net change in current assets and current liabilities:
    Restricted cash......................................       (2,062)      2,062       --           --           --
    Accounts and notes receivable........................       (4,497)      1,452      (16,310)      (3,920)      (2,758)
    Inventories..........................................       (3,872)      7,940          692        8,535        2,271
    Prepaid and other current assets.....................         (895)      1,824        2,207        1,270          881
    Accounts payable and accrued expenses................        7,814      (8,128)     (14,068)      (7,475)       8,725
                                                           -----------  -----------  -----------  -----------  -----------
  Net cash provided by operating activities..............       59,671      57,485       22,976        8,598       20,216
                                                           -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Additions to timberlands...............................       (2,549)     (6,173)     (26,218)      (3,988)      (2,924)
  Additions to timber cutting rights.....................       (8,681)     (9,621)      (4,993)      --          (12,842)
  Additions to property, plant and equipment.............       (1,885)    (14,799)     (10,437)      (3,425)      (2,456)
  Proceeds from sales of property........................       17,179      15,679       11,538        2,862          979
  Acquisition of businesses, net of cash.................     (240,431)     --           --           --           --
  Other investing activities.............................         (645)      3,517         (617)        (412)        (116)
                                                           -----------  -----------  -----------  -----------  -----------
Net cash used in investing activities....................     (237,012)    (11,397)     (30,727)      (4,963)     (17,359)
                                                           -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from sale of partnership interests............       24,243     193,324       --           --           --
  Retirement of equity interests.........................      (30,437)     (3,327)      --           --           --
  Net increase (decrease) in short-term borrowing........      --           --           15,592         (508)      (4,000)
  Proceeds from issuance of long-term debt...............      174,486     527,963       68,600       --           32,000
  Repayments of long-term debt...........................      (34,348)   (545,224)     (42,600)      --          (18,000)
  Distributions to partners..............................      (11,957)   (219,350)     (29,342)      --           (9,436)
  Capital contributions..................................       63,524      --           --           --           --
  Other financing activities.............................      (11,239)     (1,697)        (628)        (409)         (37)
                                                           -----------  -----------  -----------  -----------  -----------
Net cash provided by (used in) financing activities......      174,272     (48,311)      11,622         (917)         527
                                                           -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash equivalents.....       (3,069)     (2,223)       3,871        2,718        3,384
Cash and cash equivalents at beginning of period.........       11,713       8,644        6,421        6,421       10,292
                                                           -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of period...............  $     8,644   $   6,421    $  10,292    $   9,139    $  13,676
                                                           -----------  -----------  -----------  -----------  -----------
                                                           -----------  -----------  -----------  -----------  -----------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CROWN PACIFIC PARTNERS, L.P.
    CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' AND SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                          CPLP
                                            CPL          ---------------------------------------           CP INLAND
                                     ------------------                 PREFERRED                  -------------------------
                                               RETAINED    GENERAL       LIMITED       LIMITED       GENERAL       LIMITED
                                      COMMON   EARNINGS  PARTNERSHIP   PARTNERSHIP   PARTNERSHIP   PARTNERSHIP   PARTNERSHIP
                                      STOCK    (DEFICIT)  INTEREST      INTERESTS     INTERESTS     INTEREST      INTERESTS
                                     --------  --------  -----------   -----------   -----------   -----------   -----------
Balances, December 31, 1992........  $21,752   ($22,585) $    2,203    $   41,704    $   26,956    $             $
Retirement of limited partnership
 interests.........................                                      (30,437)
Contributions of capital...........                                                                     10          34,025
Issuance of warrants...............                                                        600                         504
Net income (loss) for the year.....               9,611      3,944         5,382        29,777                         303
Distributions......................                         (1,030)       (3,354)      (11,297)                        (96)
                                     --------  --------  -----------   -----------   -----------     -----       -----------
Balances, December 31, 1993........   21,752    (12,974)     5,117        13,295        46,036          10          34,736
Equity issuance costs..............
Issuance of partnership Units in
 initial public offering...........
Net income (loss) for the year.....               4,620      1,960         2,979        16,910          71         (11,867)
Distributions......................                         (4,679)      (15,913)      (96,458)        (81)        (47,897)
Accretion of mandatorily re-
 deemable partnership interests....                                                                                 (4,666)
Allocation of distributions in
 excess of (less than) historical
 recorded costs:
  Mandatorily redeemable preferred
   interests.......................
  Other partnership interests......                         (2,398)         (361)       33,512                      29,694
Elimination of CPL from combined
 group.............................  (21,752 )    8,354
                                     --------  --------  -----------   -----------   -----------     -----       -----------
Balances, December 31, 1994........  $     0   $      0    $     0      $      0      $      0        $  0        $      0
                                     --------  --------  -----------   -----------   -----------     -----       -----------
                                     --------  --------  -----------   -----------   -----------     -----       -----------
Equity issuance costs..............
Net income for the year............
Distributions......................
Balances, December 31, 1995........
Net income for the period
 (unaudited).......................
Distributions (unaudited)..........
Balances, March 31, 1996
 (unaudited).......................


                                            CP LEASING                  CP PARTNERS
                                     -------------------------   -------------------------
                                       GENERAL       LIMITED       GENERAL       LIMITED
                                     PARTNERSHIP   PARTNERSHIP   PARTNERSHIP   PARTNERSHIP                   TOTAL
                                      INTEREST      INTEREST      INTEREST      INTEREST     ELIMINATIONS    EQUITY
                                     -----------   -----------   -----------   -----------   ------------   --------
Balances, December 31, 1992........  $             $             $             $                ($1,594  )  $ 68,436
                                                                                                            --------
                                                                                                            --------
Retirement of limited partnership
 interests.........................
Contributions of capital...........                       10
Issuance of warrants...............
Net income (loss) for the year.....      (85)            (10)
Distributions......................
                                                                                                (7,661)
                                       -----       -----------   -----------   -----------   ------------   --------
Balances, December 31, 1993........      (85)              0                                    (9,255)     $ 98,632
                                                                                                            --------
                                                                                                            --------
Equity issuance costs..............                                               (4,139)
Issuance of partnership Units in
 initial public offering...........                                              197,463
Net income (loss) for the year.....      101           1,525          (35)        (3,431)
Distributions......................      (16)         (1,525)
Accretion of mandatorily re-
 deemable partnership interests....
Allocation of distributions in
 excess of (less than) historical
 recorded costs:
  Mandatorily redeemable preferred
   interests.......................                                               (4,314)
  Other partnership interests......                                              (66,147)
Elimination of CPL from combined
 group.............................
                                                                                                 9,255
                                       -----       -----------   -----------   -----------   ------------   --------
Balances, December 31, 1994........     $  0         $     0          (35)       119,432       $     0      $119,397
                                       -----       -----------                               ------------   --------
                                       -----       -----------                               ------------   --------
Equity issuance costs..............                                                 (277)
Net income for the year............                                   173         17,105
Distributions......................                                  (290)       (29,052)
                                                                 -----------   -----------
Balances, December 31, 1995........                                 ($152)      $107,208                    $107,056
                                                                                                            --------
                                                                                                            --------
Net income for the period
 (unaudited).......................                                    41          4,123
Distributions (unaudited)..........                                   (93)        (9,346)
                                                                 -----------   -----------
Balances, March 31, 1996
 (unaudited).......................                                 ($204)      $101,985                    $101,781
                                                                 -----------   -----------                  --------
                                                                 -----------   -----------                  --------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CROWN PACIFIC PARTNERS, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. Crown Pacific Partners, L.P. (the "Partnership"), a Delaware limited partnership, through its 99% owned subsidiary, Crown Pacific Limited Partnership (the "Operating Partnership"), was formed to acquire, own and operate the timberland properties and related manufacturing assets of the former Crown Pacific Limited Partnership ("CPLP") and Crown Pacific Inland Limited Partnership ("CP Inland"). The Partnership primarily operates in Oregon, Idaho, Washington and Montana and sells logs and manufactured wood products to a variety of markets across the U.S. and the Pacific Rim. Crown Pacific Management Limited Partnership (the "Managing General Partner") manages the businesses of the Partnership and the Operating Partnership and owns a 0.99% general partner interest in the Partnership. The Managing General Partner owns the remaining 1% interest in the Operating Partnership. Crown Pacific, Ltd., the Special General Partner of the Partnership, together with the Managing General Partner, comprise the General Partners of the Partnership. The Special General Partner owns a .01% general partner interest and a 14.8% limited partnership interest in the Partnership. As used herein, "Company" and "Crown Pacific" refer to the Partnership and the Operating Partnership taken as a whole.

    Effective December 22, 1994, the Partnership completed an initial public offering (the "Offering") of 9,850,000 common limited partnership units. As used herein, unless otherwise indicated, "Units" refers to common limited partnership units and subordinated limited partnership units taken as a whole. Concurrent with the Offering, the Partnership consummated an offer and consent solicitation whereby it effectively acquired substantially all of CPLP, CP Inland, and other affiliates in exchange for cash and 8,283,527 limited partnership interests. Since less than 80% of the limited partnership interests were sold to the public and because the General Partners (or their affiliates) were also the general partners of the companies/partnerships (the "Former Entities") that preceded the Partnership, the assets were not recorded as a purchase and therefore remain at their historical cost. The financial information for the periods prior to the initial public offering of Units on December 22, 1994 ("Pre-IPO") represents the financial results of the Former Entities. The Former Entities consisted of two corporations, Crown Pacific, Ltd. ("CPL") and Crescent Creek Company, and three limited partnerships, CPLP, CP Inland and Crown Pacific Leasing Limited Partnership ("CP Leasing"). These organizations were under common control in that they had significant common partners and shareholders, common management, and completed certain asset transfers among the entities as part of reorganizations. Additionally, CPL provided certain management and administrative services for all of the enterprises within the group. As legal entities, the corporations and partnerships were not consolidated; however, due to the common ownership and management, combination for financial statement purposes was presented to properly reflect the results of operations, cash flows and financial position of the Former Entities.

    RESULTS FOR THE TEN DAYS ENDED DECEMBER 31, 1994. Since the Company became effective on December 22, 1994, its results of operations for the ten-day period ended December 31, 1994 were not significant compared to the results of the combined Former Entities taken as a whole. The operations of the Company have been combined with the results of the Former Entities for the year ended December 31, 1994, and have been presented together on the accompanying 1994 Statement of Income.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The results of the Company for the period from December 22, 1994 through December 31, 1994 were as follows:

Revenues........................................................   $   9,647
Operating loss..................................................        (323)
Loss before extraordinary item..................................      (1,159)
Extraordinary item -- loss on extinguishment of debt............      (2,376)
Net loss........................................................      (3,535)
Pro forma net loss per Unit.....................................   ($   0.19)

    Included in the net loss for the ten-day period was an extraordinary loss related to the refinancing of certain debt assumed by the Company from the Former Entities.

    PRINCIPLES OF CONSOLIDATION. All significant intercompany accounts, profits and transactions have been eliminated in the consolidated financial statements. Certain eliminations are also reflected in the Pre-IPO Consolidated Statement of Changes in Partners' and Shareholders' Equity, which relate to CPL's investment in CPLP, its equity in the income of CPLP and elimination of profit on intercompany sales. The reconciliation of net income (loss) in the Pre-IPO periods is as follows:

                                                                  PERIOD FROM   PERIOD FROM
                                                     YEAR ENDED   JAN. 1 THRU   DEC. 22 THRU
                                                    DECEMBER 31,    DEC. 22,      DEC. 31,
                                                        1993          1994          1994
                                                    ------------  ------------  ------------
Net income (loss) per the Consolidated Statement
 of Income........................................   $   38,921    $    7,095    $   (3,535)
CPL's equity in the net income of CPLP............       14,128         9,271        --
Minority interest.................................       --            --                69
Net income allocated to mandatorily redeemable
 limited partnership interests....................       (3,243)       (3,958)       --
Elimination of intercompany profit and other......         (884)        3,891        --
                                                    ------------  ------------  ------------
Net income (loss) per the Consolidated Statement
 of Changes in Partners' and Shareholders'
 Equity...........................................   $   48,922    $   16,299    $   (3,466)
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

    REVENUE  RECOGNITION.   The  Company recognizes  revenue  on log  sales upon
delivery to the customer. Revenue on lumber, plywood and millwork sales is recognized upon shipment. Sales of real property, including standing timber, are recognized when title transfers, upon the receipt of a sufficient down payment and when collectibility of any outstanding receivable from the purchaser is assured. The allowance for doubtful accounts was $0.07 million and $0.09 million as of December 31, 1994 and 1995, respectively.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents primarily represent funds invested in overnight repurchase agreements. The Company considers all highly liquid investments which have original maturities of three months or less to be cash equivalents.

    EXPORT SALES. The Company sells logs to customers engaged in export activities. Logs sold to exporters during the years ended December 31, 1993, 1994 and 1995 were $14.9 million, $11.0 million, and $11.1 million, respectively.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES.   Inventories,  consisting of  lumber,  plywood and  logs,  are stated at the lower of LIFO cost or market. Supplies are valued at the lower of average cost or market.

    DEPOSITS ON TIMBER CUTTING CONTRACTS. The Company purchases timber under cutting contracts with government agencies and private land owners. Title to the timber does not pass until timber is harvested and measured. Therefore, timber remaining under contract is considered to be a commitment and is not recorded as an asset or liability until the timber is removed and measured (see Note 14). Deposits are generally required to be made on contracts and are applied to the purchase of timber as it is harvested.

    TIMBER AND TIMBERLANDS. Timber and timberlands, including logging roads, are stated at cost less depletion for timber harvested and accumulated amortization related to roads. Cost of the Company's timber harvested is determined based on the volume of timber harvested in relation to the amount of estimated recoverable timber. The Company estimates its timber inventory using statistical information and data obtained from physical measurements, site maps, photo-types and other information gathering techniques. These estimates are updated periodically and any adjustments are recognized prospectively (see Note
5). In addition, the Company purchases fee simple interests in standing timber. These interests are recorded as cutting rights and depleted over the harvest. The cost of logging roads is amortized based upon the estimated useful life of the roads.

    PROPERTY, PLANT AND EQUIPMENT. Buildings, machinery and equipment are recorded at cost and include those additions and improvements that add to productive capacity or extend useful life. When properties are sold or otherwise retired, the cost and related accumulated depreciation are removed from the respective accounts and the resulting profit or loss is recorded in income. The costs of repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over useful lives as follows:

Machinery and equipment.....................................   3 to 10 years
Buildings and leasehold improvements........................  15 to 25 years
Aircraft....................................................    5 to 8 years
Furniture and fixtures......................................        10 years

    In March 1995, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Company will adopt the statement in fiscal 1996; however, the adoption is not expected to have a significant impact on the Company's financial statements.

    DEBT ISSUANCE COSTS. Debt issuance costs, a component of other assets, include all costs and fees incurred that are directly related to obtaining credit facilities. These costs are amortized over the term of the related credit agreement.

    In conjunction with the 1994 refinancing of the Former Entities' borrowings, certain of the deferred debt issuance costs were written off as an extraordinary charge, which totaled $16.2 million or $0.88 on a pro forma per Unit basis.

    INCOME TAXES. The Partnership is not subject to most income taxes and its items of income, gains, losses and deductions are included in the tax returns of the individual unitholders.

    Income taxes for CPL in 1993 and 1994 were calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires that the

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) balance sheet amounts for deferred income taxes be computed based upon the tax effect of aggregate temporary differences arising prior to year end and reversing subsequent to year end. Such effects were calculated based upon tax rates enacted. CPLP, CP Inland and CP Leasing were limited partnerships and Crescent Creek Company was a Subchapter S corporation and were not liable for federal or state income taxes.

    STATEMENT OF  CASH  FLOWS SUPPLEMENTARY  INFORMATION.   The  Company  and/or
Former Entities made the following cash payments:

                                                                       QUARTER ENDED, MARCH
                                         YEAR ENDED DECEMBER 31,               31,
                                     -------------------------------  ----------------------
                                       1993       1994       1995        1995        1996
                                     ---------  ---------  ---------  -----------  ---------
                                                                           (UNAUDITED)
Interest...........................  $  28,932  $  24,795  $  11,881   $     692   $     820
Income taxes.......................     --          1,388      2,841      --          --

    PER UNIT INFORMATION. Earnings per Unit is calculated using the average number of common and subordinated Units outstanding, plus Unit equivalents when dilutive, divided into net income (loss), after adjusting for the General Partner interest. At December 31, 1994 and 1995, the weighted average number of Units outstanding was 18,133,527.

    The 1994 Earnings per Unit computation was calculated on a pro forma basis, combining the Former Entities' 1994 operations with the Company's ten days of operations in 1994.

    FINANCIAL INSTRUMENTS. All of the Company's significant financial instruments are recognized in its consolidated balance sheet. Carrying values approximate fair market value for most financial assets and liabilities. The fair market value of certain financial instruments was estimated as follows:

    - Notes Receivable -- The interest rate on the Company's notes receivable approximates current market rates for these type of notes; therefore, the recorded value of the notes approximates fair value.

    - Notes Payable -- The bank credit facilities include interest rates that are tied to current credit markets. Therefore, the recorded value for the debt approximates fair value.

    - Senior Notes -- The estimated fair value of the Company's Senior Notes, based upon interest rates at December 31, 1995 for similar obligations with like maturities, was approximately $384 million and was carried at $300 million.

    CERTAIN RISKS, UNCERTAINTIES AND CONCENTRATION OF CREDIT RISK. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, including estimates related to timber volumes, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade and notes receivable. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. At December 31, 1995, the Company had no significant concentration of credit risk, except for a $5.0 million note receivable that is fully secured (See Note 3).

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL   STATEMENT  RECLASSIFICATIONS.     Certain   financial  statement
reclassifications have been made to the years presented for comparability purposes and had no impact on net income or partners' and shareholders' equity.

2.  ACQUISITIONS
    On September 8, 1993, CPL, CPLP and CP Leasing purchased for $29.4 million the facilities and certain other assets of the DAW Forest Products Company, L.P. ("DAW") Bend, Oregon sawmill, the Redmond, Oregon remanufacturing plant and the Redmond, Oregon plywood operations. The acquisition was accounted for using the purchase method and the results of these operations have been included in the financial statements since September 8, 1993.

    Effective October 28, 1993, CP Inland acquired the majority of the remaining assets of DAW and essentially all of the assets of W-I Forest Products Limited Partnership ("W-I"), consisting of approximately 203,000 acres of timberland, six sawmill facilities and a trucking operation. The acquisition was accounted for using the purchase method. CP Inland paid approximately $238.0 million for the timberlands, sawmills, trucking assets and working capital including fees to lenders and investment bankers. The purchase price was allocated as follows:
$52.0 million to current assets, $213.0 million to noncurrent assets (primarily timberland) and $27.0 million to liabilities assumed. The results of operations relating to the acquired assets have been included in the financial statements since October 28, 1993.

    The pro forma financial results for the year ended December 31, 1993, had Crown Pacific acquired DAW and W-I on January 1, 1993, are as follows (unaudited):

Revenues.........................................................  $ 430,000
Income before extraordinary item.................................  $  44,000
Net income.......................................................  $  44,000

3.  NOTES RECEIVABLE
    In June 1995, the Company sold and exchanged 69,800 acres of non-strategic timberlands in central Washington for $4.1 million cash, a $6.1 million promissory note (the "Note") and 6,600 acres of timberland intermingled with the Company's western Washington tree farm. The transactions resulted in a $3.7 million gain ($0.20 per Unit).

    As of December 31, 1995, the uncollected balance of the Note totaled $5.0 million. The Note bears interest at 10%, is due in June 1996, and is secured by the assets of the issuer of the Note, which include timberland and other investments. In addition, the Note is supported by an unconditional bank commitment to finance the payment of the Note in June 1996.

    In the period ended March 31, 1996 the Partnership sold 14.6 MMBF of standing timber located in northeastern Washington for $1 million cash and a $3 million promissory note. At March 31, 1996, the uncollected balance of the promissory note was $3 million. The promissory note bears interest at 8%, is secured by the related timber, and is required to be paid in full on December 31, 1996. In addition, all proceeds from the harvesting of the timber must be first applied to the promissory note.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

4.  INVENTORIES
    Inventories consisted of the following:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------   MARCH 31,
                                                                                    1996
                                                                                 -----------
                                                                                 (UNAUDITED)
Finished goods...........................................  $  10,893  $  12,557   $  12,707
Work in process..........................................      2,658      2,680       3,008
Logs.....................................................     31,328     27,169      23,737
Supplies.................................................      3,280      3,600       4,009
LIFO reserve.............................................       (720)       741       1,015
                                                           ---------  ---------  -----------
                                                           $  47,439  $  46,747   $  44,476
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

    Effective January 1, 1993 for CPLP, and effective January 1, 1994 for CP Inland, the Company changed its method of accounting for the cost of log, lumber and plywood inventories from the FIFO method to the LIFO method. Management believes that the use of the LIFO method better matches current costs with current revenues. The cumulative effect of this accounting change for prior years is not determinable nor are the pro forma effects of retroactive application of the LIFO method.

    The accounting change decreased net income for the year ended December 31, 1993 and increased net income for the year ended December 31, 1994 by $1.6 million and $0.8 million, respectively.

5.  TIMBER, TIMBERLANDS AND ROADS
    Timber, timberlands and roads consisted of the following, net of the related depletion and amortization:

                                                               DECEMBER 31,
                                                         ------------------------
                                                            1994         1995
                                                         -----------  -----------   MARCH 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
Timberland, standing timber and roads..................  $   316,031  $   313,259     307,710
Timber cutting rights..................................        9,280        6,804      20,295
                                                         -----------  -----------  -----------
                                                         $   325,311  $   320,063     328,005
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    In the first quarter of 1995, the Partnership completed a periodic update of its timber inventory system to reflect the estimated volume of timber it owned. The update resulted in an increase in timber volumes which reduced the estimated depletion rates and decreased the depletion cost for the year ended December 31, 1995 by $7.4 million ($0.41 per Unit). The change in estimate had no impact on the Partnership's cash flow.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

6.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consisted of the following:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------   MARCH 31,
                                                                                    1996
                                                                                 -----------
                                                                                 (UNAUDITED)
Machinery and equipment..................................  $  27,576  $  40,005   $  40,580
Buildings and leasehold improvements.....................      8,652      6,063       6,188
Aircraft.................................................      2,826      3,532       3,578
Furniture and fixtures...................................      1,178      1,566       1,578
                                                           ---------  ---------  -----------
                                                              40,232     51,166      51,924
Less: accumulated depreciation...........................    (12,631)   (16,601)    (18,076)
                                                           ---------  ---------  -----------
                                                              27,601     34,565      33,848
Construction in progress.................................      6,809      3,667       5,455
Land.....................................................      3,095      2,688       2,353
                                                           ---------  ---------  -----------
                                                           $  37,505  $  40,920   $  41,656
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

7.  ACCRUED EXPENSES
    Accrued expenses consisted of the following:

                                                               DECEMBER 31,
                                                           --------------------
                                                             1994       1995
                                                           ---------  ---------   MARCH 31,
                                                                                    1996
                                                                                 -----------
                                                                                 (UNAUDITED)
Payroll and profit sharing...............................  $   5,327  $   4,906   $   4,685
Harvest, and other taxes.................................      1,559      1,374       4,635
Workers compensation.....................................        955      1,030       1,334
Payable to affiliate (Note 13)...........................      2,444     --          --
Other....................................................      3,063      3,159       2,853
                                                           ---------  ---------  -----------
                                                           $  13,348  $  10,469   $  13,507
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

    The Company has a Profit Sharing and Employees Savings Benefit Plan covering substantially all full-time, non-union employees with at least one year of service. Contributions are determined annually at the discretion of the Managing General Partner. The expense recorded was $1.7 million, $1.4 million, and $1.7 million for the years ended December 31, 1993, 1994 and 1995, respectively.

8.  DEBT
    Long-term debt consisted of the following:

                                                               DECEMBER 31,
                                                         ------------------------
                                                            1994         1995
                                                         -----------  -----------   MARCH 31,
                                                                                      1996
                                                                                   -----------
                                                                                   (UNAUDITED)
Senior Notes 9.78%.....................................  $   275,000  $   275,000   $ 275,000
Senior Notes 9.60%.....................................      --            25,000      25,000
Bank acquisition line of credit 7.69%..................       25,000       26,000      40,000
                                                         -----------  -----------  -----------
                                                         $   300,000  $   326,000   $ 340,000
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    The Operating Partnership has a three-year revolving credit facility with a group of banks, which allows it to borrow up to $40.0 million for working capital purposes and stand-by letters of credit. The

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

8.  DEBT (CONTINUED)
credit facility bears a floating rate of interest, 7.61% at December 31, 1995, and requires the Company to repay all outstanding indebtedness under the facility for at least 30 consecutive days during any twelve-month period. The line of credit is secured by the Operating Partnership's inventories and receivables. At December 31, 1994 and 1995, the Company had $3.5 million and $19.1 million outstanding under this facility, respectively. On January 2, 1996, the Operating Partnership repaid $4.6 million of the borrowings outstanding at December 31, 1995.

    The Operating Partnership has a Bank Acquisition Facility with a group of banks, which allows it to borrow up to $100 million for the acquisition of additional timber or timberlands. The Acquisition Facility bears a floating rate of interest, is unsecured and is a revolving facility for a three-year period. At the end of the revolving period, December 31, 1997, the Operating Partnership may elect to convert any outstanding borrowings under the facility to a four-year term loan, requiring annual principal payments equal to 25% of the outstanding principal balance on the conversion date. On January 2, 1996, the Operating Partnership repaid $4.4 million of the borrowings outstanding at December 31, 1995.

    The Operating Partnership's Senior Notes are unsecured and require semi-annual interest payments on June 1 and December 1 of each year, through 2009. The Senior Notes are redeemable prior to maturity subject to a premium on redemption, which is based on interest rates of U.S. Treasury securities, plus 50 basis points, having a similar average maturity as the Senior Notes. The Senior Note agreements require the Operating Partnership to make annual principal payments of $37.5 million on December 1 of each year beginning in 2002 through the year 2009.

    The Senior Note agreements and bank lines of credit contain certain restrictive covenants, including limitations on harvest levels, land sales, cash distributions and the amount of future indebtedness. The Operating Partnership was in compliance with such covenants at December 31, 1995.

9.  INCOME TAXES
    The components of the Former Entities' tax provision are as follows:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1993       1994
                                                                           ---------  ---------
Current taxes payable....................................................  $   1,501  $   1,939
Deferred taxes...........................................................     --            575
                                                                           ---------  ---------
                                                                           $   1,501  $   2,514
                                                                           ---------  ---------
                                                                           ---------  ---------

10. FORMER ENTITIES -- MANDATORILY REDEEMABLE PREFERRED STOCK AND LIMITED PARTNERSHIP INTERESTS

CROWN PACIFIC LIMITED PARTNERSHIP

    CLASS D LIMITED PARTNERSHIP INTERESTS. During 1993, CPLP issued new Class D limited partnership interests. The Class D interests included an aggregate annual cumulative priority distribution subject to restrictions. CPLP had the right to call the Class D interests on or after the third anniversary date of the original Class D capital contribution for a price equal to par plus a 16% internal rate of return including the annual priority distribution. The Class D Limited Partnership interests were redeemed on December 22, 1994 as part of the Company's public offering for the redemption price plus a premium of $3.0 million.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

10. FORMER ENTITIES -- MANDATORILY REDEEMABLE PREFERRED STOCK AND LIMITED PARTNERSHIP INTERESTS (CONTINUED)
CROWN PACIFIC INLAND LIMITED PARTNERSHIP

    CLASS B PREFERRED LIMITED PARTNERSHIP INTERESTS. CP Inland Class B Preferred represented limited partnership interests that entitled the holders to an aggregate annual cumulative priority distribution of $2.2 million. Payment of these priority distributions was subject to CP Inland income.

    CP Inland had the right to call the Class B interests after October 28, 1995 for a price equal to par plus a 16% rate of return including the annual priority distributions. In 1994, accretion was recorded on the Class B interests to reflect them at redemption price. The Class B Preferred Partnership interests were redeemed on December 22, 1994 as part of the Company's public offering for the redemption price plus a premium of $1.3 million. The changes in the mandatorily redeemable limited partnership interests were as follows:

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ---------------------
                                                                           1993       1994
                                                                        ----------  ---------
Balance at beginning of year..........................................  $   --      $  52,325
Contributions.........................................................      51,143     --
Allocation of net income..............................................       3,243      3,958
Distributions.........................................................      (2,061)    (2,946)
Accretion.............................................................      --          4,666
Redemption............................................................      --        (62,317)
Allocation of redemption in excess of cost............................      --          4,314
                                                                        ----------  ---------
Balance at end of the year............................................  $   52,325  $  --
                                                                        ----------  ---------
                                                                        ----------  ---------

11. PARTNERS' AND SHAREHOLDERS' EQUITY AND DISTRIBUTIONS

PARTNERSHIP EQUITY

    On December 22, 1994, the Partnership sold in an initial public offering 9,850,000 Units. Simultaneous to the public offering, 2,510,439 Units, 5,773,088 Subordinated Limited Partnership Units ("Subordinated Units") and 10,000 Special Allocation Units ("SAUs") were issued to certain existing partners of CPLP and CP Inland. At December 31, 1994 and 1995, the Partnership had outstanding
12,360,439 Units, 5,773,088 Subordinated Units, and 10,000 SAUs. All of the management decisions related to the Partnership are made by the Managing General Partner. Unitholders have voting rights for certain issues as outlined in the Partnership Agreement.

    ALLOCATIONS OF INCOME. Generally, income and losses are allocated 99% to the holders of Units and Subordinated Units and 1% to the Managing General Partner. However, in the event the SAUs receive distributions of cash, income will be allocated to the holders of SAUs in an amount equal to the cash distributions received.

    CASH DISTRIBUTIONS. In accordance with the Partnership Agreement, the Managing General Partner is authorized to make quarterly cash distributions from Available Cash. Generally, cash distributions are paid in order of preference; first to the holders of Units; second, to the extent cash remains, to holders of Subordinated Units; and third, prior to the SAU Liquidation Date, to holders of SAUs. The SAU Liquidation Date is generally defined as the earlier of the date the SAU holders receive cumulative distributions of $80.0 million or December 31, 1997. For the year ended December 31, 1994, the Managing General Partner established a $1.5 million SAU reserve. However, there were no SAU distributions or allocations of income to the SAUs in 1994 or 1995.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

11. PARTNERS' AND SHAREHOLDERS' EQUITY AND DISTRIBUTIONS (CONTINUED)
    The Partnership Agreement also sets forth target distributions for the General Partners to meet to increase their share of the incremental available cash flow. When the annual distribution reaches $2.26 per Unit, the General Partners receive 15% of the available cash flow rather than the base amount of 2%. The General Partners can receive a maximum of 50% of the available cash flow if the annual distribution exceeds $3.62 per Unit.

    The Subordinated Units are subordinated in right of distributions to the holders of Units. Provided that certain targeted increases in cash distributions are paid to the holders of Units and there are no arrearages in distributions on the Units, the Subordinated Units will convert to Common Units, 50% in 1999 and 50% in 2000.

    For the ten-day period ended December 31, 1994 and the year ended December 31, 1995, the Managing General Partner declared distributions totaling $0.055 per Unit and $2.04 per Unit, respectively.

    Included in the Company's consolidated distributions to partners was $0.3 million paid to the Managing General Partner for its 1% share of the Operating Partnership's 1995 distributions. The remaining 99% of the Operating Partnership's distributions were eliminated in consolidation.

FORMER ENTITIES' EQUITY

    Net income or loss was allocated to the various Former Entities' interests pursuant to their respective partnership agreements. In addition to the specific distributions made pursuant to the various Former Entities' partnership agreements, all of the partnerships made tax distributions to their partners in an amount equal to the estimated tax liability for each partner based on the profitability of the respective partnership.

CROWN PACIFIC LIMITED PARTNERSHIP

    CPLP's equity prior to December 22, 1994 consisted of a general partnership interest, two classes of preferred limited partnership interests and two classes of limited partnership interests. Class C Subordinated Preferred Limited Partnership Interests, Class A Limited Partnership Interests and Class E Limited Partnership Interests were all subordinate to Class B Preferred Limited Partnership Interests. Class C Limited Partnership Interests were retired in 1993. Class B Preferred Limited Partnership Interests were redeemed as part of the Offering at par plus accrued priority distributions. Both Class A and Class E Limited Partnership Interests were exchanged as part of the Offering for 3,732,323 Units in the newly formed Partnership, $74.3 million in cash and 5,401 SAUs.

CROWN PACIFIC INLAND LIMITED PARTNERSHIP

    CP Inland's partners' equity consisted of a general partnership interest and the Class A nonredeemable limited partnership interests. The Class A Limited Partnership Units and General Partner interest were exchanged on December 22, 1994 as part of the Offering for 4,551,204 Units in the newly formed Partnership, plus $33.7 million in cash and 4,599 SAUs.

    Both CPLP and CP Inland had issued warrants to purchase certain partnership interests. All warrants were redeemed for $21.7 million as part of the Offering.

12. UNIT OPTION PLAN
    Effective December 22, 1994, the Managing General Partner adopted the 1994 Unit Option Plan (the "Plan") for certain key employees of the Partnership and Managing General Partner. Under the

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

12. UNIT OPTION PLAN (CONTINUED)
terms of the Plan, the Compensation Committee of the Managing General Partner can grant annual options on or about January 1, 1995 through January 1, 1999. Total options granted in any one year cannot exceed 1% of the total outstanding Units and Subordinated Units.

    The exercise price for each annual option grant shall be the market price of the Units as of the grant date. Each option grant vests over a four-year period, 10% in year one, an additional 20% in year two, an additional 30% in year three, and the final 40% in year four. Once the options vest, they are generally exercisable for a ten-year period. For both of the years ended December 31, 1994 and 1995, 181,000 options were granted, with an exercise price of $21.50 per Unit and $18.13 per Unit, respectively. No options were exercised in 1995. In addition, 8,000 of the 1994 options were forfeited in 1995.

    Effective December 22, 1994, the Plan provided for the granting of Front End Options to two officers of the Managing General Partner. Under the terms of the Front End Option grants, each officer received an option to purchase 181,335 Units on December 31, 1999, with an exercise price of $21.50 per Unit, and such option vests only if all of the following conditions are met:

    1)  The Subordinated Units have converted to Units;

    2) The officer continued his employment with the Managing General Partner through at least December 31, 1999; and

    3) The Partnership has made distributions to the holders of Units and Subordinated Units at certain minimum levels through December 31, 1999.

        Provided the above conditions are met, the Front End Options may be exercised, for the period beginning on December 31, 1999 through December 31, 2004.

    The Company plans to adopt SFAS No.123, "Accounting for Stock-Based Compensation", in 1996. SFAS No. 123 was issued by the Financial Accounting Standards Board in October 1995 and allows companies to choose whether to account for stock-based compensation on a fair value method, or continue to account for stock based compensation under the current method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company plans to continue to follow the provisions of APB Opinion No. 25. Therefore, management of the Partnership believes that the impact of adoption will not have a significant effect on the Company's financial position or results of operations.

13. RELATED PARTIES
    As part of the Partnership Agreement, the Partnership reimburses the General Partners for the direct costs incurred to manage the Partnership. These cost reimbursements totaled $2.9 million in 1995.

    In connection with the CPL Stock Purchase Agreement dated July 1, 1991, payments may be made to the shareholders/owners for increases in federal or state income tax liabilities (including associated penalties and interest, if any) resulting from the tax audits of CPL and a related entity, SSW Limited Partnership, for periods prior to July 1991. Pursuant to this arrangement, a shareholder/owner of CPL received a payment of $0.5 million in July 1994, $0.4 million of which was repaid in January 1995.

    In 1993, in order to fund, in part, the acquisition of DAW, CPL concurrently sold land to a director of CPL for $4.0 million. No gain or loss was recognized on this concurrent sale as it was accounted for as a reduction in the purchase price of the acquired assets.

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

13. RELATED PARTIES (CONTINUED)
    Included in the Company's accrued expenses at December 31, 1994 was $2.4 million due to CPL for costs and expenses paid by CPL on behalf of the Company. This amount was paid in 1995.

14. COMMITMENTS AND CONTINGENT LIABILITIES
    As of December 31, 1994 and 1995, the Company was committed to purchase timber or logs from government and private sources. The commitments mature on various dates through 2001. The estimated remaining commitments approximated $72.4 million and $47.7 million at December 31, 1994 and 1995, respectively.

    The Company has two log supply agreements that have generally fixed prices, dependent on the species of logs delivered, the delivery point and size and quality of logs. During 1994 and 1995, there were 43 MMBF and 21 MMBF, respectively, of logs sold under these contracts. In addition, 22 MMBF of logs are scheduled to be delivered during 1996 and 1997.

    The Company becomes involved in litigation and other proceedings arising in the normal course of its business. In the opinion of management, the Company's liability, if any, under any pending litigation would not materially affect its financial condition or results of operations.

15. SUBSEQUENT EVENT
    In January 1996, the Board of Control of the Managing General Partner declared the fourth quarter 1995 distribution of $0.51 per Unit. The distribution will equal $9.3 million (including $0.1 million to the General Partners) and will be paid on February 14, 1996 to Unitholders of record on February 1, 1996.

16. EVENTS SUBSEQUENT TO MARCH 31, 1996 (UNAUDITED)

    On May 15, 1996, the Partnership purchased approximately 207,000 acres of timberland containing an estimated 1.5 billion board feet of merchantable timber in Oregon and Washington (the "Purchase") for $205 million in cash from Cavenham Forest Industries ("Cavenham"), through an agreement with Willamette Industries, Inc.

    The Purchase was financed with a bank credit facility (the "Acquisition Debt") from a syndicate of financial institutions. The Acquisition Debt consists of an acquisition term loan in the principal amount of $150 million and a bridge term loan in the principal amount of $100 million. On the closing of the Purchase the Partnership borrowed $210 million, including $5 million for closing and financing costs and an additional $40 million to repay outstanding long-term bank borrowings under its previously existing bank acquisition facility, which was terminated at closing. The acquisition term loan requires principal payments in varying amounts beginning on September 30, 1998, and matures on June 30, 2002. The Acquisition Debt agreements require that the Partnership raise at least $100 million through the sale of additional Common Units, net of related issuance costs, by no later than June 30, 1997, which must be used to first pay the bridge term loan.

    In addition to the Acquisition Debt, the Partnership renegotiated its revolving working capital facility (the "Line of Credit"), which is now a 6 year facility and allows the Partnership to borrow up to $40 million for working capital and general corporate purposes. The Line of Credit is secured by the inventory and receivables of the Partnership and requires the Partnership to repay amounts drawn under the Line of Credit for 30 consecutive days not less often than once every twelve months.

    Both the Acquisition Debt and the Line of Credit bear a floating rate of interest at either (i) one, two, three or six months LIBOR, plus 2.5% or (ii)the higher of Bank of America's reference rate or the

                          CROWN PACIFIC PARTNERS, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 ARE
                                   UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000), EXCEPT PER UNIT AMOUNTS)

16. EVENTS SUBSEQUENT TO MARCH 31, 1996 (UNAUDITED) (CONTINUED) federal funds rate plus 0.50%, plus in either case, 1.5%. If the Partnership has not raised at least $125 million through the sale of additional Common Units by December 31, 1996, the interest rate will increase by 1.0%.

    On April 16, 1996, the Board of Control of the Managing General Partner authorized the Partnership to make a distribution of $0.524 per Unit, the First Target Distribution as defined by the Partnership Agreement. This represents an increase of $0.014 per Unit from the fourth quarter 1995 distribution of $0.51 per Unit. The distribution totaled approximately $9.6 million (including $0.1 million to the General Partners) and was paid on May 14, 1996 to Unitholders of record on May 3, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Crown Pacific, Ltd.

    In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Crown Pacific, Ltd. and its subsidiary at December 31, 1995 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Portland, Oregon
February 27, 1996

                              CROWN PACIFIC, LTD.

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                     ASSETS

                                                                                        DECEMBER 31,
                                                                                            1995
                                                                                        ------------   MARCH 31,
                                                                                                         1996
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................................................   $       69    $     624
  Accounts receivable.................................................................          185          208
  Interest receivable.................................................................        2,860        2,865
  Due from affiliate..................................................................          106          157
                                                                                        ------------  -----------
    Total current assets..............................................................        3,220        3,854
Restricted cash.......................................................................      220,000      220,000
Timber and timberlands, net...........................................................        9,154        9,154
Investment in limited partnership.....................................................       --           --
Other assets..........................................................................          250          251
                                                                                        ------------  -----------
                                                                                         $  232,624    $ 233,259
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $        5    $      18
  Accrued expenses....................................................................          145          135
  Accrued interest....................................................................        2,853        2,853
  Income taxes payable................................................................          406          705
                                                                                        ------------  -----------
    Total current liabilities.........................................................        3,409        3,711
Deferred income taxes.................................................................        6,235        6,506
Long-term debt........................................................................      220,000      220,000
                                                                                        ------------  -----------
                                                                                            229,644      230,217
                                                                                        ------------  -----------

Commitments and contingencies

Shareholders' equity:
  Common stock, no par value, 5,000 shares authorized,
   1,749.33 shares issued and outstanding.............................................       20,381       20,381
  Accumulated deficit.................................................................      (17,401)     (17,339)
                                                                                        ------------  -----------
                                                                                              2,980        3,042
                                                                                        ------------  -----------
                                                                                         $  232,624    $ 233,259
                                                                                        ------------  -----------
                                                                                        ------------  -----------

          The acompanying notes are an integral part of this statement

                              CROWN PACIFIC, LTD.

                      NOTES TO CONSOLIDATED BALANCE SHEET

(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000) UNLESS OTHERWISE STATED)

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
    Crown Pacific, Ltd. ("CPL" or "the Company") was incorporated in the state of Oregon on January 28, 1988. The Company periodically invests in and divests itself of business operations. Accordingly, its results of operations are not necessarily comparable from year to year. In 1994, the majority of the Company's operations consisted of the operation of a remanufacturing facility and the ownership of a significant investment in a limited partnership. On December 22, 1994, the operations of the Crown Pacific affiliated group were reorganized. The Company exchanged all of its interest in Crown Pacific Limited Partnership
("CPLP") for cash of $17.1 million, certain timberlands of CPLP with a book value of $9.1 million, and 2,711,318 subordinated limited partnership units of Crown Pacific Partners, L.P. (the "MLP"). The MLP was a newly formed limited partnership which completed an initial public offering of limited partnership units on December 22, 1994.

    Also on December 22, 1994, the Company exchanged all of the net assets relating to its remanufacturing operations with CPLP in liquidation of its $2.5 million note payable to CPLP. As a result of these transactions, the Company's primary operations after December 22, 1994 consist only of a limited and general partnership interest aggregating approximately 15% of the MLP (see Note 3). The MLP owns and operates timberlands and related manufacturing facilities in Oregon, Idaho, Washington and Montana.

PRINCIPLES OF CONSOLIDATION

    The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiary, SVE II, Inc. All significant intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents primarily represent funds invested in overnight repurchase agreements. The Company considers all highly liquid short-term investments with original maturities of less than three months to be cash equivalents.

INCOME TAXES

    Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires that the balance sheet amounts for deferred income taxes be computed based upon the tax effect of aggregate temporary differences arising prior to year end and reversing subsequent to year end. Such effects have been calculated based upon the tax rates currently enacted. The Company's significant temporary differences include the difference in basis of its investment in limited partnership and its timberlands (see Notes 3 and 5).

FINANCIAL INSTRUMENTS

    All of the Company's material financial instruments were recognized in its balance sheet at December 31, 1995 and March 31, 1996. The carrying value reflected in the balance sheet approximates fair market value for the Company's financial assets and liabilities except for the Company's investment in the MLP. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

    - Restricted cash and $220 million of instalment notes -- The interest rate related to the restricted cash and each of the instalment notes represents a rate tied to current credit markets (see Notes 2 and 4).

    - Investment in the MLP -- The carrying value of the Company's investment in the MLP is significantly below its fair value (see Note 3).

                              CROWN PACIFIC, LTD.

(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000) UNLESS OTHERWISE STATED)

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements. Actual results could differ from these estimates.

2.  RESTRICTED CASH
    Effective July 7, 1989, CPL acquired approximately 194,000 acres of timber and timberlands in the state of Washington for an aggregate purchase price of $227.8 million. On December 11, 1992, the remaining acquired assets were contributed to CPLP. To accomplish the Washington property acquisition, CPL issued twenty-two $10 million instalment notes to the seller. The terms of the acquisition require that the instalment notes be backed by irrevocable standby letters of credit. The deposited funds are restricted such that they can only be used to repay the instalment notes. The instalment notes mature on October 20, 2002 but can be extended every three years thereafter (until July 13, 2019) as long as the bank agrees to extend the letters of credit and the seller agrees to extend the notes.

    As a result of the form of this transaction, the Company has included noncurrent restricted cash and long-term debt of $220 million on its December 31, 1995 and March 31, 1996 consolidated balance sheet. The corresponding accrued interest receivable and accrued interest payable of $2.9 million has been included in current assets and current liabilities.

3.  INVESTMENT IN LIMITED PARTNERSHIP
    As a result of several investments in CPLP made by the Company, its Class E limited partnership interest represented approximately 37% of CPLP before December 22, 1994 (excluding the Class B and D interests of CPLP). CPL also was the sole general partner of CPLP, with an approximate 10.5% ownership interest (excluding the Class B and D interests of CPLP) before December 22, 1994. The common shareholders of the Company (other than CPLP) were also limited partners of CPLP.

    The Company had accounted for its investment in CPLP using the equity method and will continue to account for its investment in the MLP under the equity method because the shareholders of the Company have influence on the operations of the MLP and because the Company is one of the general partners of the MLP. Distributions received, on the limited partnership interest, in excess of the investment balance are recorded as income as there is no financial obligation of a limited partner to the MLP. After recognition of the equity in the earnings of the limited partnership, as well as the transactions of December 22, 1994 (see table below), the Company's remaining investment in limited partnership is significantly less than the fair value of the MLP units owned by the Company. This difference, at December 31, 1995 and March 31, 1996, is estimated to be approximately $49.2 million and $55.9 million, respectively.

    CPL's underlying equity in the net assets of the MLP exceeded its carrying value of $0 by approximately $15.9 million at December 31, 1995 and $15.1 million at March 31, 1996. These differences are primarily caused by the Company's contribution in 1992 of net liabilities to CPLP for which it received a Class E interest in CPLP. Because of common ownership of CPLP and the Company, any assets contributed to the partnership were transferred to CPLP at book value. CPLP issued Class E interests to CPL because the fair value of the assets contributed exceeded the book value. The contribution of net liabilities to CPLP in 1992 was effectively accounted for as a distribution to CPL from CPLP.

                              CROWN PACIFIC, LTD.

(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000) UNLESS OTHERWISE STATED)

3.  INVESTMENT IN LIMITED PARTNERSHIP (CONTINUED)
    As the Company's operations have been reduced to its ownership interest in the MLP, the Company is considered to be economically dependent on the MLP.

    The transactions with respect to the Company's investment in the limited partnership for the periods ended December 31, 1995 and March 31, 1996 are summarized as follows:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Investment in CPLP at beginning of period.........................   $    1,046       --
Equity in the MLP's income........................................        2,505          617
Distributions received............................................       (4,297)      (1,383)
Limited partnership distributions received in excess of
 investment.......................................................          746          766
                                                                    ------------  -----------
Investment in limited partnership at end of period................   $   --        $  --
                                                                    ------------  -----------
                                                                    ------------  -----------

    Summary financial information for the MLP is as follows:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Balance sheet data:
  Current assets..................................................   $  109,980    $ 114,353
  Timberlands, property, plant and equipment......................      360,983      369,661
  Other assets....................................................        5,542        6,301
                                                                    ------------  -----------
                                                                     $  476,505    $ 490,315
                                                                    ------------  -----------
                                                                    ------------  -----------

  Current liabilities.............................................   $   43,243    $  48,328
  Long-term debt and other noncurrent liabilities.................      326,206      340,206
  Partners' equity................................................      107,056      101,781
                                                                    ------------  -----------
                                                                     $  476,505    $ 490,315
                                                                    ------------  -----------
                                                                    ------------  -----------

    Summary financial information for the MLP for the periods ended December 31, 1995 and March 31, 1996 is as follows:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Income statement data:
  Revenues........................................................   $  383,383    $  84,555
  Net income......................................................       17,278        4,164

                              CROWN PACIFIC, LTD.

(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000) UNLESS OTHERWISE STATED)

4.  LONG-TERM DEBT
    Long-term debt consists of:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Instalment notes payable, with interest at a variable rate
 approximating 5.9% at December 31, 1995, backed by irrevocable
 standby letters of credit (see Note 2)...........................   $  220,000    $ 220,000
Less current portion..............................................       --           --
                                                                    ------------  -----------
                                                                     $  220,000    $ 220,000
                                                                    ------------  -----------
                                                                    ------------  -----------

5.  INCOME TAXES
    Deferred tax liabilities (assets) consist of:

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)

    Financial reporting basis of the investment in limited
     partnership in excess of tax basis...........................   $    7,359    $   7,650
    Tax basis of timberlands in excess of financial reporting
     basis........................................................       (1,124)      (1,144)
                                                                    ------------  -----------
    Net deferred tax liability....................................   $    6,235    $   6,506
                                                                    ------------  -----------
                                                                    ------------  -----------

6.  SHAREHOLDERS' EQUITY
    The Company and its shareholders have entered into a buy-sell agreement whereby the Company shall have the option to purchase any common shares, for which a common shareholder has received a bona fide offer, at the same terms and price as the outside offer for the shares. If the Company elects not to purchase such shares, then the other common shareholders have the right to purchase the shares for the terms of the outside offer. During 1995 and the three months ended March 31, 1996, no shares were repurchased by the Company.

    During the year ended December 31, 1995 and three months ended March 31, 1996, the Company declared and paid dividends of $4.4 million and $0.8 million, respectively.

7.  RELATED PARTIES
    As of December 31, 1995 and March 31, 1996, the MLP and other affiliated entities owed the Company $.1 million for costs which the Company paid on their behalf. The amount is included in amounts due from affiliates in the accompanying consolidated balance sheet.

    In 1991, an officer of the Company borrowed $0.3 million in exchange for a note receivable which bears interest at 8.43%, is payable annually, and is due in 2001. This note receivable is included in other assets in the accompanying consolidated balance sheet.

    In connection with the Company's Stock Purchase Agreement dated July 1, 1991, payments may be made to the shareholders/owners for increases in federal or state income tax liabilities (including associated penalties and interest, if any) resulting from the tax audits of the Company and a related entity, SSW Limited Partnership, for periods prior to July 1991. Pursuant to this arrangement, a

                              CROWN PACIFIC, LTD.

(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
        (ALL DOLLAR AMOUNTS IN THOUSANDS (000) UNLESS OTHERWISE STATED)

7.  RELATED PARTIES (CONTINUED)
shareholder/owner received a payment of $.5 million in July 1994. During the year ended December 31, 1995, $.4 million was repaid, offset by an additional $.1 million incurred in expenses by CPL, related to these tax audits. Included in accounts receivable in the accompanying consolidated balance sheet at December 31, 1995 and March 31, 1996 is the remaining $.2 million.

8.  COMMITMENTS AND CONTINGENCIES
    The Company becomes involved in litigation and other proceedings arising in the normal course of its business. In the opinion of management, the Company's liability, if any, under any pending litigation would not materially affect its financial condition or operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Partners of Crown Pacific Management Limited Partnership

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Crown Pacific Management Limited Partnership at December 31, 1995 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Partnership's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Portland, Oregon
May 30, 1996

                  CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                        DECEMBER 31,
                                                                                            1995
                                                                                        -------------   MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................................................    $      54     $      50
  Due from affiliates.................................................................          140           112
  Prepaid expenses....................................................................           65            45
                                                                                             ------    -----------
                                                                                          $     259     $     207
                                                                                             ------    -----------
                                                                                             ------    -----------

                                  LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses...............................................    $     307     $     281
                                                                                             ------    -----------
Investment in limited partnerships....................................................          318           423
                                                                                             ------    -----------
Partners' deficit.....................................................................         (366)         (497)
                                                                                             ------    -----------
                                                                                          $     259     $     207
                                                                                             ------    -----------
                                                                                             ------    -----------

         The accompanying notes are an integral part of this statement.

                  CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP
(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
                             NOTES TO BALANCE SHEET
                                 (IN THOUSANDS)

1.  THE PARTNERSHIP
    Crown Pacific Management Limited Partnership (the "Partnership") is a Delaware limited partnership that was formed August 12, 1994 to become the managing general partner of Crown Pacific Partners, L.P. (the "MLP"). The MLP is a limited partnership that owns and operates timberlands and related manufacturing facilities in Oregon, Idaho, Washington and Montana. The Partnership manages the businesses of the MLP and owns a 0.99% general partner interest in the MLP. The Partnership also owns a 1% interest in Crown Pacific Limited Partnership (the "Operating Partnership"), a subsidiary of the MLP. The operations of the Operating Partnership represent the majority of the MLP's operations. The ownership interests in these partnerships represent the extent of the Partnership's operations and therefore the Partnership is considered to be economically dependent on the MLP as of December 31, 1995 and March 31, 1996. The general partners of the Partnership are Fremont Timber, Inc. and HS Corp. of Oregon.

2.  INVESTMENT IN LIMITED PARTNERSHIPS
    The Partnership accounts for its investment in limited partnerships using the equity method because the partners of the Partnership (or their affiliates) have influence on the operations of the MLP and the Operating Partnership and because the Partnership is one of the general partners of the MLP and the sole general partner of the Operating Partnership. Distributions received in excess of the investment balance are recorded as a liability as there may be a financial obligation as general partner of the MLP and the Operating Partnership in the event of financial difficulty.

    The recorded value of the Partnership's investment in limited partnerships is significantly less than the fair value of the equivalent MLP units owned by the Partnership in both the MLP and Operating Partnership. This difference is estimated to be approximately $6.9 million and $8.0 million at December 31, 1995 and March 31, 1996, respectively. The transactions with respect to the Partnership's investment in the limited partnerships for the periods ended December 31, 1995 and March 31, 1996 are summarized as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                -----------------    MARCH 31,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)

Investment in MLP and Operating Partnership at beginning of period............     $       (70)     $       (318)
Equity in the income of the MLP and Operating Partnership.....................             332                81
Distributions received........................................................            (580)             (186)
                                                                                -----------------  --------------
Investment in MLP and Operating Partnership at end of period..................     $      (318)     $       (423)
                                                                                -----------------  --------------
                                                                                -----------------  --------------

                  CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP
(ALL AMOUNTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 ARE UNAUDITED)
                       NOTES TO BALANCE SHEET (CONTINUED)
                                 (IN THOUSANDS)

2.  INVESTMENT IN LIMITED PARTNERSHIPS (CONTINUED)
    Summary financial information for the MLP is as follows:

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                -----------------    MARCH 31,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Balance sheet data:
  Current assets..............................................................     $   109,980      $    114,353
  Timberlands, property, plant and equipment..................................         360,983           369,661
  Other assets................................................................           5,542             6,301
                                                                                -----------------  --------------
                                                                                   $   476,505      $    490,315
                                                                                -----------------  --------------
                                                                                -----------------  --------------
  Current liabilities.........................................................     $    43,243      $     48,328
  Long-term debt and other noncurrent liabilities.............................         326,206           340,206
  Partners' equity............................................................         107,056           101,781
                                                                                -----------------  --------------
                                                                                   $   476,505      $    490,315
                                                                                -----------------  --------------
                                                                                -----------------  --------------

    Income statement data is as follows:

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                -----------------  3 MONTHS ENDED
                                                                                                     MARCH 31,
                                                                                                        1996
                                                                                                   --------------
                                                                                                    (UNAUDITED)
Revenues......................................................................     $   383,383      $     84,555
Net income....................................................................          17,278             4,164

                                                                      APPENDIX A

                     SECOND AMENDED AND RESTATED AGREEMENT
                                       OF
                              LIMITED PARTNERSHIP
                                       OF
                         CROWN PACIFIC PARTNERS, L. P.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I -- ORGANIZATIONAL MATTERS........................................................................        A-1
  1.1      Formation.......................................................................................        A-1
  1.2      Name............................................................................................        A-1
  1.3      Registered Office; Principal Office.............................................................        A-1
  1.4      Power of Attorney...............................................................................        A-1
  1.5      Term............................................................................................        A-2
  1.6      Possible Restrictions on Transfer...............................................................        A-2
ARTICLE II -- DEFINITIONS..................................................................................        A-3
           "Acquisition"...................................................................................        A-3
           "Additional Limited Partner"....................................................................        A-3
           "Adjusted Capital Account"......................................................................        A-3
           "Adjusted Property".............................................................................        A-3
           "Affiliate".....................................................................................        A-4
           "Agreed Allocation".............................................................................        A-4
           "Agreed Value"..................................................................................        A-4
           "Agreement".....................................................................................        A-4
           "Assignee"......................................................................................        A-4
           "Associate".....................................................................................        A-4
           "Audit Committee"...............................................................................        A-4
           "Available Cash"................................................................................        A-4
           "Book-Tax Disparity"............................................................................        A-5
           "Business Day"..................................................................................        A-5
           "Capital Account"...............................................................................        A-5
           "Capital Additions and Improvements"............................................................        A-6
           "Capital Contribution"..........................................................................        A-6
           "Capital Interests".............................................................................        A-6
           "Carrying Value"................................................................................        A-6
           "Cash from Interim Capital Transactions"........................................................        A-6
           "Cash from Operations"..........................................................................        A-6
           "Cause".........................................................................................        A-7
           "Certificate"...................................................................................        A-7
           "Certificate of Limited Partnership"............................................................        A-7
           "Citizenship Certification".....................................................................        A-7
           "Claim".........................................................................................        A-7
           "Closing Date"..................................................................................        A-7
           "Closing Price".................................................................................        A-7
           "Code"..........................................................................................        A-8
           "Commission"....................................................................................        A-8
           "Common Unit"...................................................................................        A-8
           "Common Unit Arrearage".........................................................................        A-8
           "Contributed Property"..........................................................................        A-8
           "Cumulative Common Unit Arrearage"..............................................................        A-8
           "Current Market Price"..........................................................................        A-8
           "Delaware Act"..................................................................................        A-8
           "Departing Partner".............................................................................        A-8
           "Discretionary Allocation"......................................................................        A-8
           "Economic Risk of Loss".........................................................................        A-8
           "Eligible Citizen"..............................................................................        A-8
           "Event of Withdrawal"...........................................................................        A-8

                                                                                                               PAGE
                                                                                                             ---------
           "Fifth Target Distribution".....................................................................        A-8
           "First Common Unit Liquidation Amount"..........................................................        A-8
           "First Conversion Date".........................................................................        A-8
           "First Target Distribution".....................................................................        A-8
           "Fourth Common Unit Liquidation Amount".........................................................        A-9
           "Fourth Target Distribution"....................................................................        A-9
           "Fremont".......................................................................................        A-9
           "General Partners"..............................................................................        A-9
           "Group".........................................................................................        A-9
           "Holder"........................................................................................        A-9
           "Incentive Distribution"........................................................................        A-9
           "Indemnified Persons"...........................................................................        A-9
           "Indemnitee"....................................................................................        A-9
           "Initial Closing Date"..........................................................................        A-9
           "Initial Limited Partners"......................................................................        A-9
           "Initial Unit Price"............................................................................        A-9
           "Interest"......................................................................................        A-9
           "Interim Capital Transactions"..................................................................        A-9
           "Issue Price"...................................................................................        A-9
           "Limited Partner"...............................................................................       A-10
           "Limited Partner Equity Value"..................................................................       A-10
           "Liquidation Date"..............................................................................       A-10
           "Liquidator"....................................................................................       A-10
           "Maintenance Capital Expenditures"..............................................................       A-10
           "Managing General Partner"......................................................................       A-10
           "Merger Agreement"..............................................................................       A-10
           "Minimum Quarterly Distribution"................................................................       A-10
           "National Securities Exchange"..................................................................       A-10
           "Net Agreed Value"..............................................................................       A-10
           "Net Income"....................................................................................       A-11
           "Net Loss"......................................................................................       A-11
           "Net Termination Gain"..........................................................................       A-11
           "Net Termination Loss"..........................................................................       A-11
           "Non-citizen Assignee"..........................................................................       A-11
           "Nonrecourse Built-in Gain".....................................................................       A-11
           "Nonrecourse Deductions"........................................................................       A-11
           "Nonrecourse Liability".........................................................................       A-11
           "Notice of Election to Purchase"................................................................       A-11
           "Operating Capacity"............................................................................       A-11
           "Operating Partnership".........................................................................       A-11
           "Operating Partnership Agreement"...............................................................       A-12
           "Opinion of Counsel"............................................................................       A-12
           "Option Closing Date"...........................................................................       A-12
           "Outstanding"...................................................................................       A-12
           "Overallotment Option"..........................................................................       A-12
           "Participating Investor"........................................................................       A-12
           "Partners"......................................................................................       A-12
           "Partner Nonrecourse Debt"......................................................................       A-12
           "Partner Nonrecourse Debt Minimum Gain".........................................................       A-12
           "Partner Nonrecourse Deductions"................................................................       A-12
           "Partnership"...................................................................................       A-12

                                                                                                               PAGE
                                                                                                             ---------
           "Partnership Interest"..........................................................................       A-12
           "Partnership Minimum Gain"......................................................................       A-12
           "Partnership Securities"........................................................................       A-12
           "Per Unit Capital Amount".......................................................................       A-12
           "Percentage Interest"...........................................................................       A-13
           "Person"........................................................................................       A-13
           "Prior Agreement"...............................................................................       A-13
           "Public Offering"...............................................................................       A-13
           "Purchase Date".................................................................................       A-13
           "Quarter".......................................................................................       A-13
           "Recapture Income"..............................................................................       A-13
           "Record Date"...................................................................................       A-13
           "Record Holder".................................................................................       A-13
           "Redeemable Units"..............................................................................       A-13
           "Registration Statement"........................................................................       A-13
           "Required Allocation"...........................................................................       A-13
           "Residual Gain".................................................................................       A-14
           "Residual Loss".................................................................................       A-14
           "Restricted Activities".........................................................................       A-14
           "Second Common Unit Liquidation Amount".........................................................       A-14
           "Second Conversion Date"........................................................................       A-14
           "Second Target Distribution"....................................................................       A-14
           "Securities Act"................................................................................       A-14
           "Sequoia".......................................................................................       A-14
           "Special Approval"..............................................................................       A-14
           "Special General Partner".......................................................................       A-14
           "Subordinated Unit".............................................................................       A-14
           "Subordination Period"..........................................................................       A-14
           "Subsidiary"....................................................................................       A-15
           "Substitute Limited Partner"....................................................................       A-15
           "Surviving Business Entity".....................................................................       A-15
           "Target Distribution"...........................................................................       A-15
           "Third Common Unit Liquidation Amount"..........................................................       A-15
           "Third Target Distribution".....................................................................       A-15
           "Trading Day"...................................................................................       A-15
           "Transfer"......................................................................................       A-15
           "Transfer Agent"................................................................................       A-15
           "Transfer Application"..........................................................................       A-15
           "Underwriter"...................................................................................       A-15
           "Underwriting Agreement"........................................................................       A-15
           "Unit"..........................................................................................       A-15
           "Unpaid MQD"....................................................................................       A-16
           "Unpaid Fifth Target Distribution"..............................................................       A-16
           "Unpaid Fourth Target Distribution".............................................................       A-16
           "Unpaid Third Target Distribution"..............................................................       A-16
           "Unrealized Gain"...............................................................................       A-16
           "Unrealized Loss"...............................................................................       A-16
           "Unrecovered Initial Unit Price"................................................................       A-17
           "Withdrawal Opinion of Counsel".................................................................       A-17
           "Working Capital Reserve".......................................................................       A-17

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE III -- PURPOSE.....................................................................................       A-17
  3.1      Purpose and Business............................................................................       A-17
  3.2      Powers..........................................................................................       A-17
ARTICLE IV -- CAPITAL CONTRIBUTIONS........................................................................       A-18
  4.1      Initial Contributions...........................................................................       A-18
  4.2      Contributions by Additional Limited Partners....................................................       A-18
  4.3      Issuances of Additional Units and Other Securities..............................................       A-18
  4.4      Limited Preemptive Rights.......................................................................       A-19
  4.5      Capital Accounts................................................................................       A-20
  4.6      Interest........................................................................................       A-22
  4.7      No Withdrawal...................................................................................       A-22
  4.8      Loans from Partners.............................................................................       A-22
  4.9      No Fractional Units.............................................................................       A-22
  4.10     Splits and Combinations.........................................................................       A-22
ARTICLE V -- ALLOCATIONS AND DISTRIBUTIONS.................................................................       A-23
  5.1      Allocations for Capital Account Purposes........................................................       A-23
           (a) Net Income..................................................................................       A-23
           (b) Net Losses..................................................................................       A-23
           (c) Net Termination Gains and Losses............................................................       A-23
           (d) Agreed Allocations..........................................................................       A-27
           (i) Priority Allocations........................................................................       A-27
           (ii) Nonrecourse Liabilities....................................................................       A-28
           (iii) Economic Uniformity.......................................................................       A-28
           (iv) Discretionary Allocation...................................................................       A-28
           (e) Required Allocations........................................................................       A-29
           (i) Partnership Minimum Gain Chargeback.........................................................       A-29
           (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain........................................       A-29
           (iii) Qualified Income Offset...................................................................       A-29
           (iv) Gross Income Allocations...................................................................       A-29
           (v) Nonrecourse Deductions......................................................................       A-29
           (vi) Partner Nonrecourse Deductions.............................................................       A-30
  5.2      Allocations for Tax Purposes....................................................................       A-30
  5.3      Requirement and Characterization of Distributions...............................................       A-31
  5.4      Distributions of Cash from Operations...........................................................       A-32
           (a) For the Calendar Year Ended December 31, 1996...............................................       A-32
           (b) For the Calendar Year Ended December 31, 1997...............................................       A-32
           (c)   For  the  Calendar   Year  Ended  December  31,   1998  and  for   for  the  Remainder  of
                  the Subordination Period.................................................................       A-33
           (d) After the Subordination Period..............................................................       A-34
  5.5      Distributions of Cash from Interim Capital Transactions.........................................       A-35
  5.6      Adjustment of Minimum Quarterly Distribution and Target Distributions...........................       A-35
  5.7      Special Provisions Relating to the Subordinated Units...........................................       A-35
ARTICLE VI -- MANAGEMENT AND OPERATION OF BUSINESS.........................................................       A-36
  6.1      Management......................................................................................       A-36
  6.2      Certificate of Limited Partnership..............................................................       A-38
  6.3      Restrictions on General Partners' Authority.....................................................       A-39
  6.4      Reimbursement of the General Partners...........................................................       A-40
  6.5      Outside Activities..............................................................................       A-40
  6.6      Loans from the General Partners; Contracts with Affiliates......................................       A-41
  6.7      Indemnification.................................................................................       A-43

                                                                                                               PAGE
                                                                                                             ---------
  6.8      Liability of Indemnitees........................................................................       A-44
  6.9      Resolution of Conflicts of Interest.............................................................       A-44
  6.10     Other Matters Concerning the General Partners...................................................       A-46
  6.11     Title to Partnership Assets.....................................................................       A-46
  6.12     Purchase or Sale of Units.......................................................................       A-47
  6.13     Registration Rights of the General Partners, Their Affiliates and the Participating Investors...       A-47
  6.14     Reliance by Third Parties.......................................................................       A-49
ARTICLE VII -- RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................................................       A-49
  7.1      Limitation of Liability.........................................................................       A-49
  7.2      Management of Business..........................................................................       A-49
  7.3      Outside Activities..............................................................................       A-49
  7.4      Return of Capital...............................................................................       A-50
  7.5      Rights of Limited Partners Relating to the Partnership..........................................       A-50
ARTICLE VIII -- BOOKS, RECORDS, ACCOUNTING AND REPORTS.....................................................       A-50
  8.1      Records and Accounting..........................................................................       A-50
  8.2      Fiscal Year.....................................................................................       A-51
  8.3      Reports.........................................................................................       A-51
ARTICLE IX -- TAX MATTERS..................................................................................       A-51
  9.1      Preparation of Tax Returns......................................................................       A-51
  9.2      Tax Elections...................................................................................       A-51
  9.3      Tax Controversies...............................................................................       A-51
  9.4      Organizational Expenses.........................................................................       A-52
  9.5      Withholding.....................................................................................       A-52
  9.6      Entity-Level Taxation...........................................................................       A-52
  9.7      Entity-Level Arrearage Collections..............................................................       A-52
  9.8      Opinions of Counsel.............................................................................       A-53
ARTICLE X -- CERTIFICATES..................................................................................       A-53
  10.1     Certificates....................................................................................       A-53
  10.2     Registration, Registration of Transfer and Exchange.............................................       A-53
  10.3     Mutilated, Destroyed, Lost or Stolen Certificates...............................................       A-54
  10.4     Record Holder...................................................................................       A-54
ARTICLE XI -- TRANSFER OF INTERESTS........................................................................       A-55
  11.1     Transfer........................................................................................       A-55
  11.2     Transfer of General Partners' Partnership Interest..............................................       A-55
  11.3     Transfer of Units...............................................................................       A-55
  11.4     Restrictions on Transfers.......................................................................       A-56
  11.5     Citizenship Certificates; Non-citizen Assignees.................................................       A-56
  11.6     Redemption of Interests.........................................................................       A-57
ARTICLE XII -- ADMISSION OF PARTNERS.......................................................................       A-58
  12.1     Admission of Initial Limited Partners...........................................................       A-58
  12.2     Admission of Substitute Limited Partners........................................................       A-58
  12.3     Admission of Successor General Partners.........................................................       A-58
  12.4     Admission of Additional Limited Partners........................................................       A-58
  12.5     Amendment of Agreement and Certificate of Limited Partnership...................................       A-59
ARTICLE XIII -- WITHDRAWAL OR REMOVAL OF PARTNERS..........................................................       A-59
  13.1     Withdrawal of the Managing General Partner......................................................       A-59
  13.2     Removal of the Managing General Partner.........................................................       A-60
  13.3     Interest of Departing Partner and Successor General Partners....................................       A-60

                                                                                                               PAGE
                                                                                                             ---------
  13.4     Withdrawal or Removal of Special General Partner................................................       A-62
  13.5     Withdrawal of Limited Partners..................................................................       A-63
ARTICLE XIV -- DISSOLUTION AND LIQUIDATION.................................................................       A-63
  14.1     Dissolution.....................................................................................       A-63
  14.2     Continuation of the Business of the Partnership after Dissolution...............................       A-63
  14.3     Liquidation.....................................................................................       A-64
  14.4     Distributions in Kind...........................................................................       A-65
  14.5     Cancellation of Certificate of Limited Partnership..............................................       A-65
  14.6     Reasonable Time for Winding Up..................................................................       A-65
  14.7     Return of Capital...............................................................................       A-65
  14.8     Capital Account Restoration.....................................................................       A-65
  14.9     Waiver of Partition.............................................................................       A-65
ARTICLE XV -- AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE....................................
                                                                                                                  A-66
  15.1     Amendment to be Adopted Solely by Managing General Partner......................................       A-66
  15.2     Amendment Procedures............................................................................       A-67
  15.3     Amendment Requirements..........................................................................       A-67
  15.4     Meetings........................................................................................       A-68
  15.5     Notice of a Meeting.............................................................................       A-68
  15.6     Record Date.....................................................................................       A-68
  15.7     Adjournment.....................................................................................       A-68
  15.8     Waiver of Notice; Approval of Meeting; Approval of Minutes......................................       A-68
  15.9     Quorum..........................................................................................       A-69
  15.10    Conduct of Meeting..............................................................................       A-69
  15.11    Action Without a Meeting........................................................................       A-69
  15.12    Voting and Other Rights.........................................................................       A-70
ARTICLE XVI -- MERGER......................................................................................       A-70
  16.1     Authority.......................................................................................       A-70
  16.2     Procedure for Merger or Consolidation...........................................................       A-70
  16.3     Approval by Limited Partners of Merger or Consolidation.........................................       A-71
  16.4     Certificate of Merger...........................................................................       A-71
  16.5     Effect of Merger................................................................................       A-71
ARTICLE XVII -- RIGHT TO ACQUIRE UNITS.....................................................................       A-72
  17.1     Right to Acquire Units..........................................................................       A-72
ARTICLE XVIII -- GENERAL PROVISIONS........................................................................       A-73
  18.1     Addresses and Notices...........................................................................       A-73
  18.2     References......................................................................................       A-74
  18.3     Pronouns and Plurals............................................................................       A-74
  18.4     Further Action..................................................................................       A-74
  18.5     Binding Effect..................................................................................       A-74
  18.6     Integration.....................................................................................       A-74
  18.7     Creditors.......................................................................................       A-74
  18.8     Waiver..........................................................................................       A-74
  18.9     Counterparts....................................................................................       A-74
  18.10    Applicable Law..................................................................................       A-74
  18.11    Invalidity of Provisions........................................................................       A-74

Exhibit A -- Form of Certificate Evidencing Common Unit....................................................       A-76

                          SECOND AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                          CROWN PACIFIC PARTNERS, L.P.

    THIS  SECOND AMENDED AND RESTATED AGREEMENT  OF LIMITED PARTNERSHIP OF CROWN
PACIFIC PARTNERS, L.P., effective as of           , 1996, is entered into by and
among CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership, as the Managing General Partner, CROWN PACIFIC, LTD., an Oregon corporation, as the Special General Partner, and those Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                             ORGANIZATIONAL MATTERS

    1.1 FORMATION. The General Partners and the Limited Partners have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

    1.2 NAME. The name of the Partnership shall be "Crown Pacific Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the Managing General Partner, including, without limitation, the name of the Managing General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

    1.3 REGISTERED OFFICE; PRINCIPAL OFFICE. Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at, and the address of the General Partners shall be, 121 S.W. Morrison Street, Portland, Oregon 97204, or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems necessary or appropriate.

    1.4 POWER OF ATTORNEY. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the Managing General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact (including without limitation the general partners of the Managing General Partner), with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

        (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the Managing General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other Partnership Securities issued pursuant to
    Section 4.3; and (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

        (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; PROVIDED, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the Managing General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

    Nothing contained in this Section 1.4(a) shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with
Article XV or as may be otherwise expressly provided for in this Agreement.

    (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within 15 days after receipt of the Managing General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

    1.5 TERM. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2084, or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XIV.

    1.6 POSSIBLE RESTRICTIONS ON TRANSFER. Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final regulation by the Treasury Department, (c) any ruling by the

Internal Revenue Service or (d) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership as an association taxable as a corporation or would otherwise result in the Partnership's being taxed as an entity for federal income tax purposes, then the Managing General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership from being taxed as an association taxable as a corporation or otherwise as an entity for federal income tax purposes, including, without limitation, making such amendments to this Agreement as the Managing General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions, PROVIDED that any such amendment to this Agreement that would result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the holders of at least two-thirds of the Outstanding Units of such class (excluding the vote in respect of Units held by the General Partners and their Affiliates).

                                   ARTICLE II
                                  DEFINITIONS

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    "ACQUISITION" means any transaction in which the Partnership or the Operating Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the Operating Capacity of the Partnership and the Operating Partnership, taken as a whole, from the Operating Capacity of the Partnership and the Operating Partnership, taken as a whole, existing immediately prior to such transaction.

    "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

    "ADJUSTED CAPITAL ACCOUNT" means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704- 2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(e)(i) or 5.1(e)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Common Unit, a Subordinated Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, Subordinated Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such Unit or other interest was first issued.

    "ADJUSTED PROPERTY" means any property the Carrying Value of which has been adjusted pursuant to Section 4.5(b)(vii) or 4.5(b)(viii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to
Section 4.5(b)(vii) or 4.5(b)(viii).

    "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a
Person,  whether  through  ownership  of  voting  securities,  by  contract   or
otherwise.

    "AGREED ALLOCATION" means any allocation of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1 other than a Required Allocation.

    "AGREED VALUE" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing General Partner using such reasonable method of valuation as it may adopt; PROVIDED, HOWEVER, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.5(c)(i). Subject to Section 4.5(c)(i), the Managing General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

    "AGREEMENT" means this Second Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P., as it may be amended, supplemented or restated from time to time.

    "ASSIGNEE" means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substitute Limited Partner.

    "ASSOCIATE" means, when used to indicate a relationship with any Person, (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the owner of 10% or more of any class of voting securities; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person or who is a director or officer of such Person.

    "AUDIT COMMITTEE" means a subcommittee of the partnership board of the Managing General Partner composed entirely of two or more individuals who are neither Affiliates, officers nor employees of the Managing General Partner, the Special General Partner or any of their respective Affiliates.

    "AVAILABLE CASH" means, with respect to any Quarter and without duplication:

    (a) the sum of:

        (i) all cash receipts of the Partnership during such Quarter from all sources (including, without limitation, distributions of cash received from the Operating Partnership and cash proceeds from Interim Capital Transactions) plus, in the case of the Quarter during which the Initial Closing Date occurs, the cash balance of the Partnership as of the close of business on the Initial Closing Date;

        (ii) any reduction with respect to such Quarter in a cash reserve previously established pursuant to clause (b)(ii) below (either by reversal or utilization) from the level of such reserve at the end of the prior Quarter; and

       (iii) any utilization with respect to such Quarter of the Working Capital Reserve;

    (b) LESS the sum of:

        (i) all cash disbursements of the Partnership during such Quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Partnership Interests or other Partnership Securities, capital expenditures, contributions, if any, to the Operating Partnership and cash distributions to Partners (but only to the extent that such cash distributions to Partners exceed Available Cash for the immediately preceding Quarter); and

        (ii) any cash reserves established with respect to such Quarter, and any increase with respect to such Quarter in a cash reserve established pursuant to this clause (b)(ii) from the level of such reserve at the end of the prior Quarter, in such amounts as the Managing General Partner determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of the business of the Partnership or the Operating Partnership (including, without limitation, reserves for future capital expenditures), (B) to provide funds for distributions with respect to Units and any general partner interests in the Partnership in respect of any one or more of the next four Quarters or (C) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or the Operating Partnership is a party or by which any of them is bound or its assets are subject;

        PROVIDED, HOWEVER, that for purposes of determining Available Cash for the Quarter during which the Initial Closing Date occurs, such Quarter shall be deemed to commence on the Initial Closing Date.

        Notwithstanding the foregoing, "Available Cash" with respect to any Quarter (A) shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the Liquidation Date and (B) shall include any cash proceeds from Interim Capital Transactions and distributions of cash (to the extent such distributions are attributable to transactions and operations during such Quarter) received by the Partnership from the Operating Partnership, in each case after the end of such Quarter but on or before the date on which the Partnership makes its distribution of Available Cash in respect of such Quarter pursuant to Section 5.3(a). Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash disbursements of the Partnership that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "BOOK-TAX DISPARITY" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section
4.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

    "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Oregon shall not be regarded as a Business Day.

    "CAPITAL ACCOUNT" means the capital account maintained for a Partner pursuant to Section 4.5. The "Capital Account" in respect of a Common Unit, a Subordinated Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Subordinated Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such Unit or other interest was first issued.

    "CAPITAL ADDITIONS AND IMPROVEMENTS" means (a) additions or improvements to the capital assets owned by the Partnership or the Operating Partnership or (b) the acquisition of existing or the construction of new capital assets (including, without limitation, timberlands and timber processing and manufacturing facilities and related assets), made to increase the Operating Capacity of the Partnership and the Operating Partnership, taken as a whole, from the Operating Capacity of the Partnership and the Operating Partnership, taken as a whole, existing immediately prior to such addition, improvement, acquisition or construction.

    "CAPITAL CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes or has contributed to the Partnership pursuant to Section 4.1, 4.2, 4.3, 4.5(c)(i), 13.3(c) or 14.8.

    "CAPITAL INTERESTS" means, with respect to any corporation, any and all shares, participations, rights or other equivalent interests in the capital of the corporation, and with respect to any partnership, any and all partnership interests (whether general or limited) and any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CARRYING VALUE" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.5(b)(vii) and 4.5(b)(viii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

    "CASH FROM INTERIM CAPITAL TRANSACTIONS" means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital Transactions pursuant to Section 5.3.

    "CASH FROM OPERATIONS" means, at the close of any Quarter but prior to the Liquidation Date, on a cumulative basis and without duplication,

    (a) the sum of all cash receipts of the Partnership and the Operating Partnership during the period since the Initial Closing Date through such date (including, without limitation, the cash balance of the Partnership as of the close of business on the Initial Closing Date, but excluding any cash proceeds from any Interim Capital Transactions (except to the extent specified in Section 5.3),

    (b) LESS the sum of:

        (i) all cash operating expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, taxes, if any, and amounts owed to the General Partners as reimbursement pursuant to
    Section 6.4,

        (ii) all cash debt service payments of the Partnership and the Operating Partnership during such period (other than payments or prepayments of principal and premium (A) required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or (B) made in connection with refinancings or refundings of indebtedness with the proceeds from new indebtedness or from the sale of equity interests, PROVIDED, that any payment or prepayment of principal and premium, whether or not then due, shall be deemed, at the election and in the discretion of the Managing General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership or the Operating Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred),

       (iii) all cash capital expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, cash capital expenditures made in respect of Maintenance Capital Expenditures, but excluding (A) cash capital expenditures made in respect of Acquisitions and Capital Additions and Improvements and (B) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

       (iv) any cash reserves of the Partnership or the Operating Partnership outstanding as of such date that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (i) through
    (iii) of this sentence, and

        (v) any other cash reserves of the Partnership or the Operating Partnership outstanding as of such date that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units and any general partner interests in the Partnership in respect of any one or more of the next four Quarters, all as determined on a consolidated basis and after taking into account the Managing General Partner's interest therein attributable to its general partner interest in the Operating Partnership. Where cash capital expenditures are made in part in respect of Acquisitions or Capital Additions and Improvements and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion made for Acquisitions or Capital Additions and Improvements and the portion made for other purposes shall be conclusive. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash operating expenditures of the Partnership that reduce Cash from Operations, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash operating expenditures of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "CAUSE" means a court of competent jurisdiction has entered a final, non-appealable judgment finding a General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

    "CERTIFICATE" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the Managing General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the Managing General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

    "CERTIFICATE OF  LIMITED  PARTNERSHIP"  means  the  Certificate  of  Limited
Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

    "CITIZENSHIP CERTIFICATION" means a properly completed certificate in such form as may be specified by the Managing General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

    "CLAIM" has the meaning assigned to such term in Section 6.13(c).

    "CLOSING DATE" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    "CLOSING PRICE" has the meaning assigned to such term in Section 17.1(a).

    "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

    "COMMON UNIT ARREARAGE" means, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 5.4(a)(i), 5.4(b)(i) or 5.4(c)(i).

    "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.5(b)(vii) or 4.5(b)(viii), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

    "CUMULATIVE COMMON UNIT ARREARAGE" means, as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage for each of the Quarters ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to
Section 5.4(a)(ii), 5.4(b)(ii), 5.4(c)(ii) or 5.5(b) with respect to a Common Unit (including any distributions to be made in respect of the last of such Quarters).

    "CURRENT MARKET PRICE" has the meaning assigned to such term in Section 17.1(a).

    "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    "DEPARTING PARTNER" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1, 13.2 or 13.4.

    "DISCRETIONARY ALLOCATION" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(iv).

    "ECONOMIC RISK OF  LOSS" has the  meaning set forth  in Treasury  Regulation
Section 1.752-2(a).

    "ELIGIBLE CITIZEN" means a Person qualified to own interests in real property in jurisdictions in which the Partnership or the Operating Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or the Operating Partnership to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

    "EVENT OF WITHDRAWAL" has the meaning assigned to such term in Section 13.1(a).

    "FIFTH TARGET DISTRIBUTION" means $0.904 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6.

    "FIRST COMMON UNIT LIQUIDATION AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(A)(2).

    "FIRST CONVERSION DATE" has the meaning assigned to such term in Section 5.7(b)(i).

    "FIRST TARGET DISTRIBUTION" means $0.524 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6.

    "FOURTH COMMON UNIT LIQUIDATION AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(A)(6).

    "FOURTH TARGET DISTRIBUTION" means $0.679 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6.

    "FREMONT" means Fremont Investors, Inc., a Nevada corporation.

    "GENERAL PARTNERS" means the Managing General Partner and the Special General Partner, and their successors as managing general partner and special general partner, respectively, of the Partnership.

    "GROUP" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

    "HOLDER" has the meaning assigned to such term in Section 6.13(a).

    "INCENTIVE DISTRIBUTION" means any amount of cash distributed to the Managing General Partner, in its capacity as Managing General Partner of the Partnership, pursuant to Sections 5.4(c)(vii), (viii) and (ix) and 5.4(d)(iii),
(iv) and (v) which exceeds an amount equal to .99% of the aggregate amount of cash then being distributed pursuant to such provisions.

    "INDEMNIFIED PERSONS" has the meaning assigned to such term in Section 6.13(c).

    "INDEMNITEE" means each General Partner, any Departing Partner, any general partner of a General Partner or a Departing Partner, any Person who is or was an officer, director, employee, agent or trustee of a General Partner, a Departing Partner or a general partner of a General Partner or a Departing Partner, any Person who is or was an Affiliate of a General Partner, a Departing Partner or a general partner of a General Partner or a Departing Partner and any Person who is or was serving at the request of a General Partner or a Departing Partner as an officer, director, employee, agent, trustee or partner of another Person.

    "INITIAL CLOSING DATE" means December 22, 1994.

    "INITIAL LIMITED PARTNERS" means the Persons admitted to the Partnership as Limited Partners on the Initial Closing Date.

    "INITIAL UNIT PRICE" means $21.50.

    "INTEREST" has the meaning assigned to such term in Section 13.3(a).

    "INTERIM CAPITAL TRANSACTIONS" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership or the Operating Partnership,
(b) sales of equity interests by the Partnership or the Operating Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership or the Operating Partnership (other than (x) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including the exchange of timber or real property for other timber or real property, to the extent that the timber or real property received in exchange is of equal or greater value, or the sale of timber or real property, to the extent the proceeds from which are invested within 180 days in other timber or real property and (y) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the Liquidation Date.

    "ISSUE PRICE" means the amount of cash or the Agreed Value of any property contributed to the Partnership in exchange for a Unit.

    "LIMITED PARTNER" means, unless the context otherwise requires, (a) subject to the provisions of Section 5.7, each Initial Limited Partner, each Substitute Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from Managing General Partner to Limited Partner pursuant to Section 13.3 and (b) solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, each Assignee.

    "LIMITED PARTNER EQUITY VALUE" means, as of any date of determination, an amount equal to the product obtained by multiplying (i) the total number of Common Units and Subordinated Units Outstanding (immediately prior to an issuance of Units or distribution of cash or Partnership property), by (ii) (A) in the case of a valuation required by Section 4.5(b)(vii) (other than valuations caused by sales of a DE MINIMIS quantity of Units), the Issue Price or (B) in the case of a valuation required by Section 4.5(b)(viii) (or a valuation required by Section 4.5(b)(vii) caused by sales of a DE MINIMIS quantity of Units), the Closing Price.

    "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 14.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

    "LIQUIDATOR" means the Managing General Partner or other Person approved pursuant to Section 14.3 who performs the functions described therein.

    "MAINTENANCE CAPITAL EXPENDITURES" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the Operating Capacity of the capital assets of the Partnership and the Operating Partnership, taken as a whole, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Acquisitions and Capital Additions and Improvements. Where cash capital expenditures are made in part to maintain the Operating Capacity level referred to in the immediately preceding sentence and in part for other purposes, the Managing General Partner's good faith allocation thereof between the portion used to maintain such Operating Capacity level and the portion used for other purposes shall be conclusive.

    "MANAGING   GENERAL   PARTNER"  means   Crown  Pacific   Management  Limited
Partnership, a Delaware limited partnership, and its successors as managing general partner of the Partnership.

    "MERGER AGREEMENT" has the meaning assigned to such term in Section 16.1.

    "MINIMUM QUARTERLY DISTRIBUTION" means $0.51 per Unit per Quarter (or, with respect to the period commencing on the Initial Closing Date and ending on December 31, 1994, the product of $0.51 multiplied by a fraction of which the numerator is the number of days in such period (inclusive of the Initial Closing Date and December 31, 1994) and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 9.6.

    "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute or the Nasdaq Stock Market or any successor thereto.

    "NET AGREED VALUE" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.5(b)(viii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

    "NET INCOME" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 4.5(b) and shall not include any items specially allocated under Section 5.1(d) or 5.1(e).

    "NET LOSS" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.5(b) and shall not include any items specially allocated under Section 5.1(d) or 5.1(e).

    "NET TERMINATION GAIN" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 4.5(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d) or 5.1(e).

    "NET TERMINATION LOSS" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 4.5(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d) or 5.1(e).

    "NON-CITIZEN ASSIGNEE" means a Person who the Managing General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the Managing General Partner has become the Substitute Limited Partner, pursuant to Section 11.5.

    "NONRECOURSE BUILT-IN GAIN" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

    "NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

    "NONRECOURSE  LIABILITY" has  the meaning  set forth  in Treasury Regulation
Section 1.752-1(a)(2).

    "NOTICE OF ELECTION TO  PURCHASE" has the meaning  assigned to such term  in
Section 17.1(b).

    "OPERATING CAPACITY" means the operating capacity and resources (including without limitation the capacity to grow timber or process logs) of the Partnership and the Operating Partnership, taken as a whole.

    "OPERATING PARTNERSHIP" means, individually and collectively, Crown Pacific Limited Partnership, a Delaware limited partnership, and Yellowstone Trucking Limited Partnership, a Delaware limited partnership.

    "OPERATING PARTNERSHIP AGREEMENT" means, individually and collectively, the Agreements of Limited Partnership of the Operating Partnership, as it or they may be amended, supplemented or restated from time to time.

    "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to the Partnership or either of the General Partners) acceptable to the Managing General Partner.

    "OPTION CLOSING DATE" means the date on which the Common Units comprising the Overallotment Option are sold by the Partnership to the Underwriters pursuant to the Underwriting Agreement.

    "OUTSTANDING" means, with respect to the Units or other Partnership Securities, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; PROVIDED THAT,if at any time any Person or Group (other than the General Partners and their Affiliates, including, without limitation, Fremont) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that (i) such Common Units shall be considered to be Outstanding for purposes of Section 13.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement) and (ii) Common Units beneficially owned by any Person who acquires, directly or indirectly, 20% or more of the Common Units from Fremont, Fremont's Affiliates or subsequent transferees of the Units owned by Fremont or its Affiliates on the Initial Closing Date shall not be subject to such voting restrictions and shall be considered Outstanding for all purposes (except to the extent otherwise expressly set forth in this Agreement).

    "OVERALLOTMENT OPTION" means the overallotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

    "PARTICIPATING INVESTOR" has the meaning set forth in the Prior Agreement.

    "PARTNERS" means the General Partners and the Limited Partners.

    "PARTNER  NONRECOURSE DEBT" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

    "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

    "PARTNER NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in
Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

    "PARTNERSHIP" means Crown Pacific Partners, L.P., a Delaware limited partnership established by the Certificate of Limited Partnership, and any successors thereto.

    "PARTNERSHIP INTEREST" means an interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

    "PARTNERSHIP MINIMUM GAIN" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

    "PARTNERSHIP SECURITIES" has the meaning assigned to such term in Section 4.3(a).

    "PER UNIT CAPITAL AMOUNT" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partners or any Affiliates of the General Partners who hold Units.

    "PERCENTAGE INTEREST" means as of the date of such determination (a) as to the Managing General Partner (in its capacity as Managing General Partner without reference to any limited partner interests held by it), .99%, (b) as to the Special General Partner (in its capacity as Special General Partner without reference to any limited partner interests held by it), .01%, (c) as to any Limited Partner or Assignee holding Units, the product of (i) 99% multiplied by
(ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Units then Outstanding; PROVIDED, HOWEVER, that following any issuance of additional Partnership Securities by the Partnership in accordance with Section 4.3, proper adjustment shall be made to the Percentage Interest represented by each Unit to reflect such issuance, and
(d) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.3, the percentage established as a part of such issuance.

    "PERSON" means an individual or a corporation, limited liability company, partnership, trust, unincorporated organization, association or other entity.

    "PRIOR AGREEMENT" has the meaning set forth in Section 5.1(d)(i)(A).

    "PUBLIC OFFERING" means the public offering and sale of Common Units to the public pursuant to the Registration Statement.

    "PURCHASE DATE" means the date determined by the Managing General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partners and their Affiliates) pursuant to Article XVII.

    "QUARTER" means, unless the context requires otherwise, a three month period of time ending on March 31, June 30, September 30, or December 31; PROVIDED, HOWEVER, that the Managing General Partner, in its sole discretion, may amend such period as it deems necessary or appropriate in connection with a change in the fiscal year of the Partnership.

    "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

    "RECORD DATE" means the date established by the Managing General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

    "RECORD HOLDER" means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular
Business Day, or with respect to a holder of a general partner interest, the Person in whose name such general partner interest is registered on the books of the Managing General Partner as of the opening of business on such Business Day.

    "REDEEMABLE UNITS" means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

    "REGISTRATION  STATEMENT"  means  the  Registration  Statement  on  Form S-3
(Registration No. 333-05099), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of additional Common Units.

    "REQUIRED ALLOCATION" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a)
Section 5.1(a)(i) or 5.1(e) or (b) any allocation by reason of the "provided" clause in Section 5.1(b)(i), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under
Section 704(b) of the Code.

    "RESIDUAL GAIN" or "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

    "RESTRICTED ACTIVITIES" means the (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber a principal purpose of which is producing logs and other forest products, (ii) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iii) sale, exchange or purchase of logs other than sales, exchanges or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iv) acquisition or sale of any facilities used to convert logs into lumber, plywood or other wood products, (v) conversion of logs into lumber, plywood or other wood products, (vi) marketing and sale of lumber, plywood or other wood products, (vii) import or export of logs, lumber, plywood or other wood products to or from the United States, (viii) manufacture, marketing or sale of manufactured, engineered or substitute wood products to the extent such products compete with products produced by the Partnership or the Operating Partnership and (ix) any and all other activities relating to the United States forest products industry to the extent such activities compete with the operations of the Partnership or the Operating Partnership; PROVIDED, HOWEVER, that Restricted Activities shall not include (a) the sale, lease, exchange, transfer or other disposition by the Special General Partner of (1) any timber-producing real property owned by the Special General Partner on Initial Closing Date, and (2) any timber-producing real property subsequently acquired by the Special General Partner in exchange for or utilizing the proceeds from the sale of the property described in the foregoing clause (1) or
(b) the harvesting of timber by the Special General Partner from any real property described in the foregoing clause (a), so long as the resulting logs are sold to the Operating Partnership on terms and conditions permitted under this Agreement.

    "SECOND COMMON UNIT LIQUIDATION AMOUNT" has the meaning assigned to such term in section 5.1(c)(i)(A)(4).

    "SECOND CONVERSION DATE" has the meaning assigned to such term in Section 5.7(b)(ii).

    "SECOND TARGET DISTRIBUTION" means $0.538 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

    "SPECIAL APPROVAL" means approval by the Audit Committee.

    "SPECIAL GENERAL PARTNER" means Crown Pacific, Ltd., an Oregon corporation, and its successors as special general partner of the Partnership.

    "SEQUOIA" means Sequoia Ventures Inc., a Delaware corporation.

    "SUBORDINATED UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement.

    "SUBORDINATION PERIOD" means the period commencing on the Initial Closing Date and ending on the first to occur of the following dates: (i) the Second Conversion Date and (ii) the date on which the Managing General Partner is removed as General Partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist.

    "SUBSIDIARY" means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner, but only if more than 50% of the Capital Interests of such partnership (considering all of the Capital Interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or
(iii) any other Person (other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    "SUBSTITUTE LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

    "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in Section 16.2(b).

    "TARGET DISTRIBUTION" means each of the First Target Distribution, the Second Target Distribution, the Third Target Distribution, the Fourth Target Distribution and the Fifth Target Distribution.

    "THIRD COMMON UNIT LIQUIDATION AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(A)(5).

    "THIRD TARGET DISTRIBUTION" means $0.566 per Unit, subject to adjustment in accordance with Sections 5.6 and 9.6.

    "TRADING DAY" has the meaning assigned to such term in Section 17.1(a).

    "TRANSFER" has the meaning assigned to such term in Section 11.1(a).

    "TRANSFER AGENT" means such bank, trust company or other Person (including, without limitation, either of the General Partners or one of their Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

    "TRANSFER APPLICATION" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

    "UNDERWRITER" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

    "UNDERWRITING   AGREEMENT"   means   the   Underwriting   Agreement    dated
            , 1996, among the Underwriters, the Partnership, Crown Pacific Limited Partnership, the General Partners and certain holders of Common Units providing for the purchase of Common Units by such Underwriters.

    "UNIT" means a Partnership Interest of a Limited Partner or Assignee (in its capacity as a Limited Partner or Assignee without reference to any general partner interests held by it) in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (in their capacities as Limited Partners or Assignees without reference to any general partner interests held by them) and shall include, without limitation, Common Units and Subordinated Units; provided that each Common Unit at any time
Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Common Units as each other Common Unit, and each Subordinated Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Subordinated Units as each other Subordinated Unit.

    "UNPAID MQD" means an amount equal to (a) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, less (b) the amount of any distributions made, on a per Unit basis, with respect to the Quarter described in (a) pursuant to (i) if with regard to a Common Unit, Sections 5.4(a)(i), 5.4(b)(i), 5.4(c)(i) and 5.4(d)(i), or (ii) if with regard to a
Subordinated Unit, Sections 5.4(a)(iii), 5.4(b)(iii) and 5.4(c)(iii).

    "UNPAID FIFTH TARGET DISTRIBUTION" means, with respect to any Unit, the excess, if any, of (a) (i) the Fifth Target Distribution less (ii) the Fourth Target Distribution, for each Quarter of the Partnership's existence, over (b)
(i) the amount of Available Cash distributed with respect to a Common Unit pursuant to Section 5.4 for any such Quarter (treating any amount distributed pursuant to Section 5.4(a)(ii), 5.4(b)(ii) or 5.4(c)(ii) on a first-in, first-out basis, as if it had been distributed when due) in excess of the Minimum Quarterly Distribution LESS (ii) the amounts, if any, with respect to such Quarter, described in subclause (b) of the definition of "UNPAID FOURTH TARGET DISTRIBUTION" and subclause (b) of the definition of "UNPAID THIRD TARGET DISTRIBUTION"; provided, however, that the amount described in subclause (b) of this definition of "UNPAID FIFTH TARGET DISTRIBUTION" shall not exceed the amount described in subclause (a) of this definition of "UNPAID FIFTH TARGET DISTRIBUTION".

    "UNPAID FOURTH TARGET DISTRIBUTION" means, with respect to any Unit, the excess, if any, of (a) (i) the Fourth Target Distribution less (ii) the Third Target Distribution, for each Quarter of the Partnership's existence, over (b)
(i) the amount of Available Cash distributed with respect to a Common Unit pursuant to Section 5.4 for any such Quarter (treating any amount distributed pursuant to Section 5.4(a)(ii), 5.4(b)(ii) or 5.4(c)(ii) on a first-in, first-out basis, as if it and been distributed when due) in excess of the Minimum Quarterly Distribution LESS (ii) the amounts, if any, with respect to such Quarter, described in subclause (b) of the definition of "UNPAID THIRD TARGET DISTRIBUTION"; provided, however, that the amount described in subclause
(b) of this definition of "UNPAID FOURTH TARGET DISTRIBUTION" shall not exceed the amount described in subclause (a) of this definition of "UNPAID FOURTH TARGET DISTRIBUTION".

    "UNPAID THIRD TARGET DISTRIBUTION" means, with respect to any Unit, the excess, if any, of (a) (i) the Third Target Distribution less (ii) the Minimum Quarterly Distribution, for each Quarter of the Partnership's existence, over
(b) the amount of Available Cash distributed with respect to a Common Unit pursuant to Section 5.4 for any such Quarter (treating any amount distributed pursuant to Section 5.4(a)(ii), 5.4(b)(ii) or 5.4(c)(ii) on a first-in, first-out basis, as if it had been distributed when due) in excess of the Minimum Quarterly Distribution; PROVIDED, HOWEVER, that the amount described in this subclause (b) with respect to any Quarter shall not exceed the amount described in subclause (a) of this definition of "UNPAID THIRD TARGET DISTRIBUTION".

    "UNREALIZED GAIN" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(b)(vii) or 4.5(b)(viii) as of such date). For such purposes, the fair market value of the partnership assets shall be determined so that the Limited Partner Equity Value is the fair market value of the Partnership assets that would be distributed with respect to the Common Units and Subordinated Units Outstanding pursuant to Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination; PROVIDED, HOWEVER, that in the event of an actual distribution of Partnership property pursuant to Section 14.4, the fair market value of any Partnership property so distributed shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt. The Managing General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

    "UNREALIZED LOSS" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(b)(vii) or 4.5(b)(viii) as of such date) over (b) the fair market value of such property as of such date. For such purposes, the fair market value of the partnership assets shall be determined so that the Limited Partner Equity Value is the fair market value of the Partnership assets that would be distributed with respect to the Common Units and Subordinated Units Outstanding pursuant to
Article XIV upon a hypothetical dissolution and liquidation of the Partnership as of the relevant date of determination; PROVIDED, HOWEVER, that in the event of an actual distribution of Partnership property pursuant to Section 14.4, the fair market value of any Partnership property so distributed shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt. The Managing General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

    "UNRECOVERED INITIAL UNIT PRICE" means, at any time, with respect to any Unit, the Initial Unit Price, less the sum of (i) all distributions theretofore made in respect of a Common Unit issued on the Initial Closing Date pursuant to Sections 5.5(a) and (ii) any distributions of cash (or the Net Agreed Value of any distributions in kind) pursuant to Section 14.3 or 14.4 theretofore made in respect of a Common Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    "WITHDRAWAL OPINION OF  COUNSEL" has the  meaning assigned to  such term  in
Section 13.1(b).

    "WORKING CAPITAL RESERVE" means the amount available to be borrowed at the time of determination under the Partnership's or the Operating Partnership's working capital facility, subject in any case to a maximum amount of $40,000,000.

                                  ARTICLE III
                                    PURPOSE

    3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership shall be (a) to serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that is approved by the Managing General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) to do anything necessary or appropriate to the foregoing, including, without limitation, the making of capital contributions or loans to the Operating Partnership. The Managing General Partner has no obligation or duty to the Partnership, the Special General Partner, the Limited Partners or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

    3.2 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 3.1 and for the protection and benefit of the Partnership.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

    4.1 INITIAL CONTRIBUTIONS. In connection with the formation of the Partnership under the Delaware Act and pursuant to the Prior Agreement, the Managing General Partner, the Special General Partner and the Initial Limited Partners have each made Capital Contributions to the Partnership and have been admitted as Partners of the Partnership.

    4.2 CONTRIBUTIONS BY ADDITIONAL LIMITED PARTNERS. Subject to the conditions contained in the Underwriting Agreement, on the Closing Date, each Underwriter shall contribute and deliver to the Partnership cash in an amount equal to the Issue Price per Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the "First Closing Date", as such term is defined in the Underwriting Agreement. In exchange for such Capital Contribution by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (x) the cash contribution to the Partnership by or on behalf of such Underwriter by (y) the Issue Price per Common Unit.

    4.3  ISSUANCES  OF ADDITIONAL UNITS  AND OTHER SECURITIES.   (a) Subject  to
Section 4.3(c), the Managing General Partner is hereby authorized to cause the Partnership to issue, in addition to the Partnership Interests and Units issued pursuant to Sections 4.1 and 4.2, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership convertible into or exchangeable or exercisable for any class or series of equity securities of the Partnership (collectively, "Partnership Securities"), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion, all without the approval of any Limited Partners. The Managing General Partner shall have sole discretion, subject to the guidelines set forth in this Section 4.3 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

    (b) Additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.3 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities (except as provided in Section 4.3(c)), all as shall be fixed by the Managing General Partner in the exercise of its sole discretion, subject to Delaware law and
Section 4.3(c), including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion, exchange or exercise and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into or exchanged or exercised for any other class or series of Partnership Securities or other property; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

    (c) Notwithstanding the terms of Sections 4.3(a) and 4.3(b), the issuance by the Partnership of any Partnership Securities pursuant to this Section 4.3 shall be subject to the following restrictions and limitations:

           (i) After the Public Offering and during the Subordination Period, the Partnership shall not issue an aggregate of more than 1,544,670 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units pursuant to Section 5.7(b)) or an equivalent number of other Partnership Securities having rights to distributions and allocations or in liquidation ranking on a parity with the Common Units, in either case without the prior approval of two-thirds of the Outstanding Common Units (excluding Common Units held by the General Partners and their Affiliates); PROVIDED, HOWEVER, that if Units are to be issued in connection with a merger or consolidation requiring the approval of a majority of the Outstanding Common Units, the required vote shall be a majority of the Outstanding Common Units (excluding, during the Subordination Period, Common Units held by the General Partners and their Affiliates); and

           (ii) During the Subordination Period, the Partnership shall not issue additional Partnership Securities having rights to distributions and allocations or in liquidation ranking prior or senior to the Common Units, without the prior approval of two-thirds of the Outstanding Common Units (excluding Units held by the General Partners and their
       Affiliates); PROVIDED, HOWEVER, that if Units are to be issued in connection with a merger or consolidation requiring the approval of a majority of the Outstanding Common Units, the required vote shall be a majority of the Outstanding Common Units (excluding, during the Subordination Period, Common Units held by the General Partners and their Affiliates); and

          (iii) Upon the issuance of any Partnership Interests by the Partnership or the making of any other Capital Contributions to the Partnership, the Managing General Partner and the Special General Partner shall be required to make additional Capital Contributions to the Partnership in an amount equal to .99% and .01%, respectively, of the additional Capital Contribution then made by a Person other than the General Partners.

    (d) The Managing General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units or other Partnership Securities pursuant to Section 4.3(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued.

    (e) The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

    4.4 LIMITED PREEMPTIVE RIGHTS. Except as provided in this Section 4.4, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units or other Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership. The General Partners shall have the right, which they may from time to time assign in whole or in part to any of their Affiliates, to purchase Units or other Partnership Securities from the Partnership whenever, and on the same terms that, the

Partnership issues Units or other Partnership Securities to Persons other than the General Partners and their Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partners and their Affiliates equal to that which existed immediately prior to the issuance of such Units or other Partnership Securities.

    4.5 CAPITAL ACCOUNTS. (a) The Partnership shall maintain for each Partner (or a beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion) a separate Capital Account in accordance with the provisions hereof which shall be interpreted in a manner consistent with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be INCREASED by (i) the amount of all Capital Contributions made by such Partner pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.5(b) and allocated to such Partner pursuant to Section 5.1, and DECREASED by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.5(b) and allocated to such Partner pursuant to Section 5.1.

    (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), PROVIDED that:

           (i) For purposes of this Section 4.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

           (ii) All fees and other expenses incurred by the Partnership to promote the sale of or to sell a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred.

          (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code by the Partnership and, as to those items described in
       Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

          (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the Agreed Value of such property. Upon an adjustment pursuant to

       Section 4.5(b)(vii) or 4.5(b)(viii) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; PROVIDED, HOWEVER, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Managing General Partner may adopt.

          (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
       Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be treated as an item of income.

          (vii) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the Managing General Partner's Partnership Interest to Units pursuant to Section 13.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. Any such Unrealized Gain or Unrealized Loss so reflected in the Carrying Value of Partnership property shall be treated as an item of income, gain, loss or deduction recognized by the Partnership on the date of the adjustment to the Carrying Value of Partnership property.

         (viii) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of each Partnership property immediately prior to such distribution shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. Any such Unrealized Gain or Unrealized Loss so reflected in the Carrying Value of Partnership property shall be treated as an item of income, gain, loss or deduction recognized by the Partnership on the date of the adjustment to the Carrying Value of Partnership property.

    (c)(i) Except as otherwise provided in Section 4.5(c)(ii), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; PROVIDED, HOWEVER, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Sections 14.3 and 14.4 and recontributed by such Partners to the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.5(b)(viii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the provisions of this Section 4.5.

           (ii) Immediately prior to the conversion of a Subordinated Unit into a Common Unit pursuant to Section 5.7(b) or the sale, exchange or other disposition of a Subordinated Unit by a holder thereof, the Capital Account maintained for such Person with respect to its Subordinated Units will (A) FIRST, be allocated to the Subordinated Units to be converted or transferred, as the case may be, in an amount equal to the product of (x) the number of such

       Subordinated Units to be converted or transferred, as the case may be, and (y) the Per Unit Capital Amount for a Common Unit, and (B) SECOND, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

    4.6  INTEREST.   No interest  shall be  paid by the  Partnership on  Capital
Contributions or on balances in Partners' Capital Accounts.

    4.7 NO WITHDRAWAL. No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distribution from the Partnership, except as provided in Section 4.1, and Articles V, VII, XIII and XIV.

    4.8 LOANS FROM PARTNERS. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

    4.9   NO FRACTIONAL  UNITS.   No fractional  Units shall  be issued  by  the
Partnership.

    4.10 SPLITS AND COMBINATIONS. (a) Subject to Section 4.10(d), the Managing General Partner may make a pro rata distribution of Units or other Partnership Securities to all Record Holders or may effect a subdivision or combination of Units or other Partnership Securities; PROVIDED, HOWEVER, that after any such distribution, subdivision or combination, each Partner shall have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination.

    (b) Whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

    (c) Promptly following any such distribution, subdivision or combination, the Managing General Partner may cause Certificates to be issued to the Record Holders of Units or other Partnership Securities as of the applicable Record Date representing the new number of Units held by such Record Holders, or the Managing General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; PROVIDED, HOWEVER, if any such distribution, subdivision or combination results in a smaller total number of Units or other Partnership Securities Outstanding, the Managing General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

    (d) The Partnership shall not issue fractional Units or other Partnership Securities upon any distribution, subdivision or combination of Units or other Partnership Securities. If a distribution, subdivision or combination of Units or other Partnership Securities would result in the issuance of fractional Units or other Partnership Securities but for the provisions of Section 4.9 and this Section

4.10(d), each fractional Unit or other Partnership Security shall be rounded to the nearest whole Unit (and a 0.5 Unit or other Partnership Security shall be rounded to the next higher Unit or other Partnership Security).

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

    5.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction
(computed in accordance with Section 4.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

    (a) NET INCOME. After giving effect to the allocations set forth in Sections 5.1(d) and 5.1(e), Net Income for each taxable year (and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year) shall be allocated as follows:

        (i) FIRST, 100% to the General Partners, in proportion to their respective Percentage Interests, until the aggregate Net Income allocated to each of the General Partners pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to each of the General Partners pursuant to
    Section 5.1(b)(ii) for all previous taxable years; and

        (ii) SECOND, 100% to the General Partners and the Limited Partners in proportion to their respective Percentage Interests.

    (b) NET LOSSES. After giving effect to the allocations set forth in Sections 5.1(d) and 5.1(e), Net Losses for each taxable year (and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year) shall be allocated as follows:

        (i) FIRST, 100% to the General Partners and the Limited Partners, in proportion to their respective Percentage Interests; PROVIDED, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(i) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

        (ii) SECOND, the balance 100% to the General Partners, in proportion to their respective Percentage Interests.

    (c) NET TERMINATION GAINS AND LOSSES. After giving effect to the allocations set forth in Sections 5.1(d) and 5.1(e), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for each taxable year shall be allocated in the manner described below. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.4 have been made with respect to the taxable year which includes the Liquidation Date; PROVIDED, HOWEVER, that solely for purposes of this
Section 5.1(c), Capital Account Balances shall not be adjusted for any distributions made pursuant to Section 14.3 or 14.4.

        (i) If a Net Termination Gain is recognized:

           (A) Items of gross income and gain recognized by the Partnership after the Liquidation Date shall be allocated among the Partners in the following manner (and the Capital

       Accounts of the Partners shall be increased by the amounts so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

               (1) FIRST, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated an amount sufficient to eliminate any such deficit balance in its Capital Account;

               (2) SECOND, 99% to all Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the Unrecovered Initial Unit Price PLUS (bb) the Unpaid MQD plus (cc) any then existing Cumulative Common Unit Arrearage (the sum of (aa) plus
           (bb) plus (cc) is hereinafter defined as the "FIRST COMMON UNIT LIQUIDATION AMOUNT");

               (3) THIRD, 99% to all Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Subordinated Unit then Outstanding is equal to the sum of
           (aa) the Unrecovered Initial Unit Price plus (bb) the Unpaid MQD;

               (4) FOURTH, 99% to all Limited Partners and 1% to the General Partners, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the First Common Unit
           Liquidation Amount PLUS (bb) the Unpaid Third Target Distribution (the sum of (aa) plus (bb) is hereinafter defined as the "SECOND COMMON UNIT LIQUIDATION AMOUNT");

               (5)   FIFTH,   85.867% to all Limited  Partners, in proportion to
           their respective Percentage Interests, 14.123% to the Managing General Partner and .01% to the Special General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the Second Common Unit Liquidation Amount PLUS (bb) the Unpaid Fourth Target Distribution (the sum of (aa) plus
           (bb) is hereinafter defined as the "THIRD COMMON UNIT LIQUIDATION AMOUNT"); provided, however, that if, prior to the application of this Section 5.1(c)(i)(A)(5), the Capital Account in respect of any Common Unit exceeds the Second Common Unit Liquidation Amount, then prior to the application of this Section 5.1(c)(i)(A)(5) the Managing General Partner shall be allocated an amount equal to 13.133% of the amount of any such excess (but only to the extent that any such excess does not exceed the excess of the Third Common Unit Liquidation Amount over the Second Common Unit Liquidation Amount);

               (6)   SIXTH,   75.765% to all Limited  Partners, in proportion to
           their respective Percentage Interests, 24.225% to the Managing General Partner and .01% to the Special General Partner, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (aa) the Third Common Unit Liquidation Amount PLUS (bb) the Unpaid Fifth Target Distribution (the sum of (aa) plus
           (bb) is hereinafter defined as the "FOURTH COMMON UNIT LIQUIDATION AMOUNT"); provided, however, that if, prior to the application of this Section 5.1(c)(i)(A)(6), the Capital Account in respect of any Common Unit then Outstanding exceeds the Third Common Unit Liquidation Amount, then, prior to the application of this Section 5.1(c)(i)(A)(6) the Managing General Partner shall be allocated an amount equal to 23.235% of the amount of any such excess (but only to the extent that any such excess does not exceed the excess of the Fourth Common Unit Liquidation Amount over the Third Common Unit Liquidation Amount); and

               (7) SEVENTH, if the Capital Account in respect of any Common Unit then Outstanding exceeds the Fourth Common Unit Liquidation Amount, the Managing General Partner shall be allocated an amount equal to 48.49% of the amount of such excess.

           (B) If, after applying Section 5.1(c)(i)(A), a recomputation of Net Termination Gain (made by excluding the amounts allocated pursuant to Section 5.1(c)(i)(A)) results in the existence of a Net Termination Gain, such Net Termination Gain shall be allocated 50.51% to all Limited Partners holding Units, in proportion to their respective Percentage Interests, 49.48% to the Managing General Partner and .01% to the Special General Partner.

           (C) If, after applying Section 5.1(c)(i)(A), a recomputation of Net Termination Gain (made by excluding the amounts allocated pursuant to
       Section 5.1(c)(i)(A)) results in the existence of a Net Termination Loss, such Net Termination Loss shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be decreased by the amounts so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

               (1) FIRST, 50.51% to all Limited Partners, in proportion to their respective Percentage Interests, 49.48% to the Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Fourth Common Unit Liquidation Amount;

               (2) SECOND, 75.765% to all Limited Partners, in proportion to their respective Percentage Interests, 24.225% to the Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Third Common Unit Liquidation Amount;

               (3) THIRD, 85.867% to all Limited Partners, in proportion to their respective Percentage Interests, 14.123% to Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Second Common Unit Liquidation Amount;

               (4) FOURTH, 99% to all Limited Partners and 1% to the General Partners, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the First Common Unit Liquidation Amount;

               (5) FIFTH, 99% to all Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero; and

               (6) SIXTH, 99% to all Limited Partners holding Common Units, and 1% to the General Partners, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

               (7) SEVENTH, to all Partners who were allocated items of income or gain pursuant to Section 5.1(c)(i)(A)(1) in the ratio that such items were allocated to such Partners.

           (ii) If (1) the Capital Account in respect of any Common Unit then Outstanding, prior to the application of this Section 5.1(c)(ii), exceeds the First Common Unit Liquidation Amount and (2) a Net Termination Loss is thereafter recognized:

               (A) Items of gross income and gain recognized by the Partnership after the Liquidation Date shall be allocated among the Partners in the following manner (and the Capital

           Accounts of the Partners shall be increased by the amounts so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

               (1) FIRST, if the Capital Account in respect of any Common Unit, prior to the application of this Section 5.1(c)(ii) exceeds the Second Common Unit Liquidation Amount, 100% to the Managing General Partner in an amount equal to 13.133% of the amount of such excess (but only to the extent any such excess does not exceed the excess of the Third Common Unit Liquidation Amount over the Second Common Unit Liquidation Amount);

               (2) SECOND, if the Capital Account in respect of any Common Unit, prior to the application of this Section 5.1(c)(ii), exceeds the Third Common Unit Liquidation Amount, 100% to the Managing General Partner in an amount equal to 23.225% of any such excess (but only to the extent any such excess does not exceed the excess of the Fourth Common Unit Liquidation Amount over the Third Common Unit Liquidation Amount); and

               (3) THIRD, if the Capital Account in respect of any Common Unit, prior to the application of this Section 5.1(c)(ii), exceeds the Fourth Common Unit Liquidation Amount, 100% to the Managing General Partner in an amount equal to 48.49% of any such excess.

           (B) After the allocations provided in Section 5.1(c)(ii)(A) have been made, Net Termination Loss shall be recomputed by deducting the amounts allocated pursuant to Section 5.1(c)(ii)(A), and the recomputed Net Termination Loss shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be decreased by the amounts so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

               (1) FIRST, 50.51% to all Limited Partners, in proportion to their respective Percentage Interests, 49.48% to the Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Fourth Common Unit Liquidation Amount;

               (2) SECOND, 75.765% to all Limited Partners, in proportion to their respective Percentage Interests, 24.225% to the Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Third Common Unit Liquidation Amount;

               (3) THIRD, 85.867% to all Limited Partners, in proportion to their respective Percentage Interests, 14.123% to Managing General Partner and .01% to the Special General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the Second Common Unit Liquidation Amount;

               (4) FOURTH, 99% to all Limited Partners and 1% to the General Partners, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the First Common Unit Liquidation Amount;

               (5) FIFTH, 99% to all Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

               (6) SIXTH, 99% to all Limited Partners holding Common Units, and 1% to the General Partners, in proportion to their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

               (7)  SEVENTH,   100%  to the  General Partners  in proportion  to
           their respective Percentage Interests.

          (iii) If (1) the Capital Account in respect of any Common Unit then Outstanding, prior to the application of this Section 5.1(c)(iii), is less than the First Common Unit Liquidation Amount and (2) a Net Termination Loss is thereafter recognized, then such Net Termination Loss shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be reduced by the amounts so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

           (A) FIRST, 99% to all Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective
       Percentage Interests until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

           (B) SECOND, 99% to all Limited Partners holding Common Units, and 1% to the General Partners, in proportion to their respective
       Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

           (C)   THIRD,    to  the General  Partners,  in  proportion  to  their
           respective Percentage Interests.

    (d)  AGREED ALLOCATIONS.

         (i)  PRIORITY ALLOCATIONS.

           (A) For calendar year 1996, a pro rata portion of each item of Partnership gross income or gain shall be allocated to the Special Limited Partners (as such term is defined in the Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P., dated December 22, 1994 (the "Prior Agreement")) until each Special Limited Partner has been allocated an aggregate amount of gross income or gain for such year pursuant to this Section 5.1(d)(i)(A) equal to the amount of cash distributed to such Special Limited Partner with respect to such year.

           (B) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Sections
       14.3 or 14.4) to any Limited Partner with respect to a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to any other Limited Partner (on a per Unit basis), then, after the application of Section 5.1(d)(i)(A), (1) each Limited Partner receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Limited Partner exceeds the distribution (on a per Unit basis) to the Limited Partners receiving the lesser distribution and (bb) the number of Units owned by the Limited Partner receiving the greater distribution; and (2) the General Partners shall be allocated gross income, in proportion to their respective Percentage Interests, in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause (1) above.

           (C) After the application of Sections 5.1(d)(i)(A) and 5.1(d)(i)(B), all or a pro rata portion of each of the remaining items of Partnership gross income or gain for the taxable year, if any, shall be allocated 100% to the Managing General Partner until the aggregate amount of such items allocated to the Managing General Partner under this paragraph
       (d)(i)(C) for the
current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the Managing General Partner from the Initial Closing Date to a date 45 days after the end of the current taxable year.

        (ii)   NONRECOURSE LIABILITIES.   For  purposes of  Treasury  Regulation
    Section 1.752-3(a)(3), the Partners agree that, for each taxable year of the Partnership, Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their anticipated share of the income of the Partnership for that taxable year, as determined by the Managing General Partner in its reasonable discretion.

        (iii) ECONOMIC UNIFORMITY. At the election of the Managing General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, after the application of Section 5.1(d)(i), all or a PRO RATA portion of each of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to each Partner holding Subordinated Units in the proportion of the number of Subordinated Units held by such Partner to the total number of Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Subordinated Units to an amount equal to the product of (A) the number of Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Subordinated Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the Managing General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 4.5(c)(ii) does not otherwise provide such economic uniformity to the Subordinated Units.

        (iv)  DISCRETIONARY ALLOCATION.

           (A) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Discretionary Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to
       (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.1(d)(iv)(A) shall only be made with respect to Required Allocations to the extent the Managing General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(iv)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

           (B) The Managing General Partner shall have discretion, with respect to each taxable period, to (1) apply the provisions of Section 5.1(d)(iv)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(iv)(A) among the Partners in a manner that is likely to minimize such economic distortions.

    (e)   REQUIRED ALLOCATIONS.   Notwithstanding  any other  provision of  this
Section 5.1, the following special allocations shall be made for each taxable year:

        (i) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(e), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(e)(v) and 5.1(e)(vi)). This Section 5.1(e)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

        (ii) CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding the other provisions of this Section 5.1 (other than
    Section 5.1(e)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(e), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(e), other than Section 5.1(e)(i) and other than an allocation pursuant to Sections 5.1(e)(v) and 5.1(e)(vi), with respect to such taxable period. This Section 5.1(e)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

        (iii) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
    1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated or to be eliminated pursuant to Section 5.1(e)(i) or
    (ii).

        (iv) GROSS INCOME ALLOCATIONS. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable year, such Partner shall be allocated a pro rata portion of each item of Partnership gross income and gain in the amount of such excess as quickly as possible; PROVIDED, that an allocation pursuant to this Section 5.1(e)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(e)(iv) were not in this Agreement.

        (v) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

        (vi) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

    5.2 ALLOCATIONS FOR TAX PURPOSES. (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

    (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

        (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
    Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

        (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.5(b)(vii) or 4.5(b)(viii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

       (iii) The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

    (c) For the proper administration of the Partnership and for the preservation of uniformity of each class of Units, the Managing General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of
Section 704 of the Code.

    (d) The Managing General Partner in its sole discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rates as if they had purchased a direct interest in the Partnership's property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

    (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

    (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; PROVIDED, HOWEVER, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

    (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of a General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; PROVIDED, HOWEVER that if the Underwriters' Overallotment Option is exercised, Common Units issued pursuant thereto shall be treated for this purpose as if issued on the Closing Date; and PROVIDED, FURTHER that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

    (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion.

    5.3 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS. (a) Within 45 days following the end of each Quarter an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date selected by the Managing General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section
5.4 equals the aggregate amount of all Cash from Operations generated by the Partnership since the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 5.5, be deemed to be Cash from Interim Capital Transactions.

    (b) Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, disbursements (including, without limitation, contributions to the Operating Partnership or disbursements on behalf of the Operating Partnership) made or cash reserves established, increased or reduced after the end of any Quarter but on or before the date on which the Partnership makes its distribution of Available Cash in respect of such Quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash and Cash from Operations, within such Quarter if the Managing General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Sections 14.3 and 14.4.

    5.4 DISTRIBUTIONS OF CASH FROM OPERATIONS. (a) FOR THE CALENDAR YEAR ENDED DECEMBER 31, 1996. Available Cash with respect to any of the four Quarters of the calendar year ended December 31, 1996 that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by Section 4.3(b) in respect of additional Partnership Securities issued pursuant thereto:

         (i) FIRST, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (ii) SECOND, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such Quarter;

        (iii) THIRD, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (iv) FOURTH, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

         (v) FIFTH, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution; and

         (vi) THEREAFTER, 100% to the Limited Partners and the General Partners in proportion to the total amount of Available Cash constituting Cash from Operations distributed pursuant to Sections 5.4(a)(i) through (v) to each such Person, respectively, for each such Quarter (up to and including the Quarter with respect to which such distribution is being made);

    PROVIDED, HOWEVER, if the Minimum Quarterly Distribution and the First Target Distribution have been reduced to zero pursuant to Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations will be made in accordance with Section 5.4(a)(vi).

    (b) FOR THE CALENDAR YEAR ENDED DECEMBER 31, 1997. Available Cash with respect to any of the four Quarters in the calendar year ended December 31, 1997 that is deemed to be Cash from Operations pursuant to the provisions of Section
5.3  or 5.5  shall be  distributed as follows,  except as  otherwise required by
Section 4.3(b) in respect of additional Partnership Securities issued pursuant thereto:

         (i) FIRST, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (ii) SECOND, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such Quarter;

        (iii) THIRD, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (iv) FOURTH, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the Minimum Quarterly Distribution;

         (v) FIFTH, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the Minimum Quarterly Distribution; and

         (vi) THEREAFTER, 100% to the Limited Partners and the General Partners in proportion to the total amount of Available Cash constituting Cash from Operations distributed pursuant to Sections 5.4(b)(i) through (v) to each such Person, respectively, for each such Quarter (up to and including the Quarter with respect to which such distribution is being made);

    PROVIDED, HOWEVER, if the Minimum Quarterly Distribution and the Second Target Distribution have been reduced to zero pursuant to Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations will be made in accordance with (i) Section 5.4(a)(vi) for the first Quarter of the year ended December 31, 1997 if such reductions in the Minimum Quarterly Distribution and the Second Target Distribution occurred at any time on or before March 31, 1997, and (ii) Section 5.4(b)(vi) if such reductions in the Minimum Quarterly Distribution and the Second Target Distribution occurred after March 31, 1997.

    (c) FOR THE CALENDAR YEAR ENDED DECEMBER 31, 1998 AND FOR THE REMAINDER OF THE SUBORDINATION PERIOD. Available Cash with respect to any of the Quarters beginning on or after January 1, 1998 through the end of the Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of
Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by Section 4.3(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i) FIRST, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (ii) SECOND, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such Quarter;

         (iii) THIRD, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (iv) FOURTH, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the Minimum Quarterly Distribution;

         (v) FIFTH, 99% to the Limited Partners holding Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the Minimum Quarterly Distribution;

         (vi) SIXTH, 99% to the Limited Partners holding Common Units and Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit and each Subordinated Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution;

         (vii) SEVENTH, 85.867% to the Limited Partners holding Common Units and Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, and 13.133% to the Managing General Partner, until there has been distributed in respect of each Common Unit and each Subordinated Unit then Outstanding an amount equal to the excess of the Fourth Target Distribution over the Third Target Distribution;

        (viii) EIGHTH, 75.765% to the Limited Partners holding Common Units and Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, and 23.235% to the Managing General Partner, until there has been distributed in respect of each Common Unit and each Subordinated Unit then Outstanding an amount equal to the excess of the Fifth Target Distribution over the Fourth Target Distribution; and

         (ix) THEREAFTER, 50.51% to the Limited Partners holding Common Units and Subordinated Units and 1% to the General Partners, in proportion to their respective Percentage Interests, and 48.49% to the Managing General Partner;

    PROVIDED, HOWEVER, if the Minimum Quarterly Distribution, the Third Target Distribution, the Fourth Target Distribution and the Fifth Target
    Distribution have been reduced to zero pursuant to Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations with respect to any Quarter will be made in accordance with Section 5.4(c)(ix).

    (d) AFTER THE SUBORDINATION PERIOD. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by Section 4.3(b) in respect of additional Partnership Securities issued pursuant thereto:

         (i) FIRST, 99% to the Limited Partners and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

         (ii) SECOND, 99% to the Limited Partners and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Minimum Quarterly Distribution;

        (iii) THIRD, 85.867% to the Limited Partners and 1% to the General Partners, in proportion to their respective Percentage Interests, and 13.133% to the Managing General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Fourth Target Distribution over the Third Target Distribution;

         (iv) FOURTH, 75.765% to the Limited Partners and 1% to the General Partners, in proportion to their respective Percentage Interests, and 23.235% to the Managing General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Fifth Target Distribution over the Fourth Target Distribution; and

         (v) THEREAFTER, 50.51% to the Limited Partners and 1% to the General Partners, in proportion to their respective Percentage Interests, and 48.49% to the Managing General Partner;

    PROVIDED, HOWEVER, if the Minimum Quarterly Distribution, the Third Target Distribution, the Fourth Target Distribution and the Fifth Target Distribution have been reduced to zero pursuant to Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations with respect to any Quarter will be made in accordance with Section 5.4(d)(v).

    5.5 DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Available Cash that constitutes Cash from Interim Capital Transactions shall be distributed, unless the provisions of Section 5.3 require otherwise, as follows:

        (a) FIRST, 99% to all Limited Partners and 1% to the General Partners, in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Initial Closing Date has received with respect to such Common Unit, during the period from the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions pursuant to this
    Section 5.5(a) in an aggregate amount equal to the Initial Unit Price; and

        (b) SECOND, 99% to the Limited Partners holding Common Units and 1% to the General Partners, in proportion to their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any.

    Thereafter, all Available Cash shall be deemed to be Cash from Operations and shall be distributed in accordance with Section 5.4.

    5.6 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTIONS. (a) The Minimum Quarterly Distribution and each Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with
Section 4.10. In the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and each Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution or Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

    (b) The Minimum Quarterly Distribution and each Target Distribution shall also be subject to adjustment pursuant to Section 9.6.

    5.7  SPECIAL PROVISIONS RELATING TO THE SUBORDINATED UNITS.

    (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this
Article V, the holder of a Subordinated Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder; PROVIDED, HOWEVER, that immediately upon the end of the Subordination Period or upon the conversion of Subordinated Units prior to the end of the Subordination Period as provided in subparagraph (b)(i) below, the holder of a Subordinated Unit converted pursuant to subparagraph (b)(i) or (b)(ii) below shall possess all of the rights and obligations of a Limited Partner holding Common Units hereunder, including, without limitation, the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this Article V (but such Subordinated Units shall remain subject to the provisions of Sections 4.5(c)(ii) and 5.1(d)(iii)).

    (b) (i) Subject to subparagraph (c) below, a total of 50% of the Outstanding Subordinated Units will convert into Common Units on the first day (the "First Conversion Date") of any Quarter commencing on or after January 1, 1999 and ending on or before December 31, 1999
(x) after the Partnership has, with respect to each of the three consecutive non-overlapping four-Quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations in an amount equal to or greater than the applicable Target Distribution on each Common Unit and each Subordinated Unit Outstanding for such periods and (y) on which there are no Common Unit Arrearages; PROVIDED, HOWEVER, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-Quarter period the following amounts shall not be included: (A) any positive balance in Cash from Operations at the beginning of such four-Quarter period, (B) any net increase in working capital borrowings at the end of such four-Quarter period over the amount of working capital borrowings at the beginning of such four-Quarter period and (C) with respect to the third of such three consecutive non-overlapping four-Quarter periods only, any net decrease in the aggregate amount of reserves at the end of such four-Quarter period from the aggregate amount of reserves at the beginning of such four-Quarter period.

    (ii) Subject to paragraph (c) immediately below, all Subordinated Units then Outstanding will convert into Common Units on the first day (the "Second Conversion Date") of any Quarter commencing on or after January 1, 2000 (x) after the Partnership has, with respect to each of the three consecutive non-overlapping four-Quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations in an amount equal to or greater than the Second Target Distribution on each Common Unit and each Subordinated Unit Outstanding for such periods and (y) on which there are no Common Unit Arrearages; PROVIDED, HOWEVER, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-Quarter period the following amounts shall not be included: (A) any positive balance in Cash from Operations at the beginning of such four-Quarter period, (B) any net increase in working capital borrowings at the end of such four-Quarter period over the amount of working capital borrowings at the beginning of such four-Quarter period and (c) with respect to the third of such three consecutive non-overlapping four-Quarter periods only, any net decrease in the aggregate amount of reserves at the end of such four-Quarter period from the aggregate amount of reserves at the beginning of such four-Quarter period.

   (iii) The Subordinated Units to be converted pursuant to Section 5.7(b)(i) shall be designated by the Managing General Partner in its sole discretion. The Subordinated Units to be converted on the Second Conversion Date pursuant to
Section 5.7(b)(ii) shall include all Outstanding Subordinated Units that are not converted on the First Conversion Date pursuant to Section 5.7(b)(i).

    (c) After the end of the Subordination Period or upon the occurrence of the events described in subparagraph (b)(i) of this Section 5.7, as the case may be, once the Managing General Partner determines, based on advice of counsel, that a Subordinated Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit then Outstanding, then the Subordinated Unit shall be converted to a Common Unit (on a one-for-one basis) and from that time forward shall constitute a Common Unit for all purposes under this Agreement. In connection with the condition set forth above, it is understood that the Managing General Partner may take whatever reasonable steps are required to provide economic uniformity to the Subordinated Units in preparation for a conversion into Common Units, including the application of Sections 4.5(c) and 5.1(d)(iii); PROVIDED, HOWEVER, that no such steps may be taken that would have a material adverse effect on the Limited Partners holding Common Units or the Record Holders of any class of Units.

                                   ARTICLE VI
                      MANAGEMENT AND OPERATION OF BUSINESS

    6.1 MANAGEMENT. (a) The Managing General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the

Managing General Partner, and neither the Special General Partner nor any Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Managing General Partner under any other provision of this Agreement, except as otherwise expressly provided herein, the Managing General Partner shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation, the following:

        (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

        (ii)  the making of  tax, regulatory and other  filings, or rendering of
    periodic  or  other  reports  to  governmental  or  other  agencies   having
    jurisdiction over the business or assets of the Partnership;

       (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 6.3);

       (iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons for the benefit of the Partnership (including, without limitation, the Operating Partnership) and the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership;

        (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partners or their assets other than their interest in the Partnership, even if such action results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

       (vi) the distribution of Partnership cash;

       (vii) the selection and dismissal of employees (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

      (viii) the maintenance of such insurance for the benefit of the Partnership, the Operating Partnership and the Partners (including, without limitation, the assets of the Operating Partnership and the Partnership) as it deems necessary or appropriate;

       (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time);

        (x) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

       (xi)  the  indemnification   of  any  Person   against  liabilities   and
    contingencies to the extent permitted by law;

       (xii) the entering into of listing agreements with The New York Stock Exchange, Inc. and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6);

      (xiii) the purchase, sale or other acquisition or disposition of Units, or, unless restricted or prohibited by Section 4.3(c), the issuance of additional Units and other Partnership Securities; and

      (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner (including, without limitation, contributions or loans of funds by the Partnership to the Operating Partnership).

    (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units, to the extent permitted by law, hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement, and the engaging by any Affiliate of either of the General Partners in business and activities (other than Restricted Activities) that are in direct competition with the business and activities of the Partnership and the Operating Partnership; (ii) agrees that the Managing General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause
(i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that the execution, delivery or performance by the General Partners, the Partnership, the Operating Partnership or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the Managing General Partner or any Affiliate of the Managing General Partner of the rights accorded pursuant to
Article XVII), or the engaging by any Affiliate of either of the General Partners in any business and activities (other than Restricted Activities) that are in direct competition with the business and activities of the Partnership and the Operating Partnership, shall not constitute a breach by the General Partners of any duty that the General Partners may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity. The term "Affiliate" when used in this Section 6.1(b) with respect to the General Partners shall not include the Partnership or any Subsidiary of the Partnership.

    6.2 CERTIFICATE OF LIMITED PARTNERSHIP. The Managing General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the

Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

    6.3 RESTRICTIONS ON GENERAL PARTNERS' AUTHORITY. (a) The General Partners may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement; or (v) transfer its interest as a general partner of the Partnership, except as otherwise provided in this Agreement.

    (b) Except as provided in Articles XIV and XVI, no General Partner may sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of at least a majority of the Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates); PROVIDED, HOWEVER, that this provision shall not preclude or limit the Managing General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of at least a majority of the Outstanding Units (excluding during the Subordination Period, Units held by the General Partners and their Affiliates), the Managing General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 11.2, 13.1 and 13.2, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

    (c) Unless approved by the affirmative vote of the holders of at least a majority of each class of Outstanding Units, including a majority of the Common Units (excluding, during the Subordination Period, Common Units owned by the General Partners and their Affiliates), no General Partner shall take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; PROVIDED that this Section 6.3(c) shall not be construed to apply to amendments to this Agreement (which are governed by Article XV) or mergers or consolidations of the Partnership with any Person (which are governed by Article XVI).

    (d) At all times while serving as the general partners of the Partnership, neither General Partner shall (except as provided below) (i) make any dividend or distribution on, or repurchase any shares of, its stock or partnership interests, as the case may be, unless it shall first receive an Opinion of Counsel that the effect of such dividend, distribution, repurchase or other action would not reduce its net worth below an amount such that the Partnership will be treated as an association taxable as a corporation for federal income tax purposes or (ii) take any other action within its control if the effect of such other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes. The Partnership shall bear the expense of any such Opinion of Counsel required to be obtained by the Managing General Partner pursuant to this Section 6.3.

    6.4   REIMBURSEMENT OF THE GENERAL PARTNERS.  (a) Except as provided in this
Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partners shall not be compensated for their services as general partners of the Partnership or the Operating Partnership; PROVIDED, HOWEVER, that for so long as Fremont owns an interest in the Managing General Partner, Fremont shall be entitled to receive from the Managing General Partner an annual amount equal to $100,000, payable semi-annually in arrears on January 15 and July 15 of each calendar year, in consideration for management services, which fee shall be reimbursed by the Partnership.

    (b) Each of the General Partners shall be reimbursed on a monthly basis, or such other basis as the Managing General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including, without limitation, salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for such General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by such General Partner in connection with operating the Partnership's business (including, without limitation, expenses allocated to such General Partner by its Affiliates). The Managing General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. Reimbursements pursuant to this
Section 6.4 shall be in addition to any reimbursement to the General Partners as a result of indemnification pursuant to Section 6.7.

    (c) Except as provided in Section 4.3(c), the Managing General Partner in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof) may propose and adopt on behalf of the Partnership, employee benefit and incentive plans (including, without limitation, plans involving the issuance of Units), or issue Partnership Securities pursuant to any employee benefit or incentive plan maintained or sponsored by either of the General Partners or one of their Affiliates, in each case for the benefit of employees of either of the General Partners, the Partnership, the Operating Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or the Operating Partnership. The Partnership agrees to issue and sell to the General Partners any Units or other Partnership Securities that the General Partners are obligated to provide to any employees pursuant to any such benefit or incentive plans. Expenses incurred by the General Partners in connection with any such plans (including the net cost to the General Partners of Units purchased by the General Partners from the Partnership to fulfill options or awards under such plans) shall be reimbursed in accordance with
Section 6.4(b). Any and all obligations of the General Partners under any employee benefit or incentive plans adopted by the Managing General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partners hereunder and shall be assumed by any successor General Partners approved pursuant to Section 13.1, 13.2 or 13.4 or the transferee of or successor to all of the Partnership Interest of the Managing General Partner or the Special General Partner, as the case may be, in the Partnership pursuant to
Section 11.2.

    6.5 OUTSIDE ACTIVITIES. (a) After the Closing Date, the Managing General Partner, for so long as it is a general partner of the Partnership, (i) agrees that its sole business will be to act as a general partner of the Partnership, the Operating Partnership, and any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not enter into or conduct any business or incur any debts or liabilities except in connection with or incidental to (A) its performance of the activities required or authorized by this Agreement or the Operating Partnership Agreement or described in or contemplated by the Registration Statement and (B) the acquisition, ownership or disposition of
Partnership Interests in the Partnership or partnership interests in the Operating Partnership or any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner, except that, notwithstanding the foregoing, employees of the Managing General Partner may perform limited services for the Special General Partner and its Affiliates (it being understood that full time employees of the Managing

General Partner shall devote substantially all their employment services to the Partnership and the Operating Partnership), and (iii) shall not, and shall cause its Affiliates not to, engage in any Restricted Activity.

    (b) Except as described in Section 6.5(a), each Indemnitee (other than the Managing General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, whether in the businesses engaged in by the Partnership or the Operating Partnership or anticipated to be engaged in by the Partnership, the Operating Partnership or otherwise, including, without limitation, in the case of any Affiliates of the General Partners, business interests and activities (other than Restricted Activities) in direct competition with the business and activities of the Partnership or the Operating Partnership, and none of the same shall constitute a breach of this Agreement or any duty to the Partnership, the Operating Partnership or any Partner or Assignee. Notwithstanding the foregoing, Fremont, Sequoia and their subsidiaries may make or maintain (i) a non-controlling investment in any entity that engages in Restricted Activities and (ii) a controlling investment in any entity that engages in Restricted Activities (A) if such Restricted Activities do not directly and materially compete with the Partnership, (B) if such Restricted Activities (except as provided in clause (C) below) are conducted in North America and directly and materially compete with the Partnership, provided that prior to making such investment Fremont, Sequoia or their subsidiaries first offer the Partnership the opportunity to make such investment or (C) if such entity conducts all of its operations outside of North America except for the marketing and sale of logs, lumber, plywood or other wood products (including manufactured, engineered or substitute wood products) in North America. None of Fremont, Sequoia or their subsidiaries will be so restricted if and when none of them any longer own an interest in either of the General Partners. Neither the Partnership, the Operating Partnership, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee (subject, in the case of the General Partners, to compliance with Section 6.5(c)) and such Indemnitees shall have no obligation to offer any interest in any such business ventures to the Partnership, the Operating Partnership, any Limited Partner or any other Person. The General Partners and any other Persons affiliated with the General Partners may acquire Units or other Partnership Securities in addition to those acquired by any of such Persons on the Closing Date, and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

    (c) Subject to the terms of Sections 6.5(a) and (b) but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any of the Indemnitees (other than the Managing General Partner) in accordance with Sections 6.5(a) and (b) is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General Partners' fiduciary duties or any other obligation of any type whatsoever of the General Partners for the General Partners to permit their Affiliates to engage, or for any such Affiliate to engage, in business interests and activities (other than Restricted Activities) in preference to or to the exclusion of the Partnership.

    (d) The term "Affiliates" when used in this Section 6.5 with respect to the General Partners shall not include the Partnership or any Subsidiary of the Partnership.

    6.6 LOANS FROM THE GENERAL PARTNERS; CONTRACTS WITH AFFILIATES. (a) Each of the General Partners or any Affiliate thereof may lend to the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may borrow, funds needed or desired by the Partnership and the Operating Partnership for such periods of time as the Managing General Partner may determine; PROVIDED, HOWEVER, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party, or impose terms less favorable to the borrowing party than would be imposed on the borrowing party, by unrelated lenders on comparable loans made on an arms'-length basis (without reference to the lending party's financial abilities or guarantees). Subject to the preceding proviso, the borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Partnership" shall include any Affiliate of the Partnership that is controlled by the Partnership and the term "Operating Partnership" shall include any Affiliate of the Operating Partnership that is controlled by the Operating Partnership. The Partnership and the Operating Partnership shall not lend funds to the General Partners or any of their Affiliates.

    (b) The Partnership may lend or contribute to the Operating Partnership, and the Operating Partnership may borrow, funds on terms and conditions established in the sole discretion of the Managing General Partner; PROVIDED, HOWEVER that the Partnership may not charge the Operating Partnership interest at a rate greater than the rate that would be charged to the Operating Partnership, or impose terms less favorable to the Operating Partnership than would be imposed on the Operating Partnership, by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the Managing General Partner's financial abilities or guarantees). The foregoing authority shall be exercised by the Managing General Partner in its sole discretion and shall not create any right or benefit in favor of the Operating Partnership or any other Person.

    (c) The General Partners may, or may enter into agreements with any of their Affiliates to, render services to the Partnership or to the General Partners in the discharge of their duties as general partners of the Partnership. Any services rendered to the Partnership by the General Partners or any of their Affiliates shall be on terms that are fair and reasonable to the Partnership; PROVIDED, HOWEVER, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is fair and equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

    (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

    (e) Neither of the General Partners nor any of their Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; PROVIDED, HOWEVER, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.1, 4.2 and 4.3, and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is fair and equitable to the Partnership.

    (f) The General Partners and their Affiliates will have no obligation to permit the Partnership or the Operating Partnership to use any facilities or assets of the General Partners and their Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partners or their Affiliates to enter into such contracts.

    (g) Subject to the General Partners' compliance with their obligations contained herein, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

    6.7 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as
(i) a General Partner or Departing Partner (or any general partner thereof), or an Affiliate of either, (ii) an officer, director, employee, partner, member, manager, agent, trustee or member of the partnership board of the Partnership, a General Partner or Departing Partner (or any general partner thereof) or an Affiliate of either or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, PROVIDED, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; PROVIDED FURTHER, no indemnification pursuant to this
Section 6.7 shall be available to the General Partners, Fremont, Sequoia,  Peter
W. Stott or Roger L. Krage with respect to their respective obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partners, Fremont, Sequoia, Peter W. Stott or Roger L. Krage on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partners shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

    (b) To the  fullest extent  permitted by law,  expenses (including,  without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

    (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a General Partner or Departing Partner (or any general partner thereof) or an Affiliate thereof, (ii) an officer, director, employee, partner, member, manager, agent, trustee or member of the partnership board of the Partnership, a General Partner or Departing Partner (or any general partner thereof) or an Affiliate thereof or
(iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

    (d) The Partnership may purchase and maintain (or reimburse the General Partners or their Affiliates for the cost of) insurance, on behalf of the General Partners and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes
duties  on,   or  otherwise   involves  services   by,  it   to  the   plan   or
participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

    (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

    (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

    (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

    (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    6.8 LIABILITY OF INDEMNITEES. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

    (b) Subject to its obligations and duties as Managing General Partner set forth in Section 6.1(a), the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

    (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partners (or any general partner thereof), their directors, officers, employees, partners, members, managers and agents under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    6.9 RESOLUTION OF CONFLICTS OF INTEREST. (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between a General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action in respect of such conflict of interest (not otherwise constituting a breach of this Agreement) shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is
(i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Managing General Partner may also adopt a resolution or course of action that has not received Special Approval. The Managing General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;
(B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Managing General Partner (including such Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing General Partner (including such Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the Managing General Partner, the resolution, action or terms so made, taken or provided by the Managing General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

    (b) Whenever this Agreement or any other agreement contemplated hereby provides that the Managing General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or under a grant of similar authority or latitude, except as otherwise provided herein, the Managing General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) unless another express standard is provided for herein, it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion"), in which event the provisions of preceding clause (i) shall apply or (iii) in "good faith" or under another express standard, the Managing General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the Managing General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners. The Managing General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Operating Partnership or of the Partnership, other than in the ordinary course of business. No borrowing by the Partnership or the Operating Partnership or the approval thereof by the Managing General Partner shall be deemed to constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units except as provided in Section 5.7(b) hereto.

    (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

    (d) The Limited Partners hereby authorize the Managing General Partner, on behalf of the Partnership as a partner of the Operating Partnership, to approve of actions by the general partner of the Operating Partnership similar to those actions permitted to be taken by the Managing General Partner pursuant to this
Section 6.9.

    6.10 OTHER MATTERS CONCERNING THE GENERAL PARTNERS. (a) A General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

    (b) A General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

    (c) A General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by such General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by such General Partner hereunder.

    (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partners to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership.

    6.11 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the Managing General Partner, one or more of its Affiliates or one or more nominees, as the Managing General Partner may determine. The Managing General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the Managing General Partner or one or more of its Affiliates or one or more nominees shall be held by the Managing General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that the Managing General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing General Partner determines that the expense and difficulty of conveyancing taking into account the value of the assets makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; PROVIDED THAT, prior to the withdrawal or removal of the Managing General Partner or as soon thereafter as practicable, the Managing General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The Managing General Partner covenants and agrees that at the Closing Date, the Partnership and the Operating Partnership shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership or the Operating Partnership.

    6.12 PURCHASE OR SALE OF UNITS. The Managing General Partner may cause the Partnership to purchase or otherwise acquire Units; PROVIDED THAT, except as permitted pursuant to Section 11.6, the Managing General Partner may not cause the Partnership to purchase Subordinated Units. As long as Units are held by the Partnership or the Operating Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partners or any of their Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Units for their own account, subject to the provisions of Articles XI and XII.

    6.13 REGISTRATION RIGHTS OF THE GENERAL PARTNERS, THEIR AFFILIATES AND THE PARTICIPATING INVESTORS. (a) If (i) either of the General Partners or any Affiliate of either of the General Partners (including, without limitation, for purposes of this Section 6.13, any Person that is an Affiliate of either of the General Partners at the date hereof notwithstanding that it may later cease to be an Affiliate of either of the General Partners) or any Participating Investor holds Common Units that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Common Units (the "Holder") to dispose of the number of Common Units it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of Holders holding Common Units with an aggregate Current Market Price of at least $20 million (or upon the request of Holders holding at least 80% of the Common Units held by Participating Investors other than the General Partners, Fremont and their respective Affiliates, subject to a minimum aggregate Current Market Price of at least $10 million), the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective, a registration statement under the Securities Act registering the offering and sale of the number of Common Units specified by the Holder; PROVIDED, HOWEVER, that the Partnership shall use all reasonable efforts to cause the registration statement to remain effective for a period of not less than six months or such shorter period which will terminate when all Common Units covered by such registration statement have been sold (but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable); PROVIDED, that not more than one such request by Holders shall be made within any period of 270 consecutive days; PROVIDED FURTHER that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a), two of which may be exercised by the General Partners, Fremont and their respective Affiliates (which registrations may include Common Units held by Participating Investors other than the General Partners, Fremont and their respective Affiliates for purposes of satisfying the aforesaid $20 million minimum) and the other one of which may be exercised by the other Participating Investors; and PROVIDED FURTHER that if the Managing General Partner or, if at the time a request pursuant to this
Section 6.13 is submitted to the Partnership the Holder requesting registration is an Affiliate of the Managing General Partner, the Audit Committee in connection with Special Approval determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; PROVIDED, HOWEVER, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Common Units in such states. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions for Common Units sold by the Holders) shall be paid by the Partnership, without reimbursement by the Holder.

    (b) If the Partnership shall at any time before the third anniversary of the Initial Closing Date propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), whether for its own account or at the request of one or more Holders pursuant to Section 6.13(a), the Partnership shall give prompt written notice of such proposed registration to all Holders and shall use all reasonable efforts to include such number or amount of Common Units held by the Holders in such registration statement as the Holders shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering by the Partnership for its own account, then, in the event that the managing underwriter of such offering advises the Partnership and the Holders in writing that in its opinion the inclusion of all or some of the Holders' Common Units would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Common Units held by the Holders which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. If the proposed offering pursuant to this
Section 6.13(b) shall be an underwritten offering made at the request of one or more Holders (the "Requesting Holder") pursuant to Section 6.13(a), then, in the event that the managing underwriter of such offering advises the Partnership and the Holders (other than the Requesting Holder) in writing that in its opinion the inclusion of all or some of the Holders' Common Units would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Common Units held by Holders (other than the Requesting Holder) which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any registration and offering pursuant to this Section 6.13(b) (other than the underwriting discounts and commissions for Common Units sold by the Holders) shall be paid by the Partnership, without reimbursement by the Holder.

    (c) If underwriters are engaged in connection with any registration referred to in this Section 6.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "claim" and in the plural as "claims"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Common Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; PROVIDED, HOWEVER, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

    (d) The provisions of Sections 6.13(a) and 6.13(b) shall continue to be applicable with respect to the General Partners (and any of the General Partners' Affiliates) after they cease to be Partners of the Partnership, during a period of two years subsequent to the effective date of such cessation and for

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so long thereafter as is required for the Holder to sell all of the Common Units or other securities of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; PROVIDED, HOWEVER, that the Partnership shall not be required to file successive registration statements covering the same Common Units for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

    (e) Any request to register Common Units pursuant to this Section 6.13 shall
(i) specify the Common Units intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Common Units for distribution, (iii) describe the nature or method of the proposed offer and sale of Common Units, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Common Units.

    6.14 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner and any officer of the Partnership authorized by the Managing General Partner to act on behalf and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing General Partner or any such officer. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or any such officer shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VII
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

    7.1 LIMITATION OF LIABILITY. The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

    7.2 MANAGEMENT OF BUSINESS. No Limited Partner or Assignee (other than a General Partner, any of its Affiliates or any officer, director, employee, partner, member, manager, agent or trustee of a General Partner or any of its Affiliates or of any general partner thereof, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a General Partner, any of its Affiliates or any officer, director, employee, partner, member, manager, agent or trustee of such General Partner or any of its Affiliates or of any general partner thereof, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

    7.3   OUTSIDE ACTIVITIES.   Subject to the provisions  of Section 6.5, which
shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited

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
Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or the Operating Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

    7.4 RETURN OF CAPITAL. No Limited Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

    7.5   RIGHTS  OF LIMITED  PARTNERS  RELATING TO  THE  PARTNERSHIP.   (a)  In
addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

        (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

        (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

       (iii) to have furnished to him, upon notification to the Managing General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

       (iv) to have furnished to him, upon notification to the Managing General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

        (v) to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

       (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

    (b) Notwithstanding any other provision of this Agreement, the Managing General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the Managing General Partner deems reasonable, any information that the Managing General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managing General Partner in good faith believes is not in the best interests of the Partnership or the Operating Partnership or could damage the Partnership or the Operating Partnership or that the Partnership or the Operating Partnership are required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.5).

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

    8.1 RECORDS AND ACCOUNTING. The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's

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
business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for both tax and financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

    8.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

    8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Managing General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the Managing General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Managing General Partner.

    (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each year, the Managing General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the Managing General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Managing General Partner determines to be necessary or appropriate.

                                   ARTICLE IX
                                  TAX MATTERS

    9.1 PREPARATION OF TAX RETURNS. The Managing General Partner shall arrange for the preparation and timely filing of all returns required of the Partnership for federal and state tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each calendar year, the tax information reasonably required by holders of Outstanding Units for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be the calendar year.

    9.2 TAX ELECTIONS. Except as otherwise provided herein, the Managing General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code; PROVIDED, HOWEVER, that the Managing General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The Managing General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the Managing General Partner's determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees. For purposes of computing the adjustments under Section 743(b) of the Code, the Managing General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted closing price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

    9.3 TAX CONTROVERSIES. Subject to the provisions hereof, the Managing General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required  to  represent  the  Partnership  (at  the  Partnership's  expense)  in connection with all examinations of the Partnership's affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings.

    9.4    ORGANIZATIONAL  EXPENSES.   The  Partnership  shall  elect  to deduct
expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

    9.5 WITHHOLDING. Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may be treated as a distribution of Available Cash in the amount of such withholding from such Partner.

    9.6 ENTITY-LEVEL TAXATION. If legislation is enacted or the interpretation of existing law is modified or interpreted in a manner that causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal, state or local income tax purposes, the Minimum Quarterly Distribution and each Target Distribution, as the case may be, shall be reduced to an amount equal to the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the maximum effective federal income tax rate to which the Partnership is subject as an entity plus (ii) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

    9.7 ENTITY-LEVEL ARREARAGE COLLECTIONS. If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the Managing General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of, or withheld with respect to, any Partner or Assignee shall constitute a distribution out of Available Cash to such Partner or Assignee pursuant to
Section 5.3; PROVIDED, HOWEVER, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners; and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement, the Managing General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the Managing General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement. If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or former Partner or Assignee, the Managing General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.7. The Managing General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

    9.8 OPINIONS OF COUNSEL. Notwithstanding any other provision of this Agreement, if the Partnership or the Operating Partnership is treated as an association taxable as a corporation at any time or is otherwise taxable for federal income tax purposes as an entity at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership or the Operating Partnership to become so treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, such requirement for an Opinion of Counsel shall be deemed automatically waived.

                                   ARTICLE X
                                  CERTIFICATES

    10.1 CERTIFICATES. Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the Managing General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. The Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7.

    10.2 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The Managing General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Managing General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless such transfers are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the Managing General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

    (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the

Partnership for such transfer, PROVIDED, that as a condition to the issuance of any new Certificate under this Section 10.2, the Managing General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

    10.3 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. (a) If any mutilated Certificate is surrendered to the Transfer Agent, the Managing General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

    (b) The Managing General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

        (i) makes proof by affidavit, in form and substance satisfactory to the Managing General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

        (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

       (iii) if requested by the Managing General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the Managing General Partner, with surety or sureties and with fixed or open penalty as the Managing General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the Managing General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

       (iv) satisfies any other reasonable requirements imposed by the Managing General Partner.

    If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the Managing General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the Managing General Partner or the Transfer Agent for such transfer or for a new Certificate.

    (c) As a condition to the issuance of any new Certificate under this Section 10.3, the Managing General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) reasonably connected therewith.

    10.4 RECORD HOLDER. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons, on the other, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

                                   ARTICLE XI
                             TRANSFER OF INTERESTS

    11.1 TRANSFER. (a) The term "transfer," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person, by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

    (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

    (c) Nothing contained in this Article XI, or elsewhere in this Partnership Agreement, shall preclude the settlement of any transactions involving Common Units entered into through the facilities of the New York Stock Exchange.

    (d) Nothing contained in this Article XI shall be construed to prevent a disposition by an owner of a General Partner of any or all of the issued and outstanding capital stock or partnership interests, as the case may be, of such General Partner.

    11.2 TRANSFER OF GENERAL PARTNERS' PARTNERSHIP INTEREST. Except for a transfer by a General Partner of all, but not less than all, of its Partnership Interest as a general partner in the Partnership to (a) an Affiliate of such General Partner or (b) another Person in connection with the merger or consolidation of such General Partner with or into another Person or the transfer by such General Partner of all or substantially all of its assets to another Person, the transfer by a General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to a Person prior to December 31, 2004 shall be subject to the prior approval of at least a majority of the Outstanding Units (excluding, during the Subordination Period, Units owned by the General Partners and their Affiliates). Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and, in the case of the Managing General Partner, the Operating Partnership Agreement and to be bound by the provisions of this Agreement and, in the case of the Managing General Partner, the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (iii) in the case of a transfer of the Managing General Partner's Partnership Interest, such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the Managing General Partner as the general partner of the Operating Partnership and (iv) in the case of a transfer of the Special General Partner's Partnership Interest, the Managing General Partner consents to such transfer. In the case of a transfer pursuant to and in compliance with this
Section 11.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 12.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

    11.3   TRANSFER OF UNITS.   (a) Units may be  transferred only in the manner
described in Section 10.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

    (b) Until admitted as a Substitute Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

    (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

    (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substitute Limited Partner,
(ii) agreed to comply with and be bound by and to have executed this  Agreement,
(iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

    11.4 RESTRICTIONS ON TRANSFERS. Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) result in the taxation of the Partnership or the Operating Partnership as an association taxable as a corporation or otherwise subject the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes or (c) affect the Partnership's or the Operating Partnership's existence or qualification as a limited partnership under the Delaware Act.

    11.5 CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES. (a) If the Partnership or the Operating Partnership is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the Managing General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Partnership or the Operating Partnership has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the Managing General Partner may request any Limited Partner or Assignee to furnish to the Managing General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing General Partner may request. If a Limited Partner or Assignee fails to furnish to the Managing General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the Managing General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the Managing General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner, in respect of his Units.

    (b) The Managing General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

    (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the Managing General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Managing General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

    (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Managing General Partner, request admission as a Substitute Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

    11.6 REDEMPTION OF INTERESTS. (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the Managing General Partner that such Limited or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the Managing General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

        (i) The Managing General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate(s) evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

        (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the Managing General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

       (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

       (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

    (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

    (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing General Partner shall withdraw the notice of redemption, provided, the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                  ARTICLE XII
                             ADMISSION OF PARTNERS

    12.1 ADMISSION OF INITIAL LIMITED PARTNERS. The Initial Limited Partners were admitted to the Partnership on the Initial Closing Date.

    12.2 ADMISSION OF SUBSTITUTE LIMITED PARTNERS. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substitute Limited Partner, subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substitute Limited Partner, to such purchaser or other transferee who executes and delivers a Transfer Application in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substitute Limited Partner, with respect to the Units so transferred to such Person. Such Assignee shall become a Substitute Limited Partner, (x) at such time as the Managing General Partner consents thereto, which consent may be given or withheld in the Managing General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner, with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the Managing General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

    12.3 ADMISSION OF SUCCESSOR GENERAL PARTNERS. A successor General Partner approved pursuant to Section 13.1, 13.2 or 13.4 or the transferee of or successor to all of such General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the Managing General Partner or the Special General Partner, as the case may be, effective immediately prior to the withdrawal or removal of the Managing General Partner or the Special General Partner, as the case may be, pursuant to Section 13.1, 13.2 or 13.4 or the transfer of such General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2; PROVIDED, HOWEVER, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 11.2 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership and, in the case of the Managing General Partner, Operating Partnership without dissolution.

    12.4 ADMISSION OF ADDITIONAL LIMITED PARTNERS. (a) A Person (other than a General Partner, an Initial Limited Partner or a Substitute Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance in form satisfactory to the Managing General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the Managing General Partner to effect such Person's admission as an Additional Limited Partner.

    (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the Managing General Partner to such admission.

    12.5 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. To effect the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

                                  ARTICLE XIII
                       WITHDRAWAL OR REMOVAL OF PARTNERS

    13.1 WITHDRAWAL OF THE MANAGING GENERAL PARTNER. (a) The Managing General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

        (i) the Managing General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the Managing General Partner has withdrawn pursuant to this
    Section 13.1(a)(i) if the Managing General Partner voluntarily withdraws as general partner of the Operating Partnership);

        (ii) the Managing General Partner transfers all of its rights as Managing General Partner pursuant to Section 11.2;

       (iii) the Managing General Partner is removed pursuant to Section 13.2;

       (iv) the Managing General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Managing General Partner or of all or any substantial part of its properties;

        (v) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the Managing General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Managing General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

       (vi) a certificate of dissolution or its equivalent is filed for the Managing General Partner, or 90 days expire after the date of notice to the Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

    If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing Managing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the Managing General Partner from the Partnership.

    (b) Withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Initial Closing Date and ending at 5:00 p.m., Pacific Standard Time, on December 31, 2004, the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, PROVIDED, that prior to the effective date of such withdrawal the withdrawal is approved by Limited Partners holding at least two-thirds of the Outstanding Units (excluding Units owned by the General Partners and their Affiliates) and the Managing General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor Managing General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time after 5:00 p.m., Pacific Standard Time, on December 31, 2004, the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Managing General Partner ceases to be the Managing General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Managing General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partners and their Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing General Partner as general partner of the Operating Partnership. If the Managing General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partners and their Affiliates) may, prior to the effective date of such withdrawal, elect a successor Managing General Partner. If, prior to the effective date of the Managing General Partner's withdrawal, a successor is selected by the Limited Partners as provided herein, the Partnership, as the limited partner of the Operating Partnership, shall cause such Person to become the successor general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. If, prior to the effective date of the Managing General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 14.1. Any successor Managing General Partner elected in accordance with the terms of this Section
13.1 shall be subject to the provisions of Section 12.3.

    13.2 REMOVAL OF THE MANAGING GENERAL PARTNER. The Managing General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units (excluding Units owned by the General Partners and their Affiliates). Any such action by such Limited Partners for removal of the Managing General Partner must also provide for the election of a successor Managing General Partner by Limited Partners holding at least a majority of the Outstanding Units (excluding Units held by the General Partners and their Affiliates). Such removal shall be effective immediately following the admission of a successor Managing General Partner pursuant to Article XII. The removal of the Managing General Partner shall also automatically constitute the removal of the Managing General Partner as general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. If a Person is elected as the successor Managing General Partner in accordance with the terms of this Section 13.2, the Partnership, as the limited partner of the Operating Partnership, shall cause such Person to become the successor general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The right of the Limited Partners holding Outstanding Units to remove the Managing General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Managing General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of
Section 12.3.

    13.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNERS. (a) In the event of (i) withdrawal of a General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of a General Partner by the Limited Partners under circumstances where

Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 13.1, 13.2 or 13.4, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and, in case of the Managing General Partner, its partnership interest as the general partner in the Operating Partnership (the "Interest") in exchange for an amount in cash equal to the fair market value of such Interest, such amount to be determined and payable as of the effective date of its departure. If a General Partner is removed by the Limited Partners under circumstances where Cause exists or if a General Partner withdraws under circumstances where such withdrawal violates this Agreement or, in case of the Managing General Partner, the Operating Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of
Section 13.1, 13.2 or 13.4, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Interest of the Departing Partner for such fair market value of such Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the Operating Partnership. Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as a General Partner of the Partnership and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in
Section 5.2(g).

    For purposes of this Section 13.3(a), the fair market value of a Departing Partner's Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

    (b) If the Interest is not purchased in the manner set forth in Section 13.3(a), the Departing Partner shall become a Limited Partner and the Interest shall be converted into Common Units equal to the fair market value of such interest pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of a General Partner's Interest to Common Units will be characterized as if the General Partner contributed its Interest to the Partnership in exchange for the newly issued Common Units.

    (c) If a successor General Partner is elected in accordance with the terms of Section 13.1, 13.2 or 13.4 and the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to

Section 4.5(b)(vii), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as such General Partner. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, a successor Managing General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor Managing General Partner's admission, the successor Managing General Partner's interest in all Partnership distributions and allocations shall be .99%.

    13.4 WITHDRAWAL OR REMOVAL OF SPECIAL GENERAL PARTNER. (a) The Special General Partner may withdraw from the Partnership in the capacity of Special General Partner (i) upon 90 days' advance written notice to the Managing General Partner or (ii) by transferring its general partner interest in the Partnership pursuant to Section 11.2 hereof. Such withdrawal shall take effect on the date specified in such notice. Upon receiving such notice, the Managing General Partner shall select a successor Special General Partner within such 90-day period. Any withdrawal of the Special General Partner shall not become effective unless the Partnership has received by the end of such 90-day period an Opinion of Counsel that such withdrawal will not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as a corporation or as an association taxable as a corporation for federal income tax purposes. Following any withdrawal of the Special General Partner, the business and operations of the Partnership shall be continued by the Managing General Partner.

    (b) In addition to the voluntary withdrawal described above, the Special General Partner shall be deemed to have withdrawn (i) when and if, the Special General Partner (A) makes a general assignment for the benefit of creditors, (B) files a voluntary bankruptcy petition, (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Special General Partner in a proceeding of the type described in clauses (A)-(C) of this subsection, or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Special General Partner or of all or any substantial part of its properties; or
(ii), when a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the Special General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the Special General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereinafter in effect; or (iii) when a certificate of dissolution or its equivalent is filed for the Special General Partner, or 90 days expire after the date of notice to the Special General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

    (c) The Special General Partner may be removed only if such removal is approved by the written consent or affirmative vote of Limited Partners holding at least 66 2/3% of the Outstanding Units (excluding Units owned by the General Partners and their Affiliates). Any such action by the Limited Partners for removal of the Special General Partner must also provide for the approval of a successor Special General Partner. Such removal shall be effective immediately following the admission of the successor Special General Partner pursuant to
Article XII hereof. The right of the Limited Partners to remove the Special General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that the removal of the Special General Partner and the selection of a successor Special General Partner will not result in (i) the loss of limited liability of any Limited Partner or (ii) the taxation of the Partnership as a corporation or the treatment of the Partnership as an association taxable as a corporation for federal income tax purposes unless already so taxed.

    (d) Notwithstanding the other provisions of this Section 13.4, a successor Special General Partner need not be selected if the Partnership has received an Opinion of Counsel that the failure to select a successor would not cause the Partnership to be treated as a corporation or as an association taxable as a corporation for federal income tax purposes.

    13.5 WITHDRAWAL OF LIMITED PARTNERS. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner or with respect to the Units so transferred.

                                  ARTICLE XIV
                          DISSOLUTION AND LIQUIDATION

    14.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substitute Limited Partners or Additional Limited Partners, by the admission of a successor Managing General Partner or successor Special General Partner in accordance with the terms of this Agreement or by the withdrawal of the Special General Partner pursuant to Section 13.4 hereof. Upon the removal or withdrawal of the Managing General Partner, if a successor Managing General Partner is elected pursuant to Section 13.1 or 13.2, the Partnership shall not be dissolved and such successor Managing General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs shall be wound up, upon:

        (a) the expiration of its term as provided in Section 1.5;

        (b) an Event of Withdrawal of the Managing General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to
    Section 12.3;

        (c) an election to dissolve the Partnership by the Managing General Partner that is approved by at least a majority of the Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates) (and all Limited Partners hereby expressly consent that such approval may be effected upon written consent of said applicable percentage of the Outstanding Units);

        (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (e) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership taken as a whole.

    14.2 CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the Managing General Partner as provided in Section 13.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 13.1 or 13.2, then within 90 days thereafter or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or (vi), then within 180 days thereafter, a majority of the Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates) may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor managing general partner a Person approved by the holders of a majority of the Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates). Upon any such election by the holders of a majority of the Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates), all Partners shall be bound thereby and shall be deemed to have approved thereof. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

        (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

        (ii) if the successor Managing General Partner is not the former Managing General Partner, then the interest of the former Managing General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Common Units in the manner provided in Section 13.3(b); and

       (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor managing general partner may for this purpose exercise the powers of attorney granted the Managing General Partner pursuant to Section 1.4; PROVIDED, that the right of a majority of Outstanding Units (excluding, during the Subordination Period, Units held by the General Partners and their Affiliates) to approve a successor Managing General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

    14.3 LIQUIDATION. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the Managing General Partner, or in the event the Managing General Partner has been dissolved or removed, become bankrupt as set forth in Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by a majority of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the Outstanding Units. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the Managing General Partner) may be removed at any time, with or without cause, by notice of removal approved by the holders of a majority of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a majority of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

        (a) the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes;

        (b) to all Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments pursuant to the provisions of this Agreement, in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2); and

        (c) to all Partners in accordance with their respective Percentage Interests.

    14.4 DISTRIBUTIONS IN KIND. (a) Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) and/or distribute to the Partners or to specific classes of Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

    (b) In accordance with Section 704(c)(1)(B) of the Code, in the case of any deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, to the maximum extent possible consistent with the priorities of Section 14.3, the Managing General Partner shall have sole discretion to treat the deemed distribution of Partnership assets to Partners as occurring in a manner that will not cause a shift of the Book-Tax Disparity attributable to a Partnership asset existing immediately prior to the deemed distribution to another asset upon the deemed contribution of assets to the reconstituted Partnership, including, without limitation, deeming the distribution of any Partnership assets to be made either to the Partner who contributed such assets or to the transferee of such Partner.

    14.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

    14.6 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 or distributions in kind pursuant to Section 14.4 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

    14.7 RETURN OF CAPITAL. No General Partner shall be personally liable for, nor shall have any obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

    14.8 CAPITAL ACCOUNT RESTORATION. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. Each General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

    14.9   WAIVER  OF  PARTITION.   Each  Partner  hereby waives  any  right  to
partition of the Partnership property.

                                   ARTICLE XV
                      AMENDMENT OF PARTNERSHIP AGREEMENT;
                             MEETINGS; RECORD DATE

    15.1 AMENDMENT TO BE ADOPTED SOLELY BY MANAGING GENERAL PARTNER. Each Limited Partner agrees that the Managing General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c) a  change that,  in  the sole  discretion  of the  Managing  General
    Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the Managing General Partner to ensure that the Partnership and the Operating Partnership will not be treated as associations taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

        (d) a change (i) that, in the sole discretion of the Managing General Partner, does not adversely affect the Limited Partners in any material respect, (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or desirable to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the Managing General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (iii) that is necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, or (iv) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e) a change in the fiscal year and taxable year of the Partnership and any changes that, in the sole discretion of the Managing General Partner, are necessary or appropriate as a result of a change in the fiscal year and taxable year of the Partnership including, without limitation, if the Managing General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or either of the General Partners (or any general partner thereof) or their directors, officers or managers acting on their behalf (or on behalf of any general partner thereof) from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g) subject to the terms of Section 4.3, an amendment that, in the sole discretion of the Managing General Partner, is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.3;

        (h) any amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

        (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3;

        (j) an amendment that, in the sole discretion of the Managing General Partner, is necessary or desirable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

        (k) any other amendments substantially similar to the foregoing.

    15.2 AMENDMENT PROCEDURES. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Managing General Partner. A proposed amendment shall be effective upon its approval by the holders of at least a majority of the Outstanding
Units, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The Managing General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

    15.3 AMENDMENT REQUIREMENTS. (a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

    (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, (ii) enlarge the obligations of either of the General Partners without its consent, which may be given or withheld in its sole discretion,
(iii) modify the amounts distributable, reimbursable or otherwise payable to the General Partners by the Partnership or the Operating Partnership, (iv) change
Section 14.1(a) or (c), (v) restrict in any way any action by or rights of the Managing General Partner as set forth in this Agreement or (vi) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

    (c) Except as otherwise provided, and without limitation of the Managing General Partner's authority to adopt amendments to this Agreement as contemplated in Section 15.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than a majority of the Outstanding Units of the class affected (excluding, during the Subordination Period, Units owned by the General Partners and their Affiliates).

    (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1 and except as otherwise provided by
Section 16.3(b), no amendments shall become effective without the approval of the holders of at least 95% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that (a) such amendment will not cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes and (b) such amendment will not affect the limited liability of any Limited Partner or any limited partner of the Operating Partnership under applicable law.

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
    (e) This Section 15.3 shall only be amended with the approval of the holders of not less than 95% of the Outstanding Units.

    15.4 MEETINGS. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the Managing General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the Managing General Partner one or more requests in writing stating that the signing Limited Partners, wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Limited Partners, either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing General Partner on a date not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the limited liability of the Limited Partners under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

    15.5  NOTICE OF A MEETING.   Notice of a meeting called pursuant to  Section
15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

    15.6 RECORD DATE. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the Managing General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Managing General Partner to give such approvals.

    15.7 ADJOURNMENT. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

    15.8 WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

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
    15.9 QUORUM. The holders of two-thirds of the Outstanding Units of the class or classes for which a meeting has been called, represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes, unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority of such Outstanding Units (excluding, if such are to be excluded from the vote, Outstanding Units owned by the General Partners and their Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

    15.10 CONDUCT OF MEETING. The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner. The Managing General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

    15.11 ACTION WITHOUT A MEETING. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The
Managing General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Managing General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Managing General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited

Partners' limited liability, (ii) will not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

    15.12 VOTING AND OTHER RIGHTS. (a) Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

    (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI
                                     MERGER

    16.1 AUTHORITY. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XVI.

    16.2 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the Managing General Partner. If the Managing General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the Managing General Partner shall approve the Merger Agreement, which shall set forth:

        (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

        (c) The terms and conditions of the proposed merger or consolidation;

        (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partnership interests, securities or rights are to receive in exchange for, or upon conversion of, their general or limited partnership interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing General Partner.

    16.3 APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION. (a) The Managing General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

    (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a majority of the Outstanding Units (excluding for the purpose of such determination during the Subordination Period Units owned by the General Partners and their Affiliates) unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement; PROVIDED that, in the case of a merger or consolidation in which the surviving entity is a corporation or other entity intended to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, if in the opinion of the Managing General Partner it is necessary to effect, in contemplation of such merger or consolidation, an amendment that would otherwise require a vote pursuant to Section 15.3(d), no such vote pursuant to Section 15.3(d) shall be required unless such amendment by its terms will be applicable to the Partnership in the event the merger or consolidation is abandoned or unless such amendment will be applicable to the Partnership during a period in excess of ten days prior to the merger or consolidation.

    (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

    16.4 CERTIFICATE OF MERGER. Upon the required approval by the Managing General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

    16.5 EFFECT OF MERGER. (a) At the effective time of the certificate of merger:

        (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

        (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

       (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

       (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

    (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                  ARTICLE XVII
                             RIGHT TO ACQUIRE UNITS

    17.1 RIGHT TO ACQUIRE UNITS. (a) Notwithstanding any other provision of this Agreement, if at any time not more than 10% of the total Units of any class then Outstanding are held by Persons other than the General Partners and their Affiliates, the Managing General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the Managing General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partners and their Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17.1(b) is mailed, and (y) the highest cash price paid by a General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Partnership Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) for Partnership Interests of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Partnership Interests of such class are listed or admitted to trading or if the Partnership Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or if on any such day the Partnership Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Partnership Interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in the Partnership Interests of such class, the fair value of such Partnership Interests on such day as determined reasonably and in good faith by the Managing General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if Partnership Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

    (b) If the Managing General Partner, any Affiliate of the Managing General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to Section 17.1(a), the Managing General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of

Election to Purchase to the Record Holders of Units (as of a Record Date selected by the Managing General Partner) at least 30, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a) at which Units will be purchased and state that the Managing General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the Managing General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the Managing General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the Managing General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, without limitation, all rights as owner of such Units pursuant to Articles IV, V and XIV).

    (c) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate, as the case may be, evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

                                 ARTICLE XVIII
                               GENERAL PROVISIONS

    18.1 ADDRESSES AND NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the Managing General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

    18.2 REFERENCES. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

    18.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

    18.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

    18.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

    18.6   INTEGRATION.   This Agreement constitutes  the entire agreement among
the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

    18.7 CREDITORS. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

    18.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

    18.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

    18.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

    18.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          MANAGING GENERAL PARTNER:

                                          CROWN PACIFIC MANAGEMENT

                                          LIMITED PARTNERSHIP

                                          By: __________________________________
                                                  Roger L. Krage, Secretary,
                                                  HS Corp. of Oregon,
                                                  a general partner

                                          SPECIAL GENERAL PARTNER:

                                          CROWN PACIFIC, LTD.

                                          By: __________________________________
                                                  Roger L. Krage, Secretary

                                          LIMITED PARTNERS:

                                              All   Limited  Partners   now  and
                                              hereafter  admitted   as   limited
                                              partners   of   the   Partnership,
                                              pursuant to Powers of Attorney now
                                              and hereafter  executed  in  favor
                                              of,  and granted and delivered to,
                                              the Managing General Partner.

                                          By: CROWN PACIFIC MANAGEMENT
                                             LIMITED PARTNERSHIP
                                                Managing  General  Partner,   as
                                          attorney-in-fact   for   all   Limited
                                          Partners pursuant  to  the  Powers  of
                                          Attorney  granted pursuant  to Section
                                          1.4.

                                          By: __________________________________
                                                  Roger L. Krage, Secretary,
                                                  HS Corp. of Oregon,
                                                  a general partner

                                   EXHIBIT A
                TO THE SECOND AMENDED AND RESTATED AGREEMENT OF
                             LIMITED PARTNERSHIP OF
                          CROWN PACIFIC PARTNERS, L.P.
                      CERTIFICATE EVIDENCING COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                          CROWN PACIFIC PARTNERS, L.P.
No. _________                                                       Common Units

    CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership, as the Managing General Partner of CROWN PACIFIC PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), hereby certifies that
(the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Agreement of Limited Partnership of CROWN PACIFIC PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

    The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

    This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:

                                               CROWN PACIFIC MANAGEMENT
                                               LIMITED PARTNERSHIP,
                                               as Managing General Partner
Countersigned and Registered by:

,                                              By:
as Transfer Agent and Registrar                                  PRESIDENT

By:                                            By:
    Authorized Signature                                         SECRETARY

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

    The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-     as tenants in common                    UNIF GIFT MIN ACT-
TEN ENT-     as tenants by the entireties            Custodian
JT TEN-      as joint tenants with right of          (Cust)(Minor)
             survivorship and not as                 under Uniform Gifts to Minors
             tenants in common                       Act
                                                     State

    Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                          CROWN PACIFIC PARTNERS, L.P.
              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
           DUE TO TAX SHELTER STATUS OF CROWN PACIFIC PARTNERS, L.P.

    You have acquired an interest in Crown Pacific Partners, L.P., 121 S.W. Morrison Street, Portland, Oregon 97204, whose taxpayer identification number is 93-1154285. The Internal Revenue Service has issued Crown Pacific Partners, L.P.
the following tax shelter registration number:     .

    YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN CROWN PACIFIC PARTNERS, L.P.

    You must report the registration number as well as the name and taxpayer identification number of Crown Pacific Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN CROWN PACIFIC PARTNERS, L.P.

    If you transfer your interest in Crown Pacific Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Crown Pacific Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

    ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

    FOR VALUE RECEIVED, ______ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name                (Please insert Social Security or other
and address of Assignee)                       identifying number of Assignee)

Common  Units representing limited partner interests  evidenced by this Certificate, subject to the Partnership  Agreement, and  does hereby irrevocably  constitute and  appoint as  its attorney-in-fact  with full power of substitution to transfer the same on the books of Crown
Pacific Partners, L.P.

Date:                                          NOTE: The signature to any endorsement hereon
                                               must correspond with the name as written upon
                                               the  face  of   this  Certificate  in   every
                                               particular,  without  alteration, enlargement
                                               or change.

SIGNATURE(S) MUST BE  GUARANTEED BY A  MEMBER  --------------------------------------------
FIRM   OF   THE   NATIONAL   ASSOCIATION   OF  (Signature)
SECURITIES DEALERS, INC.  OR BY A  COMMERCIAL
BANK OR TRUST COMPANY
                                               --------------------------------------------
                                               (Signature)

SIGNATURE(S) GUARANTEED

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

    The Assignee (a) requests admission as a Substitute Limited Partner and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of Crown Pacific Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) grants the powers of attorney provided for in the Partnership Agreement and (d) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

    Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
       -------------------------------------  -------------------------------------------
                                                         Signature of Assignee

- -------------------------------------------   -------------------------------------------
    Social Security or other identifying              Name and Address of Assignee
             number of Assignee

- -------------------------------------------
               Purchase Price
       including commissions, if any

Type of Entity (check one)

           Individual             Partnership                Corporation
- ---------              ---------                  ---------
           Trust                  Other (specify)
- ---------              ---------

Nationality (check one):

____ U.S. Citizen, Resident or Domestic Entity

____ Foreign Corporation, or ____ Non-resident alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interest holder).

Complete Either A or B:

    A.  Individual Interest Holder

        1.  I am not a non-resident alien for purposes of U.S. income taxation.

        2.  My U.S. taxpayer identifying number (Social Security Number) is
           ____________________________________________________________________.

        3.  My home address is
           ____________________________________________________________________.

    B.  Partnership, Corporate or Other Interest-Holder

        1. ________________________ is not a foreign corporation, foreign partnership, foreign
            (Name of interest-holder)

            trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

        2.  The interest-holder's U.S. employer identification number is
           ____________________________________________________________________.

        3. The interest-holder's office address and place of incorporation (if applicable) is
           ____________________________________________________________________.

    The interest-holder agrees to notify the Partnership within 60 days of the date the interest-holder becomes a foreign person.

    The interest-holder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          --------------------------------------
                                                (Name of Interest-Holder)

                                          --------------------------------------
                                                    Signature and Date

                                          --------------------------------------
                                                  Title (if applicable)

    Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX B

    No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing such Common Units is surrendered for registration of transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

    The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the interests evidenced hereby.

    The Assignee (a) requests admission as a Substitute Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substitute Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

                  Date:
                                                     Signature of Assignee
  Social Security or other identifying           Name and Address of Assignee
           number of Assignee
 Purchase Price, including commissions,
                 if any

Type of Entity (Check One):

                                                                     / /
            / / Individual            / / Partnership                Corporation
            / / Trust                 / / Other (specify)

Nationality (Check One):

            / / U.S. Citizen, Resident or Domestic Entity

            / / Foreign Corporation, or                        / / Non-resident
 Alien

    If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

    Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete either A or B:

            A.  Individual Interestholder
                1. I am not a non-resident alien for purposes of U.S. income taxation.
                2. My U.S. taxpayer identification number (Social Security Number) is  .
                3. My home address is  .

            B.  Partnership, Corporation or Other Interestholder
                1. is not a foreign corporation, foreign partnership,
                         (Name of Interestholder)
                  foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

                2. The interestholder's U.S. employer identification number is
                .

                3. The interestholder's office address and place of incorporation (if applicable) is
                .

    The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

    The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                    (Name of Interestholder)
                                       Signature and Date
                                     Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, the above certification as to any Person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                      APPENDIX C

                                    GLOSSARY

INDUSTRY TERMS

    "6/4 lumber" means lumber having a nominal thickness of 1 1/2".

    "BBF" means one billion board feet.

    "Board" (BD) means yard lumber, a term generally applied to lumber when the size is 1 inch thick or 2 or more inches wide.

    "Board Foot" (BF) means a unit of lumber measurement 1 foot square and 1" thick.

    "Board Lumber" means a piece of lumber less than two inches in nominal thickness and one inch or more in width, e.g., 1" x 2" or 1" x 4".

    "Bone Dry Unit" means a ton of lumber or derivatives of lumber that is free of moisture.

    "Chips" means wood generated either in a whole log chip mill or as a by-product of the manufacture of lumber and plywood and used in the manufacture of pulp and paper and various composite panel products such as medium density fiberboard, particle board and oriented strand board.

    "Common" means the ordinary grades of knotty lumber.

    "DBH" means "diameter breast height," a term frequently used to describe a tree measurement taken 4 1/2 feet above ground level.

    "Dimension Lumber" means framing lumber sawed to a nominal size of 2" thick and 2" or more wide.

    "Even age harvesting" means a timber management practice in which trees planted in a stand of uniform age are harvested at the time of maximum growth. Even age harvesting is practiced by Crown Pacific in the Washington Region and involves the use of clear-cutting.

    "Fee Timber" means timber which is located on property owned in fee, as opposed to timber that is located on lands owned by other parties and is acquired pursuant to cutting contracts.

    "Finger-joint" means pieces of lumber machined on the ends and bonded together with glue. The joint is similar to slipping the fingers of two hands together.

    "Hardwoods" means trees that usually have broad leaves and are deciduous (losing leaves every year).

    "Joist" means pieces (dimensions 2" to 4" in thickness by 5" and wider) of rectangular cross section graded with respect to strength in bending when loaded on the narrow face (edge); used as supporting members under a floor or roof.

    "Logs" means the stem of the tree after it has been felled. The raw material from which lumber, plywood and other wood products are processed.

    "MBF" means one thousand board feet. A common unit of measure for pricing standing timber as well as lumber.

    "MMBF" means one million board feet.

    "MMSF" means one million surface feet on 3/8" basis.

    "Merchantable Timber" means timber for which there is a commercial market. Timber may be merchantable even if it has not reached its optimum sale value.

    "Millwork" means generally wood remanufactured to produce such items as inside and outside doors, windows and door frames, blinds, porch-work, mantels, panel work, stairways, mouldings and interior trim. This term does not include flooring, ceiling or siding.

    "Non-fee Timber" means timber that is acquired by contract or by conveyance of timber rights rather than by virtue of its location on lands owned in fee.

    "Plywood" means a flat panel made up of a number of thin sheets or veneers of wood in which the grain direction of each ply, or layer, is at right angles to the one adjacent to it. The veneer sheets are united under pressure by a bonding agent.

    "Remanufacture" means reworking larger pieces of lumber into smaller pieces.

    "Salvage" means logging or removing dead or high-risk trees.

    "Second Growth" means timber that has regrown after a virgin stand was logged or burned.

    "Shop Lumber" means lumber intended to be cut up for use in further manufacture.

    "Silviculture" means the practice of  cultivating forest crops based on  the
knowledge   of  forestry;  more  particularly,  controlling  the  establishment, composition and growth of forests.

    "Softwoods" means coniferous trees, usually evergreen and having needles or scalelike leaves, such as Ponderosa pine, Douglas fir, white pine and spruce.

    "Stand" means an area of trees possessing sufficient uniformity of age, size and composition to be distinguished from adjacent areas so as to form a management unit. The term is usually applied to forests of commercial value.

    "Studs" means lumber used for framing interior or exterior wall sections, usually measuring 2" x 4" x 8 feet.

    "Stumpage" means standing timber (timber as it stands uncut in the woods).

    "Thinning" means removal of selected trees, usually to eliminate overcrowding, to remove dead, dying, deformed or diseased trees and to promote more rapid growth of desired trees. "Pre-commercial thinning" refers to thinning that does not directly produce merchantable timber. "Commercial thinning" results directly in merchantable timber.

    "Timber" means standing trees not yet harvested.

    "Timber Cruise" means the procedure for calculating the volume (MBF) of timber on a tract, involving field inspections and systematic data collection.

    "Veneer" means wood peeled, sawn or sliced into thin sheets of a given thickness and used in the production of plywood.

OFFERING TERMS

    "Act" means the Securities Act of 1933, as amended.

    "Available Cash" means, generally, with respect to any quarter and without duplication:

        (i) the sum of all cash receipts of the Partnership during such quarter from all sources;

        (ii) any reductions in cash reserves either by reversal or utilization; and

       (iii) any utilization with respect to such quarter of the Working Capital Reserve

            LESS the sum of:

        (i) all cash disbursements of the Partnership during such quarter, and

        (ii) any cash reserves established with respect to such quarter, and any increase in cash reserves established with respect to prior quarters, in such amounts as the Managing General Partner determines in its reasonable discretion to be necessary or appropriate.

    Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash disbursements of the Partnership that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "Cash from Interim Capital Transactions" means on any distribution date, amounts of Available Cash distributed by the Partnership in excess of the aggregate amount of all Cash from Operations generated by the Partnership since December 22, 1994 through the close of the immediately preceding quarter.

    "Cash from Operations" means, generally, at the close of any quarter on a cumulative basis and without duplication,

        (a) the sum of all cash receipts of the Partnership and the Operating Partnership since December 22, 1994 (including the cash balance of the Partnership on December 22, 1994, but excluding any Cash from Interim Capital Transactions),

        (b) LESS the sum of:

           (i) all cash operating expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, taxes, if any, and amounts owed to the General Partners as reimbursement pursuant to the Partnership Agreement,

           (ii) with certain exceptions, all cash debt service payments of the Partnership and the Operating Partnership during such period,

          (iii) all cash capital expenditures (as described in the Partnership Agreement) of the Partnership and the Operating Partnership during such period, except those relating to acquisitions, capital additions and improvements and Interim Capital Transactions,

          (iv) any cash reserves of the Partnership and the Operating Partnership that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for the future cash payment of items of the type referred to in clauses (i) through
       (iii) above, and

           (v) any other cash reserves of the Partnership or the Operating Partnership outstanding as of such date that the Managing General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units and any general partner interests in the Partnership in respect of any one or more of the next four quarters, all as determined on a consolidated basis and after taking into account the Managing General Partner's interest therein attributable to its general partner interest in the Operating Partnership. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash operating expenditures of the Partnership that reduce Cash from Operations, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the Managing General Partner, such taxes (if pertaining to all Partners) may be considered to be cash operating expenditures of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "Cavenham" means Cavenham Forest Industries, Inc.

    "Cavenham Acquisition" means the Partnership's purchase of approximately 207,000 acres of timberlands in Oregon and Washington containing approximately 1,485 MMBF of merchantable timber from Cavenham on May 15, 1996.

    "Commission" means the Securities and Exchange Commission.

    "Common Unit Arrearage" means as to any quarter within the Subordination Period, the amount by which the Minimum Quarterly Distribution in such quarter exceeds the amount of Available Cash actually distributed on a Common Unit for such quarter. Common Unit Arrearages are calculated on a cumulative basis for all quarters during the Subordination Period. Common Unit Arrearages do not accrue interest.

    "Common Units" means common limited partner interests in the Partnership.

    "Conversion Date" means the first day of any quarter beginning on or after January 1, 2000 in respect of which (a) distributions of Available Cash on all Units equaled or exceeded the Second Target Distribution for each of the preceding three consecutive non-overlapping four-quarter periods immediately preceding such date and (b) there are no arrearages on the Common Units.

    "CPL" means Crown Pacific, Ltd., an Oregon corporation and the Special General Partner of the Partnership.

    "Crown Pacific" means the Partnership and its predecessors, together with its subsidiaries.

    "Current Market Price" means with respect to a limited partner interest as of any date the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the limited partner interests of such class are listed or admitted to trading or, if the limited partner interests of such class are not listed or admitted to trading on any national securities exchange, the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or if on any such day the limited partner interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in the interests of such class, the fair value of such limited partner interests on such day as determined reasonably and in good faith by the Managing General Partner. "Trading Day" means a day on which the principal national securities exchange on which such limited partner interests are listed or admitted to trading is open for the transaction of business or, if the limited partner interests of such class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

    "DAW" means DAW Forest Products Company, L.P.

    "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

    "Fifth Target Distribution" means $0.904 per Unit.

    "First Target Distribution" means $0.524 per Unit.

    "Fourth Target Distribution" means $0.679 per Unit.

    "Fremont" means Fremont Investors, Inc., a Nevada corporation (formerly known as Fremont Group, Inc.).

    "General Partners" means the Managing General Partner and the Special General Partner.

    "Initial Unit Price" means $21.50 per Unit.

    "Interim Capital Transactions" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership or the Operating Partnership,
(b) sales of equity interests by the Partnership or the Operating Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership or the Operating Partnership (other than (x) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including land exchanges, and (y) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the liquidation date.

    "IRS" means the Internal Revenue Service.

    "Managing  General   Partner"  means   Crown  Pacific   Management   Limited
Partnership, a Delaware limited partnership.

    "Manufacturing Facilities" means the Partnership's sawmills, remanufacturing facility and chipping facility.

    "Minimum Quarterly Distribution" means $0.51 per Unit.

    "NYSE" means the New York Stock Exchange.

    "Operating  Partnership" means Crown Pacific Limited Partnership, a Delaware
limited  partnership   and   other   subsidiary   operating   partnerships   and
corporations.

    "Partnership" means Crown Pacific Partners, L.P., a Delaware limited partnership.

    "Partnership Agreement" means the agreement of limited partnership of the Partnership, as amended.

    "SAU" means a special allocation limited partner interest in the Partnership that will be redeemed upon the closing of this offering.

    "Second Target Distribution" means $0.538 per Unit.

    "Special General Partner" means CPL, in its capacity as the special general partner of the Partnership.

    "Subordinated Units" means subordinated limited partner interests in the Partnership.

    "Subordination Period" means the period beginning on December 22, 1994 and ending on the Conversion Date. In addition, the Subordination Period ends if the Managing General Partner is removed other than for cause.

    "Third Target Distribution" means $0.566 per Unit.

    "Timberlands" means the timber properties of the Partnership.

    "Transfer Application" means the Application for Transfer of Common Units, a form of which is included in the Prospectus as Appendix B, which must be executed and delivered by all purchasers of Common Units in this offering or in the open market (or subsequent transferees of Common Units) who wish to become holders of record.

    "Unitholders" means holders of outstanding Units.

    "Units" means the Common Units and the Subordinated Units.

    "Unrecovered Initial Unit Price" means the amount by which the Initial Unit Price exceeds the aggregate per Unit distributions of Cash from Interim Capital Transactions on the Units and any distributions of cash in connection with the dissolution or liquidation of the Partnership theretofore made in respect of a Unit, as adjusted to give effect to any split, combination or other similar change to the Units.

    "W-I" means W-I Forest Products Limited Partnership.

    "Working Capital Reserve" means the amount available to be borrowed at the time of determination under the Partnership's or the Operating Partnership's working capital facility, subject in any case to a maximum amount of $40 million.

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------

                               TABLE OF CONTENTS

                                                      Page
                                                    ---------
Available Information.............................          5
Incorporation of Certain Documents................          5
Prospectus Summary................................          7
Risk Factors......................................         20
Use of Proceeds...................................         30
Capitalization....................................         31
Price Range of Common Units and Distributions.....         31
Cash Distribution Policy..........................         32
Selected Historical Financial and Operating
 Data.............................................         41
Management's Discussion and Analysis of Financial
 Condition and Results of
 Operations.......................................         43
Business and Properties...........................         55
Management........................................         73
Selling Unitholders and Security Ownership........         75
Conflicts of Interest and Fiduciary
 Responsibility...................................         76
Description of Common Units.......................         80
The Partnership Agreement.........................         81
Tax Considerations................................         92
Investment in the Partnership by Employee Benefit
 Plans............................................        109
Underwriting......................................        110
Validity of the Common Units......................        111
Experts...........................................        111
Index to Financial Statements.....................        F-1
Form of Second Amended and Restated Agreement of
 Limited Partnership..............................        A-1
Form of Application for Transfer of Common
 Units............................................        B-1
Glossary..........................................        C-1


                                     [LOGO]

                          CROWN PACIFIC PARTNERS, L.P.

                            10,297,800 COMMON UNITS
                                  REPRESENTING
                           LIMITED PARTNER INTERESTS

                              -------------------

                                   PROSPECTUS

                                           , 1996

                             ---------------------
                               SMITH BARNEY INC.

                                LEHMAN BROTHERS

                           DEAN WITTER REYNOLDS INC.

                           A.G. EDWARDS & SONS, INC.

                            PAINEWEBBER INCORPORATED

- ---------------------------------------------
                                   ---------------------------------------------
- ---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates:

Securities and Exchange Commission registration fee............  $   81,966
NASD filing fee................................................      24,271
New York Stock Exchange, Inc. Listing Fee......................      30,000
Printing and engraving expenses................................   1,000,000
Legal fees and expenses........................................     500,000
Accounting fees and expenses...................................     100,000
Blue Sky fees and expenses.....................................      10,000
Transfer agent fees and expenses...............................      20,000
Miscellaneous expenses.........................................     233,763*
                                                                 ----------
    Total......................................................  $2,000,000
                                                                 ----------
                                                                 ----------

*Includes fees and expenses related to the new bank facilities.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Section of the Prospectus entitled "The Partnership Agreement -- Indemnification" is incorporated herein by reference.

    Reference  is  made to  Section  8 of  the  Underwriting Agreement  filed as
Exhibit 1.1 to this Registration Statement.


    Subject  to  the  terms,  conditions  or  restrictions  set  forth  in   the
Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act empowers Delaware limited partnerships to indemnify and hold harmless any partner or other person from and against claims and demands incurred in its capacity as a partner or other representative of the Partnership.


ITEM 16.  EXHIBITS

    The following exhibits are filed as part of this Registration Statement:


EXHIBIT NO.  DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement
       3.1   Form of Second Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P.
              (attached as Appendix A to the Prospectus)
     ++4.1   Note Purchase Agreement dated as of December 1, 1994 (Filed as Exhibit 10.3 to Registrant's
              Registration Statement on Form S-1 No. 33-85066)
     ++4.2   Note Purchase Agreement dated as of March 15, 1995 (Filed as Exhibit 10.3 to Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1995)
      +4.3   Amended and Restated Facility B Credit Agreement dated as of May 13, 1996
      +4.4   Amended and Restated Credit Agreement dated as of May 13, 1996
       4.5   Form of Amended and Restated Facility B Credit Agreement
       4.6   Form of Amended and Restated Credit Agreement
       5.1   Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
       8.1   Opinion of Andrews & Kurth L.L.P. relating to tax matters
     +23.1   Consent of Price Waterhouse LLP
      23.2   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
      23.3   Consent of Andrews & Kurth L.L.P. (included in Exhibit 8.1)
     +23.4   Consent of Mason, Bruce & Girard, Inc.
     +23.5   Consent of Dillon, Read & Co. Inc.

EXHIBIT NO.  DESCRIPTION
- -----------  -----------------------------------------------------------------------------------------------------
     +24.1   Powers of Attorney, pursuant to which amendments to this Registration Statement may be filed, included on the signature page contained in Part II of this Registration Statement
     +99.1   Fairness opinion of Dillon, Read & Co., Inc.


- ------------------------
*  To be filed by Amendment
+  Filed previously as a part of this Registration Statement
++  Incorporated by reference

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430a and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registration undertakes (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to the registration statement, (b) that for the purpose of determining any liability under the act each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remains at the termination of the offering.

    The Registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with either of the General Partners or their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partners or their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on the 12th day of July, 1996.

                                                CROWN PACIFIC PARTNERS, L.P.

                                                By:        Crown Pacific Management Limited
                                                           Partnership, as Managing General Partner

                                                      By:                 /s/ ROGER L. KRAGE
                                                                 -----------------------------------
                                                                            Roger L. Krage
                                                                  Secretary of HS Corp. of Oregon, a
                                                                   general partner of Crown Pacific
                                                                    Management Limited Partnership

                                                      By:               /s/ ROBERT JAUNICH II
                                                                 -----------------------------------
                                                                          Robert Jaunich II
                                                                 President of Fremont Timber, Inc., a
                                                                   general partner of Crown Pacific
                                                                    Management Limited Partnership

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON JULY 12, 1996.

               SIGNATURE                                                  TITLE
- ---------------------------------------  ------------------------------------------------------------------------

                   *
    -------------------------------      President, Chief Executive Officer and Board of Control Member, Crown
            Peter W. Stott                Pacific Management Limited Partnership (Principal Executive Officer)

                   *                     Vice President, Chief Financial Officer and Treasurer, Crown Pacific
    -------------------------------       Management Limited Partnership (Principal Financial and Accounting
           Richard D. Snyder              Officer)

                   *
    -------------------------------      Member, Board of Control
           Robert Jaunich II

                   *
    -------------------------------      Member, Board of Control
           James A. Bondoux

                   *
    -------------------------------      Member, Board of Control
           Richard B. Keller

                   *
    -------------------------------      Member, Board of Control
            John W. Larson

                   *
    -------------------------------      Member, Board of Control
        Christopher G. Mumford

                   *
    -------------------------------      Member, Board of Control
           William L. Smith

        *By: /s/ ROGER L. KRAGE
    -------------------------------
            Roger L. Krage
           ATTORNEY-IN-FACT